UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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MarkWest Energy Partners, L.P.

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MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

October 30, 2015

Dear Common Unitholders:

On July 11, 2015, MPLX LP (“MPLX”), MPLX GP LLC, the general partner of MPLX (“MPLX GP”), Marathon Petroleum Corporation, the ultimate parent of MPLX GP (“MPC”), Sapphire Holdco LLC, a wholly owned subsidiary of MPLX (“Merger Sub”), and MarkWest Energy Partners, L.P. (“MWE”) entered into an agreement and plan of merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into MWE, with MWE continuing as the surviving entity and becoming a wholly owned subsidiary of MPLX (the “Merger”).

The board of directors (the “MWE GP Board”) of MarkWest Energy GP, L.L.C. (“MWE GP”), the general partner of MWE, approved and agreed to submit the Merger Agreement to a vote of MWE’s limited partners. The MWE GP Board determined that the Merger Agreement and the Merger are advisable and in the best interests of MWE and its limited partners, and has approved the Merger Agreement and the Merger.

Under the terms of the Merger Agreement, MPC will contribute $675 million in cash to MPLX, with respect to MPC’s existing equity interests in MPLX (including incentive distribution rights) and not in consideration of new units or other equity interest in MPLX, and, at the effective time of the Merger (the “Effective Time”), (a) each outstanding common unit of MWE (the “MWE Common Units”) will be converted into the right to receive 1.09 common units of MPLX (the “MPLX Common Units” and, such consideration, the “Common Unit Merger Consideration”) and an amount in cash obtained by dividing (i) $675 million by (ii) the number of MWE Common Units plus the number of Canceled Awards (as defined below) plus the number of Class B units of MWE (the “MWE Class B Units”), in each case outstanding as of immediately prior to the Effective Time (the “Cash Consideration” and, together with the Common Unit Merger Consideration, the “Common Merger Consideration”) and (b) each MWE Class B Unit will be converted into the right to receive one Class B unit of MPLX (the “MPLX Class B Units”). Under the Merger Agreement, at the Effective Time, the Class A units of MWE (the “MWE Class A Units”), all of which are owned by wholly owned subsidiaries of MWE, will be converted into a specified number of Class A units of MPLX (the “MPLX Class A Units”).

As a result of the Merger, each phantom unit under MWE’s equity plans that is outstanding immediately prior to the Effective Time will become fully vested and converted into an equivalent number of MWE Common Units, which will be canceled and converted into the right to receive the Common Merger Consideration (the “Canceled Awards”). As of the Effective Time, each MWE distribution equivalent right granted under MWE’s equity award plans will be canceled and the holder thereof will cease to have any rights with respect thereto, other than the right to receive distributions declared or made (but not yet paid) by MWE prior to the Effective Time. The payments pursuant to this paragraph are subject to any applicable withholding taxes.

Immediately following completion of the Merger, it is expected that holders of MWE Common Units (“MWE Common Unitholders”) immediately prior to the Merger will own approximately 73% of the outstanding MPLX Common Units, based on the number of MPLX Common Units and MWE Common Units outstanding, in each case on a fully diluted basis, as of September 30, 2015. The common units of MPLX and MWE are traded on the New York Stock Exchange under the symbols “MPLX” and “MWE,” respectively.

MWE is holding a special meeting of MWE Common Unitholders at MWE’s offices at 1515 Arapahoe Street, Tower 1, Suite 1600, Denver, Colorado 80202, on December 1, 2015 at 9:00 a.m., local time, to obtain the vote to approve the Merger Agreement and the transactions contemplated thereby (the “Merger Proposal”). Your vote is very important regardless of the number of MWE Common Units you own. The Merger cannot be completed unless the holders of at least a majority of the outstanding MWE Common Units, voting together as a single class, vote for the approval of the Merger Agreement and the transactions contemplated thereby at the special meeting. At the special meeting, MWE Common Unitholders will also vote on an advisory compensation proposal (the “Advisory Compensation Proposal”) and on a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement and transactions contemplated thereby at the time of the special meeting (the “Adjournment Proposal”).

The MWE GP Board recommends that MWE Common Unitholders vote (i) “FOR” the Merger Proposal, (ii) “FOR” the Advisory Compensation Proposal and (iii) “FOR” the Adjournment Proposal. Whether or not you expect to attend the special meeting in person, we urge you to submit your proxy as promptly as possible through one of the delivery methods described in the accompanying proxy statement/prospectus.

In addition, we urge you to read carefully the accompanying proxy statement/prospectus (and the documents incorporated by reference into the accompanying proxy statement/prospectus), which includes important information about the Merger Agreement, the proposed Merger and the special meeting. Please pay particular attention to the section entitled “Risk Factors” beginning on page 33 of the accompanying proxy statement/prospectus.

On behalf of the MWE GP Board, we thank you for your continued support.

Sincerely,

Frank M. Semple Chairman, President and Chief Executive Officer of MarkWest Energy GP, L.L.C. general partner of MarkWest Energy Partners, L.P.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated October 30, 2015 and is first being mailed to the common unitholders of MWE on or about October 30, 2015.

1515 ARAPAHOE STREET, TOWER 1, SUITE 1600

DENVER, COLORADO 80202

NOTICE OF SPECIAL MEETING OF UNITHOLDERS

TO BE HELD ON DECEMBER 1, 2015

To the Common Unitholders of MarkWest Energy Partners, L.P.:

Notice is hereby given that a special meeting of the common unitholders of MarkWest Energy Partners, L.P. (“MWE”), will be held at MWE’s offices at 1515 Arapahoe Street, Tower 1, Suite 1600, Denver, Colorado 80202, on December 1, 2015 at 9:00 a.m., local time, solely for the following purposes:

•	Merger proposal: To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of July 11, 2015 (the “Merger Agreement”), by and among MPLX LP (“MPLX”), MPLX GP LLC, the general partner of MPLX (“MPLX GP”), Marathon Petroleum Corporation, the ultimate parent of MPLX GP (“MPC”), Sapphire Holdco LLC, a wholly owned subsidiary of MPLX (“Merger Sub”), and MWE, a copy of which is attached as Annex A to the proxy statement/prospectus accompanying this notice, as such agreement may be amended from time to time, and the transactions contemplated thereby;

•	Advisory compensation proposal: To consider and vote on a proposal to approve, on an advisory, non-binding basis, the merger-related compensation payments that may become payable to MWE’s named executive officers in connection with the merger of Merger Sub with and into MWE, with MWE continuing as the surviving entity and a wholly owned subsidiary of MPLX (the “Merger”); and

•	Adjournment proposal: To consider and vote on a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement and the transactions contemplated thereby at the time of the special meeting.

These items of business, including the Merger Agreement and the proposed Merger, are described in detail in the accompanying proxy statement/prospectus. The board of directors of MarkWest Energy GP, L.L.C., the general partner of MWE, has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of MWE and its limited partners and recommends that holders of MWE common units vote (i) “FOR” the proposal to approve the Merger Agreement and the transactions contemplated thereby, (ii) “FOR” the advisory compensation proposal, and (iii) “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of such approval.

Only MWE common unitholders of record as of the close of business on October 5, 2015 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof. A list of common unitholders of record entitled to vote at the special meeting will be available in our offices located at 1515 Arapahoe Street, Tower 1, Suite 1600, Denver, Colorado 80202 during regular business hours for a period of ten days before the special meeting, and at the place of the special meeting during the meeting.

Approval of the Merger Agreement and the transactions contemplated thereby by the MWE common unitholders is a condition to the consummation of the Merger and requires the affirmative vote of holders of at least a majority of the outstanding MWE common units. Therefore, your vote is very important. Your failure to vote your units will have the same effect as a vote “AGAINST” the approval of the Merger Agreement and the transactions contemplated thereby.

By order of the board of directors of MarkWest Energy GP, L.L.C., the general partner of MWE,

C. Corwin Bromley Executive Vice President, General Counsel and Secretary

Denver, Colorado

October 30, 2015

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE, (2) VIA THE INTERNET OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE PREPAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before the special meeting. If your units are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished to you by such record holder.

We urge you to read the accompanying proxy statement/prospectus, including all documents incorporated by reference into the accompanying proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the proposal to approve the Merger Agreement and the transactions contemplated thereby, the proposal to approve, on an advisory, non-binding basis, the Merger-related compensation payments that may become payable to MWE’s named executive officers, the proposal to approve the adjournment of the special meeting, the special meeting or the accompanying proxy statement/prospectus or would like additional copies of the accompanying proxy statement/prospectus or need help voting your MWE units, please contact MWE’s proxy solicitor:

MacKenzie Partners, Inc.

Toll-free: (800) 322-2885

Collect: (212) 929-5500

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about MPLX and MWE from other documents filed with the United States Securities and Exchange Commission, referred to as the SEC, that are not included in or delivered with this proxy statement/prospectus. See “Where You Can Find More Information.”

Documents incorporated by reference are available to you without charge upon request in writing or by telephone from the appropriate party at the following addresses and telephone numbers.

MPLX LP 200 E. Hardin Street Findlay, Ohio 45840 Attention: Investor Relations Telephone: (419) 672-6500	MarkWest Energy Partners, L.P. 1515 Arapahoe Street, Tower 1, Suite 1600 Denver, Colorado 80202-2137 Attention: Investor Relations Telephone: (303) 925-9200

To receive timely delivery of the requested documents in advance of the MWE special meeting, you should make your request no later than November 22, 2015.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the SEC by MPLX (File No. 333-206445), constitutes a prospectus of MPLX under Section 5 of the Securities Act of 1933 (the “Securities Act”), with respect to the MPLX Common Units to be issued pursuant to the Merger Agreement. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), with respect to the MWE special meeting, at which holders of MWE Common Units (“MWE Common Unitholders”) will be asked to consider and vote on, among other matters, a proposal to approve the Merger Agreement and the transactions contemplated thereby.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated October 30, 2015. The information contained in this proxy statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing of this proxy statement/prospectus to MWE Common Unitholders nor the issuance of MPLX Common Units pursuant to the Merger Agreement will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or to or from any person to whom or from whom it is unlawful to make any such offer or solicitation in such jurisdiction.

The information concerning MPLX contained in this proxy statement/prospectus or incorporated by reference has been provided by MPLX, and the information concerning MWE contained in this proxy statement/prospectus has been provided by MWE.

Except as otherwise indicated, references in this proxy statement/prospectus to: “MPLX LP” or “MPLX” refer to MPLX LP, and, when applicable, its consolidated subsidiaries; “Marathon Petroleum Corporation,” “Marathon Petroleum” or “MPC” refer to Marathon Petroleum Corporation, and, when applicable, its consolidated subsidiaries other than MPLX; “MWE” refers to MarkWest Energy Partners, L.P. and, when applicable, its consolidated subsidiaries; and “MarkWest Hydrocarbon” refers to MarkWest Hydrocarbon, Inc.

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QUESTIONS AND ANSWERS

Set forth below are questions that you, as an MWE Common Unitholder, may have regarding the Merger Proposal, the Advisory Compensation Proposal, the Adjournment Proposal or the MWE special meeting, and brief answers to those questions. You are urged to read carefully this proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in their entirety, including the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus, the Voting Agreement, which is attached as Annex B to this proxy statement/prospectus, the Lock-Up Agreement, which is attached as Annex C to this proxy statement/prospectus, and the documents contained in and incorporated by reference into this proxy statement/prospectus, because this section may not provide all of the information that is important to you with respect to the Merger and the MWE special meeting. You may obtain a list of the documents incorporated by reference into this proxy statement/prospectus in the section titled “Where You Can Find More Information.”

Q: Why am I receiving this proxy statement/prospectus?

A: On July 11, 2015, MPLX, MPLX GP, MPC, Merger Sub and MWE entered into the Merger Agreement, pursuant to which Merger Sub will merge with and into MWE, with MWE continuing as the surviving entity and becoming a wholly owned subsidiary of MPLX. This document is being delivered to you as both a proxy statement of MWE and a prospectus of MPLX in connection with the Merger. It is the proxy statement by which the MWE GP Board is soliciting proxies from you to vote on, among other things, the approval of the Merger Agreement and the transactions contemplated thereby at the MWE special meeting or at any adjournment or postponement thereof. It is also the prospectus by which MPLX will issue MPLX Common Units to you in the Merger.

Q: What will happen in the Merger?

A: In the Merger, Merger Sub will merge with and into MWE. MWE will be the surviving limited partnership in the Merger as a wholly owned subsidiary of MPLX. MWE will cease to be a publicly held limited partnership following completion of the Merger, and MWE Common Units will cease to be listed on the New York Stock Exchange (the “NYSE”) and will be deregistered under the Exchange Act.

Q: What will I receive in the Merger for my MWE Common Units?

A: If the Merger is completed, each of your MWE Common Units will be canceled and converted automatically into the right to receive (i) 1.09 MPLX Common Units and (ii) an amount in cash obtained by dividing (x) $675 million by (y) the number of MWE Common Units plus the number of Canceled Awards (as defined below) plus the number of MWE Class B Units, in each case outstanding as of immediately prior to the effective time of the Merger (the “Effective Time”). Holders of MWE Common Units will not receive any fractional MPLX Common Units in the Merger. Instead, all fractional units of MPLX Common Units that holders of MWE Common Units and Canceled Awards would otherwise be entitled to receive as a result of the Merger will be aggregated by the exchange agent. The exchange agent will cause the whole units obtained thereby to be sold on behalf of such holders, in each case at then-prevailing market prices. Each holder of MWE Common Units (including Canceled Awards) that are converted pursuant to the Merger Agreement who would have received a fraction of an MPLX Common Unit will instead be entitled to receive a cash payment, without interest, representing such holder’s proportionate interest, if any, in the proceeds from such sales by the exchange agent in one or more transactions of MPLX Common Units.

Q: Can I elect to receive additional cash for my MWE Common Units instead of MPLX Common Units?

A: No. Pursuant to the Merger Agreement, the consideration to be received by MWE Common Unitholders consists of the equity consideration, which is fixed at 1.09 MPLX Common Units for each MWE Common Unit outstanding immediately prior to the Effective Time (the “Exchange Ratio”), and the Cash Consideration, in each case as described above.

Q: What will happen to the MWE phantom units and distribution equivalent rights associated with MWE phantom units (“DER”) in the Merger?

A: If the Merger is completed, each outstanding phantom unit of MWE Common Units (each, a “Phantom Unit”) will, contingent upon the closing of the Merger and effective as of immediately prior to the Effective Time, automatically become fully vested and converted into an equivalent number of MWE Common Units, and such MWE Common Units will be canceled and converted into the right to receive the Common Merger Consideration (the “Canceled Awards”). As of the Effective Time, each holder of a Phantom Unit will cease to have any rights with respect thereto, except the right to receive the Common Merger Consideration and, if applicable, any DER Payments (as defined below). In addition, each outstanding DER that was granted under MWE’s plans providing for the compensatory grant of awards of MWE Common Units or awards denominated, in whole or in part, in MWE Common Units (the “MWE Equity Plans” and each, an “MWE Equity Plan”) will be canceled and the holder of such canceled DER will cease to have any rights with respect to such canceled DER except the right to receive any payment in respect of any distributions, including any regular distributions as provided in the Merger Agreement (“Regular Distributions”), with a record date occurring prior to the Effective Time that may have been declared or made by MWE with respect to such DERs in accordance with the terms of the MWE Equity Plan but not yet paid as of the Effective Time (“DER Payments”).

Q: What will happen to the MWE Class A Units in the Merger?

A: Each MWE Class A Unit issued and outstanding immediately prior to the Effective Time will be converted into the right to receive (i) 1.09 MPLX Class A Units having substantially similar rights and obligations that the MWE Class A Units had immediately prior to the Effective Time plus (ii) the number of MPLX Class A Units equal to a fraction, the numerator of which is the Fully Diluted Cash Consideration (as defined below) and the denominator of which is the closing trading price of MPLX Common Units on the trading day immediately preceding the closing date of the Merger. “Fully Diluted Cash Consideration” means a fraction, the numerator of which is $675 million and the denominator of which is the number of MWE Common Units (including all Canceled Awards) plus the number of MWE Class A Units plus the number of MWE Class B Units, in each case outstanding immediately prior to the Effective Time.

Q: What will happen to the MWE Class B Units in the Merger?

A: Each MWE Class B Unit issued and outstanding as of immediately prior to the Effective Time will be converted into the right to receive one MPLX Class B Unit having substantially similar rights, including with respect to conversion and registration rights and obligations that the MWE Class B Units had immediately prior to the Effective Time. On July 1, 2016 and July 1, 2017 (unless earlier converted upon certain fundamental changes regarding MPLX), each MPLX Class B Unit will automatically convert into 1.09 MPLX Common Units and the right to receive the Cash Consideration. See “The Lock-Up Agreement” beginning on page 120 of this proxy statement/prospectus for additional details.

Q: What happens if the Merger is not completed?

A: If the Merger is not completed for any reason, holders of MWE units will not receive any form of consideration for their MWE Common Units, MWE Class A Units, MWE Class B Units, Canceled Awards or DERs in connection with the Merger. Instead, MWE will remain an independent publicly traded limited partnership and MWE Common Units will continue to be listed and traded on the NYSE. If the Merger Agreement is terminated under specified circumstances, MWE may be required to pay MPLX a termination fee of $625 million as described in “The Merger Agreement—Termination Fee and Expenses” beginning on page 111 of this proxy statement/prospectus.

Q: Will I continue to receive future distributions?

A: Prior to completion of the Merger, MWE expects to continue to pay its regular quarterly cash distributions on MWE Common Units and MWE Class A Units. However, MWE and MPLX will coordinate the timing of the declaration of any distributions and the record dates and payment dates relating thereto so that, in any quarter, a holder of MWE Common Units or MWE Class A Units will either receive distributions in respect of its MWE Common Units or MWE Class A Units or distributions in respect of its MPLX Common Units or MPLX Class A Units that such holder will receive in the Merger (but will not receive distributions in respect of both in any quarter). Receipt of the regular quarterly cash distribution will not reduce the Common Merger Consideration you receive.

Q: What am I being asked to vote on?

A: Holders of MWE Common Units are being asked to vote on the following proposals:

•	Proposal 1 (Merger Proposal): to approve the Merger Agreement, as such agreement may be amended from time to time, a copy of which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby;

•	Proposal 2 (Advisory Compensation Proposal): to approve, on an advisory, non-binding basis, the Merger-related compensation payments that may become payable to MWE’s named executive officers in connection with the Merger; and

•	Proposal 3 (Adjournment Proposal): to approve the adjournment of the MWE special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement at the time of the special meeting.

Q: How does the MWE GP Board recommend that I vote?

A: The MWE GP Board has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and determined that these transactions are advisable and in the best interests of MWE’s limited partners. The MWE GP Board unanimously recommends that you vote (i) “FOR” the Merger Proposal, (ii) “FOR” the Advisory Compensation Proposal and (iii) “FOR” the Adjournment Proposal. See “Proposal 1: The Merger—Recommendation of the MWE GP Board and Its Reasons for the Merger” beginning on page 71 of this proxy statement/prospectus. In considering the recommendation of the MWE GP Board with respect to the Merger Proposal, you should be aware that executive officers of MWE GP are parties to agreements or participants in other arrangements that give them interests in the Merger that may be different from, or in addition to, your interests as an MWE unitholder. You should also be aware that certain of MWE GP’s non-employee directors have financial interests in the Merger that are different from, or are in addition to, the interests of MWE Common Unitholders, which generally arise from their right to indemnification and insurance coverage that will survive the completion of the Merger (on terms substantially similar to directors’ existing indemnification and insurance coverage). You should consider these interests in voting on the proposals. These different interests are described under “Proposal 1: The Merger—Interests of Directors and Executive Officers of MWE GP in the Merger” beginning on page 88 of this proxy statement/prospectus.

Q: How do MWE’s directors, executive officers and principal securityholders intend to vote?

A: As of the close of business on October 5, 2015, the record date for the special meeting, MWE GP’s directors and executive officers and their affiliates owned, in the aggregate, 1,552,140 MWE Common Units, or collectively approximately 0.8% of the outstanding MWE Common Units entitled to vote at the MWE special meeting. It is expected that MWE GP’s directors and executive officers and their affiliates will vote their MWE Common Units in favor of the matters before MWE Common Unitholders as described in this proxy statement/prospectus, although none of them has entered into any agreement requiring them to do so. Additionally, simultaneous with the execution of the Merger Agreement, MPLX entered into the Voting Agreement with M&R MWE Liberty, LLC (“M&R”), which holds 7,352,691 MWE Common Units and all issued and outstanding MWE Class B Units. Pursuant to the Voting Agreement, M&R has agreed to vote all of its MWE Common Units in favor of the approval of the Merger Agreement and the transactions contemplated thereby and to take certain other specified actions in furtherance of the Merger. M&R holds MWE Common Units representing approximately 3.8% of the outstanding MWE Common Units entitled to vote at the MWE special meeting.

Q: Do any of MWE GP’s directors or executive officers have any interests in the Merger that are different from, or in addition to, my interests as an MWE Common Unitholder?

A: Certain of MWE GP’s executive officers have financial interests in the Merger that may be different from, or in addition to, the interests of MWE Common Unitholders generally. Additionally, certain of MWE GP’s directors have financial interests in the Merger that are different from, or are in addition to, the interests of MWE Common Unitholders, which generally arise from their right to indemnification and insurance coverage that will survive the completion of the Merger (on terms substantially similar to directors’ existing indemnification and insurance coverage). The members of the MWE GP Board were aware of and considered these interests in reaching the determination to approve the Merger Agreement and declare the Merger Agreement and the transactions contemplated thereby, including the Merger, to be advisable and in the best interests of MWE and its limited partners, and in recommending to MWE Common Unitholders that they approve the Merger Proposal. See “Proposal 1—The Merger—Interests of Directors and Executive Officers of MWE GP” for more information on these interests.

Q: Why am I being asked to consider and vote on the Advisory Compensation Proposal?

A: Under SEC rules, MWE is required to seek a non-binding, advisory vote with respect to the compensation that may become payable to its named executive officers in connection with the Merger.

Q: What will happen if MWE Common Unitholders do not approve the Advisory Compensation Proposal?

A: The approval of the Advisory Compensation Proposal by holders of MWE Common Units is not a condition to the obligations of MWE and MPLX to complete the Merger. Accordingly, if you wish to vote to approve the Merger Agreement, you may vote against the Advisory Compensation Proposal and vote in favor of the Merger Proposal. The Advisory Compensation Proposal vote is an advisory vote and will not be binding on MWE or MPLX following the Merger. If the Merger is completed, the Merger-related compensation may be paid to MWE’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements even if holders of MWE Common Units do not approve, on an advisory, non-binding basis, the Advisory Compensation Proposal.

Q: What unitholder vote is required for the approval of each proposal?

A: The following are the vote requirements for the proposals:

•	Proposal 1 (Merger Proposal): the affirmative vote of holders of a majority of the outstanding MWE Common Units entitled to vote. Accordingly, abstentions and unvoted units will have the same effect as votes “AGAINST” approval.

•	Proposal 2 (Advisory Compensation Proposal): the affirmative vote of holders of a majority of the outstanding MWE Common Units entitled to vote and represented in person or by proxy at the special meeting. Accordingly, abstentions will have the same effect as votes “AGAINST” approval.

•	Proposal 3 (Adjournment Proposal): the affirmative vote of holders of a majority of the outstanding MWE Common Units entitled to vote and represented in person or by proxy at the special meeting. Accordingly, abstentions will have the same effect as votes “AGAINST” approval.

If you hold your MWE Common Units through a broker, bank or other nominee, you are considered to hold your MWE Common Units in “street name.” Brokers, banks or other holders of record holding your MWE Common Units in “street name” cannot vote units to approve the Merger Proposal, the Advisory Compensation Proposal or the Adjournment Proposal, absent instruction from you. Consequently, there cannot be any broker non-votes occurring in connection with these proposals at the special meeting. Therefore, unless you attend the special meeting in person with a properly executed legal proxy from your broker, bank or other holder of record, your failure to provide instructions to your broker, bank or other holder of record will result in your MWE Common Units not being present at the special meeting and not being voted on those proposals. If you hold your MWE Common Units in “street name,” you will receive instructions from your broker, bank or other holder of record that you must follow in order to vote your MWE Common Units.

Q: What constitutes a quorum for the MWE special meeting?

A: A majority of the outstanding MWE Common Units entitled to vote must be represented in person or by proxy at the special meeting in order to constitute a quorum. Abstentions will be counted for purposes of determining the presence of a quorum.

Q: When is this proxy statement/prospectus being mailed?

A: This proxy statement/prospectus and the proxy card are first being sent to holders of MWE Common Units on or about October 30, 2015.

Q: Who is entitled to vote at the MWE special meeting?

A: Holders of MWE Common Units outstanding as of the close of business on October 5, 2015, the record date for the determination of MWE Common Unitholders entitled to notice of and to vote at the MWE special meeting, are entitled to one vote per MWE Common Unit they hold as of the record date at the MWE special meeting. As of the record date, there were 195,230,469 MWE Common Units outstanding, all of which are entitled to vote at the MWE special meeting.

Q: When and where is the MWE special meeting?

A: The special meeting will be held at MWE’s offices at 1515 Arapahoe Street, Tower 1, Suite 1600, Denver, Colorado 80202, on December 1, 2015, at 9:00 a.m., local time.

Q: How do I vote my MWE Common Units, or cause my MWE Common Units to be voted, at the MWE special meeting?

A: There are four ways you may cause your MWE Common Units to be voted at the MWE special meeting:

•	In Person. If you are an MWE Common Unitholder of record, you may vote in person at the MWE special meeting. MWE Common Units held by you through a broker, bank or other nominee may be voted in person by you only if you obtain a legal proxy from the record holder (which is your broker, bank or other nominee) giving you the right to vote the MWE Common Units;

•	Via the Internet. You may submit a proxy electronically via the Internet by accessing the Internet address provided on each proxy card (if you are an MWE Common Unitholder of record) or vote instruction card (if your MWE Common Units are held by a broker, bank or other nominee);

•	By Telephone. You may submit a proxy by using the toll-free telephone number listed on the enclosed proxy card (if you are an MWE Common Unitholder of record) or vote instruction card (if your MWE Common Units are held by a broker, bank or other nominee); or

•	By Mail. You may submit a proxy by filling out, signing and dating the enclosed proxy card (if you are an MWE Common Unitholder of record) or vote instruction card (if your MWE Common Units are held by a broker, bank or other nominee) and returning it by mail in the prepaid envelope provided.

Even if you plan to attend the MWE special meeting in person, your plans may change, and you are encouraged to submit your proxy as described above so that your vote will be counted if you later decide not to attend the MWE special meeting. If your MWE Common Units are held by you through a broker, bank or other nominee, also known as holding units in “street name,” you should receive instructions from that broker, bank or other nominee that you must follow in order to have your MWE Common Units voted. Please review such instructions to determine whether you will be able to submit your proxy via the Internet or by telephone. The deadline for submitting your proxy by telephone or electronically through the Internet is 11:59 p.m. Eastern Time on November 30, 2015 (the “Telephone/Internet Deadline”). Proxies submitted by mail must be received by November 30, 2015, the day before the special meeting.

Q: If my MWE Common Units are held in “street name” by my broker, will my broker automatically vote my MWE Common Units for me?

A: No. If your MWE Common Units are held in an account at a broker, bank or through another nominee, you must instruct the broker, bank or other nominee on how to vote your MWE Common Units by following the instructions that the broker, bank or other nominee provides to you with these materials. Most brokers, banks and other nominees offer the ability for unitholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet. If you do not provide voting instructions to your broker, bank or other nominee your MWE Common Units will not be voted on any proposal, which will have the same effect as a vote “AGAINST” the Merger Proposal.

Q: Who may attend the MWE special meeting?

A: Holders of MWE Common Units (or their authorized representatives) and MWE’s invited guests may attend the MWE special meeting. All attendees should be prepared to present government-issued photo identification (such as a driver’s license or passport) for admittance.

Q: Is my vote important?

A: Yes, your vote is very important. If you do not submit a proxy or vote in person at the MWE special meeting, it will be more difficult for MWE to obtain the necessary quorum to hold the MWE special meeting. In addition, an abstention or your failure to submit a proxy or to vote in person will have the same effect as a vote “AGAINST” the approval of the Merger Agreement and the transactions contemplated thereby. If you hold your MWE Common Units through a broker, bank or other nominee, your broker, bank or other nominee will not be able to cast a vote on such approval without instructions from you. The MWE GP Board recommends that you vote “FOR” the approval of the Merger Agreement and the transactions contemplated thereby.

Q: What if I abstain from voting or fail to vote on any of the proposals?

A: If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the Merger Proposal.

If you abstain from voting or fail to cast your vote in person or by proxy (including by failing to give voting instructions to your broker, bank or other nominee) and are otherwise represented in person or by proxy, it will have the same effect as a vote “AGAINST” the Advisory Compensation Proposal and the Adjournment Proposal.

Q: Can I revoke my proxy or change my voting instructions?

A: Yes. If you are an MWE Common Unitholder of record, you may revoke or change your proxy at any time before the Telephone/Internet Deadline or before the polls close at the MWE special meeting by:

•	sending a written notice, which is received prior to the Telephone/Internet Deadline, to MWE at 1515 Arapahoe Street, Tower 1, Suite 1600, Denver, Colorado 80202, Attn: Corporate Secretary, that bears a date later than the date of the proxy and states that you revoke your proxy;

•	submitting a valid, later-dated proxy by mail, telephone or Internet that is received prior to the Telephone/Internet Deadline; or

•	attending the MWE special meeting and voting by ballot in person (your attendance at the MWE special meeting will not, by itself, revoke any proxy that you have previously given).

If you hold your MWE Common Units in “street name,” you should follow the instructions of your broker, bank or other nominee regarding the revocation of proxies. If your broker allows you to submit a proxy via the internet or by telephone, you may be able to change your vote by submitting a new proxy via the internet or by telephone or by mail.

Q: What happens if I sell my MWE Common Units after the record date but before the MWE special meeting?

A: The record date for the MWE special meeting is earlier than the date of the MWE special meeting and the date that the Merger is expected to be completed. If you sell or otherwise transfer your MWE Common Units after the record date but before the date of the MWE special meeting, you will retain your right to vote at the MWE special meeting. However, you will not have the right to receive the Common Merger Consideration in the Merger. In order to receive the Common Merger Consideration, you must hold your MWE Common Units until immediately prior to the Effective Time.

Q: What does it mean if I receive more than one proxy card or vote instruction card?

A: Your receipt of more than one proxy card or vote instruction card means that you have multiple accounts with MWE’s transfer agent or with a brokerage firm, bank or other nominee. Each proxy card or vote instruction card represents a distinct number of MWE Common Units, and it is the only means by which those particular MWE Common Units may be voted by proxy. If submitting your proxy by mail, please sign and return all proxy cards or vote instruction cards to ensure that all of your MWE Common Units are voted.

Q: Am I entitled to appraisal rights if I vote against the approval of the Merger Agreement?

A: No. Appraisal rights are not available in connection with the Merger under the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), or under the MWE partnership agreement. Please see the sections below entitled “The MWE Special Meeting” and “Proposal 1: The Merger—No Appraisal Rights.”

Q: Is completion of the Merger subject to any conditions?

A: Yes. In addition to the approval of the Merger Agreement by the holders of MWE Common Units, completion of the Merger requires the receipt of certain necessary governmental clearances and the satisfaction or, to the extent permitted by applicable law, waiver of the other conditions specified in the Merger Agreement. See “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page 101 of this proxy statement/prospectus.

Q: When do you expect to complete the Merger?

A: MWE and MPLX are working towards completing the Merger as promptly as practicable. If the Merger Agreement is approved at the MWE special meeting, it is anticipated that the Merger will be completed shortly thereafter. However, because the Merger cannot be completed until the conditions to closing (some of which, as described under “The Merger Agreement—Conditions to Consummation of the Merger,” will not be determined until the closing date) are satisfied, there can be no assurances of completion by a particular date, if at all.

Q: What are the expected U.S. federal income tax consequences to an MWE Common Unitholder as a result of the transactions contemplated by the Merger Agreement?

A: Although for state law purposes MWE will become a wholly owned subsidiary of MPLX in the Merger, for U.S. federal income tax purposes, MWE (rather than MPLX) will be treated as the continuing partnership following the Merger. As a result, an MWE Common Unitholder will not recognize any income, gain or loss with respect to the MPLX Common Units that he or she receives in the Merger. However, an MWE Common Unitholder will recognize gain or loss equal to the difference between the Cash Consideration received in the Merger and such unitholder’s tax basis allocable to the MWE interest treated as exchanged for that cash. In addition, an MWE Common Unitholder may recognize gain (a) from the receipt of any cash in lieu of fractional MPLX Common Units and (b) as a result of any net reduction in such unitholder’s share of nonrecourse liabilities as a result of the Merger. Please read “Risk Factors—Risk Factors Relating to the Merger” and “Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences of the Merger to MWE and MWE Common Unitholders” beginning on page 140 of this proxy statement/prospectus.

Q: What are the expected U.S. federal income tax consequences for an MWE Common Unitholder of the ownership of MPLX Common Units after the Merger is completed?

A: Each MWE Common Unitholder who becomes a holder of MPLX Common Units (“MPLX Common Unitholder”) as a result of the Merger will, as is the case for existing MPLX Common Unitholders, be allocated such unitholder’s distributive share of MPLX’s income, gains, losses, deductions and credits. In addition to U.S. federal income taxes, such a holder may be subject to other taxes, including state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which MPLX conducts business or owns property or in which the unitholder is resident. Please read “Material U.S. Federal Income Tax Consequences of MPLX Common Unit Ownership” beginning on page 143 of this proxy statement/prospectus.

Q: How many Schedules K-1 will I receive for the year in which the Merger occurs if I am an MWE Common Unitholder?

A: Although for state law purposes MWE will become a wholly owned subsidiary of MPLX in the Merger, for U.S. federal income tax purposes, MWE (rather than MPLX) will be treated as the continuing partnership following the Merger. As a result, absent a transfer of 50% or more of the capital or profits interest in MWE within a 12-month period in transactions other than the Merger, MWE and MPLX anticipate that an MWE Common Unitholder will receive a single Schedule K-1 with respect to his or her investment in MWE and MPLX for the calendar year in which the Merger occurs.

Q: What do I need to do now?

A: Carefully read and consider the information contained in and incorporated by reference into this proxy statement/prospectus, including its annexes. Then, please vote your MWE Common Units or submit your proxy in accordance with the instructions described above. If you hold MWE Common Units through a broker, bank or other nominee, please instruct your broker, bank or other nominee to vote your MWE Common Units by following the instructions that the broker, bank or other nominee provides to you with these materials.

Q: Should I send in my unit certificates now?

A: No. MWE Common Unitholders should not send in their unit certificates at this time. After completion of the Merger, MPLX’s exchange agent will send you a letter of transmittal and instructions for exchanging your MWE Common Units for the Common Merger Consideration.

Q: Who should I call with questions?

A: Holders of MWE Common Units should call MacKenzie Partners, Inc., MWE’s proxy solicitor, toll-free at (800) 322-2885 (banks and brokers call collect at (212) 929-5500) with any questions about the Merger or the MWE special meeting, or to obtain additional copies of this proxy statement/prospectus, proxy cards or voting instruction forms.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. You are urged to read carefully the entire proxy statement/prospectus, including the annexes and the other documents referred to in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the Merger Agreement, the Merger and the other matters being considered at the MWE special meeting. See “Where You Can Find More Information” for additional information on documents incorporated by reference into this proxy statement/prospectus. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Parties (See page 53)

MPLX LP

MPLX is a Delaware limited partnership with its common units traded on the NYSE under the symbol “MPLX.” MPLX is a fee-based, growth-oriented master limited partnership formed by MPC to own, operate, develop and acquire pipelines and other midstream assets related to the transportation and storage of crude oil, refined products and other hydrocarbon-based products. MPLX GP is a Delaware limited liability company and is MPLX’s general partner.

MPC is a Delaware corporation with its common stock traded on the NYSE under the symbol “MPC.” MPC has 128 years of experience in the energy business with its roots tracing back to the formation of the Ohio Oil Company in 1887. MPC is one of the largest independent petroleum product refining, marketing, retail and transportation businesses in the United States and the largest east of the Mississippi.

Merger Sub is a Delaware limited liability company and wholly owned subsidiary of MPLX. Merger Sub was created for purposes of the Merger and has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the transactions contemplated by the Merger Agreement.

MarkWest Energy Partners, L.P.

MarkWest Energy Partners, L.P. is a publicly-traded Delaware limited partnership formed in January 2002. MWE is a master limited partnership that owns and operates midstream services related businesses. MWE and its subsidiaries have a leading presence in many natural gas resource plays including the Marcellus Shale, Utica Shale, Huron/Berea Shale, Haynesville Shale, Woodford Shale and Granite Wash formation where MWE and its subsidiaries provide midstream services to producer customers. MWE is managed by its general partner, MarkWest Energy GP, L.L.C., which is a wholly owned subsidiary of MWE as a result of the ownership structure adopted after the February 2008 merger of MWE and MarkWest Hydrocarbon. MWE’s common units trade on the NYSE under the symbol “MWE.”

The Merger Agreement (See page 100)

Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, the Merger Agreement provides for the merger of Merger Sub with and into MWE. MWE will survive the Merger and become a wholly owned subsidiary of MPLX.

Merger Consideration (See page 106)

Common Units

The Merger Agreement provides that, at the Effective Time, each MWE Common Unit issued and outstanding as of immediately prior to the Effective Time will be converted into the right to receive (i) 1.09 MPLX Common

Units and (ii) an amount in cash obtained by dividing (x) $675 million by (y) the number of MWE Common Units plus the number of Canceled Awards plus the number of MWE Class B Units, in each case outstanding as of immediately prior to the Effective Time.

Class A Units

Each MWE Class A Unit issued and outstanding as of immediately prior to the Effective Time will be converted into the right to receive (i) 1.09 MPLX Class A Units plus (ii) the number of MPLX Class A Units equal to a fraction, the numerator of which is the Fully Diluted Cash Consideration and the denominator of which is the closing trading price of MPLX Common Units on the trading day immediately preceding the Effective Time.

Class B Units

Each MWE Class B Unit issued and outstanding as of immediately prior to the Effective Time will be converted into the right to receive one MPLX Class B Unit.

Treatment of Equity-Based Awards (See page 107)

Phantom Units.

Immediately prior to the Effective Time, each outstanding Phantom Unit will become fully vested and converted into an equivalent number of MWE Common Units, which will be canceled and converted into the right to receive the Common Merger Consideration, with any fractional MPLX Common Units converted into cash in accordance with the Merger Agreement.

DERs.

As of the Effective Time, each outstanding DER will be canceled and converted into the right to receive any DER Payments.

The MWE Special Meeting; Record Date; Outstanding Units; Units Entitled to Vote; Vote Required (See page 54)

Meeting.

The special meeting will be held at MWE’s corporate headquarters, 1515 Arapahoe Street, Tower 1, Suite 1600, Denver, Colorado 80202, on December 1, 2015, at 9:00 a.m., local time.

Record Date.

The record date for the special meeting is October 5, 2015. Only holders of MWE Common Units of record at the close of business on the record date will be entitled to receive notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.

As of the close of business on the record date of October 5, 2015, there were approximately 195,230,469 MWE Common Units outstanding and entitled to vote at the special meeting. Each MWE Common Unit is entitled to one vote. MWE also had 22,640,000 MWE Class A Units and 7,981,756 MWE Class B Units outstanding as of the close of business on the record date; however, MWE Class A Units and MWE Class B Units are not entitled to vote on any proposals described in this proxy statement/prospectus.

Required Vote.

To approve the Merger Agreement and the transactions contemplated thereby, holders of at least a majority of the outstanding MWE Common Units must vote in favor of approval of the Merger Agreement and the transactions contemplated thereby. Because approval is based on the affirmative vote of at least a majority of the outstanding MWE Common Units, an MWE Common Unitholder’s failure to submit a proxy card or to vote in person at the special meeting or abstaining from voting, or the failure of an MWE Common Unitholder who holds his or her MWE Common Units in “street name” through a broker, bank or other nominee to give voting instructions to such broker, bank or other nominee, will have the same effect as a vote “AGAINST” the approval of the Merger Agreement and the transactions contemplated thereby.

To approve, on an advisory, non-binding basis, the Merger-related compensation payments that may be paid or become payable to MWE’s named executive officers in connection with the Merger, holders of a majority of the outstanding MWE Common Units entitled to vote and represented in person or by proxy at the special meeting must vote in favor of the proposal. Accordingly, abstentions will have the same effect as votes “AGAINST” approval and if you fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, bank or other nominee and are otherwise represented in person or by proxy, it will have the same effect as a vote “AGAINST” the proposal.

To approve the adjournment of the special meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement at the time of the special meeting, holders of a majority of the outstanding MWE Common Units entitled to vote and represented in person or by proxy at the special meeting must vote in favor of the proposal. Accordingly, abstentions will have the same effect as votes “AGAINST” approval and if you fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, bank or other nominee and are otherwise represented in person or by proxy, it will have the same effect as a vote “AGAINST” the proposal.

Unit Ownership of and Voting by MWE GP’s Directors and Executive Officers.

At the close of business on the record date for the MWE special meeting, MWE GP’s directors and executive officers beneficially owned and had the right to vote 1,552,140 MWE Common Units at the MWE special meeting, which represents approximately 0.8% of the MWE Common Units entitled to vote at the MWE special meeting. It is expected that MWE GP’s directors and executive officers will vote their MWE Common Units “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, although none of them has entered into any agreement requiring them to do so.

Recommendation of the MWE GP Board and Its Reasons for the Merger (See page 71)

After careful consideration, on July 11, 2015, the MWE GP Board unanimously:

•	approved the Merger Agreement;

•	declared the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement to be advisable and in the best interests of MWE and its limited partners;

•	directed that the Merger Agreement be submitted to the limited partners of MWE; and

•	recommended that the limited partners of MWE approve the Merger Agreement.

For more information on the MWE GP Board’s reasons for recommending the approval of the Merger Agreement and the recommendation of the MWE GP Board, see the section entitled “Proposal 1—Recommendation of the MWE GP Board and its Reasons for the Merger.”

The Voting Agreement (See page 119)

In connection with the Merger Agreement, M&R, an affiliate of The Energy & Minerals Group which owns 7,352,691 MWE Common Units entitled to vote at any annual or special meeting and 7,981,756 outstanding MWE Class B Units, entered into the Voting Agreement with MPLX, MPLX GP and Merger Sub. Pursuant to the Voting Agreement, M&R has agreed, among other things, to vote (or cause to be voted or deliver a written consent with respect to) all of its MWE Common Units for the proposal to approve the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement at any annual or special meeting or any adjournment thereof or in any other circumstance upon which a vote or other approval with respect to the proposal to approve the Merger Agreement is sought or required.

The Lock-Up Agreement (See page 120)

In connection with the Merger Agreement, MPLX, MPLX GP, Merger Sub, MWE, EMG Utica, LLC, a Delaware limited liability company (“EMG Utica”), and EMG Utica Condensate, LLC, a Delaware limited liability company (“EMG Condensate”), entered into the Lock-Up Agreement with M&R. Pursuant to the Lock-Up Agreement, MWE and M&R both agreed, among other things, that they will not elect to convert the MWE Class B Units into MWE Common Units prior to the Merger, which both parties had the option of doing pursuant to the MWE partnership agreement. Additionally, the parties acknowledged that each MWE Class B Unit would be converted into the right to receive one MPLX Class B Unit. On July 1, 2016 and July 1, 2017 (unless earlier converted upon certain fundamental changes regarding MPLX), each MPLX Class B Unit will automatically convert into 1.09 MPLX Common Units and the right to receive the Cash Consideration. Thereafter, there would be no transfer restrictions (described below) on any of the MPLX Common Units issued upon the conversion of MPLX Class B Units.

M&R has also agreed that, in the six-month period immediately following the date of the closing of the Merger, it will not transfer any MPLX Common Units received in connection with the Merger, provided that the transfer restriction will not prevent M&R from transferring any MPLX Common Units in private sales, block trades or similar transactions (as long as such transaction is not an open market transaction or a transaction resulting in wide distribution of MPLX units).

From and after the six-month anniversary of the date of the closing of the Merger, there will be no transfer restrictions on the MPLX Common Units held by M&R.

Opinion of the Financial Advisor to the MWE GP Board (See page 75)

MWE retained Jefferies LLC, which is referred to in this proxy statement/prospectus as Jefferies, as financial advisor to the MWE GP Board in connection with MPLX’s merger proposal to MWE. In connection with this engagement, the MWE GP Board requested that Jefferies evaluate the fairness, from a financial point of view, to the holders of MWE Common Units of the Common Merger Consideration. On July 11, 2015, Jefferies rendered its oral opinion (subsequently confirmed in writing), to the MWE GP Board to the effect that, based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken as set forth in its opinion, as of July 11, 2015, the Common Merger Consideration to be received by the holders of MWE Common Units pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Jefferies’ written opinion, dated as of July 11, 2015, is attached to this proxy statement/prospectus as Annex D and incorporated herein by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. MWE encourages MWE Common Unitholders to read the opinion carefully and in its entirety. Jefferies’ opinion is directed to the MWE GP Board and addresses only the fairness, from a financial point of view and as of the date of the opinion, of the Common Merger Consideration to be received by the holders of MWE Common Units. It does not address any other aspects of the Merger and does not constitute a recommendation as to how any holder of MWE Common Units should vote on the Merger or any matter relating thereto. The summary of the opinion of Jefferies set forth above is qualified in its entirety by reference to the full text of the opinion.

The full text of Jefferies’ written opinion should be read carefully and in its entirety.

MPLX Unitholder Approval is Not Required (See page 98)

MPLX unitholders are not required to adopt the Merger Agreement or approve the Merger or the issuance of MPLX Common Units, MPLX Class A Units or MPLX Class B Units in connection with the Merger.

Ownership of MPLX After the Merger (See page 98)

Based on the closing price of MPLX Common Units of $38.21 on September 30, 2015 and 195,679,205 MWE Common Units outstanding (assuming all outstanding Phantom Units are converted into MWE Common Units net of the number of MWE Common Units equivalent to the dollar value of applicable withholding taxes) on such date, MPLX expects to issue approximately 213 million MPLX Common Units, approximately 26 million MPLX Class A Units and approximately 8 million MPLX Class B Units to former MWE unitholders upon consummation of the Merger. The number of MPLX Common Units outstanding will increase after the date of this proxy statement/prospectus if MPLX sells additional MPLX Common Units to the public. Further, the number of MPLX Common Units, MPLX Class A Units and MPLX Class B Units expected to be issued to former MWE unitholders in connection with the Merger could change based on any increases or decreases in the trading price of MPLX Common Units (solely in the case of the number of MPLX Class A Units to be issued) or based on the number of MWE Common Units, MWE Class A Units, MWE Class B Units or Phantom Units and subordinated units, if any, outstanding immediately prior to the Effective Time. Based on the number of MPLX Common Units outstanding and MWE Common Units and Phantom Units outstanding as of September 30, 2015, immediately following the completion of the Merger, MPLX expects to have approximately 294 million MPLX Common Units outstanding. MWE Common Unitholders are therefore expected to hold approximately 73% of the aggregate number of MPLX Common Units outstanding immediately after the Merger. Holders of MPLX Common Units are not entitled to elect MPLX’s general partner and have only limited voting rights on matters affecting MPLX’s business. Additionally, at the Effective Time, MPLX GP will purchase approximately 5.1 million MPLX general partner units for approximately $193.2 million in cash to maintain its 2% general partner interest in MPLX, based upon the closing price of MPLX Common Units of $38.21 on September 30, 2015.

Interests of Directors and Executive Officers of MWE GP in the Merger (See page 88)

In considering the recommendation of the MWE GP Board that MWE Common Unitholders vote to approve the Merger Proposal, you should be aware that certain of MWE GP’s executive officers have financial interests in the Merger that are different from, or are in addition to, the interests of MWE Common Unitholders generally, as more fully described below. You should also be aware that certain of MWE GP’s directors have financial interests in the Merger that are different from, or are in addition to, the interests of MWE Common Unitholders, which generally arise from their right to indemnification and insurance coverage that will survive the completion of the Merger, (on terms substantially similar to the directors’ existing indemnification and insurance coverage). Additionally, you should be aware that the Merger Agreement provides that MPC and MPLX GP shall take all actions necessary and appropriate to (i) increase the size of the MPLX GP Board to twelve members and appoint two directors identified by MWE to the MPLX GP Board and (ii) appoint one director identified by MWE to the MPC board of directors, in each case effective immediately following the closing of the Merger. The Merger Agreement also provides that MPC shall consider, in filling the next vacancy on the MPLX GP Board, the nomination of an additional individual who as of July 11, 2015 serves as an independent director of MWE GP. See “Proposal 1—Directors and Executive Officers of MPLX After the Merger.”

The members of the MWE GP Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger and in recommending to MWE Common Unitholders that they approve the Merger Proposal.

The interests of MWE GP’s executive officers include the rights to:

•	consistent with the treatment of all other outstanding Phantom Units held by employees of MWE and its subsidiaries pursuant to the terms of the applicable award agreements, accelerated vesting of Phantom Units into MWE Common Units that will receive the Common Merger Consideration, with any fractional MPLX Common Units converted into cash in accordance with the Merger Agreement;

•	in the case of MWE GP’s executive officers (other than Mr. Semple), the right to receive certain equity-based awards with respect to MPLX and MPC (collectively, the “MPLX Equity Awards”);

•	in the case of Mr. Semple, in the event of certain terminations of employment following the Effective Time, the right to receive certain contractual severance payments and the continuation of medical and dental benefit coverage for a period of time;

•	continuation of certain employee benefits following the Effective Time pursuant to the Merger Agreement, which is consistent with the treatment of employee benefits for other employees of MWE and its subsidiaries; and

•	the right to indemnification and liability insurance coverage that will survive the completion of the Merger.

Please see the section titled “Proposal 1: The Merger—Interests of Directors and Executive Officers of MWE GP in the Merger” for additional information about these interests.

Risk Factors Relating to the Merger; Ownership of MPLX Common Units (See page 33)

MWE Common Unitholders should consider carefully all the risk factors together with all of the other information contained in or incorporated by reference in this proxy statement/prospectus before deciding how to vote. Risks relating to the Merger and ownership of MPLX Common Units are described in the section titled “Risk Factors.” Some of these risks include, but are not limited to, those described below:

•	MWE Common Unitholders cannot be sure of the market value of the Common Unit Merger Consideration or the amount of Cash Consideration they will receive in the Merger.

•	MPLX and MWE may be unable to obtain the regulatory clearances required to complete the Merger or, in order to do so, MPLX and MWE may be required to comply with material restrictions or satisfy material conditions.

•	MWE is subject to provisions that limit its ability to pursue alternatives to the Merger, could discourage a potential competing acquiror of MWE from making a favorable alternative transaction proposal and, in specified circumstances under the Merger Agreement, would require MWE to pay a termination fee to MPLX of $625 million.

•	Directors and executive officers of MWE GP may have certain interests in the Merger that are different from those of MWE unitholders generally.

•	MWE and MPLX unitholders will have a reduced percentage ownership of the combined partnership after the Merger and will exercise less influence over management.

•	MPLX Common Units to be received by MWE unitholders as a result of the Merger have different rights from MWE Common Units.

•	MPLX’s general partner has certain incentive distribution rights that may reduce the amount of MPLX’s cash available for distribution to MPLX Common Unitholders and may, in certain instances, limit MPLX’s general partner’s incentive to grow the MPLX business.

•	No ruling has been or will be obtained with respect to the U.S. federal income tax consequences of the Merger.

•	The expected U.S. federal income tax consequences of the Merger are dependent upon MPLX and MWE being treated as partnerships for U.S. federal income tax purposes.

•	MPLX unitholders have very limited voting rights and have no right to elect MPLX’s general partner or the board of directors of MPLX’s general partner.

Material U.S. Federal Income Tax Consequences of the Merger (See page 138)

Tax matters associated with the Merger are complicated. The U.S. federal income tax consequences of the Merger to an MWE Common Unitholder will depend on such unitholder’s own situation. The tax discussions in this proxy statement/prospectus focus on the U.S. federal income tax consequences generally applicable to individuals who are residents or citizens of the United States and that hold their MWE Common Units as capital assets, and these discussions have only limited application to other unitholders, including those subject to special tax treatment. MWE Common Unitholders are urged to consult their tax advisors for a full understanding of the U.S. federal, state, local and foreign tax consequences of the Merger that will be applicable to them. Please read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 138 for a more complete discussion of the U.S. federal income tax consequences of the Merger.

MWE expects to receive an opinion from Vinson & Elkins LLP, tax counsel to MWE, at the time of the Merger to the effect that for U.S. federal income tax purposes, (i) MWE will not recognize any income or gain as a result of the Merger; (ii) MWE Common Unitholders will not recognize any income or gain as a result of the Merger (other than any gain resulting from the receipt of the Cash Consideration, the receipt of cash in lieu of fractional MPLX Common Units or any constructive distribution of cash as a result of any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code) and (iii) at least 90% of the combined gross income of each of MPLX and MWE for the most recent four complete calendar quarters ending before the date of the closing of the Merger for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

MPLX expects to receive an opinion from Jones Day, tax counsel to MPLX, at the time of the Merger to the effect that for U.S. federal income tax purposes, (i) none of MPLX, MPLX GP, MPC and Merger Sub will recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code); (ii) no gain or loss will be recognized by MPLX Common Unitholders as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code); and (iii) at least 90% of the combined gross income of each of MPLX and MWE for the most recent four complete calendar quarters ending before the date of the closing of the Merger for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

MPLX and MWE are relying on the opinions of their respective tax counsel as to the U.S. federal income tax consequences of the Merger and receipt of these opinions are conditions to MPLX’s and MWE’s respective obligations to complete the Merger. Opinions of counsel, however, are subject to certain limitations and are not binding on the Internal Revenue Service, or “IRS,” and no assurance can be given that the IRS would not successfully assert a contrary position regarding the Merger and the opinions of counsel. Please read “Material U.S. Federal Income Tax Consequences of the Merger—Tax Opinions Required as a Condition to Closing.”

The expected tax treatment of the Merger to MWE Common Unitholders is dependent upon MPLX and MWE each being treated as a partnership for U.S. federal income tax purposes. If MPLX or MWE were treated as a corporation for U.S. federal income tax purposes, the consequences of the Merger would be materially different. If MPLX were treated as a corporation, the Merger would likely be a fully taxable transaction to MWE Common Unitholders. The discussion below assumes that MWE and MPLX each will be classified as a partnership for U.S. federal income tax purposes immediately prior to the Merger. Please read “Material U.S. Federal Income

Tax Consequences of the Merger—U.S. Federal Income Tax Treatment of the Merger” and “Material U.S. Federal Income Tax Consequences of MPLX Common Unit Ownership—Partnership Status.”

Although for state law purposes MWE will become a wholly owned subsidiary of MPLX in the Merger, for U.S. federal income tax purposes, MWE (rather than MPLX) will be treated as the continuing partnership following the Merger pursuant to Treasury Regulations promulgated under Section 708 of the Internal Revenue Code. As a result, MWE will not recognize any income, gain or loss for U.S. federal income tax purposes as a result of the Merger, and MWE Common Unitholders will not recognize any income, gain or loss with respect to the MPLX Common Units that they receive in the Merger. However, an MWE Common Unitholder will recognize gain or loss equal to the difference between the Cash Consideration received in the Merger and such unitholder’s tax basis allocable to the MWE interest treated as exchanged for that cash. In addition, an MWE Common Unitholder may recognize gain (a) from the receipt of any cash in lieu of fractional MPLX units and (b) as a result of any net reduction in such unitholder’s share of nonrecourse liabilities as a result of the Merger. Please read “Risk Factors—Risk Factors Relating to the Merger” and “Material U.S. Federal Income Tax Consequences of the Merger—U.S. Federal Income Tax Treatment of the Merger.”

Each MWE Common Unitholder who becomes an MPLX Common Unitholder as a result of the Merger will, as is the case for existing MPLX Common Unitholders, be allocated such unitholder’s distributive share of MPLX’s income, gains, losses, deductions and credits. In addition to U.S. federal income taxes, such a holder may be subject to other taxes, including state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which MPLX conducts business or owns property or in which the unitholder is resident. Please read “Material U.S. Federal Income Tax Consequences of MPLX Common Unit Ownership.”

Accounting Treatment of the Merger (See page 97)

In accordance with the accounting principles generally accepted in the United States and in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 805—Business Combinations, MPLX will account for the Merger as an acquisition of a business.

Listing of MPLX Common Units; Delisting and Deregistration of MWE Common Units (See page 98)

MPLX Common Units are currently listed on the NYSE under the symbol “MPLX.” It is a condition to closing that the MPLX Common Units to be issued in the Merger to MWE Common Unitholders be approved for listing on the NYSE, subject to official notice of issuance.

MWE Common Units are currently listed on the NYSE under the ticker symbol “MWE.” If the Merger is completed, MWE Common Units will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

No Appraisal Rights (See page 96)

Appraisal rights are not available in connection with the Merger under the Delaware LP Act or under the MWE partnership agreement. Please see the sections below entitled “The MWE Special Meeting” and “Proposal 1: The Merger—No Appraisal Rights.”

Conditions to Consummation of the Merger (See page 101)

MPLX and MWE may not complete the Merger unless each of the following conditions is satisfied or waived, if waiver is permitted by applicable law:

•	the Merger Agreement and the transactions contemplated thereby must have been approved by the affirmative vote or consent of the holders of a majority of the outstanding units of MWE entitled to vote thereon as determined in accordance with the MWE partnership agreement at the MWE special meeting or any adjournment or postponement thereof (the “MWE Unitholder Approval”);

•	the waiting period applicable to the Merger under the HSR Act (as defined below under “—Regulatory Approvals and Clearances Required for the Merger”), if any, must have been terminated or expired;

•	no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority will be in effect enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated by the Merger Agreement or making the consummation of such transactions illegal;

•	the registration statement of which this proxy statement/prospectus forms a part must have been declared effective by the SEC and must not be subject to any stop order or proceedings for that purpose initiated or threatened by the SEC; and

•	the MPLX Common Units to be issued in the Merger must have been approved for listing on the NYSE, subject to official notice of issuance.

The obligations of MPLX and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	subject to certain materiality qualifiers, the accuracy of the representations and warranties of MWE;

•	performance in all material respects by MWE of its obligations under the Merger Agreement at or prior to the date of the closing of the Merger;

•	the receipt of an officer’s certificate executed by an executive officer of MWE certifying that the two preceding conditions have been satisfied; and

•	MPLX having received from Jones Day, as tax counsel to MPLX, a written opinion dated as of the date of the closing of the Merger to the effect that for U.S. federal income tax purposes (i) neither MPLX, MPLX GP, MPC or Merger Sub will recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code); (ii) no gain or loss will be recognized by holders of MPLX Common Units as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code); and (iii) at least 90% of the combined gross income of each of MPLX and MWE for the most recent four complete calendar quarters ending before the date of the closing of the Merger for which the necessary financial information is available are from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

The obligations of MWE to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	subject to certain materiality qualifiers, the accuracy of the representations and warranties of MPLX;

•	performance in all material respects by MPLX, MPLX GP, MPC and Merger Sub of their obligations under the Merger Agreement at or prior to the date of the closing of the Merger;

•	the receipt of an officer’s certificate executed by an executive officer of MPLX certifying that the two preceding conditions have been satisfied; and

•	MWE having received from Vinson & Elkins LLP, tax counsel to MWE, a written opinion dated as of the date of the closing of the Merger to the effect that for U.S. federal income tax purposes, (i) MWE will not recognize any income or gain as a result of the Merger; (ii) holders of MWE Common Units will not recognize any income or gain as a result of the Merger (other than any gain resulting from the receipt of the Cash Consideration, the receipt of cash in lieu of fractional MPLX Common Units pursuant to the Merger Agreement or any constructive distribution of cash as a result of any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code) and (iii) at least 90% of the gross income of each of MPLX and MWE for the most recent four complete calendar quarters ending before the date of the closing of the Merger for which the necessary financial information is available are from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

Regulatory Approvals and Clearances Required for the Merger (See page 97)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and related rules, certain transactions, including the Merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”) and all statutory waiting period requirements have been satisfied. On July 31, 2015, MPLX and MWE filed Notification and Report Forms, which are referred to as HSR Forms, with the Antitrust Division and the FTC. On August 25, 2015 MPLX and MWE announced that they had received notification of early termination of the waiting period under the HSR Act in connection with the Merger.

At any time before or after the Effective Time, the Antitrust Division, and the FTC, could take action under the antitrust laws, including seeking to prevent the Merger, to rescind the Merger or to conditionally approve the Merger upon the divestiture of assets of MPLX or MWE or subject to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including without limitation seeking to enjoin the completion of the Merger or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

MPLX, MPLX GP and Merger Sub, on the one hand, and MWE, on the other hand, have agreed to (including to cause their respective subsidiaries to) cooperate with the other and use reasonable best efforts to take or cause to be taken all action, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the consummation of the Merger to be satisfied as promptly as practicable (and in any event no later than December 31, 2015 (the “Outside Date”)). Notwithstanding anything in the Merger Agreement to the contrary, nothing in the Merger Agreement requires MPLX, MPLX GP, Merger Sub or MWE or any of their respective subsidiaries to sell, divest, dispose of, license, lease, operate, conduct in a specified manner, hold separate or discontinue or restrict or limit, before or after the date of the closing of the Merger, any assets, liabilities, businesses, licenses, operations, or interest in any assets or businesses, if doing so would, individually or in the aggregate, have a material adverse effect on the business of MPLX and its subsidiaries, taken as a whole, or MWE and its subsidiaries, taken as a whole, respectively.

No Solicitation by MWE of Alternative Proposals (See page 104)

The Merger Agreement contains detailed provisions generally prohibiting MWE from seeking an alternative proposal to the Merger. Under these “no solicitation” provisions, MWE has agreed that, except as permitted under the Merger Agreement, it will not, and will cause its subsidiaries to not, and will direct its and its subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives to not, directly or indirectly, solicit alternative proposals from (including by furnishing confidential information to) third parties, or participate in discussions or negotiations with third parties regarding an alternative proposal.

In addition, the Merger Agreement required MWE and its subsidiaries to and direct its and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives to cease and cause to be terminated any discussions or negotiations with any persons conducted prior to the execution of the Merger Agreement regarding an alternative proposal.

Under certain circumstances, however, and in compliance with certain obligations contained in the Merger Agreement, MWE is permitted to engage in negotiations with, and provide confidential information to, third parties making an unsolicited alternative proposal that MWE GP determines in good faith, after consultation with its financial advisors and outside counsel, constitutes or would reasonably be expected to lead to or result in a superior proposal (as defined below under “The Merger Agreement—No Solicitation by MWE of Alternative Proposals”). MWE is not permitted to terminate the Merger Agreement in order to enter into an agreement with a third party in respect of a superior proposal.

Change in MWE GP Recommendation (See page 105)

Subject to certain exceptions described below, the MWE GP Board may not:

•	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to MPLX, the recommendation of MWE GP that MWE Common Unitholders approve the Merger Agreement; or

•	publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any alternative proposal.

In addition, if MWE receives an alternative proposal that has been publicly disclosed or otherwise been made public, it will, within five business days of receipt of a written request from MPLX, publicly reconfirm the recommendation of MWE GP that MWE Common Unitholders approve the Merger Agreement; provided, that, in the event MPLX requests public reconfirmation from MWE GP, MWE may not unreasonably withhold, delay (beyond the five business day period) or condition such public reconfirmation and provided, further that MPLX is not permitted to make such request on more than one occasion in respect of each alternative proposal and each material modification to an alternative proposal, if any.

However, at any time prior to obtaining the MWE Unitholder Approval, provided that it notifies MPLX at least five business days in advance of its intention to take any such action and negotiates in good faith with MPLX, the MWE GP Board may effect an adverse recommendation change in response to the receipt by MWE of a bona fide written alternative proposal that (i) constitutes a superior proposal and (ii) did not result from a breach of the no solicitation provisions of the Merger Agreement.

Additionally, MWE GP may, at any time prior to obtaining the MWE Unitholder Approval, effect an adverse recommendation change in response to an intervening event if MWE GP or the MWE GP Board concludes in good faith, after consultation with outside counsel and its financial advisors, that the failure to take such action would be inconsistent with its obligations and the exercise of its duties under applicable law or the MWE partnership agreement.

Termination of the Merger Agreement (See page 110)

MWE and MPLX may terminate the Merger Agreement at any time prior to the Effective Time by mutual written consent.

In addition, either MWE or MPLX may terminate the Merger Agreement at any time prior to the Effective Time:

•	if the Merger has not occurred on or before the Outside Date; provided, that the right to terminate the Merger Agreement for this reason will not be available if the Merger has not occurred due, in whole or in part, to the failure of the terminating party to perform any of its obligations under the Merger Agreement;

•	if any governmental authority has issued a final and nonappealable law, injunction, judgment or ruling that enjoins or otherwise prohibits the consummation of the transactions contemplated by the Merger Agreement or makes the transactions contemplated by the Merger Agreement illegal; provided, however, that the right to terminate the Merger Agreement for this reason will not be available if the prohibition was due, in whole or in part, to the failure of the terminating party to perform any of its obligations under the Merger Agreement; or

•	if the MWE Unitholder Approval has not been obtained at the MWE special meeting called for such purpose or any adjournment or postponement of such meeting.

In addition, MPLX may terminate the Merger Agreement:

•	if an adverse recommendation change has occurred;

•	if prior to the receipt of the MWE Unitholder Approval, MWE has (a) materially breached or failed to perform any of its obligations to (i) establish a record date for, duly call, give notice of, convene and hold a special meeting of its unitholders for the purpose of obtaining the MWE Unitholder Approval or (ii) subject to the terms of the no solicitation provisions of the Merger Agreement and MWE GP’s ability to make an adverse recommendation change, recommend to MWE’s unitholders that they approve the Merger Agreement, or (b) materially breached or failed to perform any of its material obligations described under “—No Solicitation by MWE of Alternative Proposals;”provided that the right to terminate the Merger Agreement for this reason will not be available to MPLX if it is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement; or

•	in the event of certain breaches of the Merger Agreement by MWE.

In addition, MWE may terminate the Merger Agreement:

•	in the event of certain breaches of the Merger Agreement by MPLX.

Termination Fee and Expenses (See page 111)

Generally, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be the obligation of the party incurring such fees and expenses.

The Merger Agreement provides that MWE is required to pay a termination fee to MPLX of $625 million:

•

if (i) an alternative proposal was publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the MWE special meeting called for the purpose of approving the Merger Agreement (or, if the MWE special meeting did not occur, prior to the date on which the Merger Agreement was terminated as a result of the failure to consummate the Merger prior to the Outside Date), (ii) the Merger Agreement is terminated by MWE or MPLX (A) as a result of the failure to consummate the Merger prior to the Outside Date or (B) because the Merger Agreement was not approved at the MWE special meeting called for such purpose and (iii) MWE enters into a definitive agreement with respect to, or consummates, any alternative proposal during the 12-month period following the date on which the Merger Agreement is terminated (whether or not such alternative proposal is the same alternative proposal referred to in clause (i)); provided, that for purposes of the payment of the termination fee described above, the term “alternative proposal” has the meaning provided under “The Merger Agreement—MWE Unitholder Approval,” except that the references to “25%” will be deemed to be references to “50%”;

•	if MPLX terminates the Merger Agreement due to:

•	an adverse recommendation change having occurred; or

•	prior to receiving the MWE Unitholder Approval, MWE having (a) materially breached or failed to perform any of its obligations to (i) establish a record date for, duly call, give notice of, convene and hold a special meeting of its unitholders for the purpose of obtaining the MWE Unitholder Approval or (ii) subject to the terms of the no solicitation provisions of the Merger Agreement and MWE GP’s ability to make an adverse recommendation change, recommend to MWE Common Unitholders that they approve the Merger Agreement or (b) materially breached or failed to perform any of its material obligations described under “—No Solicitation by MWE of Alternative Proposals;” or

•	if MWE terminates the Merger Agreement:

•	because the Merger Agreement was not approved by MWE Common Unitholders at a special meeting of MWE unitholders called for such purpose in a case where an adverse recommendation change has occurred.

Comparison of Rights of MPLX Unitholders and MWE Unitholders (See page 197)

Holders of MWE Common Units will own MPLX Common Units following the consummation of the Merger, and their rights will be governed by the MPLX partnership agreement, which differs in certain respects from the MWE partnership agreement.

Litigation Relating to the Merger (See page 99)

Putative class action lawsuits have been filed by plaintiffs who purport to be unitholders of MWE in the Court of Chancery for the State of Delaware against the individual members of the MWE GP Board, MPLX, MPLX GP, MPC and Merger Sub. The complaints, which are substantially similar to one another, allege, among other things, that (i) the MWE GP Board breached its duties in approving the Merger with MPLX and (ii) MPC, MPLX, MPLX GP, and Merger Sub aided and abetted such breaches. The complaints seek, among other relief, to enjoin the Merger, or in the event the Merger is consummated, rescission of the Merger or monetary damages. The parties intend to vigorously defend these claims.

Selected Historical Consolidated Financial Data of MPLX

The following table shows selected historical consolidated financial data of MPLX and MPLX LP Predecessor, MPLX’s predecessor for accounting purposes, as of the dates and for the periods indicated. MPLX LP Predecessor consisted of a 100% interest in all of the assets and operations of Marathon Pipe Line LLC and Ohio River Pipe Line LLC that MPC contributed to MPLX at the closing of its initial public offering (the “MPLX Initial Offering”) completed on October 31, 2012, as well as minority undivided joint interests in two crude oil pipeline systems, which are referred to herein as the joint interest assets, that were not contributed to MPLX. In connection with the closing of the MPLX Initial Offering, MPC transferred the joint interest assets from MPLX LP Predecessor to other MPC subsidiaries and then contributed to MPLX a 51% indirect ownership interest in MPLX Pipe Line Holdings LP (“Pipe Line Holdings”), which owns MPLX LP Predecessor’s assets and operations (other than the joint interest assets), and a 100% indirect ownership in MPLX’s butane cavern. On May 1, 2013, MPLX acquired an additional 5.0% interest in Pipe Line Holdings from MPC, resulting in a 56.0%

indirect ownership interest in Pipe Line Holdings as of December 31, 2013. MPLX acquired an additional 13.0% interest and 30.5% interest in Pipe Line Holdings from MPC on March 1, 2014 and December 1, 2014, respectively, resulting in a 99.5% indirect ownership interest in Pipe Line Holdings as of December 31, 2014. As required by United States generally accepted accounting principles (“GAAP”), MPLX consolidates 100% of the assets and operations of Pipe Line Holdings in its financial statements. In addition, MPLX recorded the contributions at historical cost, as they are considered transactions between entities under common control.

The statement of income data for each of the three years ended December 31, 2014, 2013 and 2012 and the balance sheet data as of December 31, 2014 and 2013 have been obtained from MPLX’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2014, which are incorporated by reference into this proxy statement/prospectus. The balance sheet data as of December 31, 2012 has been obtained from MPLX’s audited consolidated financial statements for such year, which are not incorporated into this document by reference. In addition, the statement of income data for the years ended December 31, 2011 and 2010 and the balance sheet data as of December 31, 2011 and 2010 are derived from audited combined financial statements of MPLX LP Predecessor for such years, which are not incorporated into this document by reference.

The statement of income data for the six months ended June 30, 2015 and 2014 and the balance sheet data as of June 30, 2015 have been obtained from MPLX’s unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, which is incorporated by reference into this proxy statement/prospectus. The balance sheet data as of June 30, 2014 has been obtained from MPLX’s unaudited consolidated financial statements for the quarter ended June 30, 2014, which is not incorporated into this proxy statement/prospectus by reference. In the opinion of MPLX’s management, the unaudited consolidated financial data include all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair statement of this information.

The following table also presents the non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow, which MPLX uses in its business to assess operating results and profitability.

The selected historical consolidated financial data presented below is not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. The information set forth below should be read in conjunction with MPLX’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in MPLX’s Annual Report on Form 10-K for the year ended December 31, 2014, and included in MPLX’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, each of which is incorporated by reference in this proxy statement/prospectus. For additional information on documents incorporated by reference in this proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 231.

	Six-Months Ended June 30,		Year Ended December 31,
As filed (In millions, except per unit data)	2015	2014	2014	2013	2012	2011	2010
Consolidated statements of income data:
Sales and other operating revenues	$32.0	$35.6	$69.2	$78.9	$74.4	$62.1	$49.7
Sales to related parties	238.0	221.9	450.9	384.2	367.8	334.8	346.2
Loss on sale of assets	(0.2)	—	—	—	(0.3)	—	—
Other income	2.8	2.6	5.2	4.4	6.9	4.3	0.4
Other income—related parties	12.5	11.1	23.0	18.8	13.1	9.4	8.0

Total revenues and other income	285.1	271.2	548.3	486.3	461.9	410.6	404.3
Total costs and expenses	176.3	170.6	365.0	339.3	318.7	278.6	300.9

Income from operations	$108.8	$100.6	$183.3	$147.0	$143.2	$132.0	$103.4

Net income	$97.3	$98.6	$178.1	$146.1	$144.0	$134.0	$103.3
Net income attributable to MPLX LP	96.8	63.0	121.3	77.9	130.8	134.0	103.3
Net income attributable to MPLX LP subsequent to the MPLX Initial Offering	96.8	63.0	121.3	77.9	13.1
Limited partners’ interest in net income attributable to MPLX LP	86.0	60.8	115.4	76.2	12.9
Net income attributable to MPLX LP per limited partner unit (basic and diluted):
Common units—basic	$.96	$.79	$1.55	$1.05	$0.18
Common units—diluted	.96	.79	1.55	1.05	0.18
Subordinated units—basic and diluted	.96	.79	1.50	1.01	0.17
Cash distributions declared per limited partner common unit	$0.8500	$0.6700	$1.4100	$1.1675	$0.1769
Consolidated balance sheets data (at period end):
Property, plant and equipment, net	$1,059.5	$955.8	$1,008.6	$966.6	$910.0	$866.8	$847.8
Total assets	1,382.6	1,181.4	1,214.5	1,208.5	1,301.3	1,303.1	1,118.0
Long-term debt, including capitalized leases(1)	753.4	265.2	644.8	10.5	11.3	11.9	12.5
Consolidated statements of cash flows data:
Net cash provided by (used in):
Operating activities	$127.9	$128.4	$246.8	$212.2	$190.6	$181.9	$117.3
Investing activities	(64.2)	(9.4)	(75.1)	(113.6)	87.4	(218.7)	(64.6)
Financing activities	39.4	(129.9)	(198.5)	(261.2)	(61.4)	36.7	(53.0)
Additions to property, plant and equipment(2)	63.5	13.2	78.6	106.5	135.6	49.8	13.7
Other financial data(3):
Adjusted EBITDA attributable to MPLX LP subsequent to the MPLX Initial Offering	134.9	83.7	166.3	111.2	18.2
Distributable Cash Flow attributable to MPLX LP	118.4	73.5	138.5	114.1	16.6

(1)	Includes amounts due within one year, unamortized debt issuance costs and discounts.
(2)	Represents cash capital expenditures as reflected on consolidated statements of cash flows for the periods indicated, which are included in cash used in investing activities.
(3)	See below for a discussion of the non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow and a reconciliation of Adjusted EBITDA and Distributable Cash Flow to our most directly comparable measures calculated and presented in accordance with GAAP.

Adjusted EBITDA represents net income before depreciation, provision (benefit) for income taxes, non-cash equity-based compensation and net interest and other financial costs and Distributable Cash Flow represents Adjusted EBITDA plus the current period deferred revenue for committed volume deficiencies less net interest and other financial costs, income taxes paid, maintenance capital expenditures paid and volume deficiency credits.

The following table presents a reconciliation of Adjusted EBITDA and Distributable Cash Flow to net income and net cash provided by operating activities, the most directly comparable GAAP financial measures.

	Six-Months Ended June 30,		Year Ended December 31,
As filed (In millions)	2015	2014	2014	2013	2012
Reconciliation of Adjusted EBITDA attributable to MPLX LP and Distributable Cash Flow attributable to MPLX LP from Net Income:
Net income	$97.3	$98.6	$178.1	$146.1	$144.0
Less: Net income attributable to MPC-retained interest	0.5	35.6	56.8	68.2	13.2

Net income attributable to MPLX LP	96.8	63.0	121.3	77.9	130.8
Plus: Net income attributable to MPC-retained interest	0.5	35.6	56.8	68.2	13.2
Depreciation	25.4	25.0	50.2	48.9	39.4
Provision (benefit) for income taxes	—	0.1	(0.1)	(0.2)	0.3
Non-cash equity-based compensation	1.4	0.9	2.0	1.4	0.1
Related party interest and other financial income	—	—	—	—	(1.3)
Net interest and other financial costs	11.5	1.9	5.3	1.1	0.2

Adjusted EBITDA	135.6	126.5	235.5	197.3	182.7
Less: Adjusted EBITDA attributable to MPC-retained interest	0.7	42.8	69.2	86.1	16.4

Adjusted EBITDA attributable to MPLX LP	134.9	83.7	166.3	111.2	166.3
Less: Predecessor adjusted EBITDA prior to the MPLX Initial Offering	—	—	—	—	148.1

Adjusted EBITDA attributable to MPLX LP subsequent to the MPLX Initial Offering	134.9	83.7	166.3	111.2	18.2
Plus: Current period deferred revenue for committed volume deficiencies	21.8	14.6	31.2	18.7	2.1
Less: Net interest and other financial costs(1)	11.5	2.1	5.8	1.5	0.3
Income taxes paid (refunded)	—	—	(0.3)	0.1	—
Maintenance capital expenditures paid	7.7	5.1	19.7	11.7	3.4
Volume deficiency credits	19.1	17.6	33.8	2.5	—

Distributable Cash Flow attributable to MPLX LP	$118.4	$73.5	$138.5	$114.1	$16.6

Reconciliation of Adjusted EBITDA attributable to MPLX LP and Distributable Cash Flow attributable to MPLX LP from Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$127.9	$128.4	$246.8	$212.2	$190.6
Less: Changes in working capital items	4.2	7.5	18.6	23.0	15.9
All other, net	1.1	(1.8)	1.5	2.4	0.3
Plus: Non-cash equity-based compensation	1.4	0.9	2.0	1.4	0.1
Net loss on disposal of assets	(0.2)	—	—	—	(0.3)
Related party interest and other financial income	—	—	—	—	(1.3)
Net interest and other financial costs	11.5	1.9	5.3	1.1	0.2
Current income taxes expense (benefit)	—	0.1	(0.1)	(0.3)	0.4
Asset retirement expenditures	0.3	0.9	1.6	8.3	9.2

Adjusted EBITDA	135.6	126.5	235.5	197.3	182.7
Less: Adjusted EBITDA attributable to MPC-retained interest	0.7	42.8	69.2	86.1	16.4

Adjusted EBITDA attributable to MPLX LP	134.9	83.7	166.3	111.2	166.3
Less: Predecessor adjusted EBITDA prior to the MPLX Initial Offering	—	—	—	—	148.1

Adjusted EBITDA attributable to MPLX LP subsequent to the MPLX Initial Offering	134.9	83.7	166.3	111.2	18.2
Plus: Current period deferred revenue for committed volume deficiencies	21.8	14.6	31.2	18.7	2.1
Less: Net interest and other financial costs(1)	11.5	2.1	5.8	1.5	0.3
Income taxes paid (refunded)	—	—	(0.3)	0.1	—
Maintenance capital expenditures paid	7.7	5.1	19.7	11.7	3.4
Volume deficiency credits	19.1	17.6	33.8	2.5	—

Distributable Cash Flow attributable to MPLX LP	$118.4	$73.5	$138.5	$114.1	$16.6

(1)	Starting in the third quarter of 2014, net interest and other financial costs is used to calculate Distributable Cash Flow attributable to MPLX LP instead of cash interest paid, net. All prior periods presented have been recalculated to reflect a consistent approach. Previously, Distributable Cash Flow attributable to MPLX LP was $114.6 million and $16.7 million for 2013 and 2012, respectively.

Selected Historical Consolidated Financial Data of MWE

The following statement of operations data for the years ended December 31, 2014, 2013 and 2012 and the balance sheet data as of December 31, 2014 and 2013 have been derived from MWE’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2014, which are incorporated by reference in this proxy statement/prospectus. The balance sheet data as of December 31, 2012 has been derived from MWE’s audited consolidated financial statements for such year, which are not included in or incorporated by reference into this proxy statement/prospectus.

The following selected historical consolidated financial data of MWE as of and for the years ended December 31, 2011 and 2010 has been derived from MWE’s audited consolidated financial statements which are not included in or incorporated by reference into this proxy statement/prospectus.

The following statement of income data for the six months ended June 30, 2015 and 2014 and the balance sheet data as of June 30, 2015 have been derived from MWE’s unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, which is incorporated by reference into this proxy statement/prospectus. The balance sheet data as of June 30, 2014 has been derived from the unaudited consolidated financial statements of MWE for the quarter ended June 30, 2014, which is not incorporated into this proxy statement/prospectus by reference. The selected historical unaudited consolidated financial data is not necessarily indicative of the results or the financial condition to be expected for the remainder of the year.

The selected historical consolidated financial data presented below is not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. You should read the table below in conjunction with the financial statements of MWE and the notes thereto and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections contained in MWE’s Quarterly Reports on Form 10-Q for the quarter ended June 30, 2015 and MWE’s Annual Report on Form 10-K for the year ended December 31, 2014, each of which is incorporated by reference in this proxy statement/prospectus. For additional information on documents incorporated by reference in this proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 231.

	Six Months Ended June 30,		Year Ended December 31,
As filed (In thousands, except per unit data)	2015	2014	2014	2013	2012	2011	2010
Statement of Operations:
Revenue:
Product sales	$324,580	$632,288	$1,198,642	$1,093,711	$1,002,224	$1,235,052	$1,007,254
Service revenue	594,872	409,274	937,380	593,374	381,055	287,540	219,535
Derivative gain (loss)	7,506	(10,720)	40,151	(24,638)	56,535	(29,035)	(53,932)

Total revenue	926,958	1,030,842	2,176,173	1,662,447	1,439,814	1,493,557	1,172,857

Operating expenses:
Purchased product costs	246,776	427,388	832,428	691,165	530,328	682,370	578,627
Derivative (gain) loss related to purchased product costs	6,795	4,166	(58,392)	(1,737)	(13,962)	52,960	27,713
Facility expenses	180,366	167,250	343,362	291,069	206,861	171,497	148,416
Derivative loss (gain) related to facility expenses	91	1,777	3,277	2,869	1,371	(6,480)	(1,295)
Selling, general and administrative expenses	69,606	62,991	126,499	101,549	93,444	80,441	74,558
Depreciation	241,501	206,007	422,755	299,884	183,250	143,704	116,949
Amortization of intangible assets	31,422	31,943	64,893	64,644	53,320	43,617	40,833
Loss (gain) on disposal of property, plant and equipment	1,606	1,357	1,116	(33,763)	6,254	8,797	3,149
Accretion of asset retirement obligations	387	336	570	824	672	1,185	240
Impairment expense	25,523	—	62,445	—	—	—	—

Total operating expenses	804,073	903,215	1,798,953	1,416,504	1,061,538	1,178,091	989,190

Income from operations	122,885	127,627	377,220	245,943	378,276	315,466	183,667
Other income (expenses):
Equity in earnings (loss) from unconsolidated affiliates	3,774	(471)	(4,477)	1,422	2,328	158	3,823
Interest expense	(102,144)	(84,375)	(166,372)	(151,851)	(120,191)	(113,631)	(103,873)
Amortization of deferred financing costs and debt discount (a component of interest expense)	(3,197)	(4,273)	(7,289)	(6,726)	(5,601)	(5,114)	(10,264)
Derivative gain related to interest expense	—	—	—	—	—	—	1,871
Loss on redemption of debt	(117,860)	—	—	(38,455)	—	(78,996)	(46,326)
Miscellaneous income, net	94	62	3,440	2,781	481	566	2,859

Income before provision for income tax	(96,448)	38,570	202,522	53,114	255,293	118,449	31,757
Provision for income tax expense (benefit):
Current	164	326	618	(11,208)	(2,366)	17,578	7,655
Deferred	(15,741)	9,280	41,601	23,877	40,694	(3,929)	(4,466)

Total (benefit) provision for income tax	(15,577)	9,606	42,219	12,669	38,328	13,649	3,189

Net income (loss)	(80,871)	28,964	160,303	40,445	216,965	104,800	28,568
Net (income) loss attributable to non-controlling interest	(29,698)	(7,495)	(26,422)	(2,368)	3,437	(44,105)	(28,101)

Net (loss) income attributable to MWE’s unitholders	$(110,569)	$21,469	$133,881	$38,077	$220,402	$60,695	$467

Net (loss) income attributable to the MWE’s common unitholders per common unit:
Basic	$(0.60)	$0.13	$0.77	$0.26	$1.98	$0.75	$(0.01)

Diluted	$(0.60)	$0.12	$0.72	$0.24	$1.69	$0.75	$(0.01)

Cash distribution declared per common unit	$1.81	$1.73	$3.50	$3.34	$3.16	$2.75	$2.56

	Six Months Ended June 30,		Year Ended December 31,
As filed	2015	2014	2014	2013	2012	2011	2010
Balance Sheet Data (at period end):
Working capital	$(76,695)	$3,964	$(102,210)	$(353,273)	$(84,512)	$1,060	$(46,152)
Property, plant and equipment, net	9,135,811	7,736,888	8,652,900	7,693,169	4,939,618	2,723,049	2,171,986
Total assets	11,359,559	10,183,390	10,980,778	9,396,423	6,728,362	3,959,874	3,220,156
Total long-term debt	4,540,663	3,464,637	3,621,404	3,023,071	2,523,051	1,846,062	1,273,434
Total equity	5,828,801	5,401,550	6,193,239	4,798,133	3,111,398	1,395,242	1,350,294
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$363,338	$356,823	$668,399	$435,650	$492,013	$410,403	$306,117
Investing activities	(928,596)	(1,005,158)	(2,270,096)	(3,062,562)	(2,472,088)	(776,111)	(484,804)
Financing activities	501,533	862,442	1,625,279	2,366,461	2,211,499	415,503	149,246
Other Financial Data
Maintenance capital expenditures (1)	$7,810	$9,751	$19,120	$18,985	$16,782	$15,909	$10,286
Growth capital expenditures (1)	825,252	1,265,572	2,350,595	3,027,971	1,933,542	534,930	447,182

Total capital expenditures	$833,062	$1,275,323	$2,369,715	$3,046,956	$1,950,324	$550,839	$457,468

(1)	Maintenance capital includes capital expenditures made to maintain MWE’s operating capacity and asset base. Growth capital includes expenditures made to expand the existing operating capacity to increase volumes gathered, processed, transported or fractionated, or to decrease operating expenses, within MWE’s facilities. Growth capital also includes costs associated with new well connections. In general, growth capital includes costs that are expected to generate additional or new cash flow for MWE. Growth capital excludes expenditures for third-party acquisitions and equity investment.

Selected Unaudited Pro Forma Consolidated Financial Information

Set forth below is selected unaudited pro forma consolidated financial information that gives effect to the Merger. The unaudited pro forma consolidated balance sheet as of June 30, 2015 has been prepared to give effect to the Merger as if it had occurred on June 30, 2015. The unaudited pro forma consolidated statements of income for the six months ended June 30, 2015 and year ended December 31, 2014, have been prepared to give effect to the Merger as if it had occurred on January 1, 2014.

The following selected unaudited pro forma consolidated financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the combined partnership’s financial position or results of operations actually would have been had the Merger been completed as of the dates indicated. In addition, the unaudited pro forma consolidated financial information does not purport to project the future financial position or operating results of the combined partnership. Future results may vary significantly from the results reflected because of various factors. The following selected unaudited pro forma consolidated financial information has been developed from and should be read in conjunction with the consolidated financial statements and related notes contained in MPLX’s and MWE’s Annual Reports on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q, all of which are incorporated by reference into this proxy statement/prospectus, as well as the notes accompanying the unaudited pro forma consolidated financial statements. See the section titled “Unaudited Pro Forma Consolidated Financial Information.”

Unaudited Pro Forma Condensed Consolidated Balance Sheet Data as of June 30, 2015

	Historical as presented		Pro Forma Adjustments	MPLX Pro Forma
(in millions)	MPLX	MWE
Total assets	$1,382.6	$11,312.0	$5,061.0	$17,755.6

Long-term debt	$752.6	$4,493.5	$12.4	$5,258.5

Total liabilities	890.2	5,483.2	78.2	6,451.6
Total equity	492.4	5,828.8	4,982.8	11,304.0

Total liabilities and equity	$1,382.6	$11,312.0	$5,061.0	$17,755.6

Unaudited Pro Forma Condensed Consolidated Statement of Income for the six months ended June 30, 2015

	Historical as presented		Pro Forma Adjustments	MPLX Pro Forma
(in millions, except per unit data)	MPLX	MWE
Total revenues	$285.1	$929.3	$(9.7)	$1,204.7
Income from operations	108.8	126.8	11.1	246.7
Net income (loss) attributable to LPs and GP	$96.8	$(110.6)	$14.4	$0.6

Net income (loss) per LP common unit-Basic	$0.96		$(1.31)	$(0.35)
Net income (loss) per LP common unit-Diluted	$0.96		$(1.31)	$(0.35)

Unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended December 31, 2014

	Historical as presented		Pro Forma Adjustments	MPLX Pro Forma
(in millions, except per unit data)	MPLX	MWE
Total revenues and other income	$548.3	$2,174.1	$(13.7)	$2,708.7
Income from operations	183.3	376.2	14.0	573.5
Net income attributable to LPs and GP	$121.3	$133.9	$31.1	$286.3

Net income per LP common unit-Basic	$1.55		$(1.09)	$0.46
Net income per LP common unit-Diluted	$1.55		$(1.12)	$0.43

Unaudited Comparative Per Unit Information

	Six Months Ended June 30, 2015	Year Ended December 31, 2014
Historical – MPLX
Net income per common unit – basic and diluted	$0.96	$1.55
Distributions per unit declared for the period	0.85	1.41
Book value per unit (a)	21.06	24.07
Historical – MWE
Net income (loss) per common unit – basic	$(0.60)	$0.77
Net income (loss) per common unit – diluted	(0.60)	0.72
Distributions per unit declared for the period	1.83	3.54
Book value per unit (a)	23.31	25.62
Pro forma consolidated – MPLX
Net income (loss) per common unit – basic (b)	$(0.35)	$0.46
Net income (loss) per common unit – diluted (b)	(0.35)	0.43
Distributions per unit declared for the period (c)	1.11	2.03
Book value per unit (d)	36.60
Equivalent pro forma consolidated – MWE (e)
Net income (loss) per common unit – basic	$(0.38)	$0.50
Net income (loss) per common unit – diluted	(0.38)	0.47
Distributions per unit declared for the period	1.21	2.22
Book value per unit	39.90

(a)	The historical book value per unit was calculated as follows:

	Six Months Ended June 30, 2015
	MPLX	MWE
Total common unitholder equity, before noncontrolling interests	$913.8	$4,355.1
Divided by: Weighted average units outstanding	43.4	186.8

Book value per unit	$21.06	$23.31

	Year Ended December 31, 2014
	MPLX	MWE
Total common unitholder equity, before noncontrolling interests	$900.1	$4,758.2
Divided by: Weighted average units outstanding	37.4	185.7

Book value per unit	$24.07	$25.62

(b)	Amounts are from the unaudited pro forma consolidated financial statements included under “Unaudited Pro Forma Consolidated Financial Information.”

(c)	The pro forma consolidated – MPLX distributions declared amounts were calculated as follows:

Six Months Ended June 30, 2015
Pro forma declared distributions for the period	$275.0
Divided by: Pro forma weighted average common units outstanding	247.0

Pro forma distributions per unit declared for the period	$1.11

Year Ended December 31, 2014
Pro forma declared distributions for the period	$487.7
Divided by: Pro forma weighted average common units outstanding	239.8

Pro forma distributions per unit declared for the period	$2.03

(d)	The pro forma consolidated – MPLX, book value per unit was calculated as follows:

As of June 30, 2015
Total common unitholder equity, before noncontrolling interests	$9,041.7
Divided by: Pro forma weighted average common units outstanding	247.0

Book value per unit	$36.60

(e)	Equivalent pro forma amounts are calculated by multiplying pro forma consolidated MPLX amounts by the exchange ratio of 1.09 MPLX units for each MWE unit. In addition, MWE Common Unitholders will receive a portion of the $675 million cash payment.

Comparative Unit Prices and Distributions

MPLX Common Units are currently listed on the NYSE under the ticker symbol “MPLX.” MWE Common Units are currently listed on the NYSE under the ticker symbol “MWE.” The table below sets forth, for the calendar quarters indicated, the high and low sale prices per MPLX and MWE Common Units on the NYSE.

	MPLX Common Units		MWE Common Units
	High	Low	High	Low
2015
Fourth Quarter (through October 27, 2015)	43.11	32.08	49.67	37.28
Third quarter	71.73	35.55	70.81	41.62
Second quarter	80.00	70.23	69.50	56.20
First quarter	85.57	65.29	69.16	54.04
2014
Fourth Quarter	73.76	46.08	77.31	58.67
Third quarter	68.05	55.00	80.79	67.70
Second quarter	66.49	48.14	71.88	58.62
First quarter	50.75	40.01	73.42	61.60
2013
Fourth Quarter	44.97	35.72	75.79	62.56
Third quarter	38.54	34.51	72.35	65.27
Second quarter	39.69	34.40	71.20	56.90
First quarter	38.61	31.48	61.97	51.77

The following table shows the amount of cash distributions declared on MPLX Common Units and MWE Common Units, respectively, for the periods indicated.

Relates to	MPLX Cash Distributions	MWE Cash Distributions
2015
Second quarter	0.4400	0.9200
First quarter	0.4100	0.9100
2014
Fourth Quarter	0.3825	0.9000
Third Quarter	0.3575	0.8900
Second Quarter	0.3425	0.8800
First Quarter	0.3275	0.8700
2013
Fourth Quarter	0.3125	0.8600
Third Quarter	0.2975	0.8500
Second Quarter	0.2850	0.8400
First Quarter	0.2725	0.8300

The following table presents per unit closing prices for MPLX Common Units and MWE Common Units on July 10, 2015, the last trading day before the public announcement of the Merger Agreement, and on October 27, 2015, the last practicable trading day before the date of this proxy statement/prospectus. This table also presents the equivalent market value of the Common Merger Consideration, including the Cash Consideration, per MWE Common Unit on such dates.

	MPLX Common Units	MWE Common Units	Equivalent Market Value per MWE Common Unit
October 27, 2015	$32.95	$38.16	$39.12
July 10, 2015	$69.05	$59.75	$78.64

Although the Exchange Ratio and the aggregate amount of the Cash Consideration are fixed, the market prices of MPLX Common Units and MWE Common Units and the number of MWE Common Units outstanding on a fully-diluted basis will fluctuate prior to the consummation of the Merger and the market value of the Common Merger Consideration ultimately received by holders of MWE Common Units will depend on the closing price of MPLX Common Units on the day the Merger is consummated. Thus, holders of MWE Common Units will not know the exact market value of the Common Merger Consideration, including the Cash Consideration, they will receive until the closing of the Merger.

RISK FACTORS

In addition to the other information included and incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for the approval of the Merger Agreement and the transactions contemplated thereby. In addition, you should read and carefully consider the risks associated with each of MPLX and MWE and their respective businesses. These risks can be found in MPLX’s and MWE’s Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q, respectively, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. The Merger is subject to the receipt of consents and approvals from governmental entities that may impose conditions that could have an adverse effect on the combined partnership. For further information regarding the documents contained in or incorporated into this proxy statement/prospectus by reference, please see the section titled “Where You Can Find More Information.” Realization of any of the risks described below, any of the events described under “Cautionary Statement Regarding Forward-Looking Statements” or any of the risks or events described in the documents contained in or incorporated by reference could have a material adverse effect on MPLX’s, MWE’s or the combined partnership’s respective businesses, financial condition, cash flows and results of operations and could result in a decline in the trading prices of their respective common units.

Risk Factors Relating to the Merger

MWE Common Unitholders cannot be sure of the market value of the Common Unit Merger Consideration and the amount of the Cash Consideration they will receive in the Merger.

The market value of the MPLX Common Units that MWE Common Unitholders will receive in the Merger will depend on the trading price of MPLX’s Common Units at the closing of the Merger, and the amount of the Cash Consideration that MWE Common Unitholders will receive in the Merger will depend on the number of MWE Common Units, MWE Class B Units and Canceled Awards outstanding immediately prior to the Effective Time. The Exchange Ratio that determines the number of MPLX Common Units that holders of MWE Common Units will receive in the Merger is fixed. This means that there is no mechanism contained in the Merger Agreement that would adjust the number of MPLX Common Units that MWE Common Unitholders will receive based on any decreases in the trading price of MPLX Common Units. MPLX Common Unit price changes may result from a variety of factors (many of which are beyond MPLX’s or MWE’s control), including:

•	changes in MPLX’s business, operations and prospects;

•	changes in market assessments of MPLX’s business, operations and prospects;

•	changes in commodity prices;

•	changes in domestic and global supply and demand for oil, natural gas and natural gas liquids (“NGLs”);

•	interest rates, general market, industry and economic conditions and other extrinsic factors that generally affect the financial markets;

•	federal, state and local legislation, governmental regulation and legal developments in the businesses or industries in which MPLX operates; and

•	other risks described under the caption “Risk Factors” in MPLX’s and MWE’s Annual Reports on Form 10-K for the period ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q.

If the MPLX Common Unit price at the closing of the Merger is less than the MPLX Common Unit price on the date that the Merger Agreement was signed, then the market value of the MPLX Common Units that are received by holders of MWE Common Units as consideration in the Merger will be less than what was contemplated at the time the Merger Agreement was signed.

Additionally, the total amount of the Cash Consideration that all MWE unitholders will receive as consideration in the Merger is fixed. This means that there is no mechanism contained in the Merger Agreement that would adjust the amount of cash that each MWE unitholder will receive based on any increases in the number of MWE Common Units, MWE Class B Units or Canceled Awards outstanding. If more MWE Common Units, MWE Class B Units or Canceled Awards are outstanding at the closing of the Merger than were outstanding on the date the Merger Agreement was signed, then the amount of cash that is received per unit by holders of MWE Common Units as consideration in the Merger will be less than contemplated at the time the Merger Agreement was signed.

MPLX and MWE may be unable to obtain the regulatory clearances required to complete the Merger or, in order to do so, MPLX and MWE may be required to comply with material restrictions or satisfy material conditions.

The Merger is subject to review by the Antitrust Division of the United States Department of Justice, or the Antitrust Division, and the Federal Trade Commission, or the FTC, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, and potentially by state regulatory authorities. The closing of the Merger is subject to the condition that there is no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by the Merger Agreement or making the consummation of the transactions contemplated by the Merger Agreement illegal. MPLX and MWE can provide no assurance that all required regulatory clearances will be obtained. Under the terms of the Merger Agreement, MPLX, Merger Sub, MPLX GP and MWE have each agreed to use reasonable best efforts to take or cause to be taken, all actions that are necessary, proper or advisable to obtain all approvals, consents and clearances from any governmental authority to consummate the transactions contemplated by the Merger Agreement; however, none of MPLX, Merger Sub, MPLX GP or MWE will be required to sell, divest, dispose of, license, lease, operate or conduct in a specified manner, hold separate or discontinue or restrict or limit any assets, operations or businesses in order to obtain regulatory clearance if such actions, individually or in the aggregate, would result in a material adverse effect on the business of MPLX and its subsidiaries, taken as a whole, or MWE and its subsidiaries, taken as a whole, respectively. If a governmental authority asserts objections to the Merger, there can be no assurance as to the cost, scope or impact of the actions that may be required to obtain antitrust or other regulatory approval. Furthermore, these actions could have the effect of delaying or preventing completion of the Merger or imposing additional costs on or limiting the revenues or cash available for distribution of the combined partnership following the consummation of the Merger. See “The Merger Agreement—Regulatory Matters” and “Proposal 1: The Merger—Regulatory Approvals and Clearances Required for the Merger.”

Even if the parties receive early termination of the statutory waiting period under the HSR Act or the waiting period expires, the Antitrust Division or the FTC could take action under the antitrust laws to prevent or rescind the Merger, require the divestiture of assets or seek other remedies. Additionally, state attorneys general could seek to block or challenge the Merger as they deem necessary or desirable in the public interest at any time, including after completion of the Merger. In addition, in some circumstances, a third party could initiate a private action under antitrust laws challenging or seeking to enjoin the Merger, before or after it is completed. MPLX may not prevail and may incur significant costs in defending or settling any action under the antitrust laws.

The transactions contemplated by the Merger Agreement may not be consummated even if MWE Common Unitholders approve the Merger Agreement.

The Merger Agreement contains conditions that, if not satisfied or waived, would result in the Merger not occurring, even though MWE Common Unitholders may have approved the Merger Agreement. In addition, MWE and MPLX can agree not to consummate the Merger even if MWE Common Unitholders approve the Merger Agreement and the conditions to the closing of the Merger are otherwise satisfied.

The fairness opinion rendered to the MWE GP Board by Jefferies was based on the financial analyses performed by Jefferies, which considered factors such as market and other conditions then in effect, and financial forecasts and other information made available to Jefferies as of the date of the opinion. As a result, the opinion does not reflect changes in events or circumstances after the date of such opinion. MWE GP has not obtained, nor does it expect to obtain, an updated fairness opinion from Jefferies or any other financial advisor reflecting changes in circumstances that may have occurred since the signing of the Merger Agreement.

The fairness opinion rendered to the MWE GP Board by Jefferies was provided in connection with, and at the time of, the MWE GP Board’s evaluation of the Merger and the Merger Agreement. This opinion was based on the financial analyses performed by Jefferies, which considered market and other conditions then in effect, and financial forecasts and other information made available to Jefferies as of the date of the opinion, which may have changed, or may change, after the date of the opinion. The MWE GP Board has not obtained an updated opinion as of the date of this proxy statement/prospectus from Jefferies or any other financial advisor, and it does not expect to obtain an updated opinion prior to completion of the Merger. Changes in the operations and prospects of MPLX or MWE, general market and economic conditions and other factors which may be beyond the control of MPLX or MWE, and on which the fairness opinion was based, may have altered the value of MPLX or MWE or the prices of MPLX Common Units or MWE Common Units since the date of such opinion, or may alter such values and prices by the time the Merger is completed. The opinion does not speak as of any date other than the date of the opinion. For a description of the opinion that Jefferies rendered to the MWE GP Board, please refer to “Proposal 1: The Merger—Opinion of the Financial Advisor to the MWE GP Board.”

MWE is subject to provisions that limit its ability to pursue alternatives to the Merger, could discourage a potential competing acquiror of MWE from making a favorable alternative transaction proposal and, in specified circumstances under the Merger Agreement, would require MWE to pay a termination fee to MPLX of $625 million.

Under the Merger Agreement, MWE is restricted from entering into or soliciting alternative transactions. Unless and until the Merger Agreement is terminated, subject to specified exceptions (which are discussed in more detail in “The Merger Agreement—No Solicitation by MWE of Alternative Proposals”), MWE is restricted from soliciting, initiating, knowingly facilitating, knowingly encouraging (including by way of furnishing confidential information) or knowingly inducing any inquiries or proposals that would constitute an alternative proposal (as described in “The Merger Agreement—MWE Unitholder Approval”). Under the Merger Agreement, in the event of a potential change by MWE GP of its recommendation with respect to the Merger in light of a superior proposal, MWE must provide MPLX with at least five business days’ notice (unless there are less than five business days prior to the MWE special meeting, in which case MWE will provide as much notice as reasonably practicable) to allow MPLX to propose an adjustment to the terms and conditions of the Merger Agreement. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of MWE from considering or proposing that acquisition, even if such third party were prepared to pay consideration with a higher per unit market value than the Common Merger Consideration, or might result in a potential competing acquirer of MWE proposing to pay a lower price than it would otherwise have proposed to pay because of the added expense of the termination fee that may become payable in specified circumstances.

If the Merger Agreement is terminated in specified circumstances, including due to an adverse recommendation change having occurred, MWE will be required to pay MPLX a termination fee of $625 million, plus reasonable costs and expenses (including reasonable attorneys’ fees) in connection with efforts to collect such fee if it is not paid when due. Following payment of the termination fee, MWE will not be obligated to pay any additional expenses incurred by MPLX, MPLX GP, MPC or Merger Sub. Please read “The Merger Agreement—Termination Fee and Expenses.” If such a termination fee is payable, the payment of this fee could have material and adverse consequences to the financial condition and operations of MWE. For a discussion of the restrictions on MWE soliciting or entering into a takeover proposal or alternative transaction and the MWE GP Board’s ability to change its recommendation, see “The Merger Agreement—No Solicitation by MWE of Alternative Proposals” and “The Merger Agreement—Change in MWE GP Board Recommendation.”

Directors and executive officers of MWE GP may have certain interests in the Merger that are different from those of MWE unitholders generally.

Executive officers of MWE GP are parties to agreements or participants in other arrangements that give them interests in the Merger that may be different from, or be in addition to, your interests as a unitholder of MWE. Additionally, directors of MWE GP have financial interests that may be different from, or be in addition to, your interests as a unitholder of MWE, which generally arise from their right to indemnification and insurance coverage that will survive the completion of the Merger (on terms substantially similar to the directors’ existing indemnification and insurance coverage). You should consider these interests in voting to approve the Merger Agreement. These different interests are described under “Proposal 1: The Merger—Interests of Directors and Executive Officers of MWE GP in the Merger.”

MPLX and MWE may have difficulty attracting, motivating and retaining executives and other employees in light of the Merger.

Uncertainty about the effect of the Merger on MPLX and MWE employees may impair MPLX’s and MWE’s ability to attract, retain and motivate personnel until the Merger is completed. Employee retention may be particularly challenging during the pendency of the Merger, as employees may feel uncertain about their future roles with the combined partnership. In addition, MPLX may have to provide additional compensation in order to retain certain MWE employees. If employees of MPLX or MWE depart because of issues relating to the uncertainty and difficulty of integration or a desire not to become employees of the combined partnership, the combined partnership’s ability to realize the anticipated benefits of the Merger could be reduced.

The unaudited pro forma financial statements included in this proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined partnership’s financial condition or results of operations following the Merger.

The unaudited pro forma financial statements contained in this proxy statement/prospectus are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates, and may not be an indication of the combined partnership’s financial condition or results of operations following the Merger for several reasons. The actual financial condition and results of operations of the combined partnership following the Merger may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined partnership’s financial condition or results of operations following the Merger. Any potential decline in the combined partnership’s financial condition or results of operations may cause significant variations in the price of MPLX Common Units after completion of the Merger.

The unaudited pro forma financial statements contained in this proxy statement/prospectus have been prepared by, and are the responsibility of, MWE and MPLX. Moreover, neither MWE’s independent accountants, Deloitte & Touche LLP, MPLX’s independent accountants, PricewaterhouseCoopers LLP, nor any other independent accountants have compiled, examined or performed any procedures with respect to the unaudited pro forma financial statements contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and, accordingly, each of Deloitte & Touche LLP and PricewaterhouseCoopers LLP assumes no responsibility for, and disclaims any association with, the unaudited pro forma financial statements. The reports of Deloitte & Touche LLP and PricewaterhouseCoopers LLP incorporated by reference herein relate exclusively to the historical financial information of the entities named in those reports and do not cover any other information in this proxy statement/prospectus and should not be read to do so. See “Selected Unaudited Pro Forma Combined Financial Information.”

Purported class action lawsuits have been filed against the individual members of the board of directors of MWE GP and against MWE GP, MPLX, MPC and Merger Sub, and additional lawsuits may be filed, challenging the Merger and seeking injunctive relief. An adverse judgment in the pending case or additional lawsuits could prevent the Merger from occurring or could have a material adverse effect on MPLX or MWE following the Merger.

In July 2015, a purported class action lawsuit challenging the Merger was filed in the Court of Chancery of the State of Delaware by a purported unitholder of MWE. The lawsuit, captioned Katsman v. Semple, et al.; No. 11332, alleges that the individual members of the MWE GP Board breached their fiduciary and/or contractual duties to the unitholders of MWE and that MPLX, MPC and Merger Sub, aided and abetted those breaches. The lawsuit seeks to enjoin the proposed Merger or, if it is consummated, to rescind the transaction or recover rescission damages. The lawsuit also seeks an accounting and recovery of attorneys’ fees, experts’ fees, and other litigation costs.

On August 10, 2015, another purported unitholder of MWE filed a putative class action complaint, captioned Schein v. Semple, et al., No. 11375, in the Court of Chancery of the State of Delaware, advancing substantially similar allegations and claims and seeking substantially the same relief against the same defendants named in the Katsman lawsuit.

On August 14, 2015, another purported unitholder of MWE filed a putative class action complaint, captioned Kleinfeldt v. Semple, et al., C.A. No. 11394, in the Court of Chancery of the State of Delaware. The Kleinfeldt suit asserts substantially the same allegations and claims against the same defendants named in the Katsman and Schein suits.

On September 9, 2015, the Katsman, Schein, and Kleinfeldt lawsuits were consolidated into one action pending in the Court of Chancery of the State of Delaware, now captioned In re MarkWest Energy Partners, L.P. Unitholder Litigation, Consolidated C.A. 11332-VCG. The Court’s consolidation order contemplates that any future Delaware class action cases will be consolidated into this action.

On October 1, 2015, the Delaware plaintiffs filed a consolidated complaint against the individual members of the MWE GP Board, MPLX, MPLX GP, MPC and Merger Sub asserting in connection with the merger and related disclosures that, among other things, (i) the MWE GP Board breached its duties in approving the Merger with MPLX and (ii) MPC, MPLX, MPLX GP, and Merger Sub aided and abetted such breaches. The complaint seeks, among other relief, to enjoin the Merger, or in the event the Merger is consummated, rescission of the Merger or monetary damages. The parties intend to vigorously defend the consolidated lawsuit.

Additional lawsuits may be filed against MWE, MWE GP, the MWE GP Board, MPLX, MPLX GP, the board of directors of MPLX GP (“MPLX GP Board”), MPC and/or Merger Sub in connection with the Merger, and they may seek to enjoin the proposed Merger or to obtain monetary relief from any or all of the defendants. An unfavorable resolution of any such litigation could delay or prevent the consummation of the Merger. The cost of defending the litigation, even if resolved favorably, could be substantial, and the litigation could substantially divert the attention and resources of MPLX’s and MWE’s management. There can also be no assurance that MWE, MWE GP, the MWE GP Board, MPLX, MPLX GP, the MPLX GP Board, MPC and/or Merger Sub, as applicable, will prevail in defense of any such lawsuits to which they are a party, even in an event where such company believes that the claims made in such lawsuits are without merit and vigorously defends against such claims.

One of the conditions to the completion of the Merger is that no order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated by the Merger Agreement. A preliminary injunction could delay or jeopardize the completion of the Merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the Merger. An adverse judgment for rescission or for monetary damages could have a material adverse effect on MPLX and MWE following the Merger. For more information on the lawsuit, see “Proposal 1: The Merger—Litigation Relating to the Merger.”

MPLX and MWE are subject to business uncertainties and contractual restrictions while the proposed Merger is pending, which could adversely affect each party’s business and operations.

In connection with the pending Merger, it is possible that some customers, suppliers and other persons with whom MPLX or MWE have business relationships may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationship with MPLX or MWE as a result of the Merger, which could have an adverse effect on MPLX’s and MWE’s respective revenues, earnings and cash available for distribution, as well as the market price of MPLX Common Units and MWE Common Units, regardless of whether the Merger is completed.

Under the terms of the Merger Agreement, each of MPLX and MWE is subject to certain restrictions on the conduct of its business prior to completing the Merger, which may adversely affect its ability to execute certain of its business strategies. Such limitations could adversely affect each party’s businesses and operations prior to the completion of the Merger. Furthermore, the process of planning to integrate two businesses and organizations for the post-Merger period can divert management attention and resources and could ultimately have an adverse effect on each party. For a discussion of these restrictions, see “The Merger Agreement—Conduct of Business Pending the Consummation of the Merger.”

Failure to successfully integrate the businesses of MPLX and MWE in the expected time frame may adversely affect the future results of the combined partnership, and, consequently, the value of the MPLX Common Units that MWE Common Unitholders receive as part of the Common Merger Consideration.

The success of the Merger will depend, in part, on the ability of MPLX to realize the anticipated benefits and synergies from combining the businesses of MPLX and MWE. If the combined partnership is not able to achieve its integration objectives, or is not able to achieve the integration objectives on a timely basis, the anticipated benefits of the Merger may not be realized fully or at all. In addition, the actual integration may result in additional and unforeseen expenses, which could reduce the anticipated benefits of the Merger. These integration difficulties could result in declines in the market value of MPLX Common Units and, consequently, reduce the market value of the MPLX Common Units that MWE Common Unitholders receive as part of the Common Merger Consideration.

The Merger is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all. Failure to complete the Merger, or significant delays in completing the Merger, could adversely affect the trading prices of MPLX Common Units and MWE Common Units and the future business and financial results of MPLX and MWE.

The completion of the Merger is subject to a number of conditions. The completion of the Merger is not assured and is subject to risks, including the risk that approval of the Merger by the MWE Common Unitholders or by governmental agencies is not obtained or that other closing conditions are not satisfied. If the Merger is not completed, or if there are significant delays in completing the Merger, the trading prices of MPLX Common Units and MWE Common Units and the respective future business and financial results of MPLX and MWE could be adversely affected, and each of them will be subject to several risks, including the following:

•	the parties may be liable for damages to one another under the terms and conditions of the Merger Agreement;

•	negative reactions from the financial markets, including declines in the price of MPLX Common Units or MWE Common Units due to the fact that current prices may reflect a market assumption that the Merger will be completed;

•	having to pay certain significant costs relating to the Merger, including, in the case of MWE in certain circumstances, the termination fee of $625 million, as described in “The Merger Agreement—Termination Fee and Expenses”;

•	restrictions in the Merger Agreement preventing MPLX, MWE and their respective subsidiaries from taking certain specified actions until the Merger is consummated without the consent of the other parties, which may prevent MPLX and MWE from pursuing attractive business opportunities that may arise prior to the completion of the Merger; and

•	the attention of management of MPLX and MWE will have been diverted to the Merger rather than each organization’s own operations and pursuit of other opportunities that could have been beneficial to that organization.

If the Merger is approved by MWE Common Unitholders, the date that MWE Common Unitholders will receive the Common Merger Consideration is uncertain.

As described in this proxy statement/prospectus, completing the proposed Merger is subject to several conditions, not all of which are controllable or waivable by MPLX or MWE. Accordingly, if the Merger Agreement is approved by MWE Common Unitholders, the date that those unitholders will receive the Common Merger Consideration depends on the completion date of the Merger, which is uncertain.

The number of outstanding MPLX Common Units will increase as a result of the Merger, which could make it more difficult to pay distributions.

As of September 30, 2015, there were approximately 80,336,711 million MPLX Common Units outstanding. As of September 30, 2015, MPLX expects that it will issue approximately 213 million MPLX Common Units and approximately 26 million MPLX Class A Units upon consummation of the Merger. Accordingly, the aggregate dollar amount required to pay the current per unit distribution on all MPLX Common Units will increase, which could increase the likelihood that MPLX will not have sufficient funds to pay the current level of per unit quarterly distributions to all MPLX unitholders.

MPLX Common Units to be received by MWE Common Unitholders as a result of the Merger have different rights from MWE Common Units.

Following completion of the Merger, MWE Common Unitholders will no longer hold MWE Common Units, but will instead be MPLX Common Unitholders. There are important differences between the rights of MWE Common Unitholders and the rights of MPLX Common Unitholders. Some of these differences, such as distribution and voting rights, are significant. For example, MPLX GP has certain incentive distribution rights that may reduce the amount of MPLX’s cash available for distribution to MPLX Common Unitholders. In addition, MPLX Common Unitholders have only limited voting rights on matters affecting MPLX’s business and, therefore, limited ability to influence management’s decisions regarding MPLX’s business. MPLX Common Unitholders have no right to elect the MPLX general partner or the board of directors of MPLX GP. Because of this, MWE Common Unitholders will have less influence over the management of MPLX than they have now on the management and policies of MWE. Additionally, each MWE Common Unitholder will have a percentage ownership of the combined partnership that is smaller than such unitholder’s percentage ownership of MWE. See “Comparison of Rights of MPLX Unitholders and MWE Unitholders” for a discussion of the different rights associated with MPLX Common Units and MWE Common Units.

MPLX’s general partner has certain incentive distribution rights that may reduce the amount of MPLX’s cash available for distribution to MPLX Common Unitholders and may, in certain instances, limit MPLX’s general partner’s incentive to grow the MPLX business.

MPLX GP currently holds a general partner interest in MPLX that entitles it to receive 2.0% of all distributions paid to MPLX unitholders and incentive distribution rights that entitle it to receive an increasing percentage (13.0%, 23.0% and 48.0%) of the cash that MPLX distributes to its unitholders from available cash after the minimum quarterly distribution and certain target distribution levels have been achieved. The maximum distribution right for MPLX GP to receive 48.0% of any distributions paid to MPLX unitholders does not include any distributions that MPLX GP or its affiliates may receive on common, subordinated or general partner units that they own. For each quarter after the first quarter during which MPLX distributes cash to the MPLX Common

Unitholders in an amount equal to the minimum quarterly distribution of $0.2625 per MPLX Common Unit, quarterly cash distributions paid by MPLX in excess of such minimum quarterly distribution will be allocated between the MPLX Common Unitholders and MPLX GP as follows:

•	first, 98.0% to all MPLX Common Unitholders, pro rata, and 2.0% to MPLX GP (representing MPLX GP’s general partner interest in MPLX that entitles it to receive 2.0% of all distributions paid to MPLX unitholders), until each MPLX Common Unitholder receives a total of $0.301875 per MPLX Common Unit for that quarter;

•	second, 85.0% to all MPLX Common Unitholders, pro rata, and 15.0% to MPLX GP (consisting of MPLX GP’s right to receive 2.0% of all distributions as described above and 13.0% of the distributions pursuant to incentive distribution rights), until each MPLX Common Unitholder receives a total of $0.328125 per MPLX Common Unit for that quarter;

•	third, 75.0% to all MPLX Common Unitholders, pro rata, and 25.0% to MPLX GP (consisting of MPLX GP’s right to receive 2.0% of all distributions as described above and 23.0% of the distributions pursuant to incentive distribution rights), until each MPLX Common Unitholder receives a total of $0.393750 per MPLX Common Unit for that quarter; and

•	thereafter, 50.0% to all MPLX Common Unitholders, pro rata, and 50.0% to MPLX GP (consisting of MPLX GP’s right to receive 2.0% of all distributions as described above and 48.0% of the distributions pursuant to incentive distribution rights).

The quarterly cash distribution paid by MPLX on August 14, 2015 for the second quarter of 2015 exceeded the highest level for the incentive distribution rights of $0.393750 per MPLX Common Unit. Therefore, MPLX GP received 2.0% of the quarterly cash distribution and its applicable share of the quarterly cash distribution for the various levels of incentive distribution rights noted above, including 48.0% of the quarterly cash distribution in excess of the highest level for the incentive distribution rights.

Furthermore, MPLX GP has the right under the MPLX partnership agreement, subject to certain conditions, to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and target distribution levels upon which the incentive distribution payments to MPLX GP would be set. Because MWE Common Units are not subject to similar incentive distribution rights, holders of MWE Common Units currently receive 100% of all distributions that are paid to MWE Common Unitholders. Following the completion of the Merger, all distributions paid by MPLX will be shared between MPLX Common Unitholders and MPLX GP as described above. As indicated above, MPLX GP’s incentive distribution rights may entitle MPLX GP to receive up to 50.0% (consisting of MPLX GP’s right to receive 2.0% of all distributions as described above and 48.0% of the distributions pursuant to incentive distribution rights) of incremental cash from available cash generated by MPLX. Therefore, MWE Common Units that are converted into MPLX Common Units in connection with the Merger will receive a lower percentage of the incremental cash flow generated by MWE’s assets in future periods than the percentage of incremental cash flow that they would receive from MWE if the Merger is not completed. If the Merger is completed, holders of MWE Common Units may also receive lower distributions from MPLX in future periods due to MPLX GP’s incentive distribution rights, even after giving effect to the cash component of the Common Merger Consideration.

In addition, MPLX GP is entitled to transfer these incentive distribution rights separately from its general partner interest and without unitholder consent, subject to restrictions in the MPLX partnership agreement. If MPLX GP transfers its incentive distribution rights to a third party but retains its general partner interest, MPLX GP may not have the same incentive to grow MPLX’s business or to increase MPLX’s quarterly distributions to unitholders over time as it would if it had retained ownership of its incentive distribution rights. For example, a transfer of incentive distribution rights by MPLX GP would reduce the percentage of MPLX’s distributions that are allocated to MPLX GP, which could reduce the likelihood of MPC selling or contributing additional assets to MPLX because MPC would have a reduced interest in MPLX’s future distributions, which in turn would impact MPLX’s ability to grow MPLX’s asset base.

In addition, because a higher percentage of MPLX’s cash from available cash may be allocated to MPLX GP as MPLX’s distributions are increased due to MPLX GP’s incentive distribution rights, MPLX’s cost of capital may increase over time, making investments, capital expenditures and acquisitions, and therefore, future growth, by MPLX more costly.

For more information on the incentive distribution rights and MPLX GP’s ability to reset the target distribution levels, including quantitative analysis of hypothetical quarterly distributions at various reset levels, please see “Provisions of the MPLX Partnership Agreement Relating to Cash Distributions—General Partnership Interest and Incentive Distribution Rights” and “—General Partner’s Right to Reset Incentive Distribution Levels.”

No ruling has been or will be obtained with respect to the U.S. federal income tax consequences of the Merger.

No ruling has been or will be requested from the IRS with respect to the U.S. federal income tax consequences of the Merger. Instead, MPLX and MWE are relying on the opinions of their respective counsel as to the U.S. federal income tax consequences of the Merger, and such counsel’s conclusions may not be sustained if challenged by the IRS. Please read “Material U.S. Federal Income Tax Consequences of the Merger” for a discussion of such U.S. federal income tax consequences.

The expected U.S. federal income tax consequences of the Merger are dependent upon MPLX and MWE being treated as partnerships for U.S. federal income tax purposes.

The tax treatment of the Merger to holders of MWE Common Units is dependent upon MPLX and MWE each being treated as a partnership for U.S. federal income tax purposes. If MPLX or MWE were treated as a corporation for U.S. federal income tax purposes, the consequences of the Merger would be materially different. If MPLX were treated as a corporation for U.S. federal income tax purposes, the Merger would likely be a fully taxable transaction to an MWE Common Unitholder. For additional information, please read “Material U.S. Federal Income Tax Consequences of the Merger—Assumptions Related to the U.S. Federal Income Tax Treatment of the Merger.”

In certain circumstances, MWE Common Unitholders could recognize taxable income or gain for U.S. federal income tax purposes that exceeds the cash they receive as a result of the Merger.

The Cash Consideration received by an MWE Common Unitholder will be treated as though it were received in a taxable exchange for part of such unitholder’s interests in the continuing partnership. As a result, an MWE Common Unitholder will recognize gain or loss equal to the difference between the Cash Consideration received in the Merger and such unitholder’s tax basis allocable to the MWE interest treated as exchanged for that cash.

In addition to any gain recognized with respect to receipt of the Cash Consideration, each MWE Common Unitholder will be treated as receiving a cash distribution equal to any cash received in lieu of fractional units (an actual distribution) plus any net reduction in such unitholder’s share of the continuing partnership’s nonrecourse liabilities attributable to the Merger (a deemed distribution). An MWE Common Unitholder may recognize gain to the extent that the sum of the actual distribution and deemed distribution of cash to the unitholder exceeds the unitholder’s remaining tax basis in his or her MWE Common Units. Although MWE has not received an opinion with respect to the U.S. federal income tax consequences of any actual or deemed distributions, with limited exceptions, based on the prices at which the MWE Common Units have been issued and traded, the expected size of any deemed distribution and the distributions and allocations made to unitholders, MWE does not expect MWE Common Unitholders to recognize taxable gain as a result of any net reduction in unitholders’ respective shares of nonrecourse liabilities. If an existing MWE Common Unitholder has suspended passive losses with respect to his or her MWE Common Units, such unitholder may be able to offset all or a portion of any gain resulting from a deemed distribution with such losses. For additional information, please read “Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences of the Merger to MWE and MWE Common Unitholders—Potential Taxable Gain to Certain MWE Common Unitholders from Reallocation of Nonrecourse Liabilities.”

Risk Factors Relating to the Ownership of MPLX Common Units

MPLX’s general partner and its affiliates, including MPC, have conflicts of interest with MPLX and limited duties to MPLX and MPLX’s unitholders, and they may favor their own interests to MPLX’s detriment and that of MPLX’s unitholders. Additionally, MPLX has no control over MPC’s business decisions and operations, and MPC is under no obligation to adopt a business strategy that favors MPLX.

As of September 30, 2015, MPC owned a 2.0% general partner interest in MPLX and 70.9% of MPLX Common Units, and owns and controls MPLX’s general partner. Upon consummation of the Merger, MPC expects to own a 2.0% general partner interest and approximately a 19% interest in the MPLX Common Units outstanding and continue to own and control MPLX’s general partner. Although MPLX’s general partner has a duty to manage MPLX in a manner that is not adverse to the best interests of MPLX’s partnership and MPLX’s unitholders, the directors and officers of MPLX’s general partner also have a duty to manage MPLX’s general partner in a manner that is not adverse to the best interests of its owner, MPC.

Conflicts of interest may arise between MPC and its affiliates, including MPLX’s general partner, on the one hand, and MPLX and MPLX’s unitholders, on the other hand. In resolving these conflicts, the general partner may favor its own interests and the interests of its affiliates, including MPC, over the interests of MPLX’s common unitholders. These conflicts include, among others, the following situations:

•	neither MPLX’s partnership agreement nor any other agreement requires MPC to pursue a business strategy that favors MPLX or utilizes MPLX’s assets, which could involve decisions by MPC to increase or decrease refinery production, shut down or reconfigure a refinery, or pursue and grow particular markets. MPC’s directors and officers have a legal duty to make these decisions in the best interests of the stockholders of MPC;

•	MPC, as MPLX’s primary customer, has an economic incentive to cause MPLX to not seek higher tariff rates, even if such higher rates or fees would reflect rates and fees that could be obtained in arm’s-length, third-party transactions;

•	MPC may be constrained by the terms of its debt instruments from taking actions, or refraining from taking actions, that may be in MPLX’s best interests;

•	MPLX’s partnership agreement replaces the legal duties that would otherwise be owed by MPLX’s general partner with contractual standards governing its duties, limiting MPLX’s general partner’s liabilities and restricting the remedies available to MPLX’s unitholders for actions that, without the limitations, might constitute breaches of legal duty;

•	except in limited circumstances, MPLX’s general partner has the power and authority to conduct MPLX’s business without MPLX unitholder approval;

•	MPLX’s general partner will determine the amount and timing of asset purchases and sales, borrowings, issuance of additional partnership securities and the creation, reduction or increase of cash reserves, each of which can affect the amount of cash that is distributed to MPLX’s unitholders;

•	MPLX’s general partner will determine the amount and timing of many of MPLX’s cash expenditures and whether a cash expenditure is classified as an expansion capital expenditure, which would not reduce operating surplus, or a maintenance capital expenditure, which would reduce MPLX’s operating surplus. This determination can affect the amount of cash that is distributed to MPLX’s unitholders and to MPLX’s general partner and the amount of adjusted operating surplus generated in any given period;

•	MPLX’s general partner will determine which costs incurred by it are reimbursable by MPLX;

•	MPLX’s general partner may cause MPLX to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units (if any are outstanding), to make incentive distributions or to make distributions in respect of the general partner interest;

•

MPLX’s partnership agreement permits MPLX to classify up to $60.0 million as operating surplus, even if it is generated from asset sales, non-working capital borrowings or other sources that would otherwise constitute capital surplus. This cash may be used to fund distributions on MPLX’s subordinated units (if any are outstanding) or to MPLX’s general partner in respect of the general partner interest or the incentive distribution rights;

•	MPLX’s partnership agreement does not restrict MPLX’s general partner from causing MPLX to pay it or its affiliates for any services rendered to MPLX or entering into additional contractual arrangements with any of these entities on MPLX’s behalf;

•	MPLX’s general partner intends to limit its liability regarding MPLX’s contractual and other obligations;

•	MPLX’s general partner may exercise its right to call and purchase all of the common units not owned by it and its affiliates if it and its affiliates own more than 85% of the common units;

•	MPLX’s general partner controls the enforcement of obligations owed to MPLX by MPLX’s general partner and its affiliates, including MPLX’s transportation and storage services agreements with MPC;

•	MPLX’s general partner decides whether to retain separate counsel, accountants or others to perform services for MPLX; and

•	MPLX’s general partner may elect to cause MPLX to issue common units to it in connection with a resetting of the target distribution levels related to MPLX’s general partner’s incentive distribution rights without the approval of the conflicts committee of the board of directors of MPLX’s general partner, which MPLX refers to as its conflicts committee, or MPLX’s unitholders. This election may result in lower distributions to MPLX’s common unitholders in certain situations.

Under the terms of MPLX’s partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to MPLX’s general partner or any of its affiliates, including its executive officers, directors and owners. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for MPLX will not have any duty to communicate or offer such opportunity to MPLX. Any such person or entity will not be liable to MPLX or to any limited partner for breach of any legal duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to MPLX. This may create actual and potential conflicts of interest between MPLX and affiliates of MPLX’s general partner and result in less than favorable treatment of MPLX and MPLX’s unitholders.

MPLX’s partnership agreement requires that it distribute all of its available cash, which could limit MPLX’s ability to grow and make acquisitions.

MPLX’s partnership agreement requires that it distribute all of its available cash to MPLX’s unitholders. As a result, MPLX expects to rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund MPLX’s acquisitions and expansion capital expenditures. Therefore, to the extent MPLX is unable to finance MPLX’s growth externally, MPLX’s cash distribution policy will significantly impair MPLX’s ability to grow. In addition, because MPLX will distribute all of its available cash, MPLX’s growth may not be as fast as that of businesses that reinvest their available cash to expand ongoing operations. To the extent MPLX issues additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that MPLX will be unable to maintain or increase its per unit distribution level. While there are certain limitations in the Merger Agreement on MPLX’s ability to issue additional units, following the consummation of the Merger there are no limitations in MPLX’s partnership agreement or MPLX’s revolving credit facility on MPLX’s ability to issue additional units, including units ranking senior to the common units as to distribution or liquidation, and MPLX’s unitholders will have no preemptive or other rights (solely as a result of their status as unitholders) to purchase any such additional units. The incurrence of additional commercial borrowings or other debt to finance MPLX’s growth strategy would result in increased interest expense, which, in turn, may reduce the amount of cash available to distribute to MPLX’s unitholders.

MPLX’s partnership agreement replaces MPLX’s general partner’s legal duties to holders of MPLX’s common units with contractual standards governing its duties and restricts the remedies available to unitholders for actions taken by MPLX’s general partner.

MPLX’s partnership agreement contains provisions that eliminate the standards to which MPLX’s general partner would otherwise be held by state law and replaces those duties with several different contractual standards. For example, MPLX’s partnership agreement permits MPLX’s general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as MPLX’s general partner, free of any duties to MPLX and MPLX’s unitholders other than the implied contractual covenant of good faith and fair dealing. MPLX’s general partner is entitled to consider only the interests and factors that it desires and is relieved of any duty or obligation to give consideration to any interest of, or factors affecting, MPLX, MPLX’s affiliates or MPLX’s limited partners.

MPLX’s partnership agreement contains provisions that restrict the remedies available to unitholders for actions taken by MPLX’s general partner that might otherwise constitute breaches of legal duty under state law. For example, MPLX’s partnership agreement:

•	provides that whenever MPLX’s general partner makes a determination or takes, or declines to take, any other action in its capacity as MPLX’s general partner, MPLX’s general partner is required to make such determination, or take or decline to take such other action, in good faith and will not be subject to any other or different standard imposed by MPLX’s partnership agreement, Delaware law, or any other law, rule or regulation, or at equity;

•	provides that MPLX’s general partner will not have any liability to MPLX or MPLX’s unitholders for decisions made in its capacity as a general partner so long as it acted in good faith;

•	provides that MPLX’s general partner and its officers and directors will not be liable for monetary damages to MPLX or MPLX’s limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that MPLX’s general partner or its officers and directors, as the case may be, acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

•	provides that MPLX’s general partner will not be in breach of its obligations under MPLX’s partnership agreement or its legal duties to MPLX or MPLX’s limited partners if a transaction with an affiliate or the resolution of a conflict of interest is approved in accordance with, or otherwise meets the standards set forth in, MPLX’s partnership agreement.

In connection with a transaction with an affiliate or a conflict of interest, MPLX’s partnership agreement provides that any determination by MPLX’s general partner must be made in good faith, and that MPLX’s conflicts committee and the board of directors of MPLX’s general partner are entitled to a presumption that they acted in good faith. When the MPLX partnership agreement requires someone to act in good faith, it requires that person to subjectively believe that he is acting in a manner that is not adverse to the best interests of MPLX or meets the standard specified in the MPLX partnership agreement. In any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. By purchasing a common unit, a unitholder is treated as having consented to the provisions in MPLX’s partnership agreement, including the provisions discussed above. MWE unitholders receiving MPLX Common Units in the Merger will be treated as having consented to the provisions in MPLX’s partnership agreement, including the provisions discussed above.

MPLX unitholders have very limited voting rights and have no right to elect MPLX’s general partner or the board of directors of MPLX’s general partner.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting MPLX’s business and, therefore, limited ability to influence management’s decisions regarding

MPLX’s business. Unitholders did not elect MPLX’s general partner or the board of directors of MPLX’s general partner and will have no right to elect MPLX’s general partner or the board of directors of MPLX’s general partner on an annual or other continuing basis. The board of directors of MPLX’s general partner is chosen by the members of MPLX’s general partner, which is a wholly owned subsidiary of MPC. Furthermore, if the unitholders are dissatisfied with the performance of MPLX’s general partner, they will have little ability to remove MPLX’s general partner. As a result of these limitations, the price at which MPLX Common Units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

The unitholders are currently unable to remove MPLX’s general partner without its consent because MPLX’s general partner and its affiliates own sufficient units to be able to prevent its removal. The vote of the holders of at least 66 2⁄3% of all outstanding MPLX Common Units and subordinated units, if any, voting together as a single class is required to remove MPLX’s general partner. As of September 30, 2015, MPLX’s general partner and its affiliates owned 70.9% of the MPLX Common Units (excluding MPLX Common Units held by officers and directors of MPLX’s general partner and MPC). The MPLX subordinated units converted to MPLX Common Units on a one-for-one basis on August 17, 2015, the first business day following the payment of its second-quarter 2015 distribution. Upon consummation of the Merger, MPLX’s general partner and its affiliates expect to own approximately 19% of the MPLX Common Units outstanding (excluding MPLX Common Units held by officers and directors of MPLX’s general partner and MPC).

Furthermore, unitholders’ voting rights are further restricted by the MPLX partnership agreement provision providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than MPLX’s general partner, its affiliates, their transferees, and persons who acquired such units with the prior approval of the board of directors of MPLX’s general partner, cannot vote on any matter.

MPLX’s partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about MPLX’s operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

If MPLX unitholders are not both citizenship-eligible holders and rate-eligible holders, their MPLX Common Units may be subject to redemption.

In order to avoid (1) any material adverse effect on the maximum applicable rates that can be charged to customers by MPLX’s subsidiaries on assets that are subject to rate regulation by the Federal Energy Regulatory Commission or analogous regulatory body, and (2) any substantial risk of cancellation or forfeiture of any property, including any governmental permit, endorsement or other authorization, in which MPLX has an interest, MPLX has adopted certain requirements regarding those investors who may own MPLX’s common units. Citizenship eligible holders are individuals or entities whose nationality, citizenship or other related status does not create a substantial risk of cancellation or forfeiture of any property, including any governmental permit, endorsement or authorization, in which MPLX has an interest, and will generally include individuals and entities who are U.S. citizens. Rate eligible holders are individuals or entities subject to U.S. federal income taxation on the income generated by MPLX or entities not subject to U.S. federal income taxation on the income generated by MPLX, so long as all of the entity’s owners are subject to such taxation. If unitholders are not persons who meet the requirements to be citizenship eligible holders and rate eligible holders, they run the risk of having their units redeemed by MPLX at the market price as of the date three days before the date the notice of redemption is mailed. The redemption price will be paid in cash or by delivery of a promissory note, as determined by MPLX’s general partner. In addition, if unitholders are not persons who meet the requirements to be citizenship eligible holders, they will not be entitled to voting rights.

Cost reimbursements, which will be determined in MPLX’s general partner’s sole discretion, and fees due MPLX’s general partner and its affiliates for services provided will be substantial and will reduce MPLX’s cash available for distribution.

Under MPLX’s partnership agreement, MPLX is required to reimburse MPLX’s general partner and its affiliates for all costs and expenses that they incur on MPLX’s behalf for managing and controlling MPLX’s business and operations. Except to the extent specified under MPLX’s omnibus agreement or MPLX’s employee services agreements, MPLX’s general partner determines the amount of these expenses. Under the terms of the omnibus agreement, MPLX will be required to reimburse MPC for the provision of certain general and administrative services to MPLX. Under the terms of MPLX’s employee services agreements, MPLX has agreed to reimburse MPC for the provision of certain operational and management services to MPLX in support of MPLX’s pipelines, barge dock, storage cavern and tank farms. MPLX’s general partner and its affiliates also may provide MPLX other services for which it will be charged fees as determined by MPLX’s general partner. Payments to MPLX’s general partner and its affiliates will be substantial and will reduce the amount of cash available for distribution to unitholders.

MPLX’s general partner interest, the control of MPLX’s general partner and the incentive distribution rights of MPLX’s general partner may be transferred to a third party without unitholder consent.

MPLX’s general partner may transfer its general partner interest to a third party in a Merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, there is no restriction in MPLX’s partnership agreement on the ability of MPC to transfer its membership interest in MPLX’s general partner to a third party. The new partners of MPLX’s general partner would then be in a position to replace the board of directors and officers of MPLX’s general partner with their own choices and to control the decisions taken by the board of directors and officers.

Additionally, MPLX’s general partner may transfer its incentive distribution rights to a third party at any time without the consent of MPLX’s unitholders. If MPLX’s general partner transfers its incentive distribution rights to a third party but retains its general partner interest, MPLX’s general partner may not have the same incentive to grow MPLX’s partnership and increase quarterly distributions to unitholders over time as it would if it had retained ownership of its incentive distribution rights. For example, a transfer of incentive distribution rights by MPLX’s general partner could reduce the likelihood of MPC selling or contributing additional midstream assets to MPLX, as MPC would have less of an economic incentive to grow MPLX’s business, which in turn would impact MPLX’s ability to grow MPLX’s asset base.

MPLX may issue additional units without MPLX unitholder approval, which would dilute unitholder interests.

At any time, MPLX may issue an unlimited number of limited partner interests of any type without the approval of MPLX’s unitholders and MPLX’s unitholders will have no preemptive or other rights (solely as a result of their status as unitholders) to purchase any such limited partner interests. Further, neither MPLX’s partnership agreement nor MPLX’s revolving credit facility prohibits the issuance of equity securities that may effectively rank senior to the MPLX Common Units as to distributions or liquidations. The issuance by MPLX of additional MPLX Common Units or other equity securities of equal or senior rank will have the following effects:

•	MPLX’s unitholders’ proportionate ownership interest in MPLX will decrease;

•	the amount of cash available for distribution on each unit may decrease;

•	the ratio of taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of the MPLX Common Units may decline.

MPC may sell units in the public or private markets, and such sales could have an adverse impact on the trading price of the common units.

As of September 30, 2015, MPC held 56,932,134 MPLX Common Units, approximately 70.9% of the MPLX Common Units outstanding. Upon consummation of the Merger, MPC expects to own approximately 19% of the MPLX Common Units outstanding (excluding MPLX Common Units held by officers and directors of MPLX’s general partner and MPC). Additionally, MPLX has agreed to provide MPC with certain registration rights. The sale of these units in the public or private markets could have an adverse impact on the price of the common units or on any trading market that may develop.

MPLX’s general partner’s discretion in establishing cash reserves may reduce the amount of cash available for distribution to unitholders.

MPLX’s partnership agreement requires MPLX’s general partner to deduct from operating surplus cash reserves that it determines are necessary to fund MPLX’s future operating expenditures. In addition, the MPLX partnership agreement permits the general partner to reduce available cash by establishing cash reserves for the proper conduct of MPLX’s business (including reserves for future capital expenditures), to comply with applicable law or agreements to which MPLX is a party, or to provide funds for future distributions to partners. These cash reserves will affect the amount of cash available for distribution to unitholders.

Affiliates of MPLX’s general partner, including MPC, may compete with MPLX, and neither MPLX’s general partner nor its affiliates have any obligation to present business opportunities to MPLX.

Neither MPLX’s partnership agreement nor MPLX’s omnibus agreement will prohibit MPC or any other affiliates of MPLX’s general partner from owning assets or engaging in businesses that compete directly or indirectly with MPLX. In addition, MPC and other affiliates of MPLX’s general partner may acquire, construct or dispose of additional midstream assets in the future without any obligation to offer MPLX the opportunity to purchase any of those assets. As a result, competition from MPC and other affiliates of MPLX’s general partner could materially and adversely impact MPLX’s results of operations and cash available for distribution to unitholders.

MPLX’s general partner may cause MPLX to borrow funds in order to make cash distributions, even where the purpose or effect of the borrowing benefits the general partner or its affiliates.

In some instances, MPLX’s general partner may cause MPLX to borrow funds under MPLX’s revolving credit facility, from MPC or otherwise from third parties to permit the payment of cash distributions. These borrowings are permitted even if the purpose and effect of the borrowing is to enable MPLX to make a distribution on the subordinated units, to make incentive distributions or to hasten the expiration of the subordination period.

A unitholder’s liability may not be limited if a court finds that unitholder action constitutes control of MPLX’s business.

A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made non-recourse to the general partner. MPLX’s partnership is organized under Delaware law, and MPLX conducts business in a number of other states. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some jurisdictions. A unitholder could be liable for MPLX’s obligations as if they were a general partner if a court or government agency were to determine that:

•	MPLX was conducting business in a state but had not complied with that particular state’s partnership statute; or

•	a unitholder’s right to act with other unitholders to remove or replace the general partner, to approve some amendments to MPLX’s partnership agreement or to take other actions under MPLX’s partnership agreement constitute “control” of MPLX’s business.

Unitholders may have to repay distributions that were wrongfully distributed to them.

Under certain circumstances, unitholders may have to repay amounts wrongfully distributed to them. Under Section 17-607 of the Delaware LP Act, MPLX may not make a distribution to unitholders if the distribution would cause MPLX’s liabilities to exceed the fair value of MPLX’s assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Transferees of common units are liable for the obligations of the transferor to make contributions to the partnership that are known to the transferee at the time of the transfer and for unknown obligations if the liabilities could be determined from MPLX’s partnership agreement. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

MPLX’s general partner, or any transferee holding incentive distribution rights, may elect to cause MPLX to issue common units and general partner units to it in connection with a resetting of the target distribution levels related to its incentive distribution rights, without the approval of MPLX’s conflicts committee or the holders of MPLX’s common units. This could result in lower distributions to holders of MPLX’s common units.

MPLX’s general partner has the right, at any time when there are no subordinated units outstanding and it has received distributions on its incentive distribution rights at the highest level to which it is entitled (48.0%), in addition to distributions paid on its 2.0% general partner interest, each as of June 30, 2015, for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on MPLX’s distributions at the time of the exercise of the reset election. Following a reset election, the minimum quarterly distribution will be adjusted to equal the reset minimum quarterly distribution, and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

If MPLX’s general partner elects to reset the target distribution levels, it will be entitled to receive a number of common units and general partner units. The number of common units to be issued to MPLX’s general partner will be equal to that number of common units that would have entitled their holder to an average aggregate quarterly cash distribution in the prior two quarters equal to the average of the distributions to MPLX’s general partner on the incentive distribution rights in the prior two quarters. MPLX’s general partner will also be issued the number of general partner units necessary to maintain MPLX’s general partner’s interest in MPLX at the level that existed immediately prior to the reset election. MPLX anticipates that its general partner would exercise this reset right to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion. It is possible, however, that MPLX’s general partner could exercise this reset election at a time when it is experiencing, or expects to experience, declines in the cash distributions it receives related to its incentive distribution rights and may, therefore, desire to be issued common units rather than retain the right to receive distributions based on the initial target distribution levels. This risk could be elevated if MPLX’s incentive distribution rights have been transferred to a third party. As a result, a reset election may cause MPLX’s common unitholders to experience a reduction in the amount of cash distributions that they would have otherwise received had MPLX not issued new common units and general partner units in connection with resetting the target distribution levels. Additionally, MPLX’s general partner has the right to transfer all or any portion of MPLX’s incentive distribution rights at any time, and such transferee shall have the same rights as the general partner relative to resetting target distributions if MPLX’s general partner concurs that the tests for resetting target distributions have been fulfilled.

MPLX’s general partner has a limited call right that may require unitholders to sell common units at an undesirable time or price.

If at any time MPLX’s general partner and its affiliates own more than 85% of MPLX’s common units, MPLX’s general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to MPLX, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than their then current market price. As a result, unitholders may be required to sell their common units at an undesirable time or price and may not receive any return on their investment. Unitholders may also incur a tax liability upon a sale of such units.

The NYSE does not require a publicly traded limited partnership like MPLX to comply with certain of its corporate governance requirements.

MPLX lists its common units on the NYSE. Because MPLX is a publicly traded limited partnership, the NYSE does not require MPLX to have a majority of independent directors on MPLX’s general partner’s board of directors or to establish a compensation committee or a nominating and corporate governance committee. Furthermore, the NYSE does not require MPLX to seek unitholder approval of the Merger. Accordingly, unitholders will not have the same protections afforded to certain corporations that are subject to all of the NYSE corporate governance requirements.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 21E of the Exchange Act. All statements other than historical facts, including, without limitation, statements regarding the expected benefits of the proposed Merger to MPLX and MWE and their respective unitholders, the anticipated completion of the proposed Merger or the timing thereof, the expected future reserves, production, financial position, business strategy, revenues, earnings, costs, capital expenditures, anticipated growth, planned activities, market opportunities, strategy, competition and debt levels of the combined partnership, the plans and objectives of management for future operations, and MPLX’s or MWE’s, as applicable, current expectations, estimates and projections about MPLX’s or MWE’s industry and MPLX’s or MWE’s partnership are forward-looking statements. When used in this proxy statement/prospectus, words such as “may,” “can,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “believe,” “will” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. It is uncertain whether the events anticipated will transpire, or if they do occur what impact they will have on the results of operations and financial condition of MPLX, MWE or of the combined entity. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results, the ability to generate sales, income or cash flow, to realize cost savings or other benefits associated with the merger, to service debt or to make distributions are forward-looking statements. Forward-looking statements are not guarantees of performance. While the management teams of MWE and MPLX consider these assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the control of MWE and MPLX. Specific factors which could cause actual results to differ from those in the forward-looking statements include:

•	the ability to complete the proposed Merger on the anticipated terms and timetable;

•	the failure to obtain approval of the Merger Agreement by the MWE Common Unitholders and the failure to satisfy various other conditions to the closing of the transactions contemplated by the Merger Agreement;

•	the failure to obtain governmental approvals of the Merger on the proposed terms and schedule, and any conditions imposed on the combined partnership in connection with consummation of the Merger;

•	the risk that the synergies from the Merger may not be fully realized or may take longer to realize than expected;

•	disruption from the Merger making it more difficult to maintain relationships with customers, employees or suppliers;

•	the integration of MWE being more difficult, time-consuming or costly than expected;

•	general market perception of the Merger;

•	risks relating to any unforeseen liabilities of MWE;

•	the parties’ ability to meet expectations regarding the timing and tax treatment of the Merger;

•	the parties’ ability to attract and retain key personnel;

•	changes in general economic, market or business conditions;

•	changes in the economic and financial conditions of MWE and MPLX;

•	changes in producer customers’ drilling plans or in volumes of throughput of crude oil, natural gas, NGLs, refined products or other hydrocarbon-based products;

•	changes in regional, national and worldwide prices of crude oil, natural gas, NGLs and refined products;

•	domestic and foreign supplies of crude oil and other feedstocks, natural gas, NGLs and refined products such as gasoline, diesel fuel, jet fuel, home heating oil and petrochemicals;

•	foreign imports and exports of crude oil, refined products, natural gas and NGLs;

•	refining industry overcapacity or under capacity;

•	changes in the cost or availability of third-party vessels, pipelines, rail cars and other means of transportation for crude oil, natural gas, NGLs, feedstocks and refined products;

•	price, availability and acceptance of alternative fuels and alternative-fuel vehicles and laws mandating such fuels or vehicles;

•	fluctuations in consumer demand for refined products, natural gas and NGLs, including seasonal fluctuations;

•	political and economic conditions in nations that consume refined products, natural gas and NGLs, including the United States, and in crude oil producing regions, including the Middle East, Africa, Canada and South America;

•	actions taken by MPLX’s or MWE’s competitors and the expansion and retirement of pipeline capacity, processing, fractionation and treating facilities in response to market conditions;

•	changes in fuel and utility costs for MPLX’s or MWE’s facilities;

•	the adequacy of MPLX’s or MWE’s capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions and execute MPLX’s or MWE’s business plan;

•	MPLX’s or MWE’s ability to successfully implement MPLX’s or MWE’s growth strategy, whether through organic growth or acquisitions;

•	capital market conditions, the availability of unsecured credit and MPLX’s or MWE’s ability to raise adequate capital to execute MPLX’s or MWE’s business plan and implement MPLX’s or MWE’s growth strategy;

•	accidents or other unscheduled shutdowns affecting MPLX’s or MWE’s pipelines, processing, fractionation and treating facilities or equipment, or those of MPLX’s or MWE’s suppliers or customers or facilities upstream or downstream of MPLX’s or MWE’s facilities;

•	unusual weather conditions and natural disasters;

•	acts of war, terrorism or civil unrest that could impair MPLX’s or MWE’s ability to gather, process, fractionate or transport crude oil, natural gas, NGLs or refined products;

•	legislative or regulatory action, which may adversely affect MPLX’s or MWE’s business or operations;

•	rulings, judgments or settlements in litigation or other legal, tax or regulatory matters, including unexpected environmental remediation costs, in excess of any reserves or insurance coverage;

•	political pressure and influence of environmental groups upon the policies and decisions related to the production, gathering, refining, processing, fractionation, transportation and marketing of natural gas, oil, NGLs or other carbon based fuels;

•	labor and material shortages;

•	other uncertainties and matters beyond the control of management; and

•	other risks described under the caption “Risk Factors” in MPLX’s and MWE’s Annual Reports on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q.

Unless expressly stated otherwise, forward-looking statements are based on the expectations and beliefs of the respective management teams of MPLX and MWE, based on information currently available, concerning future events affecting MPLX and MWE. Although MPLX and MWE believe that these forward-looking statements are based on reasonable assumptions, they are subject to uncertainties and factors related to operations and business environments of MPLX and MWE, all of which are difficult to predict and many of which are beyond the control of MPLX and MWE. Any or all of the forward-looking statements in this proxy statement/prospectus may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. The foregoing list of factors should not be construed to be exhaustive. Many factors mentioned in this proxy statement/prospectus, including the risks outlined under the caption “Risk Factors” contained in the Exchange Act reports of MPLX and MWE, incorporated herein by reference, will be important in determining future results, and actual future results may vary materially. There is no assurance that the actions, events or results of the forward-looking statements will occur, or, if any of them do, when they will occur or what effect they will have on the results of operations, financial condition, cash flows or distributions of MPLX or MWE. In view of these uncertainties, MPLX and MWE caution that investors should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, MPLX and MWE undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

THE PARTIES

MPLX LP

MPLX is a Delaware limited partnership with its common units traded on the NYSE under the symbol “MPLX.” MPLX is a fee-based, growth-oriented master limited partnership formed by MPC to own, operate, develop and acquire pipelines and other midstream assets related to the transportation and storage of crude oil, refined products and other hydrocarbon-based products. MPLX GP is a Delaware limited liability company and is MPLX’s general partner. MPLX’s principal executive offices are located at 200 E. Hardin Street, Findlay, Ohio 45840, and its telephone number is (419) 672-6500. More information about MPLX can be found on MPLX’s Internet website, www.mplx.com.

MPC is a Delaware corporation with its common stock traded on the NYSE under the symbol “MPC.” MPC has 128 years of experience in the energy business with its roots tracing back to the formation of the Ohio Oil Company in 1887. MPC is one of the largest independent petroleum product refining, marketing, retail and transportation businesses in the United States and the largest east of the Mississippi. MPC’s principal executive offices are located at 539 South Main Street, Findlay, Ohio 45840, and its telephone number is (419) 422-2121.

Merger Sub is a Delaware limited liability company and wholly owned subsidiary of MPLX. Merger Sub was created for purposes of the Merger and has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the transactions contemplated by the Merger Agreement.

MarkWest Energy Partners, L.P.

MWE is a publicly-traded Delaware limited partnership formed in January 2002. MWE is a master limited partnership that owns and operates midstream services related businesses. MWE and its subsidiaries have a leading presence in many natural gas resource plays including the Marcellus Shale, Utica Shale, Huron/Berea Shale, Haynesville Shale, Woodford Shale and Granite Wash formation where MWE and its subsidiaries provide midstream services to producer customers. MWE Common Units trade on the NYSE under the symbol “MWE.”

MWE and its subsidiaries’ integrated midstream energy asset network links producers of natural gas, NGLs and crude oil from some of the largest supply basins in the United States to domestic and international markets. MWE and its subsidiaries’ midstream energy operations include: natural gas gathering, processing and transportation; NGL gathering, transportation, fractionation, storage, and marketing; and crude oil gathering and transportation. As of June 30, 2015, MWE and its consolidated subsidiaries’ assets included approximately 6,900 MMcf/d of natural gas processing capacity, 380,000 Bbl/d of NGL fractionation capacity and nearly 5,000 miles of pipelines.

MWE and its subsidiaries conduct operations in the following operating segments: Marcellus, Utica, Northeast and Southwest. Maps detailing the individual assets can be found on MWE’s Internet website, www.markwest.com.

MWE is managed by its general partner, MWE GP, which is a wholly owned subsidiary of MWE as a result of the ownership structure adopted after the February 2008 merger of MWE and MarkWest Hydrocarbon.

The address of MWE’s and MWE GP’s principal executive offices is 1515 Arapahoe Street, Tower 1, Suite 1600, Denver, Colorado 80202-2137, and the telephone number at this address is (303) 925-9200.

Additional information about MWE, including but not limited to information regarding its business, financial statements, financial condition and results of operations, is set forth in MWE’s Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, each of which is incorporated by reference in this document. See also “Where You Can Find More Information” beginning on page 231.

THE MWE SPECIAL MEETING

MWE is providing this proxy statement/prospectus to holders of MWE Common Units in connection with the solicitation of proxies to be voted at the special meeting of holders of MWE Common Units that MWE has called for, among other things, the purpose of holding a vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby and at any adjournment or postponement thereof. This proxy statement/prospectus constitutes a prospectus for MPLX in connection with the issuance by MPLX of MPLX Common Units in connection with the Merger. This proxy statement/prospectus is first being mailed to the MWE Common Unitholders on or about October 30, 2015, and provides holders of MWE Common Units with the information they need to know to be able to vote or instruct their broker, bank or other nominee how to vote at the MWE special meeting.

About the Meeting

Date, Time and Place

The special meeting will be held at MWE’s corporate headquarters, 1515 Arapahoe Street, Tower 1, Suite 1600, Denver, Colorado 80202, on December 1, 2015, at 9:00 a.m., local time.

Purpose

At the MWE special meeting, holders of MWE Common Units will be asked to vote only on the following proposals:

•	Proposal 1 (Merger Proposal): to approve the Merger Agreement, as such agreement may be amended from time to time, and the transactions contemplated thereby;

•	Proposal 2 (Advisory Compensation Proposal): to approve, on an advisory, non-binding basis, the Merger-related compensation payments that may become payable to MWE’s named executive officers in connection with the Merger; and

•	Proposal 3 (Adjournment Proposal): to approve the adjournment of the MWE special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement at the time of the special meeting.

MWE GP’s Board Recommendation

The board of directors of MWE GP recommends that holders of MWE Common Units vote:

•	Proposal 1 (Merger Proposal): “FOR” approval of the Merger Agreement and the transactions contemplated thereby;

•	Proposal 2 (Advisory Compensation Proposal): “FOR” the approval, on an advisory, non-binding basis, of the Merger-related compensation payments that may be paid or become payable to MWE’s named executive officers in connection with the Merger; and

•	Proposal 3 (Adjournment Proposal): “FOR” any adjournment of the MWE special meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement at the time of the special meeting.

Among other things, the MWE GP Board has (i) determined that the Merger Agreement and the Merger are advisable and in the best interests of MWE and its limited partners and (ii) approved the Merger and the Merger Agreement, and the MWE GP Board has resolved to recommend approval of the Merger Agreement to the holders of MWE Common Units. See “Proposal 1: The Merger—Recommendation of the MWE GP Board and Its Reasons For the Merger.”

Certain of MWE GP’s executive officers have financial interests in the Merger that may be different from, or in addition to, the interests of MWE Common Unitholders generally. Additionally, certain of MWE GP’s non-employee directors have financial interests in the Merger that are different from, or are in addition to, the interests of MWE Common Unitholders, which generally arise from their right to indemnification and insurance coverage that will survive the completion of the Merger (on terms substantially similar to the directors’ existing indemnification and insurance coverage). The members of the MWE GP Board were aware of and considered these interests in reaching the determination to approve the Merger Agreement and declare the Merger Agreement and the transactions contemplated thereby, including the Merger, to be advisable and in the best interests of MWE and its limited partners, and in recommending to MWE Common Unitholders that they approve the Merger Proposal. These interests are described under “Proposal 1: The Merger—Interests of Directors and Executive Officers of MWE GP in the Merger.”

Record Date; Outstanding Units; Units Entitled to Vote

The record date for the special meeting is October 5, 2015. Only holders of MWE Common Units of record at the close of business on the record date will be entitled to receive notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.

As of the close of business on the record date of October 5, 2015, there were approximately 195,230,469 MWE Common Units outstanding and entitled to vote at the special meeting. Each MWE Common Unit is entitled to one vote. MWE also had 22,640,000 MWE Class A Units and 7,981,756 MWE Class B Units outstanding as of the close of business on the record date; however, MWE Class A Units and MWE Class B Units are not entitled to vote on any proposal described in this proxy statement/prospectus.

If at any time any person or group other than MWE GP and its affiliates beneficially owns 20% or more of any class of equity interests in MWE, such person or group loses voting rights on all of its units and such units will not be considered “outstanding.” This loss of voting does not apply to any person or group who acquired 20% or more of any class of equity interests issued by MWE with the prior approval of the MWE GP Board.

A complete list of holders of MWE Common Units of record entitled to vote at the special meeting will be available for inspection at the principal place of business of MWE during regular business hours for a period of no less than ten days before the special meeting and at the place of the special meeting during the meeting.

Quorum

At least a majority of the outstanding MWE Common Units must be represented in person or by proxy at the special meeting in order to constitute a quorum. A quorum of MWE Common Unitholders represented in person or by proxy at the special meeting is required to vote on approval of the Merger Agreement at the special meeting, but not to vote on approval of any adjournment of the special meeting. Any abstentions will be counted in the number of MWE Common Units considered to be present at the meeting for purposes of determining whether a quorum is present at the special meeting.

Vote Required

To approve the Merger Agreement and the transactions contemplated thereby, holders of at least a majority of the outstanding MWE Common Units must vote in favor of approval of the Merger Agreement and the transactions contemplated thereby. Because approval is based on the affirmative vote of at least a majority of the outstanding MWE Common Units, an MWE Common Unitholder’s failure to submit a proxy card or to vote in person at the special meeting or an abstention from voting, or the failure of an MWE Common Unitholder who holds his or her units in “street name” through a broker, bank or other nominee to give voting instructions to such broker, bank or other nominee, will have the same effect as a vote “AGAINST” the approval of the Merger Agreement and the transactions contemplated thereby.

To approve, on an advisory, non-binding basis, the Merger-related compensation payments that may be paid or become payable to MWE’s named executive officers in connection with the Merger, the affirmative vote of holders of a majority of the outstanding MWE Common Units entitled to vote and represented in person or by proxy at the special meeting must vote in favor of the proposal. Accordingly, abstentions will have the same effect as votes “AGAINST” approval and if you fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, bank or other nominee and are otherwise represented in person or by proxy, it will have the same effect as a vote “AGAINST” the proposal.

To approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement at the time of the special meeting, the affirmative vote of holders of a majority of the outstanding MWE Common Units entitled to vote and represented in person or by proxy at the special meeting must vote in favor of the proposal. Accordingly, abstentions will have the same effect as votes “AGAINST” approval and if you fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, bank or other nominee and are otherwise represented in person or by proxy, it will have the same effect as a vote “AGAINST” the proposal.

Unit Ownership of and Voting by MWE GP’s Directors and Executive Officers

At the close of business on the record date for the MWE special meeting, MWE GP’s directors and executive officers and their affiliates beneficially owned and had the right to vote 1,552,140 MWE Common Units at the MWE special meeting, which represents approximately 0.8% of the MWE Common Units entitled to vote at the MWE special meeting. It is expected that MWE GP’s directors and executive officers and their affiliates will vote their units “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, although none of them has entered into any agreement requiring them to do so.

Voting of Units by Holders of Record

If you are entitled to vote at the MWE special meeting and your MWE Common Units are registered in your name with MWE’s transfer agent, Wells Fargo Bank, N.A., then you are an MWE Common Unitholder of record, and you received paper copies of this proxy statement/prospectus directly from MWE. As an MWE Common Unitholder of record, you have the right to grant your voting proxy directly to MWE or to vote in person by completing a ballot at the MWE special meeting. However, MWE encourages you to submit a proxy before the MWE special meeting even if you plan to attend the MWE special meeting in order to ensure that your MWE Common Units are voted. A proxy is a legal designation of another person to vote your MWE Common Units on your behalf. If you hold MWE Common Units in your own name, you may submit a proxy for your MWE Common Units before the special meeting in one of the following manners:

Internet:

To vote electronically, access http://www.proxyvote.com over the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. (EDT) the day before the special meeting. The enclosed proxy card has a control number that you must have to receive access to vote. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

Telephone:

You may vote by telephone by calling 1-800-690-6903 using a touch-tone phone to transmit your voting instructions up until 11:59 p.m. (EDT) the day before the meeting date. The enclosed proxy card has a control number that you must have to receive access to vote. Have your proxy card in hand when you call and follow the instructions.

Mail:

If you prefer to vote by mail, mark, sign and date the enclosed proxy card and return it in the postage-paid envelope included with these proxy materials or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by the day before the special meeting.

When an MWE Common Unitholder submits a proxy by telephone or through the Internet, his or her proxy is recorded immediately. MWE encourages the MWE Common Unitholders to submit their proxies using these methods whenever possible. If you submit a proxy by telephone or the Internet website, please do not return your proxy card by mail.

All MWE Common Units represented by each properly executed and valid proxy received before the MWE special meeting will be voted in accordance with the instructions given on the proxy. If an MWE Common Unitholder executes a proxy card without giving instructions, the MWE Common Units represented by that proxy card will be voted as the MWE GP Board recommends, which is:

•	Proposal 1 (Merger Proposal): “FOR” approval of the Merger Agreement, as such agreement may be amended from time to time, and the transactions contemplated thereby;

•	Proposal 2 (Advisory Compensation Proposal): “FOR” the approval, on an advisory, non-binding basis, of the Merger-related compensation payments that may be paid or become payable to MWE’s named executive officers in connection with the Merger; and

•	Proposal 3 (Adjournment Proposal): “FOR” any adjournment of the MWE special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement at the time of the special meeting.

Your vote is important. Accordingly, please submit your proxy by telephone, through the Internet or by mail, whether or not you plan to attend the meeting in person. Proxies submitted by telephone or through the Internet must be received by 11:59 p.m., Eastern Time, on November 30, 2015. Proxies submitted by mail must be received by the day before the special meeting.

Voting of Units Held in Street Name

Most MWE Common Unitholders hold their units through a brokerage firm, bank or other nominee rather than directly in their own name. If your units are held in a brokerage account, by a bank or other nominee (commonly referred to as being held in “street name”), you are the beneficial owner of these units and paper copies of this proxy statement/prospectus were forwarded to you by your broker, bank or other nominee as the MWE Common Unitholder of record. If your units are held in “street name,” you must instruct the broker, bank or other nominee on how to vote your units by following the instructions that the broker, bank or other nominee provides to you with these proxy materials. Most brokers, banks or other nominees offer the ability for common unitholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet.

If you do not provide voting instructions to your broker, bank or other nominee, your MWE Common Units will not be voted on any proposal. Brokers, banks or other holders of record holding your MWE Common Units in “street name” may not vote your MWE Common Units to approve the Merger Proposal, the Advisory Compensation Proposal or the Adjournment Proposal, absent instruction from you. Consequently, there cannot be any broker non-votes occurring in connection with these proposals at the special meeting. Unless you attend the special meeting in person with a properly executed legal proxy from your broker, bank or other holder of record, your failure to provide instructions to your broker, bank or other holder of record will result in your MWE Common Units not being present at the special meeting and not being voted on the proposals. If you hold your MWE Common Units in “street name,” you will receive instructions from your broker, bank or other holder of record that you must follow in order to vote your MWE Common Units.

If you hold MWE Common Units through a broker, bank or other nominee and wish to vote your MWE Common Units in person at the MWE special meeting, you must obtain a proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot when you vote at the MWE special meeting.

Revocability of Proxies; Changing Your Vote

You may revoke your proxy and/or change your vote at any time before your proxy is voted at the MWE special meeting. If you are an MWE Common Unitholder of record, you can do this by:

•	Sending a written notice, which is received prior to the Telephone/Internet Deadline, to MWE at 1515 Arapahoe Street, Tower 1, Suite 1600, Denver, Colorado 80202, Attn: Corporate Secretary, that bears a date later than the date of the proxy and states that you revoke your proxy;

•	Submitting a valid, later-dated proxy by mail, telephone or Internet that is received prior to the Telephone/Internet Deadline; or

•	Attending the MWE special meeting and voting by ballot in person (your attendance at the MWE special meeting will not, by itself, revoke any proxy that you have previously given).

If you hold your MWE Common Units through a broker, bank or other nominee, you must follow the directions you receive from your broker, bank or other nominee in order to revoke your proxy or change your voting instructions.

Solicitation of Proxies

This proxy statement/prospectus is furnished in connection with the solicitation of proxies by the MWE GP Board to be voted at the MWE special meeting. Under the Merger Agreement, MPLX and MWE agreed to each pay one-half of the expenses incurred in connection with the filing, printing and mailing of this proxy statement/prospectus. MWE will bear all other costs and expenses in connection with the solicitation of proxies. MWE has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the meeting and MWE estimates that it will pay MacKenzie Partners, Inc. a fee of approximately $40,000 for these services. MWE has also agreed to reimburse MacKenzie Partners, Inc. for reasonable and documented out-of-pocket expenses incurred in connection with the proxy solicitation and to indemnify MacKenzie Partners, Inc. against certain claims, losses and damages. In addition, MWE may reimburse brokerage firms and other persons representing beneficial owners of MWE Common Units for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of MWE GP’s directors, officers and employees by telephone, electronic mail, letter, facsimile or in person, but no additional compensation will be paid to them for assisting in the solicitation.

Unitholders should not send their MWE unit certificates with their proxies. A letter of transmittal and instructions for the surrender of certificates representing MWE Common Units, MWE Class A Units or MWE Class B Units will be mailed to holders of such units shortly after the completion of the Merger. The MPLX units that MWE unitholders will receive in the Merger will be in book-entry form.

No Other Business

Under the MWE partnership agreement, the business to be conducted at the MWE special meeting will be limited to the purposes stated in the notice to holders of MWE Common Units provided with this proxy statement/prospectus.

Adjournments

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. To approve an adjournment if a quorum is present, holders of at least a majority of the outstanding MWE Common Units must vote in favor of the proposal. To approve an adjournment if a quorum is not present, holders of at least a majority of the outstanding MWE Common Units entitled to vote at such meeting that are represented either in person or by proxy at such meeting must vote in favor of the proposal. MWE is not required to notify MWE Common Unitholders of any adjournment of 45 days or less if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At any adjourned meeting, MWE may transact any business that it might have transacted at the original special meeting, provided that a quorum is present at such adjourned meeting. Proxies submitted by holders of MWE Common Units for use at the original special meeting will be used at any adjournment or postponement of the meeting. References to the MWE special meeting in this proxy statement/prospectus are to such special meeting as adjourned or postponed.

MWE Unitholder Proposals

Ownership of MWE Common Units does not entitle holders of MWE Common Units to make proposals at the MWE special meeting. Under the MWE partnership agreement, only MWE GP can make a proposal at the special meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the MWE special meeting, please contact toll-free at (800) 322-2885 (banks and brokers call (212) 929-5500).

PROPOSAL 1: THE MERGER

This section of the proxy statement/prospectus describes the material aspects of the proposed Merger. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the documents incorporated herein by reference, including the full text of the Merger Agreement (which is attached as Annex A) and the full text of the Voting Agreement (which is attached as Annex B), for a more complete understanding of the Merger. In addition, important business and financial information about each of MPLX and MWE is contained in or incorporated into this proxy statement/prospectus by reference. See “Where You Can Find More Information.”

Effect of the Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, the Merger Agreement provides for the merger of Merger Sub with and into MWE, with MWE continuing as the surviving entity as a Delaware limited partnership and a wholly owned subsidiary of MPLX. MWE will cease to be a publicly held limited partnership following completion of the Merger. At the Effective Time, the certificate of limited partnership of MWE in effect immediately prior to the Effective Time will be the certificate of limited partnership of the surviving entity, until amended in accordance with its terms and applicable law.

The Merger Agreement provides that, at the Effective Time, (a) each MWE Common Unit issued and outstanding as of immediately prior to the Effective Time will be converted into the right to receive (i) 1.09 MPLX Common Units and (ii) an amount in cash obtained by dividing (x) $675 million by (y) the number of MWE Common Units plus the number of Canceled Awards plus the number of MWE Class B Units, in each case outstanding as of immediately prior to the Effective Time, (b) each MWE Class A Unit issued and outstanding as of immediately prior to the Effective Time will be converted into the right to receive (i) 1.09 MPLX Class A Units plus (ii) the number of MPLX Class A Units equal to a fraction, the numerator of which is the Fully Diluted Cash Consideration and the denominator of which is the closing trading price of MPLX Common Units on the trading day immediately preceding the Effective Time (the “Class A Consideration”) and (c) each MWE Class B Unit issued and outstanding as of immediately prior to the Effective Time will be converted into the right to receive one MPLX Class B Unit having substantially similar rights and obligations that the MWE Class B Units had immediately prior to the Effective Time.

Additionally, at the Effective Time, all MWE Class A Units owned by MWE GP will be distributed to MWE GP’s sole shareholder, MarkWest Hydrocarbon. Any MWE securities that are owned by MPLX or any subsidiary of MPLX immediately prior to the Effective Time (excluding any MWE securities deemed to be beneficially owned by MPLX due to its rights under the Voting Agreement or Lock-Up Agreement) will be automatically canceled without any conversion or payment of consideration in respect thereof, and any MWE securities owned by any subsidiary of MWE will be exchanged for the Class A Consideration.

At the Effective Time, the membership interests in Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into 99 MWE Common Units. Immediately following the Effective Time, MWE will issue one MWE Class A Unit to a to-be-formed, wholly owned subsidiary of MPLX (the “New General Partner”), which will be the general partner of MWE and sole holder of MWE Class A Units. Immediately following the Effective Time, and upon the issuance of the MWE Class A Unit to the New General Partner, the general partnership interest of MWE owned by MWE GP will be automatically canceled and will cease to exist and no consideration will be delivered in exchange for such canceled general partnership interest. At the Effective Time, the MWE Class A Unit issued to the New General Partner and the 99 MWE Common Units issued in exchange for the issued and outstanding membership interests in Merger Sub will constitute all of the issued and outstanding MWE securities. MPLX will be admitted as the sole limited partner of MWE and will hold all limited partner interests in MWE.

At the Effective Time, the books and records of MWE will be revised to reflect (i) the admission of MPLX as the sole limited partner of MWE and the simultaneous withdrawal of all other limited partners of MWE, (ii) the admission of the New General Partner as the general partner of MWE and the simultaneous withdrawal of MWE GP, and (iii) MWE will continue its existence as the surviving entity without dissolution.

Because the Exchange Ratio was fixed at the time the Merger Agreement was executed and because the market value of MPLX Common Units and MWE Common Units will fluctuate prior to the consummation of the Merger, holders of MWE Common Units and Canceled Awards cannot be sure of the value of the Common Unit Merger Consideration they will receive in the Merger. For example, decreases in the market value of MPLX Common Units will negatively affect the value of the unit consideration that holders of MWE Common Units and Canceled Awards receive, and increases in the market value of MWE Common Units may mean that the Common Unit Merger Consideration that such holders of MWE Common Units and Canceled Awards receive will be worth less than the market value of the MWE Common Units that they are exchanging. There can be no assurance that MPLX Common Units after the consummation of the Merger will trade on the same basis that MPLX Common Units traded prior to the consummation of the Merger. In addition, it is possible that the trading prices of MWE Common Units prior to the consummation of the Merger will not be indicative of the anticipated value of MWE Common Units if the Merger is not consummated. For example, trading prices of both MWE Common Units and MPLX Common Units prior to the consummation of the Merger could reflect some uncertainty as to the timing or the consummation of the Merger or could reflect trading activity by investors seeking to profit from market arbitrage. Additionally, because the aggregate amount of cash that will be received by all holders of MWE Common Units and Canceled Awards in the Merger was fixed at the time the Merger Agreement was executed and because the number of MWE Common Units and Canceled Awards issued and outstanding immediately prior to the Effective Time will fluctuate prior to the consummation of the Merger, holders of MWE Common Units and Canceled Awards cannot be sure of the amount of the Cash Consideration they will receive in the Merger. For example, issuances of additional MWE Common Units or Canceled Awards prior to the Effective Time will negatively affect the amount of the Cash Consideration that holders of MWE Common Units receive for each MWE Common Unit that they are exchanging. See “Risk Factors—Risks Factors Relating to the Merger—MWE Common Unitholders cannot be sure of the market value of the Common Unit Merger Consideration and the amount of the Cash Consideration they will receive in the Merger.”

MPLX will not issue any fractional units in the Merger. Instead, all fractional units of MPLX Common Units that holders of MWE Common Units and Canceled Awards would otherwise be entitled to receive as a result of the Merger will be aggregated by the exchange agent. The exchange agent will cause the whole units obtained thereby to be sold on behalf of such holders, in each case at then-prevailing market prices. Each holder of MWE Common Units (including Canceled Awards) that are converted pursuant to the Merger Agreement who would have received a fraction of an MPLX Common Unit will instead be entitled to receive a cash payment, without interest, representing such holder’s proportionate interest, if any, in the proceeds from such sales by the exchange agent (reduced by reasonable and customary fees of the exchange agent for such a sale) in one or more transactions of MPLX Common Units.

Each Phantom Unit that is outstanding immediately prior to the Effective Time, automatically and without any action on the part of the holder of such Phantom Unit, will immediately prior to the Effective Time become fully vested and converted into an equivalent number of MWE Common Units. Such MWE Common Units will be canceled and converted into the right to receive the Common Merger Consideration. As of the Effective Time, each holder of a Phantom Unit will cease to have any rights with respect thereto, except the right to receive the Common Merger Consideration in accordance with the terms and conditions of the Merger Agreement, and, if applicable, the right to receive any DER Payments as described below.

As of the Effective Time, each DER will be canceled and the holder of such canceled DER will cease to have any rights with respect to such canceled DER except the right to receive any DER Payments. See the section entitled “The Merger Agreement” for further information.

Holders as of the relevant record date of MWE Common Units, MWE Class A Units and DERs will have the continued rights to any Regular Distribution, without interest, with respect to such MWE Common Units, MWE Class A Units or DERs, as applicable, with a record date occurring prior to the Effective Time that may have been declared or made by MWE with respect to such units or DERs in accordance with the terms of the MWE partnership agreement or the MWE Equity Plan, as applicable, and the Merger Agreement and which remains unpaid as of the Effective Time. Regular Distributions by MWE will be paid on the payment date set therefor to such unitholders or holders of DERs, as applicable, whether or not they exchange such units pursuant to the Merger Agreement. The payments of Regular Distributions as described above with respect to DERs are referred to as the DER Payments.

Background of the Merger

The MWE GP Board and MWE’s management regularly review MWE’s plans and performance, as well as opportunities and challenges, in light of the business and economic environment of the midstream sector. These reviews have included potential strategic transactions, including strategic mergers, acquisitions and joint ventures. In addition, from time to time, management of MWE and members of the MWE GP Board have been approached by representatives of other companies in connection with potentially exploring strategic transactions, which are evaluated and considered and discussed with the MWE GP Board to the extent any formal indication of interest is received.

During the past two years, MPC and its affiliates and MWE and its affiliates have entered into multiple arms-length agreements in the ordinary course of business for the purchase and sale of commodities and services relating thereto.

Throughout 2014 and into the first quarter of 2015, representatives of MWE held numerous discussions with representatives of MPC and its affiliates, including MPLX, regarding potential joint venture and other commercial arrangements and opportunities. These meetings were generally attended by each company’s respective corporate development groups, and there was no discussion of any broader strategic transaction. At the end of January 2015, MWE’s management requested that Jefferies assist MWE in considering and evaluating the joint venture and commercial arrangements with MPC and its affiliates, including MPLX.

On February 13, 2015, Mr. Heminger, the chief executive officer of MPC and MPLX, and Mr. Semple, the chief executive officer of MWE, met in Denver, Colorado at Mr. Heminger’s request to discuss the joint venture and other commercial arrangements that had been the subjects of discussions between each party’s respective commercial teams. This was the first discussion between Mr. Heminger and Mr. Semple regarding the joint venture and other commercial arrangements. During the meeting, Mr. Heminger and Mr. Semple also discussed general market and industry trends applicable to their respective companies, including the consolidation occurring among master limited partnerships (“MLPs”). Mr. Heminger asked Mr. Semple whether there might be any interest in a broader transaction combining MPLX and MWE. Mr. Semple told Mr. Heminger that MWE’s management and, based on Mr. Semple’s prior discussions with the MWE GP Board, the MWE GP Board generally believed that, at the time, remaining a standalone entity provided the best path for maximizing unitholder value, but that appropriate consideration would be given to strategic transactions that would increase unitholder value. Mr. Heminger and Mr. Semple thereafter focused on the joint venture and commercial arrangements and did not have any further discussions regarding a broader strategic transaction until March 17, 2015.

In March 2015, Jefferies was asked by MWE’s management to advise on, and present to the MWE GP Board, potential strategic opportunities available to MWE. Jefferies was subsequently engaged in April 2015 to act as MWE’s financial advisor in connection with the MWE GP Board’s review and consideration of potential strategic transactions. MWE selected Jefferies based on its experience with MLPs, its expertise in the valuation of businesses in connection with mergers and acquisitions, in particular in the energy sector, Jefferies’ reputation in the investment banking community, and its familiarity and prior experience working with MWE on a variety of past assignments.

On March 10, 2015, the MWE GP Board held an in-person meeting at MWE’s headquarters, with members of management participating, during which they discussed, among other things, the joint venture and other commercial opportunities that MWE was exploring with MPC and its affiliates, including MPLX. MWE’s management also discussed with the MWE GP Board certain challenges facing MWE and the industry in which it participates, including with respect to the decline in commodity prices and the difficulties associated with the NGL markets in the Northeast United States. The MWE GP Board also discussed various broader strategic transactions.

On March 17, 2015, management representatives of MWE, on the one hand, and MPLX and MPC, on the other hand, met in Findlay, Ohio to continue discussing joint venture and other commercial arrangements. During the discussion, Mr. Heminger discussed with Mr. Semple his view of the advantages that a broader strategic transaction involving the acquisition of MWE by MPLX would provide to MWE and its unitholders, but did not propose terms of a transaction. Mr. Semple again discussed with Mr. Heminger that MWE’s management and the MWE GP Board generally believed that, at the time, remaining a standalone entity provided the best path for maximizing unitholder value, but if MPLX wanted to make a proposal that represented a compelling value to unitholders, MWE would give it appropriate consideration. Following the meeting, Mr. Semple informed the MWE GP Board of the discussion and MPLX’s preliminary expression of interest in a broader strategic transaction involving the acquisition of MWE by MPLX.

On March 26, 2015, the MWE GP Board held an in-person meeting at MWE’s headquarters, with members of management and Jefferies participating, to discuss the status of discussions with MPC and MPLX. Mr. Semple updated the MWE GP Board on his discussions with MPC and MPLX regarding the joint venture and other commercial arrangements. Mr. Semple also confirmed to the MWE GP Board that Mr. Heminger had raised the subject of a broader strategic transaction involving the acquisition of MWE by MPLX, but that no financial terms had been proposed by MPC and MPLX in respect of the broader strategic transaction. Jefferies also provided preliminary analyses with respect to a potential transaction with MPLX. The MWE GP Board determined that Mr. Semple should continue to have discussions with Mr. Heminger to learn the terms and structure that MPLX would propose in connection with a possible transaction.

On March 31, 2015, Mr. Semple and Mr. Heminger discussed the potential acquisition of MWE by MPLX, including potential structures of such a transaction.

On April 1, 2015, MPC, MPLX and MWE executed a confidentiality agreement. Following the execution of the confidentiality agreement, MPLX and MWE each provided certain financial information and conducted financial due diligence on the other through mid-April.

On April 13, 2015, Mr. Semple and Mr. Heminger met in Denver, Colorado to discuss a potential transaction. During those discussions, Mr. Heminger informed Mr. Semple that MPLX was considering an acquisition of MWE in an all-equity transaction with a fixed exchange ratio in the range of 1.03 to 1.07 MPLX Common Units per MWE Common Unit, which represented a 21.1% and a 25.8% premium, respectively, to the 30-day volume weighted average trading price of MWE Common Units as of April 10, 2015. Mr. Semple informed Mr. Heminger that such a transaction did not represent sufficient value for the holders of MWE Common Units, and would not compensate them for the dilution of MWE’s distributions that would result from the incentive distribution rights held by MPLX’s general partner.

From April 15 through April 18, 2015, Mr. Semple and Mr. Heminger continued to discuss the terms of a proposed transaction. On April 16, 2015, Mr. Heminger informed Mr. Semple that MPLX was willing to consider an acquisition of MWE in a cash and equity transaction with a fixed exchange ratio of 1.07 MPLX Common Units and the per unit portion of $565 million in cash, per MWE Common Unit, which represented an approximate 28.7% premium to the 30-day volume weighted average trading price of MWE Common Units as of April 15, 2015. Mr. Heminger explained that the cash portion of the consideration was offered to offset near-term distribution dilution to MWE’s unitholders and would be contributed to MPLX by MPC in exchange for approximately 7.5 million additional MPLX Common Units to be issued to MPC. Mr. Semple informed Mr. Heminger that the revised offer still did not represent sufficient value to the holders of MWE Common Units. Mr. Heminger then indicated that MPLX would be willing to consider a transaction that included $675 million in cash, in addition to the equity consideration, which would compensate MWE’s unitholders for near-term distribution dilution. Mr. Semple indicated that such an offer would still not represent sufficient value to the holders of MWE Common Units, but that consideration representing a 35% premium might be considered. On April 17, 2015, Mr. Semple proposed that the consideration instead be 1.12 MPLX Common Units and the per unit portion of $675 million in cash, per MWE Common Unit, which represented an approximate 34.8% premium to the 30-day volume weighted average trading price of MWE Common Units as of April 16, 2015. Mr. Semple also informed Mr. Heminger that, in order to prevent further dilution, the cash component of the consideration would have to be contributed by MPC, but MPC could not receive any additional MPLX equity in exchange for the contribution. Later that day, MPLX again increased its proposal, and indicated it would be willing to acquire MWE in a transaction with a fixed exchange ratio of 1.09 MPLX Common Units and the per unit portion of $675 million in cash, per MWE Common Unit, on a fully diluted basis (the “April MPLX Proposal”), which represented a 28.1% premium to the April 17, 2015 trading price for MWE Common Units and a 31.3% premium to the 30-day volume-weighted average trading price of MWE Common Units as of April 16, 2015. MPLX also agreed that the cash portion of the consideration would be contributed to MPLX by MPC, and that MPC would not receive any new MPLX equity in exchange, enhancing the distributable cash flow available to MWE unitholders. On April 18, 2015, Mr. Heminger and Mr. Semple discussed potential management roles for the proposed combined entity and the process for approval of such a transaction by their respective boards of directors.

On April 20, 2015, the MPLX GP Board held a telephonic meeting at which MPLX’s management provided the MPLX GP Board with an update on the strategic discussions with MWE.

On April 22, 2015, the MWE GP Board held an in-person meeting at MWE’s headquarters, with members of management and Jefferies participating, during which the April MPLX Proposal was discussed. The legal considerations in connection with the evaluation of the April MPLX Proposal, including the directors’ duties and their contractual obligations pursuant to the MWE partnership agreement, were reviewed with the directors by Mr. Bromley, Executive Vice President, General Counsel and Secretary of MWE. Mr. Semple provided an overview of the negotiations and discussions that had occurred with Mr. Heminger and other members of MPLX’s management. A representative of Jefferies reviewed with the MWE GP Board Jefferies’ financial analysis of the April MPLX Proposal. The MWE GP Board discussed and considered the terms of the April MPLX Proposal, as well as whether there might be other potential acquirors that would have the financial capability to meet or exceed the value of the April MPLX Proposal, and to consummate such a transaction, taking into consideration, among other factors, whether any such transaction would have a significant equity component and, if so, the relative strengths and weaknesses of those companies’ publicly traded equity interests. The MWE GP Board discussed the potential financial and strategic benefits and risks of the proposed transaction with MPLX. Various elements of the proposed transaction were discussed, including future yield estimates, distribution dilution (and its relationship to the cash component of the proposed consideration), potential distribution growth, the tax impact to MWE’s unitholders, the potential for the incubation and drop down of projects from MPC, the potential ability and willingness of MPC to financially support the combined entity’s growth projects on a long-term basis, the impact that MPLX’s general partner’s incentive distribution rights might have on the growth prospects of the combined entity and its cost of capital, potential new markets and opportunities that could result from the proposed transaction, potential synergies and the advantages of a combined entity with an investment grade credit rating. The MWE GP Board then evaluated MWE’s prospects on a standalone basis, including the general markets for natural gas and NGLs, their respective takeaway capacities in the Northeast United States, commodity price pressures, producer production plans and volume projections and MWE’s ability to fund or finance organic growth projects. Following extensive discussion, and after considering the risks and benefits associated with the April MPLX Proposal as compared to other strategic alternatives and MWE’s prospects on a standalone basis, the MWE GP Board determined that continuing on a standalone basis at that time was in the best interests of the unitholders and decided not to pursue a transaction with MPLX. The following day, Mr. Semple communicated the MWE GP Board’s decision to Mr. Heminger.

In May 2015, Mr. Semple and Mr. Heminger continued to meet with each other and continued to have discussions regarding the previously discussed joint venture and commercial arrangements, but they did not discuss any broader strategic transaction, including in respect of an acquisition of MWE.

On May 29, 2015, Mr. Semple met with the chief executive officer of Company A, a company in the natural gas industry (“Company A”), at Company A’s request. During that meeting, the chief executive officer of Company A expressed an interest in a potential strategic transaction involving Company A’s acquisition of MWE. The chief executive officer indicated that such a transaction would be an all-equity transaction representing a 20% premium to MWE’s then-current trading price. Based on the closing price of MWE Common Units of $64.63 on May 29, 2015, a 20% premium would have corresponded to an implied dollar value of the merger consideration of $77.56 per MWE Common Unit. The equity in such transaction would be of a publicly traded MLP affiliated with Company A. In addition to the per-unit consideration, the chief executive officer indicated that Company A would be willing to consider a form of incentive distribution rights give-back and/or other consideration to offset near-term dilution to MWE’s unitholders. Mr. Semple informed the chief executive officer that he did not believe such a premium provided compelling value to MWE’s unitholders, but that the proposal would be reviewed with the MWE GP Board and that he would get back to Company A.

On June 3, 2015, the MWE GP Board discussed with management, among other things, the increase in mergers and acquisitions activity in the industry and MWE’s updated financial projections. At the same meeting, Mr. Semple informed the MWE GP Board of his discussions with Company A.

On June 7, 2015, Mr. Semple and Company A’s chief executive officer discussed Company A’s proposal to acquire MWE, and Mr. Semple informed Company A’s chief executive officer that such proposal did not provide compelling value to MWE’s unitholders. However, Mr. Semple agreed with the chief executive officer that conversations could continue if Company A believed it could deliver greater value to MWE’s unitholders. Mr. Semple subsequently informed the MWE GP Board of his discussions with Company A.

On June 11, 2015, an executive of Company A spoke with a representative of Jefferies and clarified the terms of Company A’s proposal. The executive confirmed that the proposal consisted of a 20% premium to MWE’s then-current trading price and that the incentive distribution rights give back would consist of $200 million in each of 2016 and 2017 (the “Initial Company A Proposal”). Based on the closing price of MWE Common Units of $61.08 on June 11, 2015, a 20% premium would have corresponded to an implied dollar value of the merger consideration of $73.30 per MWE Common Unit. The representative of Jefferies subsequently informed Mr. Semple of the clarified terms.

On June 22, 2015, the MWE GP Board held an in-person meeting at MWE’s headquarters with representatives of management and Jefferies participating. The MWE GP Board and management discussed continuing adverse developments in MWE’s industries and the challenges facing MWE and recent deterioration in the market environment. The MWE GP Board noted that the trading price for MWE Common Units had declined almost 10% in the previous two months. The MWE GP Board discussed that a lack of NGL takeaway capacity continued to create challenges in certain regions in which MWE’s business was concentrated, resulting in downward pressure on NGL pricing until additional infrastructure is placed in service, and new markets are created, which could take several years. Following the market and industry review, the MWE GP Board discussed with management MWE’s financial position and forecasts, including several alternative financial cases analyzing sensitivities of pricing, volume, utilizations, capital expenditures and other metrics. Management informed the MWE GP Board that, with current market and industry environments, management believed it would become increasingly difficult to continue to grow MWE’s distributions and to finance MWE’s organic growth projects, which might result in short and long-term deterioration of MWE’s equity value. The MWE GP Board discussed with Jefferies and management potential strategic alternatives, and how each compared to MWE’s prospects on a standalone basis. Jefferies also presented an overall market review, and discussed consolidating trends in the industry, which could lead to competitive benefits related to size and scale. Jefferies also provided certain information relating to the proposal that Energy Transfer Equity had recently made to The

Williams Companies. The MWE GP Board discussed and considered the terms of the Initial Company A Proposal (including the fact that it had been a 20% premium to MWE’s trading price earlier in the month), and the MPLX April Proposal (which represented an implied per unit dollar value of $85.01, equivalent to an approximate 36.3% premium to MWE’s closing trading price of $62.38 on June 17, 2015), as well as other potential acquirors and strategic alternatives, including the formation of larger joint ventures, obtaining significant private financing and pursuing transactions more typically considered “mergers of equals.” The MWE GP Board discussed the benefits and risks associated with these types of transactions, and reviewed the likely alternative acquirors and the potential transactions with such acquirors, including with respect to yield, investment grade status, parent company sponsorship, distribution growth and distribution coverage ratios.

Following extensive discussion, the MWE GP Board determined that, based on management’s assessment with respect to the continued deterioration of MWE’s markets, industry, pricing and equity value, the pressure that the continued consolidation of the industry represented for MWE’s ability to achieve MWE’s business plan on a standalone basis and the other challenges generally facing MWE, MWE should evaluate strategic alternatives to protect and enhance long-term unitholder value. In particular, the MWE GP Board determined that MWE should re-engage in discussions with MPLX given the fact that the April MPLX Proposal had been well developed and the potential benefits such a transaction could represent to MWE and its unitholders, and determine the best terms MWE could obtain from MPLX. Additionally, the MWE GP Board determined that, in light of the perceived advantages of the MPLX April Proposal over the Initial Company A Proposal, as well as the risks posed to MWE’s business by a leak concerning the fact that MWE was considering certain strategic transactions, management should focus on discussions and negotiations with MPLX. However, any changes in the Initial Company A Proposal, or proposals from any other potential acquiror, would be considered and evaluated as appropriate, when and if received. In furtherance of the foregoing, the MWE GP Board determined it would be advisable to establish a transaction committee (the “MWE transaction committee”) consisting solely of independent directors in order to be able to more quickly provide guidance to management as negotiations progressed, and the members of the MWE transaction committee would provide updates to the other members of the MWE GP Board. Messrs. Larson, Bruckmann and Stice were appointed to the committee. Mr. Semple subsequently informed Mr. Heminger of the MWE GP Board’s determination.

On June 24, 2015, Jones Day, MPLX’s outside counsel, sent an initial draft of the merger agreement to Cravath, Swaine & Moore LLP, outside counsel to MWE (“Cravath”), which included, among other things, a “force the vote” provision requiring the proposed MPLX transaction to be taken to MWE’s unitholders to seek approval under all circumstances and a provision that MWE would pay a termination fee of 5% of MWE’s equity value in certain circumstances.

Also on June 24, 2015, the MWE transaction committee held a telephonic meeting with representatives of management, Jefferies and Cravath participating. Management and a representative of Jefferies updated the committee with respect to the status of discussions with MPLX and the proposed next steps, including the status of each party’s due diligence efforts. Mr. Semple also discussed with the MWE transaction committee a proposed timeline in respect of the proposed transaction that had been prepared and distributed by UBS Securities LLC, MPLX’s financial advisor. Following the meeting, the members of the MWE transaction committee provided updates to the other directors on the MWE GP Board.

On June 25, 2015, MWE and MPLX provided each other certain financial information and financial due diligence. From June 25 through June 26, 2015, management of MPLX went to Denver, Colorado to participate in management presentations given by management of MPLX and MWE. Meetings to facilitate each party conducting due diligence on the other continued to be held at MWE’s headquarters from June 29 to July 1, 2015.

On June 26, 2015, management of MWE and MPLX, as well as representatives from Cravath and Jones Day, held various discussions regarding structuring the potential transaction and, specifically, the treatment and tax implications related to MWE’s Class A Units and Class B Units. Also on June 26, 2015, the MWE transaction committee held a telephonic meeting with representatives of management participating. Mr. Semple updated the

MWE transaction committee on the current discussions with MPLX, including the fact that there had not yet been an updated proposal by MPLX, and indicating that there was substantial uncertainty as to whether such proposal would remain consistent with the April MPLX Proposal due to, among other things, the deterioration in the market value of MWE and the deterioration in the market and industry environments. The MWE transaction committee discussed that both the downward trends of the market and industries and MWE’s business in particular and the fact that the trading price of MWE Common Units was decreasing more significantly than MPLX’s may mean that the value proposed by MPLX could be less than the April MPLX Proposal. Following the meeting, the members of the MWE transaction committee provided updates to the other directors on the MWE GP Board.

On June 30, 2015, Cravath sent a revised draft of the merger agreement to Jones Day which provided, among other things, for the ability of MWE to terminate the merger agreement upon receipt of a superior proposal (subject to certain match rights for MPLX) without seeking an MWE unitholder vote and reducing the termination fee payable by MWE under certain circumstances to 2.5% of MWE’s equity value. Later that day, the MWE transaction committee held a telephonic meeting with representatives of management, Cravath and Jefferies participating. Mr. Semple updated the MWE transaction committee in respect of the current status of the parties’ respective due diligence efforts and discussions and negotiations with MPLX, including a summary of the proposed terms of the merger agreement. The MWE transaction committee was informed that Mr. Semple was scheduled to meet with the chief executive officer of Company A and discussed that Mr. Semple would listen to him but would continue to inform him that the Initial Company A Proposal did not provide sufficient value to holders of MWE Common Units. Following the meeting, the members of the MWE transaction committee provided updates to the other directors on the MWE GP Board. Also on June 30, 2015, Mr. Semple met with Company A’s chief executive officer and the chief executive officer of Company A’s affiliate whose equity was contemplated in the Initial Company A Proposal, following the receipt of a call from Company A’s chief executive officer asking for an additional meeting with Mr. Semple. The parties discussed the Initial Company A Proposal and each company’s strategic vision. The representatives of Company A at this meeting did not change the Initial Company A Proposal or offer alternative terms, and Mr. Semple again informed Company A that the Initial Company A Proposal did not provide sufficient value to holders of MWE Common Units. The parties agreed, however, that preliminary discussions could continue between certain executives at Company A and Jefferies to see if Company A could improve the terms of the Initial Company A Proposal.

On June 30 and July 1, 2015, MWE provided to MPLX the low and high case financial projections of MWE on a standalone basis.

On July 1, 2015, a representative of Jefferies and an executive at Company A discussed the Initial Company A Proposal, and the executive indicated that Company A might be able to increase its proposal.

On July 2, 2015, Jones Day and Cravath discussed the then-current draft of the merger agreement, including MPLX’s request for clarification regarding certain of the terms therein, and Jones Day sent a revised draft of the merger agreement to Cravath that evening. In the afternoon, the MWE GP Board held a telephonic meeting, with representatives of management, Jefferies and Cravath participating, to discuss, among other things, the status of the negotiations with MPLX and the potential timeline of a transaction with MPLX. During the meeting, Mr. Semple discussed with the MWE GP Board the open points in the negotiations with MPLX, including the fact that it was unknown whether the value of MPLX’s current proposal would be commensurate with the April MPLX Proposal, given the approximately 10% decrease in MWE’s trading price since April 22, 2015. The MWE GP Board also discussed MWE’s financial prospects on a standalone basis, including the low and high case financial projections and sensitivities to the financial projections that had been previously discussed with the MWE GP Board and shared with MPLX. Representatives of Cravath also provided a review of the duties of the MWE GP Board and their contractual obligations pursuant to the MWE partnership agreement in connection with its consideration of the proposed transaction.

On July 3, 2015, Mr. Heminger and Mr. Semple discussed the terms of MPLX’s proposal. Mr. Heminger informed Mr. Semple that he was prepared to reconfirm the MPLX offer on the same basis as had been made in

April, consisting of 1.09 MPLX Common Units and the per unit portion of $675 million, calculated on a fully diluted basis, which is also referred to as the Common Merger Consideration. However, Mr. Heminger made it clear to Mr. Semple that, in exchange for MPLX maintaining the same proposal as its offer in April, despite the decline in the relative trading price of MWE Common Units, MPLX would need to have a termination fee that represented 4% of MWE’s equity value and, if MWE received a superior proposal, the MWE GP Board would only be able to change its recommendation and would not be able to terminate the merger agreement.

From July 6 through July 11, 2015, the parties and their representatives continued to negotiate the terms of the merger agreement, including in-person negotiations on July 6, 2015 and July 7, 2015. During the same period of time, members of management of both MWE and MPLX continued diligence discussions and meetings. Certain of the key terms resolved included MPLX’s agreement to include substantially similar operating restrictions on MPLX as those applicable to MWE during the period between signing and closing in order to preserve the value of MPLX for MWE’s unitholders, MWE’s ability to appoint two of MWE GP’s directors to the board of directors of MPLX’s general partner (and the agreement of MPC to consider an additional MWE GP director when the next vacancy on the MPLX GP Board arises) and one of MWE GP’s directors to the board of directors of MPC, and the continued employment of certain members of MWE’s executive management team by MPLX or affiliates of MPLX, while retaining their titles in respect of the combined entity, in each case if the proposed transaction was consummated.

On July 6, 2015, the MWE transaction committee held a telephonic meeting, with members of management, Jefferies and Cravath participating. Jefferies discussed with the committee an updated set of financial analyses with respect to the opportunities and challenges that may face the combined entity if the proposed transaction were consummated. Members of management also discussed with the committee the continued deterioration of the market and industries in which MWE participates, and the willingness of MPLX to maintain the value represented by the April MPLX Proposal despite that deterioration. Management also reviewed with the committee additional sensitivities in respect of the financial projections that had been previously discussed and reviewed with the MWE GP Board. During the meeting, management instructed Jefferies to use the mid case for its financial analyses of the proposed transaction. Following the meeting, the members of the MWE transaction committee provided updates to the other directors on the MWE GP Board.

Later on July 6, 2015, Company A submitted a revised indication of interest to acquire MWE to Jefferies following a phone conversation between representatives of Jefferies and Company A, during which Company A was made aware that the MWE GP Board was considering various alternatives, and that Company A should promptly make any updated proposal with that in mind. Company A’s revised indication of interest included a non-binding offer, worth $75.00 per MWE Common Unit, consisting of $5.00 in cash and a fixed ratio of equity in a publicly traded MLP affiliated with Company A that was at that time valued at $70.00. In addition to the per-unit consideration, there would be an annual incentive distribution rights and management fee subsidy of $275 million in each of 2016 and 2017, portions of which would be a directed payment to the holders of units in the combined entity (collectively, the “Revised Company A Proposal”). Company A also indicated that it would be willing to assume any regulatory risk associated with a proposed acquisition.

From July 7 through July 10, 2015, Mr. Semple and other members of MWE’s management held several discussions with the holder of MWE Class B Units to negotiate, among other things, transfer restrictions that would be applicable to the MPLX Common Units that such holder would receive in the proposed transaction for its MWE Common Units, an agreement to vote its MWE Common Units in favor of the proposed transaction and against alternative transactions and certain modifications to existing commercial arrangements between MWE and such holder that could affect the proposed transaction with MPLX. MWE and such holder also agreed that neither of them would cause the conversion of the MWE Class B Units in connection with the proposed transaction and, instead, the MWE Class B Units would be converted into substantially similar class B units of MPLX and would receive the Common Merger Consideration upon their conversion into MPLX Common Units in July 2016 and July 2017, as applicable.

From July 7 through July 11, 2015, representatives of MPLX had conversations with certain members of MWE’s executive management about roles for such executive management with the combined entity, if the proposed transaction was consummated. On July 7, 2015, Mr. Heminger informed such members of his desire to have such members retain their titles and roles as executives of the combined entity (or, in the case of Mr. Nickerson, a position at MPC). In addition, Mr. Heminger informed Mr. Semple of his desire to have Mr. Semple become the Vice Chairman of the combined entity and to serve as a director on the boards of directors of both MPC and MPLX’s general partner if the proposed transaction was consummated. From July 7 to July 11, 2015, certain of those members of management discussed and negotiated the terms of retention arrangements with MPLX, as more fully described below under “Proposal 1: The Merger—Interests of Directors and Executive Officers of MWE GP in the Merger.”

On the morning of July 8, 2015, Mr. Semple met with executives from Company B, a company in the natural gas industry (“Company B”). Company B presented an indication of interest for a non-binding offer to acquire MWE in an all-equity transaction with a fixed exchange ratio of shares of common stock of Company B per outstanding MWE Common Unit (the “Company B Proposal”) in a taxable transaction, which, when considered by the MWE GP Board, represented an implied per unit dollar value of $69.74 per MWE Common Unit, equivalent to an approximate 20.3% premium to the closing price of MWE Common Units of $57.98 on July 9, 2015. Mr. Semple informed the executives of Company B that he did not believe such a premium provided compelling value to MWE’s unitholders.

Later on July 8, 2015, the MWE GP Board held an in-person meeting at MWE’s headquarters, with management, Jefferies and Cravath participating, to discuss the proposed MPLX transaction. Representatives of Cravath provided a review of the duties of the MWE GP Board and their contractual obligations pursuant to the MWE partnership agreement in connection with its consideration of the proposed transaction. Mr. Semple provided the MWE GP Board with an update on the negotiations with MPLX and the holder of MWE Class B Units, including that the holder of the MWE Class B Units strongly supported the proposed transaction. The MWE GP Board discussed with management and Jefferies matters related to the proposed transaction and resulting combined entity, including what yield the combined entity might have, what its growth prospects might be and the ability to fund capital projects necessary to continue the expected rate of growth (including the potential ability and willingness of MPC to financially support and/or incubate growth projects, and the impact on such growth on MPLX’s general partner’s incentive distribution rights), how its units might trade, distribution dilution (and how the cash component of the consideration compensated for that dilution on a pre-tax basis without being discounted to present value) and the prospects for maintaining and growing distributions and, as applicable, how such matters compared to MWE’s prospects on a standalone basis. Management also discussed with the MWE GP Board their assessment of recent market trends and factors that were negatively affecting customers of MWE which, in turn, affected MWE’s financial performance. Management discussed with the MWE GP Board certain financial projections for MWE, including the low, mid and high cases that had previously been shared with the MWE GP Board and MPLX, as well as several alternative financial cases analyzing additional sensitivities relating to volume and pricing. Management reiterated to the MWE GP Board that management believed MWE’s business prospects would be challenging over the next few years and that, relative to the mid case projections, the risks to MWE’s business reflected in the low case seemed more likely than the opportunities reflected in the high case.

Jefferies presented its financial analyses on MPLX’s proposal and the Common Merger Consideration which represented an implied per unit dollar value of $77.37 per MWE Common Unit, equivalent to an approximate 31.2% premium to MWE’s closing price of $58.96 on July 7, 2015. Jefferies’ analyses were based on the mid case financial projections of MWE, and the representative of Jefferies discussed with the MWE GP Board the fact that, to the extent MWE’s prospects on a standalone basis were risk-weighted towards the low case, the proposed transaction would be more beneficial to MWE and its unitholders than what was reflected in its financial analyses. The MWE GP Board discussed with Jefferies the growth and yield prospects of the combined entity, including the fact that Jefferies’ analyses assumed, among other things, that (1) MPC would drop down sufficient assets to MPLX so that MPLX, on a pro forma basis, would maintain an approximately 25% compound annual distribution growth rate through 2019 and (2) based on then-current market conditions and given that assumed distribution growth rate, MPLX, on a pro forma basis, would, over the same time period, have a yield of approximately 2.75%. In addition, Jefferies discussed the concept of MPC financing organic growth projects at MPC and stated its belief that, despite the higher capital expenditure amounts associated with the combined entity, the combined entity should still be able to maintain an investment grade credit rating. The MWE GP Board discussed the ability of MWE’s unitholders to participate in the up-side associated with any such growth given their equity interests in the combined entity.

Jefferies also discussed with the MWE GP Board Jefferies’ analysis of MWE’s strategic alternatives, including other potential acquirors. Jefferies’ expressed its view that, based on its financial analyses and market observations, it was unlikely that Company A or Company B or any other party would offer better value than MPLX’s proposal, particularly given then-current market pressures and the perceived focus and/or priorities of each such potential acquiror at the time. Jefferies indicated they would provide further financial analyses of the Revised Company A Proposal and the Company B Proposal at the next MWE GP Board meeting.

Representatives of Cravath reviewed certain material terms of the proposed merger agreement, including the provisions relating to holding the special meeting of unitholders, superior proposals and termination fees. Representatives of Cravath also described the proposed governance and management roles that involved the MWE GP Board and management, and indicated that certain terms of the merger agreement remained subject to further negotiation.

Following extensive discussion, the MWE GP Board determined that it would reconvene on July 11, 2015, to review the terms of the merger agreement and make its final determination with respect to the proposed transaction.

Between July 8 and July 11, 2015, the parties and their representatives finalized the terms of the merger agreement and the arrangements with the holder of the MWE Class B Units.

On July 8 and July 9, 2015, the MPC board of directors held a special in-person meeting with members of management, UBS and Jones Day participating, during which they discussed the status of the potential acquisition of MWE by MPLX, including due diligence findings and the status of merger and retention agreement negotiations. The MPC board of directors agreed to meet again telephonically on July 11, 2015.

On July 9, 2015, the MPLX GP Board held a special in-person meeting with members of management, UBS and Jones Day participating, during which they discussed the status of the potential acquisition of MWE by MPLX, including due diligence findings and the status of merger and retention agreement negotiations. The MPLX GP Board agreed to meet again telephonically on July 11, 2015.

On July 11, 2015, the MWE GP Board held a telephonic meeting with representatives of management, Jefferies and Cravath participating. Representatives of Cravath provided a review of the duties of the MWE GP Board and their contractual obligations pursuant to the MWE partnership agreement in connection with its consideration of the proposed transaction, and reviewed with the MWE GP Board the terms of the proposed merger agreement and documents to be entered into with the holder of the MWE Class B Units, including the resolution of the previously open terms. A representative of Jefferies reviewed with the MWE GP Board the terms of the Revised Company A Proposal and the Company B Proposal, as well as the financial analyses with respect to each. Jefferies’ expressed its view that, based on its financial analyses and market observations, each such proposal was materially less valuable from a financial point of view and, in its view, neither Company A nor Company B was likely to be able to match the value contemplated by the MPLX proposal, particularly given then-current market pressures and the perceived focus and/or priorities of Company A and Company B at the time. The MWE GP Board discussed the pros and cons of the Revised Company A Proposal and the Company B Proposal and how such proposals compared to the MPLX proposal and MWE’s prospects on a standalone basis. A representative of Jefferies then reviewed with the MWE GP Board Jefferies’ financial analyses of the Common Merger Consideration and delivered to the MWE GP Board an oral opinion, which was confirmed by delivery of a written opinion dated July 11, 2015, and attached to this registration statement as Annex D, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the Common Merger Consideration to be received by holders of MWE Common Units was fair, from a financial point of view, to such holders. After discussion, including review and consideration of the factors described under “—Recommendation of the MWE GP Board and Its Reasons for the Merger”, the MWE GP Board unanimously determined that the merger, the merger agreement and the transactions contemplated thereby were advisable and in the best interests of MWE and its limited partners. The MWE GP Board unanimously approved the merger agreement and unanimously determined to recommend that MWE’s unitholders approve the merger agreement.

On July 11, 2015, Nancy Buese, Corwin Bromley, Gregory Floerke and Randy Nickerson, MWE’s Executive Vice President and Chief Financial Officer, Executive Vice President, General Counsel and Secretary and Executive Vice Presidents and Chief Commercial Officers, respectively, executed retention agreements with Marathon Petroleum Logistics Services LLC, an affiliate of MPLX (or, in the case of Mr. Nickerson, MPC), in each case as further described below under “Proposal 1: The Merger—Interests of Directors and Executive Officers of MWE GP in the Merger.”

On July 11, 2015, Mr. Heminger provided an update on the transaction in a special telephonic meeting of the MPC board of directors, with members of management participating. Mr. Heminger advised that the final terms of the merger agreement had been settled and that the document was prepared to be executed upon the approval of the respective boards of directors of MPLX GP, MPC and MWE. The MPC board of directors unanimously approved entering into the merger agreement.

On July 11, 2015, Mr. Heminger provided an update on the transaction in a special telephonic meeting of the MPLX GP Board, with members of management and UBS participating. Mr. Heminger advised that the final terms of the merger agreement had been settled and that the document was prepared to be executed upon the approval of the respective boards of directors of MPLX GP, MPC and MWE. The MPLX GP Board unanimously approved the merger agreement, the acquisition of MWE and related actions.

Later on July 11, 2015, the parties executed and delivered the merger agreement. On July 13, 2015, the parties issued a joint press release announcing the transaction and their execution of a definitive merger agreement, MPLX’s anticipated distribution growth rate of 29% for 2015 and an expected 25% compound annual distribution growth rate for the combined entity through 2017 with the capacity to support a peer-leading distribution growth profile for an extended period of time thereafter. On July 20, 2015, the parties issued a joint press release in which it was clarified that the reference to “peer-leading” in the July 13, 2015 press release implied an annual distribution growth profile of approximately 20% in years 2018 and 2019.

Recommendation of the MWE GP Board and Its Reasons for the Merger

At the meeting of the MWE GP Board on July 11, 2015, after careful consideration, the MWE GP Board unanimously:

•	approved the merger agreement;

•	declared the merger agreement, the merger and the other transactions contemplated by the merger agreement to be advisable and in the best interests of MWE and its limited partners;

•	directed that the merger agreement be submitted to the limited partners of MWE; and

•	recommended that the limited partners of MWE approve the merger agreement.

As described above in the section entitled “—Background of the Merger”, prior to and in reaching this determination, the MWE GP Board consulted with and received the advice of its financial advisor and outside counsel, discussed certain issues with MWE’s management and considered a variety of factors weighing positively in favor of the merger, including the following material factors:

•	the Common Merger Consideration, with an implied value of $77.54 per MWE Common Unit, based on fully diluted units outstanding and the closing price of MPLX Common Units, in each case on July 9, 2015, which represented a 33.7% premium to the closing price of MWE Common Units on July 9, 2015, and a 29.5% premium to the volume-weighted average closing price of MWE Common Units for the 30-day period ended July 9, 2015;

•	the proposed transaction provides MWE’s unitholders with substantial equity ownership in an entity with a lower cost of capital, an investment grade credit rating, a sponsor with significant financial resources and a substantial drop-down portfolio, which should allow pursuit of more capital expenditure projects than could be funded on a standalone basis, and the MWE GP Board’s assumption, based on Jefferies’ financial analyses and assumptions, that MPC would drop down sufficient assets to MPLX so that MPLX, on a pro forma basis, would maintain an approximately 25% compound annual distribution growth rate through 2019; and the MWE GP Board’s assessment that MPLX’s distribution growth rate, on a pro forma basis, would likely be higher on a relative basis than MWE on a standalone basis;

•	the MWE GP Board’s assessment that the combined entity’s yield (which the MWE GP Board assumed, based on then-current market conditions and its assumptions in respect of the combined entity’s distribution growth rate, would, over the same time period, be approximately 2.75%) would be significantly lower on a relative basis than MWE on a standalone basis;

•	the MWE GP Board’s understanding of MWE’s business, operations, financial condition, earnings, prospects, competitive position and the nature of the industries in which MWE competes, including the risks, uncertainties and challenges facing MWE and such industries, including in connection with MWE’s execution of its standalone business plan;

•	the opinion of Jefferies, dated July 11, 2015, to the MWE GP Board as to the fairness, from a financial point of view and as of the date of the opinion, of the Common Merger Consideration, as more fully described below in the section entitled “—Opinion of the Financial Advisor to the MWE GP Board”;

•	the fact that the Common Merger Consideration from MPLX did not decrease from the April MPLX Proposal, despite the market capitalization of MWE decreasing more than $1.5 billion, the prospects of MWE in its industries and business on a standalone basis becoming increasingly challenging and the continued deterioration of MWE’s equity value that might occur, in each case as described above in the section entitled “—Background of the Merger”;

•	the Common Merger Consideration represented a negotiated value that exceeded MPLX’s original proposal and included a cash component intended to compensate holders of MWE Common Units for near-term distribution dilution;

•	the fact that the value represented by the Common Merger Consideration exceeded the values represented by proposals made by Company A and Company B;

•	the equity exchange ratio, which represents a substantial portion of the consideration payable to MWE’s unitholders, is fixed and therefore the value of the consideration payable to MWE’s unitholders will increase in the event the market price of MPLX Common Units increases in the future;

•	on a pro forma basis after giving effect to the merger, the combined entity will be the fourth-largest master limited partnership with an expected market capitalization of approximately $21 billion, which will have marquee positions in the Marcellus and Utica Shales and the combined entity will have the capital and resources to better capitalize on this position;

•	the MPLX equity portion of the Common Merger Consideration generally will not be taxable for U.S. federal income tax purposes to holders of MWE Common Units;

•	the merger is not subject to approval by MPLX’s unitholders;

•	the provisions of the merger agreement that permit MWE to explore an unsolicited superior proposal, including:

•	the provisions of the merger agreement that allow MWE to engage in negotiations with, and provide information to, third parties in response to an unsolicited takeover proposal that the MWE GP Board determines in good faith, after consulting with its financial advisors and outside counsel, constitutes or would reasonably be expected to lead to a superior proposal; and

•	the provisions of the merger agreement that permit the MWE GP Board, under certain circumstances and subject to certain conditions, to change its recommendation in favor of the merger;

•	the belief that the terms of the merger agreement, taken as a whole, provide protection against the risk that the consummation of the merger is delayed or that the merger cannot be completed due to required regulatory approvals, based on, among other things, the covenants contained in the merger agreement obligating each of the parties to use reasonable best efforts to cause the merger to be consummated and to take certain actions to resolve objections under any antitrust laws; and

•	the fact that M&R MWE Liberty, LLC, which holds approximately 8 million MWE Class B Units and approximately 7.4 million MWE Common Units, will receive the same consideration as MWE’s other unitholders (except at different times, with respect to the MWE Class B Units) and has agreed to vote its MWE Common Units in favor of the transaction.

In the course of its deliberations with regard to recommending the approval of the merger agreement, the MWE GP Board also considered a variety of risks and other countervailing factors related to the merger agreement and the merger, including the following material factors:

•	the distribution dilution to holders of MWE Common Units as a result of MPLX’s general partner’s incentive distribution rights, including after giving effect to the cash component of the Common Merger Consideration;

•	the equity exchange ratio, which represents a substantial portion of the consideration payable to MWE’s unitholders, is fixed and therefore the value of the consideration payable to MWE’s unitholders will decrease in the event the market price of MPLX Common Units decreases in the future;

•	the aggregate amount of cash consideration is fixed and therefore the value of the cash consideration payable per MWE Common Unit will decrease in the event additional MWE Common Units or certain equity awards are issued between signing and closing;

•	the reliance on MPC to drop down sufficient assets in order to allow MPLX to maintain its level of projected distribution growth on a pro forma basis;

•	the possibility that the merger might not be consummated in a timely manner or at all due to a failure of certain conditions, including with respect to the required approval of the transaction by antitrust regulatory authorities;

•	the risks and costs to MWE if the merger does not close in a timely manner or at all, including the potential negative impact on MWE’s ability to retain key employees, the diversion of management and employee attention and the potential disruptive effect on MWE’s day-to-day operations and MWE’s relationships with customers, suppliers and other third parties;

•	the restrictions on the conduct of MWE’s business prior to the consummation of the merger, which may delay or prevent MWE from undertaking business opportunities that may arise or any other action that it might otherwise take with respect to the operations of MWE;

•	the provisions of the merger agreement that restrict MWE’s ability to solicit or participate in discussions or negotiations regarding alternative business combination transactions, subject to specified exceptions, and that require MWE to provide MPLX with an opportunity to propose adjustments to the merger agreement prior to the MWE GP Board changing its recommendation in favor of the merger;

•	the provisions of the merger agreement that require MWE to hold a special meeting to approve the merger, even in the event the MWE GP Board changes its recommendation with respect to such approval;

•	the possibility that MWE’s obligation to pay MPLX a termination fee of $625 million under certain circumstances could discourage other potential acquirors from making an alternative proposal to acquire MWE;

•	the holders of MWE Common Units are not entitled to dissenter or appraisal rights under the merger agreement, the MWE partnership agreement or the Delaware LP Act; and

•	the significant costs involved in connection with negotiating the merger agreement and completing the merger, including in connection with any litigation that may result from the announcement or pendency of the merger, and that if the merger is not consummated MWE may be required to bear such costs.

In addition to considering the factors described above, the MWE GP Board also identified and considered a variety of other factors, including the following:

•	the fact that certain of MWE GP’s executive management will be retaining their positions in respect of the combined entity, as described more fully below in the section entitled “Proposal 1: The Merger—Interests of Directors and Executive Officers of MWE GP in the Merger”;

•	the fact certain directors of the MWE GP Board would continue to be directors on the board of directors of the MPLX general partner and/or MPC, as applicable, as described more fully below in the section entitled “Proposal 1: The Merger—Interests of Directors and Executive Officers of MWE GP in the Merger”; and

•	the fact that MWE GP’s executive officers have financial interests in the merger that may be different from, or in addition to, those of MWE’s unitholders generally, including those interests that are a result of employment and compensation arrangements, as described more fully below in the section entitled “Proposal 1: The Merger—Interests of Directors and Executive Officers of MWE GP in the Merger.”

The foregoing discussion of the factors considered by the MWE GP Board is not intended to be exhaustive, but rather includes the material factors considered by the MWE GP Board. The MWE GP Board collectively reached the conclusion to approve the merger agreement and declare the merger agreement, the merger and the other transactions contemplated by the merger agreement, to be advisable and in the best interests of MWE and its limited partners, in light of the various factors described above and other factors that the members of the MWE GP Board believed were appropriate. In view of the wide variety of factors considered by the MWE GP Board in connection with its evaluation of the merger and the complexity of these matters, the MWE GP Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the MWE GP Board. Rather, the MWE GP Board made its recommendation based on the totality of the information available to the MWE GP Board, including discussions with, and questioning of, MWE’s management and the financial and legal advisors. In considering the factors discussed above, individual members of the MWE GP Board may have given different weights to different factors.

This explanation of the MWE GP Board’s reasons for recommending the approval of the merger agreement and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 50.

Opinion of the Financial Advisor to the MWE GP Board

In connection with MPLX’s merger proposal to MWE, the MWE GP Board retained Jefferies to provide MWE with financial advisory services and render an opinion as to the fairness, from a financial point of view, to MWE or holders of MWE Common Units, as applicable, of the consideration (or the exchange ratio in the case of a unit-for-unit transaction involving MWE and MPLX, or both) to be paid in a possible sale, disposition or other business transaction or series of transactions involving all or a material portion of the equity or assets of MWE. At the meeting of the MWE GP Board on July 11, 2015, Jefferies rendered its oral opinion (subsequently confirmed in writing) to the MWE GP Board to the effect that, based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken as set forth in its opinion, as of July 11, 2015, the Merger Consideration (as defined below) to be received by the holders of MWE Common Units pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Solely for purposes of this section, “Merger Consideration” refers to the conversion of each outstanding MWE Common Unit into the right to receive 1.090 MPLX Common Units (the “Equity Consideration”), together with the pro rata portion, on a fully diluted basis, of $675 million (the “Cash Consideration”) funded by MPC.

The full text of Jefferies’ written opinion, dated as of July 11, 2015, is attached to this proxy statement/prospectus as Annex D. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. MWE encourages MWE Common Unitholders to read the opinion carefully and in its entirety. Jefferies’ opinion is directed to the MWE GP Board and addresses only the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to be received by the holders of MWE Common Units. It does not address any other aspects of the Merger and does not constitute a recommendation as to how any holder of MWE Common Units should vote on the Merger or any matter relating thereto. The summary of the opinion of Jefferies set forth below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Jefferies, among other things:

•	reviewed a draft of the Merger Agreement dated July 10, 2015;

•	reviewed certain publicly available financial and other information about MWE;

•	reviewed certain information furnished to Jefferies by the management of MWE and MWE GP, including financial forecasts and analyses, relating to the business, operations and prospects of MWE;

•	held discussions with members of senior management of MWE concerning the matters described in the immediately preceding two clauses;

•	reviewed certain publicly available financial and other information about MPLX;

•	reviewed certain information furnished to Jefferies by MPLX’s management, including financial forecasts and analyses, relating to the business, operations and prospects of MPLX;

•	held discussions with members of senior management of MPLX concerning the matters described in the immediately preceding two clauses;

•	reviewed the trading price history and valuation multiples for the MWE Common Units and the Equity Consideration and compared them with those of certain publicly traded companies that Jefferies deemed relevant;

•	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Jefferies deemed relevant;

•	considered the potential pro forma impact of the Merger; and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate for the purposes of its opinion.

In Jefferies’ review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by MWE to Jefferies or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. Jefferies relied on assurances of the management of MWE that it was not aware of any facts or circumstances that would make such information supplied by MWE inaccurate or misleading. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, MWE. Jefferies was not furnished with any such evaluations or appraisals of such physical inspections, and did not assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by Jefferies, Jefferies’ opinion noted that projecting future results of any company is inherently subject to uncertainty. MWE informed Jefferies, however, and Jefferies assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgment of the management of MWE as to the future financial performance of MWE. Jefferies expressed no opinion as to MWE’s financial forecasts or the assumptions on which they were made.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions that existed and could be evaluated as of the date of its opinion. Jefferies has not undertaken to reaffirm or revise its opinion or otherwise comment on events occurring after the date of its opinion and expressly disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting Jefferies’ opinion of which Jefferies became aware after the date of its opinion.

Jefferies made no independent investigation of any legal or accounting matters affecting MWE, and Jefferies assumed no responsibility for any legal and accounting advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to MWE and the holders of MWE Common Units. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the transaction to MWE, MPLX or any holder of MWE Common Units. In rendering its opinion, Jefferies assumed that the final form of the Merger Agreement would be substantially similar to the last draft reviewed by Jefferies. Jefferies also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition would be imposed that would have a material adverse effect on MWE, MPLX or the consummation, or the contemplated benefits of, the Merger.

Jefferies’ opinion was for the use and benefit of the MWE GP Board in its consideration of the Merger, and Jefferies’ opinion did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to MWE, nor did it address the underlying business decision by MWE to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Jefferies’ opinion does not constitute a recommendation as to how any holder of MWE Common Units should vote on the Merger or any matter related thereto. In addition, MWE did not ask Jefferies to address, and Jefferies’ opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of MWE, other than the holders of MWE Common Units. Jefferies expressed no opinion as to the price at which MWE Common Units will trade at any time. Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of MWE’s officers, directors or employees, or any class of such persons, in connection with the Merger, relative to the Merger Consideration to be received by the holders of MWE Common Units. Jefferies’ opinion was authorized by the Fairness Committee of Jefferies LLC.

In preparing its opinion, Jefferies performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Considering any portion of Jefferies’ analyses or the factors considered by Jefferies, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Jefferies’ opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described below should not be taken to be Jefferies’ view of MWE’s actual value. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on the application of Jefferies’ own experience and judgment.

In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond MWE’s and Jefferies’ control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the per unit value of MWE Common Units do not purport to be appraisals or to reflect the prices at which MWE Common Units may actually be sold. The analyses performed were prepared solely as part of Jefferies’ analysis of the fairness, from a financial point of view, of the consideration pursuant to the Merger Agreement to be received by the holders of MWE Common Units, and were provided to the MWE GP Board in connection with the delivery of Jefferies’ opinion.

The following is a summary of the material financial and comparative analyses performed by Jefferies in connection with Jefferies’ delivery of its opinion to the MWE GP Board on July 11, 2015. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative descriptions of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses.

Transaction Overview

Based upon the proposed Merger Consideration on July 11, 2015 of 1.09 MPLX Common Units for each MWE Common Unit and approximately $3.37 in cash per MWE Common Unit on a fully diluted basis (calculated by dividing the Cash Consideration by the number of fully diluted MWE Common Units outstanding as of July 10, 2015), Jefferies noted that the implied merger exchange ratio was approximately 1.140 MPLX Common Units per MWE Common Unit as of July 9, 2015.

Selected Public Partnership Analysis

Jefferies considered certain financial data for MWE and selected master limited partnerships with publicly traded equity securities which Jefferies deemed relevant. These partnerships were selected because they were deemed to be similar to MWE in one or more respects, including the nature of their business, size, diversification and financial performance (the “MWE Selected Public Companies”). No specific numeric or other similar criteria were used to select the MWE Selected Public Companies and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a significantly larger or smaller partnership with substantially similar lines of business and business focus may have been included while a similarly sized partnership with less similar lines of business and greater diversification may have been excluded. Jefferies identified a number of partnerships for purposes of its analysis but may not have included all partnerships that might be deemed comparable to MWE.

The MWE Selected Public Companies were:

•	Western Gas Partners, LP

•	Targa Resources Partners LP

•	EnLink Midstream Partners, LP

•	EQT Midstream Partners, LP

•	DCP Midstream Partners, LP

•	Crestwood Midstream Partners LP

•	Antero Midstream Partners LP

•	Summit Midstream Partners, LP

•	CONE Midstream Partners LP

Jefferies considered certain financial data for MPLX and selected master limited partnerships with publicly traded equity securities which Jefferies deemed relevant. These partnerships were selected because they were deemed to be similar to MPLX in one or more respects, including the nature of their business, size, diversification and financial performance (the “MPLX Selected Public Companies”). No specific numeric or other similar criteria were used to select the MPLX Selected Public Companies and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a significantly larger or smaller partnership with substantially similar lines of business and business focus may have been included while a similarly sized partnership with less similar lines of business and greater diversification may have been excluded. Jefferies identified a number of partnerships for purposes of its analysis but may not have included all partnerships that might be deemed comparable to MPLX.

The MPLX Selected Public Companies were:

•	Sunoco Logistics Partners L.P.

•	Magellan Midstream Partners, L.P.

•	Buckeye Partners, L.P.

•	Tesoro Logistics LP

•	Phillips 66 Partners LP

•	NuStar Energy L.P.

•	Genesis Energy, L.P.

•	Holly Energy Partners, L.P.

•	Valero Energy Partners LP

•	Delek Logistics Partners, LP

For each company listed above, Jefferies calculated and compared various financial multiples and ratios based on publicly available information as of July 9, 2015. For each of the following analyses performed by Jefferies, estimated financial data for the selected companies were based on (except as otherwise noted) MWE management’s projections and MPLX management’s projections (in the case of MWE and MPLX, respectively) and information obtained from Capital IQ and selected equity research reports (in the case of the other selected companies). The information Jefferies calculated for each of the selected companies included:

•	Current declared quarterly distribution per unit divided by current closing unit price, which is referred to as Current LP Yield;

•	2015E distribution per unit divided by current closing unit price, which is referred to as 2015E Yield; and

•	2016E distribution per unit divided by current closing unit price, which is referred to as 2016E Yield.

Results of the analysis for MWE and MPLX, respectively, are as follows:

MWE. The selected companies analysis for MWE utilizing the MWE Selected Public Companies indicated the following average and mean ratios of distribution yields for the MWE Selected Public Companies as of July 9, 2015:

MWE Selected Public Companies

	Distribution Yield
	Current LP Yield	2015E Yield	2016E Yield
Average	6.8%	7.0%	7.6%
Median	6.9%	7.1%	7.7%

Jefferies also calculated the same financial yields for MWE, both at the market price as of July 9, 2015 and the implied offer price in the Merger per MWE Common Unit of $77.54 (including Equity Consideration based on the closing price per MPLX Common Unit as of July 9, 2015 of $68.04, and the pro rata portion of Cash Consideration), in each case based on MWE management’s projections.

	Distribution Yield
	Current LP Yield	2015E Yield	2016E Yield
MWE (at market price)	6.3%	6.4%	6.8%
MWE (at implied offer price)	4.7%	4.8%	5.1%

MPLX. The selected companies analysis for MPLX utilizing the MPLX Selected Public Companies indicated the following average and mean ratios of distribution yields for the MPLX Selected Public Companies as of July 9, 2015:

MPLX Selected Public Companies

	Distribution Yield
	Current LP Yield	2015E Yield	2016E Yield
Average	4.8%	5.0%	5.6%
Median	4.8%	5.0%	5.8%

Jefferies also calculated the same financial yields for MPLX, at the market price as of July 9, 2015, based on MPLX management’s projections:

	Distribution Yield
	Current LP Yield	2015E Yield	2016E Yield
MPLX (at market price)	2.4%	2.7%	3.5%

Implied Value Ranges for MWE and MPLX Common Units. Jefferies selected multiple yield ranges for MWE based on the analysis of the MWE Selected Public Companies for Current LP Yield, 2015E Yield and 2016E Yield, and applying such ranges to corresponding financial data for MWE based on MWE’s management projections and other publicly available data, the analysis indicated the implied value per MWE Common Unit ranges as set forth below:

MWE
	Current LP Yield	2015E Yield	2016E Yield
MWE Yield Ranges	6.50%-5.50%	6.75%-5.75%	7.00-6.00%
Implied Value of MWE Common Unit Ranges	$56.00-$66.18	$54.81-$64.34	$56.55-$65.98

Jefferies also selected multiple yield ranges for MPLX based on the analysis of the MPLX Selected Public Companies for Current LP Yield, 2015E Yield and 2016E Yield, and applying such ranges to corresponding financial data for MPLX based on MPLX’s management projections and other publicly available data, the analysis indicated implied value per MPLX Common Unit ranges as set forth below:

MPLX
	Current LP Yield	2015E Yield	2016E Yield
MPLX Yield Ranges	2.75%-2.25%	3.00%-2.50%	3.75%-3.25%
Implied Value of MPLX Common Unit Ranges	$59.64-$72.89	$61.00-$73.20	$62.67-$72.31

The foregoing ranges of implied values per MWE Common Unit and MPLX Common Unit in turn indicated implied exchange ratio reference ranges of 0.768x to 1.110x based on Current LP Yield, 0.749x to 1.055x based on 2015E Yield and 0.782x to 1.053x based on 2016E distribution yield, as compared to the implied merger exchange ratio (including Cash Consideration) of 1.140x.

None of the MWE Selected Public Companies utilized in the selected public companies analysis is identical to MWE, and none of the MPLX Selected Public Companies utilized in the selected public companies analysis is identical to MPLX. In evaluating the selected public companies that would comprise the MWE Selected Public Companies and the MPLX Selected Public Companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond MWE’s and Jefferies’ control. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data.

Selected Precedent Transaction Analysis

Using publicly available information, Jefferies examined the following four precedent transactions, which consisted of certain domestic midstream energy transactions announced since January 29, 2013, with a transaction value between $2.4 billion and $5.8 billion (the “Selected Comparable Transactions”). Given the nature and size of the Selected Comparable Transactions, Jefferies believed that they were comparable to the Merger. Similar precedent transactions that involved related parties or non-domestic targets were not included for purposes of this analysis. Jefferies identified a sufficient number of transactions for the purposes of its analysis, but may not have included all transactions that might be deemed to be comparable to the proposed transaction.

The following table sets forth certain information relating to the Selected Comparable Transactions considered, including date, buyer, seller, total equity value, net liabilities assumed, total transaction value (“TV”), projected EBITDA for one year following the announcement of the transaction (“one-year forward EBITDA” or “FY+1 EBITDA”), and the ratio of TV to one-year forward EBITDA:

Date	Buyer	Seller	Total Equity Value	Net Liabilities Assumed	Total Transaction Value	FY +1 EBITDA	TV/FY+1 EBITDA
			(millions)	(millions)	(millions)	(millions)
10/13/14	Targa Resources Partners LP	Atlas Pipeline Partners, L.P.	$4,064	$1,761	$5,826	$485	12.0x
10/10/13	Regency Energy Partners LP	PVR Partners, L.P.	$3,900	$1,744	$5,643	$442	12.8x
5/6/13	Inergy Midstream Holdings, L.P.	Crestwood Midstream Partners LP	$1,608	$787	$2,396	$215	11.2x
1/29/13	Kinder Morgan Energy Partners, L.P.	Copano Energy, L.L.C.	$3,873	$839	$4,711	$361	13.1x
Mean							12.3x
Median							12.4x

Jefferies reviewed the multiples of TV to one-year forward EBITDA paid in the Selected Comparable Transactions and derived a range of relevant implied multiples of TV to one-year forward EBITDA of 11.2x to 13.1x. For the comparable transactions, the one-year forward mean and median transaction value to EBITDA multiples were 12.3x and 12.4x, respectively, as compared to the Merger Consideration to estimated 2016 adjusted EBITDA multiple of 17.8x, based on MWE’s projected 2016 Mid Case adjusted EBITDA of $1,152 million. Using a reference range of 11.0x to 13.0x, based on MWE’s projected 2016 Mid Case adjusted EBITDA of $1,152 million, Jefferies determined implied enterprise values for MWE, then subtracted net debt to determine a range of implied equity values. Based on the number of fully diluted units outstanding as of July 10, 2015, this analysis indicated a range of implied values per MWE Common Unit of $38.56 to $50.07, as compared to the implied value of the Merger Consideration of $77.54 per MWE Common Unit. The selected precedent transactions analysis also indicated an implied exchange ratio reference range of 0.527 to 0.821 of an MPLX Common Unit per MWE Common Unit, as compared to the implied merger exchange ratio (including Cash Consideration) of 1.140 of an MPLX Common Unit per MWE Common Unit.

None of the Selected Comparable Transactions utilized as a comparison in the selected transaction analysis is identical to the Merger. The transaction value to one-year forward EBITDA multiples in the Selected Comparable Transactions are derived from public disclosure of EBITDA in connection with those transactions, which may be calculated differently from MWE’s projected 2016 Adjusted EBITDA, as defined in the section of this proxy statement/prospectus entitled “—Certain Unaudited Financial Projections—The MWE Financial Projections.” In evaluating the Merger and Selected Comparable Transactions, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond MWE’s and Jefferies’ control. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using selected transaction data.

Discounted Cash Flow Analysis

Jefferies performed a discounted cash flow analysis by calculating the net present value of MWE’s estimated distributable cash flow per MWE Common Unit (as defined in the section of this proxy statement/prospectus entitled “—Certain Unaudited Financial Projections—The MWE Financial Projections”) through the fiscal year ending December 31, 2019, based on the Mid Case MWE Financial Projections (as defined in that section of this proxy statement/prospectus) and publicly available data, and the net present value of MPLX’s estimated distributable cash flow per MPLX Common Unit (as defined in the section of this proxy statement/prospectus entitled “—Certain Unaudited Financial Projections—The MPLX Financial Projections”) through the fiscal year ending December 31, 2019, based on the MPLX Financial Projections (as defined in that section of this proxy statement/prospectus) and publicly available data. In performing the discounted cash flow analysis, Jefferies applied discount rates ranging from 7.60% to 8.60% to the projected distributable cash flow from MWE per MWE Common Unit for the years 2015 through 2019 and 8.40% to 9.40% to the projected distributable cash flow from MPLX per MPLX Common Unit for the years 2015 through 2019, based on the respective estimated weighted average cost of capital of MWE and MPLX. Jefferies estimated the weighted average cost of capital for MWE and MPLX by applying the capital asset pricing model to determine the cost of equity capital of the MWE partner interests and the MPLX partner interests, adjusted for general partner distributions in the case of MPLX, calculating the average cost of debt of MWE and MPLX with reference to applicable borrowing rates, and calculating a weighted average cost of debt and equity capital. Jefferies also applied terminal value yield ranges of 6.50% to 7.50% to the projected distributed cash flow from MWE per MWE Common Unit for 2019 and 2.75% to 3.75% to the projected distributed cash flow from MPLX per MPLX Common Unit for 2019, based on respective trading metrics of similar companies.

The discounted cash flow analysis indicated ranges of implied unit prices of $66.04 to $76.26 per MWE Common Unit and $87.05 to $118.65 per MPLX Common Unit, which in turn indicated an implied exchange ratio reference range of 0.557 to 0.876 of an MPLX Common Unit per MWE Common Unit, as compared to the implied merger exchange ratio (including Cash Consideration) of 1.140 of an MPLX Common Unit per MWE Common Unit.

Premiums Paid Analysis

Jefferies reviewed the premiums offered or paid in seven master limited partnership midstream transactions since December 15, 2003 relative to the target unit prices one day, seven days and 30 days prior to announcement, which indicated a mean offer premium of 14.6% to 16.1% per common unit. Jefferies applied the mean of the relevant range of premiums to the relevant closing prices of MWE, as compared to the actual offer premium of 27.9% based on Equity Consideration only and 33.7% based on Merger Consideration, in each case as of July 9, 2015. The date, buyer, seller, offer price, and target unit prices and premiums paid, based on one day prior spot, seven days prior average and 30 days prior average, are set forth below:

				Price			Premium
Date	Buyer	Seller	Offer	1 Day Prior Spot	7 Days Prior Average	30 Days Prior Average	1 Day Prior Spot	7 Days Prior Average	30 Days Prior Average
10/13/14	Targa Resource Partners LP	Atlas Pipeline Partners, L.P.	$38.66	$33.62	$34.93	$35.82	15.0%	10.7%	7.9%
10/10/13	Regency Energy Partners LP	PVR Partners, L.P.	$28.68	$22.81	$22.91	$23.18	25.7%	25.2%	23.7%
5/6/13	Inergy Midstream Holdings L.P.	Crestwood Midstream Partners LP	$27.30	$23.85	$23.77	$24.43	14.5%	14.9%	11.7%
1/29/13	Kinder Morgan Energy Partners, L.P.	Copano Energy, L.L.C.	$40.91	$33.13	$33.39	$33.14	23.5%	22.5%	23.4%
6/12/06	Plains All American Pipeline, L.P.	Pacific Energy Partners, L.P.	$35.50	$32.09	$32.03	31.15	10.6%	10.8%	14.0%
11//1/04	Valero L.P.	Kaneb Pipeline Partners, L.P.	$61.58	$50.76	$51.74	$51.83	21.3%	19.0%	18.8%
12/15/03	Enterprise Products Partners L.P.	GulfTerra Energy Partners, L.P.	$41.27	$40.39	$40.06	$40.23	2.2%	3.0%	2.6%
Maximum							25.7%	25.2%	23.7%
75% Quartile							22.4%	20.8%	21.1%
Mean							16.1%	15.2%	14.6%
Median							15.0%	14.9%	14.0%
25% Quartile							12.5%	10.7%	9.8%
Minimum							2.2%	3.0%	2.6%

Using a reference range of the 25th quartile to the 75th quartile premiums for each time period listed above, Jefferies performed a premiums paid analysis using the closing price of MWE Common Units on July 9, 2015 (representing the one day prior spot price), the average of the closing prices for the seven prior trading days from July 9, 2015 and the average closing prices for the 30 prior trading days from July 9, 2015.

Applying a “one trading day prior spot” premium reference range of 12.5% and 22.4% to MWE’s closing price of $57.98 on July 9, 2015, the addition of the respective resulting premiums to that closing price in this analysis indicated a range of implied values per MWE Common Unit of approximately $65.25 to $70.97.

Applying a “seven trading days prior average” premium reference range of 10.7% and 20.8% to MWE’s average closing price of $57.66 over the seven prior trading days from July 9, 2015, the addition of the respective resulting premiums to that average closing price in this analysis indicated a range of implied values per MWE Common Unit of approximately $63.85 to $69.64.

Applying a “30 trading days prior average” premium reference range of 9.8% and 21.1% to MWE’s average closing price of $60.47 over the 30 prior trading days from July 9, 2015, the addition of the respective resulting premiums to that average closing price in this analysis indicated a range of implied values per MWE Common Unit of approximately $66.42 to $73.25.

Based on Jefferies’ premiums paid analysis, the implied value per MWE Common Unit was indicated to be $63.85 to $73.25, as compared to the implied offer value per MWE Common Unit of $77.54, based on the value per MPLX Common Unit as of July 9, 2015 of $68.04. In turn, this indicated an exchange ratio reference range from 0.938 to 1.077 MPLX Common Units per MWE Common Unit, as compared to the implied merger exchange ratio (including Cash Consideration) of 1.140 MPLX Common Units per MWE Common Unit.

No selected master limited partnership merger transaction utilized as a comparison in the selected premiums paid analysis is identical to the Merger.

Historical Exchange Ratio Analysis

Based on the closing prices for MWE Common Units and MPLX Common Units on the NYSE, and using the various time periods set forth below ending on July 9, 2015, Jefferies calculated a range of implied historical exchange ratios by dividing the average daily closing price per MWE Common Unit by the average daily closing price per MPLX Common Unit. This analysis indicated that during the year ended July 9, 2015, the exchange ratio ranged from 0.724x to 1.317x of an MPLX Common Unit per MWE Common Unit. This analysis also indicated the following historical average trading price exchange ratios:

	Average Unit Price		Average Exchange Ratio
	MWE	MPLX
Price (as of 7/9/15)	$57.98	$68.04	0.852x
10% Premium	63.78	68.04	0.937x
20% Premium	69.58	68.04	1.023x
30% Premium	75.37	68.04	1.108x
30-Day	$59.88	$72.27	0.829x
60-Day	62.33	72.63	0.858x
90-Day	63.91	73.53	0.869x
LTM	67.41	68.66	0.999x

The implied ranges of the exchange ratio for holders of MWE Common Units were compared to the exchange ratio (including Cash Consideration) for the Merger of 1.140x.

General

Jefferies’ opinion was one of many factors taken into consideration by the MWE GP Board in making its determination to approve the Merger and should not be considered determinative of the views of the MWE GP Board or management with respect to the Merger or the Merger Consideration to be paid to the holders of MWE Common Units in the Merger. Jefferies did not recommend any specific exchange ratio or consideration to the MWE GP Board or that any given exchange ratio or consideration constituted the only appropriate exchange ratio or consideration for the combination.

Jefferies was selected by the MWE GP Board based on Jefferies’ qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

MWE previously engaged Jefferies in March 2015 to advise on, and present to the MWE GP Board, potential strategic alternatives available to MWE in consideration for a $2.0 million advisory fee. MWE also paid to Jefferies, upon the delivery of Jefferies’ opinion to the MWE GP Board, an opinion fee equal to $1.0 million (the “Opinion Fee”). The Opinion Fee will be credited against a transaction fee, if any, payable by MWE to Jefferies equal to $13.0 million, that is conditioned upon the closing of the transaction to which the opinion relates. Jefferies also will be reimbursed by MWE for certain expenses incurred. MWE has also agreed to indemnify Jefferies against certain liabilities arising out of or in connection with the services rendered and to be rendered by Jefferies under such engagement.

Jefferies has in the past provided financial advisory services to MWE in connection with the sale of an asset, for which it received customary compensation. During the two years preceding the date of delivery of Jefferies’ opinion, neither Jefferies nor any of its affiliates has had any other material financial advisory or other material commercial or investment banking relationships with MWE or its affiliates, on the one hand, or MPC and MPLX or their affiliates, on the other hand. Jefferies maintains a market in MWE securities, and in the ordinary course of Jefferies’ business, Jefferies and its affiliates may trade or hold securities of MWE or MPLX and/or their respective affiliates for Jefferies’ own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities. In addition, Jefferies may seek to, in the future, provide financial advisory and financing services to MWE, MPLX or entities that are affiliated with MWE or MPLX, for which Jefferies would expect to receive compensation. Except as otherwise expressly provided in its engagement letter for advisory services with MWE, Jefferies’ opinion may not be used or referred to by MWE, or quoted or disclosed to any person in any matter, without Jefferies’ prior written consent.

Certain Unaudited Financial Projections

Neither MPLX nor MWE as a matter of course makes public long-term projections as to its future revenues, production, earnings or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates. However, MPLX and MWE are including the following summaries of certain non-public unaudited financial projections in this proxy statement/prospectus solely because such information was made available to the MWE GP Board, Jefferies and MPLX in connection with their respective evaluations of the Merger. Jefferies was authorized by MWE to rely on the Mid Case MWE Financial Projections (as defined below) and the MPLX Financial Projections (as defined below) for purposes of its analyses and opinion. The inclusion of the Financial Projections (as defined below) should not be regarded as an indication that any of MWE, Jefferies, MPLX or any other recipient of this information considered, or now considers, any of the Financial Projections to be necessarily predictive of actual future results. The Financial Projections are being included in this proxy statement/prospectus solely to give MWE Common Unitholders access to certain non-public, unaudited information that was made available to MPLX, the MWE GP Board and its financial advisor and is not being included in this proxy statement/prospectus in order to influence any MWE Common Unitholders to make any investment decision with respect to the Merger or for any other purpose.

The Financial Projections were prepared by, and are the sole responsibility of, the management of MWE and the management of MPLX, as applicable, solely for internal use and are subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. MWE’s management believes that the assumptions used as a basis for the MWE Financial Projections, and MPLX’s management believes that the assumptions used as a basis for the MPLX Financial Projections, were reasonable at the times they were made given the information available to MWE’s management and MPLX’s management at the time, as applicable. However, the Financial Projections are not a guarantee of future performance. The future financial results of MWE’s and MPLX’s respective businesses may materially differ from those expressed in the Financial Projections due to factors that are beyond MWE’s or MPLX’s ability to control or predict.

Although the Financial Projections are presented with numerical specificity, they are forward-looking statements that involve inherent risks and uncertainties and reflect numerous estimates and assumptions, all of which are difficult to predict and many of which are beyond the control of MWE or MPLX. Further, since the Financial Projections cover multiple years, such information by its nature becomes less predictive with each successive year. The estimates and assumptions underlying the Financial Projections involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information.” Holders of the MWE Common Units are urged to review MWE’s SEC filings for a description of risk factors with respect to MWE’s business and MPLX’s SEC filings for a description of risk factors with respect to MPLX’s business, as well as, in each case, the section of this proxy statement/prospectus entitled “Risk Factors.”

Certain of the financial information contained in the Financial Projections, including Adjusted EBITDA and Distributable Cash Flow, are non-GAAP financial measures. MWE’s management and MPLX’s management provided this information because each party’s management believes it provides useful information because it is commonly used by investors in master limited partnerships to assess financial performance and operating results of ongoing business operations, and because management also believes that these non-GAAP financial measures could be useful in evaluating the respective business, potential operating performance and cash flow of each of MPLX and MWE. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by MWE or MPLX may not be comparable to similarly titled amounts used by other companies.

The Financial Projections do not give effect to the Merger or the other transactions contemplated by the Merger Agreement and were not prepared with a view toward public disclosure, nor were the Financial Projections prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial and operating information. In addition, the Financial Projections require significant estimates and assumptions that make the information included therein inherently less comparable to the similarly titled GAAP measures in the historical GAAP financial statements of MWE and MPLX. None of MPLX’s independent registered public accounting firm, MWE’s independent registered public accounting firm, or any other independent accountants has compiled, examined or performed any procedures with respect to the Financial Projections contained herein, and accordingly they have not expressed any opinion or any other form of assurance on such information. The report of the independent registered public accounting firm of MWE in its Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated herein by reference, relates to MWE’s historical financial information. The report does not extend to the MWE Financial Projections and should not be read to do so. The report of the independent registered public accounting firm of MPLX in its Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated herein by reference, relates to MPLX’s historical financial information. The report does not extend to the MPLX Financial Projections and should not be read to do so. Furthermore, the following Financial Projections do not take into account any circumstances or events occurring after the date such information was prepared.

The MWE Financial Projections

The MWE GP Board, MPLX and their financial advisors were provided with three sets of non-public, unaudited financial projections prepared by management of MWE with respect to MWE’s business, as a stand-alone company, for the years ending December 31, 2015, 2016, 2017, 2018, 2019 and 2020, which are referred to as (i) the “Low Case MWE Financial Projections,” (ii) the “Mid Case MWE Financial Projections” and (iii) the “High Case MWE Financial Projections” (collectively, the “MWE Financial Projections”).

Based on instructions from MWE management, Jefferies relied on the Mid Case MWE Financial Projections for its analysis for purposes of its opinion. The Low Case MWE Financial Projections and the High Case MWE Financial Projections were made available to the MWE GP Board, MPLX and their financial advisors for informational purposes to provide sensitivities based on certain different assumptions.

The Mid Case MWE Financial Projections were prepared by MWE management in good faith based on MWE management’s reasonable best estimates and assumptions at the time they were prepared and speak only as of that time.

The Low Case MWE Financial Projections were prepared by MWE management based on the Mid Case MWE Financial Projections modified to reflect higher financing costs, lower distribution growth and a slower ramp-up in producer volume growth until 2017.

The High Case MWE Financial Projections were prepared by MWE management based on the Mid Case modified to reflect improvements in management’s assumptions in respect of producer drilling plans.

The following table sets forth a summary of the MWE Financial Projections based on the foregoing assumptions:

	Fiscal Year ending December 31,
	2015E	2016E	2017E	2018E	2019E	2020E
	(Dollars in millions, except per unit values)
Low Case
Adjusted EBITDA	$925	$1,097	$1,354	$1,532	$1,653	$1,723
Distributable Cash Flow	$704	$832	$1,047	$1,171	$1,257	$1,308
Distributable Cash Flow per LP Unit	$3.60	$3.92	$4.62	$5.07	$5.35	$5.39
Distributions per LP Unit	$3.70	$3.89	$4.20	$4.52	$4.84	$5.16
Mid Case
Adjusted EBITDA	$931	$1,152	$1,495	$1,705	$1,928	$2,116
Distributable Cash Flow	$711	$892	$1,180	$1,339	$1,507	$1,657
Distributable Cash Flow per LP Unit	$3.61	$4.00	$4.95	$5.44	$6.00	$6.49
Distributions per LP Unit	$3.70	$3.96	$4.34	$4.82	$5.30	$5.81
High Case
Adjusted EBITDA	$931	$1,180	$1,546	$1,766	$1,985	$2,155
Distributable Cash Flow	$711	$918	$1,225	$1,398	$1,562	$1,698
Distributable Cash Flow per LP Unit	$3.61	$4.11	$5.14	$5.67	$6.22	$6.65
Distributions per LP Unit	$3.70	$3.96	$4.34	$4.82	$5.30	$5.81

For purposes of the MWE Financial Projections, (i) “Adjusted EBITDA,” as presented above, represents net income (loss) plus or (minus) non-cash compensation expense; unrealized loss (gain) on derivative instruments; interest expense (including amortization of deferred financing costs and debt discount); depreciation, amortization and other non-cash operating expenses; loss (gain) on disposal of property, plant and equipment; provision for income tax (benefit) expense; adjustment for cash flow from unconsolidated affiliates; impairment expense; cash adjustment for non-controlling interests of consolidated subsidiaries; and cash flows from non-consolidated investments; (ii) “Distributable Cash Flow,” as presented above, represents net income (loss) plus or (minus) depreciation, amortization and other non-cash operating expenses; (gain) on sale or disposal of property, plant and equipment; amortization of deferred financing costs and debt discount; earnings from unconsolidated affiliates; distributions from unconsolidated affiliates; non-cash compensation expense; unrealized loss (gain) on derivative instruments; deferred income tax (benefit) expense; cash adjustment for non-controlling interests of consolidated subsidiaries; revenue deferral adjustment; impairment expense; cash adjustments for earnings and distributions from deconsolidated joint ventures; and maintenance capital expenditures and (iii) “Distributable Cash Flow per LP Unit,” as presented above, represents Distributable Cash Flow divided by the total number of outstanding MWE Common Units. Maintenance capital expenditures represent capital expenditures necessary to maintain MWE’s operating capacity and asset base.

The MPLX Financial Projections

MWE and Jefferies were provided with certain non-public, unaudited financial projections prepared by management of MPLX with respect to MPLX for the years ending December 31, 2015, 2016, 2017, 2018 and 2019 (the “MPLX Financial Projections” and, together with the MWE Financial Projections, the “Financial Projections”).

The following table sets forth a summary of the MPLX Financial Projections:

	Fiscal Year ending December 31,
	2015E	2016E	2017E	2018E	2019E
	(Dollars in millions, except per unit values)
Adjusted EBITDA	$345	$557	$858	$1,095	$1,433
Distributable Cash Flow	$264	$423	$628	$767	$994
Distributable Cash Flow per LP Unit	$2.30	$2.93	$3.74	$4.15	$4.76
Distributed Cash Flow	$185	$311	$463	$647	$880
LP Distributed Cash Flow	$153	$225	$306	$404	$529
Distributed Cash Flow per LP Unit	$1.83	$2.35	$2.94	$3.62	$4.30

MPLX had previously announced that MPC authorized the sale of its marine business to MPLX, which has been assumed in the projections prepared by MPLX. The Merger of MWE and MPLX has deferred the need for such proposed acquisition of MPC’s marine business, and this transaction has been postponed indefinitely. MPLX’s projections have not been adjusted for this change in assumption, or for any other circumstances since the projections were provided.

For the purposes of the MPLX Financial Projections, (i) “Adjusted EBITDA,” as presented above, represents net income before depreciation, provision (benefit) for income taxes, non-cash equity-based compensation and net interest and other financial costs and “Distributable Cash Flow,” as presented above, represents Adjusted EBITDA plus the current period deferred revenue for committed volume deficiencies less net interest and other financial costs, income taxes paid, maintenance capital expenditures paid and volume deficiency credits.

Readers of this proxy statement/prospectus are cautioned not to place undue reliance on the Financial Projections set forth above. No representation or warranty is made by MPLX, MWE, their respective financial advisors or any other person to any MWE unitholder regarding the ultimate performance of MWE or MPLX compared to the information included in the above Financial Projections. The inclusion of the Financial Projections in this proxy statement/prospectus should not be regarded as an indication that such prospective financial and operating information will be an accurate prediction of future events, and such information should not be relied on as such.

MPLX AND MWE DO NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FINANCIAL PROJECTIONS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

MPLX’s Reasons for the Merger

MPLX believes the Merger will create enhanced long-term value for its unitholders. Key strategic benefits include the following:

•	Creates Large-Cap, Diversified Master Limited Partnership with Long-Term Cash Distribution Growth. MPLX expects that the combined operations of MPLX and MWE, taking into account the anticipated successful completion of existing and identified strategic growth projects, will result in greater cash distributions per MPLX Common Unit over the long-term than MPLX could achieve on a stand-alone basis.

•	New Growth Platform. MWE’s industry-leading position in the prolific Marcellus and Utica Shales adds a new growth platform in natural gas gathering, processing and fractionation, which is complementary to MPLX’s existing operations and will increase its scale and diversity. MWE’s assets also represent a strategic presence in other oil and gas producing regions, including the Southwest area, the Gulf Coast and the Northeast area. As a result, upon the completion of the Merger, MPLX and its subsidiaries will have a more diverse asset base across the hydrocarbon value chain.

•	Proven Record of MWE Management Team. MWE management has a demonstrated record of executing on organic growth projects and developing strong customer relationships.

•	High Quality Assets. MWE’s assets represent a portfolio of high quality natural gas gathering, processing and fractionation assets with existing infrastructure, acreage dedications and development prospects to drive future growth. MPLX believes these assets will provide consistent and predictable cash flow volumes that will enable MPLX to continue to make consistent quarterly cash distributions to its unitholders.

•	Scale of Operations. MPLX believes that the combined business will permit it to compete more effectively and facilitate future investment opportunities. As a result of this larger size, MPLX will be able to consider future strategic transactions that might not otherwise currently be possible.

The explanation of the reasoning of MPLX and certain information presented in this section are forward-looking in nature and, therefore, this section should be read in light of the factors discussed in the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Interests of Directors and Executive Officers of MWE GP in the Merger

In considering the recommendation of the MWE GP Board that MWE Common Unitholders vote to approve the Merger Proposal, you should be aware that certain of MWE GP’s executive officers have financial interests in the Merger that are different from, or are in addition to, the interests of MWE Common Unitholders generally, as more fully described below. You should also be aware that certain of MWE GP’s directors have financial interests in the Merger that are different from, or are in addition to, the interests of MWE Common Unitholders, which generally arise from their right to indemnification and insurance coverage that will survive the completion of the Merger (on terms substantially similar to the directors’ existing indemnification and insurance coverage). Additionally, you should be aware that the Merger Agreement provides that MPC and MPLX GP shall take all actions necessary and appropriate to (i) increase the size of the MPLX GP board of directors to twelve members and appoint two directors identified by MWE to the MPLX board of directors and (ii) appoint one director identified by MWE to the MPC board of directors, in each case effective immediately following the closing of the Merger. The Merger Agreement also provides that MPC shall consider, in filling the next vacancy on the MPLX GP board of directors, the nomination of an additional individual who prior to the Merger serves as an independent director of MWE GP. See “Proposal 1—Directors and Executive Officers of MPLX After the Merger.”

The members of the MWE GP Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger and in recommending to MWE Common Unitholders that they approve the Merger Proposal. For purposes of all of the plans and agreements described below, the consummation of the Merger will constitute a “change of control,” “corporate transaction” or term of similar meaning with respect to MWE or its applicable affiliates.

The interests of MWE GP’s executive officers include the rights to:

•	consistent with the treatment of all other outstanding Phantom Units held by employees of MWE and its subsidiaries pursuant to the terms of the applicable award agreements, accelerated vesting of Phantom Units into MWE Common Units that will receive the Common Merger Consideration (net of applicable withholding), with any fractional MPLX Common Units converted into cash in accordance with the Merger Agreement;

•	in the case of MWE GP’s executive officers (other than Mr. Semple), the right to receive the MPLX Equity Awards;

•	in the case of Mr. Semple, in the event of certain terminations of employment following the Effective Time, the right to receive certain contractual severance payments and the continuation of medical and dental benefit coverage for a period of time;

•	continuation of certain employee benefits following the Effective Time pursuant to the Merger Agreement, which is consistent with the treatment of employee benefits for other employees of MWE and its subsidiaries; and

•	the right to indemnification and liability insurance coverage that will survive the completion of the Merger.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•	the Effective Time is December 31, 2015, which is the assumed date of the consummation of the Merger solely for purposes of this transaction-related compensation disclosure;

•	the Common Merger Consideration to be received for each MWE Common Unit will be equal to $3.37 in cash, plus 1.09 MPLX Common Units (based on the proposed Merger Consideration on July 11, 2015, although the amount of cash received will depend on the number of MWE Common Units outstanding as of the Effective Time, and therefore may differ from the amounts used for purposes of this assumption);

•	the relevant price per unit of MPLX Common Units is $58.32, the average closing price per unit as quoted on the NYSE over the first five business days following the first public announcement of the Merger;

•	Mr. Semple remained employed by MWE and its subsidiaries through the Effective Time and was thereafter terminated by MPLX or its applicable affiliate without “cause” or he resigned for “good reason” (as defined below) immediately following the Effective Time;

•	each of Ms. Buese and Messrs. Bromley, Mollenkopf, Nickerson and Floerke remained employed by MWE and its subsidiaries through the Effective Time and, following the Effective Time, each such executive officer thereafter incurred a “separation from service” (as defined below) which, for purposes of certain of the MPLX Equity Awards, also constituted a separation from service due to a Relocation Event (as defined below);

•	quantification of outstanding equity awards is calculated based on the outstanding equity awards held by each director or executive officer as of October 5, 2015, the latest practicable date before the filing of the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part;

•	all unvested Phantom Units held by each executive officer as of October 5, 2015, remain unvested as of immediately prior to the Effective Time; and

•	the amounts set forth in the tables below regarding executive officer compensation are based on compensation levels as of October 5, 2015.

Treatment of Outstanding MWE Common Units

For information regarding beneficial ownership of MWE Common Units, other than the Phantom Units described below, by each of MWE GP’s directors and certain executive officers and all of such directors and executive officers as a group, please see the section titled “Ownership of MWE Common Units” beginning on page 225.

MWE GP’s directors and executive officers will be entitled to receive, for each MWE Common Unit, the Common Merger Consideration in cash and MPLX Common Units in the same manner as other MWE Common Unitholders.

Treatment of Phantom Units

The Merger Agreement provides that each Phantom Unit that is outstanding immediately prior to the Effective Time will, contingent upon the consummation of the Merger and effective as of immediately prior to the Effective Time, automatically become fully vested and converted into an equivalent number of MWE Common Units, and such MWE Common Units will be canceled and converted into the right to receive the Common Merger Consideration, with any fractional MPLX Common Units converted into cash in accordance with the Merger Agreement. This treatment is applicable to all employees of MWE and its subsidiaries that hold outstanding Phantom Units immediately prior to the Effective Time.

The table below, entitled “Payments to Executive Officers of MWE GP in Respect of Phantom Units”, along with its footnotes, shows the number of outstanding Phantom Units held by MWE GP’s executive officers as of the date hereof, and the dollar value of the consideration each of them can expect to receive for such awards as of promptly following the Effective Time, based on the assumptions described above under “—Certain Assumptions.” MWE GP’s non-employee directors do not currently hold any Phantom Units.

Payments to Executive Officers of MWE GP in Respect of Phantom Units

Name	No. of Phantom Units(1)	Resulting Consideration from Phantom Units ($)(2)
Executive Officers
Frank M. Semple	133,340	8,925,620
C. Corwin Bromley	39,438	2,639,932
Nancy K. Buese	56,822	3,803,596
John C. Mollenkopf	76,219	5,102,008
Randy S. Nickerson	76,219	5,102,008
Greg S. Floerke	22,823	1,527,744

(1)	Depending on when the Effective Time actually occurs, certain Phantom Units shown in the table above may become vested in accordance with their terms without regard to the Merger. Additionally, the table above does not include any grants of Phantom Units that may occur following the filing of this proxy statement/prospectus, although no such grants are expected to be made at this time, or reflect any net settlement attributable to applicable withholding.
(2)	Since the value of the Common Merger Consideration is not fixed, the value of the Phantom Units is based on the average closing price of MPLX Common Units over the first five business days following the first public announcement of the Merger, or $58.32 per MPLX Common Unit. Accordingly, the values of actual consideration received by MWE GP’s executive officers may be greater or less than those provided for above.

Treatment of DERs

The Merger Agreement provides that each DER that is outstanding immediately prior to the Effective Time will be canceled and the holder of such canceled DER will cease to have any rights with respect to such canceled DER except the right to receive any DER Payments. As of the date of this proxy statement/prospectus, any distributions that may be declared or made by MWE that would entitle any MWE GP executive officer to any DER Payments are currently expected to be paid in the ordinary course prior to the Effective Time. As a result, no DER Payments are expected to be accelerated as a result of the Merger, and no value has been assigned to the outstanding DERs held by MWE GP executive officers for purposes of this description of the interests of MWE GP’s executive officers.

Severance Entitlements

MarkWest Hydrocarbon is party to an executive employment agreement with each of MWE GP’s executive officers (each, an “Executive Agreement”), which provides for change in control severance payments and benefits to such executive officer if he or she experiences certain terminations of employment. In connection with the Merger, each of Ms. Buese and Messrs. Bromley, Mollenkopf, Nickerson and Floerke have entered into a retention agreement (each, a “Retention Agreement”) with MPC or, in the case of Mr. Mollenkopf, Marathon Petroleum Logistics Services LLC, effective as of the consummation of the Merger. The Retention Agreements that Ms. Buese and Messrs. Bromley and Floerke entered into on September 14, 2015 amended and restated a prior agreement that had been entered into on July 11, 2015. Pursuant to the terms of the Retention Agreements with Ms. Buese and Messrs. Bromley, Mollenkopf, Nickerson and Floerke, effective as of the consummation of the Merger, these executive officers will not be entitled to receive the change in control severance payments and benefits under their Executive Agreements, other than vesting of any outstanding, unvested Phantom Units in connection with the Merger.

Mr. Semple, who did not enter into a Retention Agreement, will remain eligible to receive the change in control cash severance payments provided under his Executive Agreement in the event his employment is terminated without “cause” or for “good reason”, in either case, during the one-year period following a “change in control” (as defined in his Executive Agreement), such as the Merger. These payments include a lump-sum cash amount equal to: (i) three times the sum of Mr. Semple’s (1) current base salary and (2) average short-term cash incentive award paid in respect of MWE’s two preceding fiscal years and (ii) Mr. Semple’s target short-term cash incentive award amount for the current year, prorated. Mr. Semple will also remain eligible to receive continuation of medical and dental benefit coverage for the periods provided in his Executive Agreement (which provides for a “lesser of” formulation based on his severance period and the applicable COBRA qualification period, but is generally equal to 18 months, and is therefore assumed to be 18 months hereafter). Such severance payments and benefits are “double-trigger”, as they will only be payable in the event of a termination of employment without “cause” or for “good reason” by Mr. Semple on or within 12 months following the Effective Time. Such payments and benefits will be conditioned upon the execution of a general release of all claims against MarkWest Hydrocarbon and its affiliates following such termination. Under the Executive Agreements, in connection with the Merger the executive officers, including Ms. Buese and Messrs. Bromley, Mollenkopf, Nickerson and Floerke, are entitled to vesting of any outstanding, unvested Phantom Units into MWE Common Units.

For purposes of the Executive Agreements, “cause” means the executive officer’s (A) conviction of (or pleading nolo contendere to) a felony that is injurious to the business or reputation of MarkWest Hydrocarbon, MWE or their affiliates (collectively, the “MWE Entities”); (B) engaging in intentional wrongdoing (including without limitation, theft, fraud, embezzlement or willful misappropriation of the funds or property of the MWE Entities), or his or her failure to substantially adhere to MarkWest Hydrocarbon’s work rules, policies or procedures, that is injurious to the business or reputation of the MWE Entities, or breach of fiduciary duties for enrichment of the executive officer; (C) illegal or prohibited treatment of or relations with any employee, agent or consultant of the MWE Entities or of any person with whom the MWE Entities have a business relationship, in the form of illegal or prohibited discrimination, harassment, abuse, assault or other actions of a similar nature; (D) failure to perform substantially his or her material duties as contemplated by the Executive Agreement (other than such failure resulting from incapacity due to physical or mental illness), which, for the avoidance of doubt, shall include the executive officer’s insubordination to his or her direct or indirect reports or to MarkWest Hydrocarbon’s board of directors, after (I) a written demand for corrected performance is delivered to the executive officer by MarkWest Hydrocarbon’s board of directors which identifies specifically the manners in which such board of directors believes the executive officer has not performed substantially his or her material duties, and (II) the executive officer’s failure to cure such items identified in such letter within 30 days; (E) material breach of his or her obligations under the Executive Agreement including, but not limited to, a breach of any restrictive covenants imposed by the Executive Agreement; provided, however, that in the event such breach is curable and is actually cured within 10 days after written notice detailing the nature and facts of such breach is delivered to the executive officer, the breach shall not be considered “cause”; or (F) engaging in actions or behavior that bring such executive officer into public hatred, disrepute, scorn or ridicule, or shock, insult or offend the community or public morals or decency, in each case resulting in injury to the business or reputation of MarkWest Hydrocarbon or inhibiting the ability of the executive officer to effectively represent publicly the MWE Entities. In addition, prior to any termination for “cause” the executive officer must be given an opportunity to be heard by, and present evidence on his or her behalf, to MarkWest Hydrocarbon’s board of directors, and a majority of such board, including at least two-thirds of the non-employee directors, must make a formal determination to terminate such executive officer for “cause”.

For purposes of his Executive Agreement, Mr. Semple will be able to terminate his employment with “good reason” if any of the following exists: (I) any failure by MarkWest Hydrocarbon to provide Mr. Semple with his compensation and benefits under the Executive Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by MarkWest Hydrocarbon promptly after receipt of notice thereof given by Mr. Semple; (II) a material diminution in Mr. Semple’s base salary or bonus opportunity not related to performance or market conditions, other than which is remedied by MarkWest Hydrocarbon within 30 days after receipt of notice thereof given by Mr. Semple; (III) a material diminution in responsibility or authority other than which is remedied by MarkWest Hydrocarbon within 30 days after receipt of notice thereof given by Mr. Semple; (IV) the forced relocation of Mr. Semple’s principal place of employment to a location more than 50 miles from his then-current principal place of employment; or (V) the occurrence of a “change of control”, such as the Merger, provided that Mr. Semple voluntarily terminates his employment within 12 months of the change of control.

See “—Quantification of Payments and Benefits” below for additional information regarding the potential severance entitlements.

Retention Agreements

In connection with the Merger, each of Ms. Buese and Messrs. Bromley, Mollenkopf, Nickerson and Floerke entered into a Retention Agreement which provides for such executive officer’s continued employment with MPC or one of its affiliates following the Effective Time and such executive officer’s eligibility to receive MPLX Equity Awards consisting of an award (a “Retention Award”) of phantom MPLX Common Units (“MPLX Phantom Units”) or, in the case of Mr. Nickerson, an award consisting of 50% MPLX Phantom Units and 50% restricted stock units covering shares of MPC common stock (such units, “MPC Units”) as soon as administratively possible after the closing date of the Merger, but, in the case of Ms. Buese and Messrs. Bromley and Floerke, in any event no later than the first day of the month coincident with or next following the closing date (the date of grant, the “Grant Date”). In addition, the Retention Agreements also provide for other grants of MPLX Equity Awards consisting of MPLX Phantom Units or, in the case of Mr. Nickerson, an award consisting of 50% MPLX Phantom Units and 50% MPC Units (a “Long-Term Incentive Award”), and an award of restricted shares of MPC common stock (such shares, “MPC Restricted Stock”) (the “Retention Bonus Award”). The number of MPLX Equity Awards granted will be determined on the grant date based on the value of MPLX Common Units or MPC common stock, as applicable, on such date and the aggregate grant date value set forth in the applicable Retention Agreement. In addition, a small percentage (up to 5%) of the grant value of the Retention Awards may be paid in cash, rather than equity, in order to facilitate payment of employment tax obligations.

The Retention Awards will vest upon the executive officer’s “separation from service” (within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Internal Revenue Code”)) for any reason (except a “separation from service” for cause (as defined in the applicable Employment Agreement) in the case of Ms. Buese and Messrs. Mollenkopf, Bromley and Floerke).

The Long-Term Incentive Awards will vest in three equal installments on each of the first three anniversaries of the Grant Date, subject to earlier vesting in full upon the Executive’s “separation from service” as a result of a forced relocation of the Executive’s principal place of employment to a location more than 50 miles from

Executive’s then-current principal place of employment (a “Relocation Event”) or upon such other events as may be provided for in the applicable award agreements. The Retention Bonus Award will be subject to three-year cliff vesting, subject to earlier vesting in full upon a resignation following a Relocation Event or upon such other events as may be provided for in the applicable award agreements. The Long-Term Incentive Awards and the Retention Bonus Awards are not subject to early vesting for any other good reason or not for cause termination and therefore remain at risk of forfeiture in those cases.

Under the Retention Agreements, each executive officer will also be eligible to receive payments and benefits during his or her term of employment, including a base salary, an annual bonus, long-term incentive compensation, the ability to participate in welfare and retirement benefit plans and the ability to participate in the MPC Amended and Restated Executive Change in Control Severance Benefits Plan, which provides for certain payments and benefits upon certain terminations of employment following a change in control of MPC or any of its affiliates, including MPLX. In exchange for such payments and benefits, including the Retention Award, the applicable executive officer has agreed to continue to be bound by the restrictive covenants contained in his or her Executive Agreement.

See “—Quantification of Payments and Benefits” below for additional information regarding the MPLX Equity Awards and other benefits.

Benefit Arrangements Following the Effective Time

The Merger Agreement provides that, at the Effective Time, MPLX or one of its affiliates will continue the employment of each employee of MWE and its subsidiaries as of immediately prior to the Effective Time (each, an “MWE Employee”). In addition, MPLX or its applicable affiliate will provide the MWE Employees with certain compensation and benefits following the Effective Time, as described below under “—Employee Benefit Matters.”

MPLX has also agreed to provide to each MWE Employee, including executive officers of MWE GP, who remains employed through the applicable payment or grant date, as applicable, with (1) a payment in respect of any unpaid portion of his or her 2015 cash bonus, based on actual performance through the Effective Time (annualized for the remainder of 2015) and (2) if such MWE Employee received or would have been eligible to receive Phantom Units in 2015, time-vesting equity awards with a ratable three year annual vesting schedule and a right to receive distributions or other payments in respect of the equity underlying such awards that is comparable to the DERs (the “Post-Closing Equity Grants”). The grant date fair value of the Post-Closing Equity Grants will be no less favorable than what would have been granted under the applicable MWE Equity Plan, based on MWE’s and its subsidiaries’ 2014 and/or annualized 2015 performance.

Director and Officer Indemnification and Insurance

The Merger Agreement provides that, from and after the Effective Time, MPLX and the surviving entity will jointly and severally provide indemnification and advancement of expenses to present, former or future (at any time prior to the Effective Time) directors, employees and officers of MWE or any of its subsidiaries and also with respect to any such person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with MWE) serving at the request or on behalf of MWE or any of its subsidiaries and together with such person’s heirs, executors or administrators (collectively, the “Indemnified Persons”), to the same extent such Indemnified Persons are indemnified pursuant to MWE’s charter documents and ensure that the organizational documents of the surviving entity will, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation than are presently set forth in MWE’s governing instruments.

In addition, for the six year period commencing immediately after the Effective Time, MPLX will cause the surviving entity to, and the surviving entity will, maintain in effect MWE’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to the Indemnified Persons, which may include a “tail” policy.

For a more detailed description of the provisions of the Merger Agreement relating to director and officer indemnification and liability insurance, please see the section of this proxy statement/prospectus entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 116.

Quantification of Payments and Benefits

In accordance with Item 402(t) of Regulation S-K, the first table below, entitled “Potential Change in Control Payments to MWE GP’s Executive Officers”, along with its footnotes, shows the compensation that could become payable to MWE GP’s chief executive officer, chief financial officer, the three other most highly compensated executive officers, as determined for purposes of MWE’s most recent annual proxy statement (collectively, the “named executive officers”) and Mr. Floerke, who is an executive officer of MWE GP (but is not a “named executive officer”) and that are based on or otherwise relate to the Merger. The amounts set forth in the table below in respect of the named executive officers are subject to a non-binding advisory vote of MWE Common Unitholders, as described under “Advisory Vote on Merger-Related Compensation Arrangements” below.

The amounts in the tables are based on the assumptions described above under “—Certain Assumptions.” Specifically, the tables assume that the consummation of the Merger occurs on December 31, 2015, and each executive officer incurs a qualifying termination of employment or “separation from service” on or promptly following such date, which, as described in more detail in the footnotes below, in the case of the Long-Term Incentive Awards and Retention Bonus Awards, applies only in the case of a “separation from service” following a Relocation Event or as may otherwise be provided in the applicable award agreement, as opposed to a qualifying termination or “separation from service” more generally, where these awards remain at risk of forfeiture. The amounts indicated below are estimates of the amounts that would be payable to MWE GP’s executive officers and the estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement/prospectus. Some of the assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by an executive officer of MWE GP may differ in material respects from the amounts set forth below. The amounts in the tables do not include any amounts that are payable without regard to, and with no nexus to, the Merger.

Potential Change in Control Payments to MWE GP’s Executive Officers

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Frank M. Semple	5,544,500	8,925,620	29,064	14,499,184
C. Corwin Bromley	—	6,241,732	—	6,241,732
Nancy K. Buese	—	8,074,996	—	8,074,996
John C. Mollenkopf	—	10,134,168	—	10,134,168
Randy S. Nickerson	—	10,134,168	—	10,134,168
Greg S. Floerke	—	4,675,978	—	4,675,978

(1)

These amounts represent the lump-sum cash severance payment provided to Mr. Semple under the terms of his Executive Agreement, as described above, which generally is “double-trigger”, as it will only be payable in the event of a termination of employment without “cause” or for “good reason” within 12 months following the Effective Time. Under the Retention Agreements, Ms. Buese and Messrs. Bromley, Mollenkopf, Nickerson and Floerke are no longer entitled to receive such severance payments under his or her Executive Agreement, and therefore no amounts are presented for such executive officers. The amount presented for Mr. Semple is equal to the sum of: (i) three times the sum of his (1) current base salary and (2) average short-term cash incentive award paid in respect of MWE’s two preceding fiscal years and (ii) the pro rata value of his 2015 target short-term cash incentive award, which pro rata value is equal to 100% based on an assumed December 31, 2015 termination). This amount is based on the compensation and benefit levels in effect on October 5, 2015. If compensation and benefit levels are increased after October 5,

2015, the actual payment may be greater than that provided for above. For Ms. Buese and Messrs. Bromley, Mollenkopf, Nickerson and Floerke, the amounts in this column do not include payments in respect of any bonus amount in respect of 2015 bonuses that may be made following the Effective Time, as described in greater detail above in the section entitled “—Benefit Arrangements Following the Effective Time.”

The amounts of the cash severance components described above are set forth in the following table:

Name	Salary Component ($)	Cash Incentive Component ($)	Pro rata Incentive Component ($)	Total ($)
Frank M. Semple	2,175,000	2,644,500	725,000	5,544,500
C. Corwin Bromley	—	—	—	—
Nancy K. Buese	—	—	—	—
John C. Mollenkopf	—	—	—	—
Randy S. Nickerson	—	—	—	—
Greg S. Floerke	—	—	—	—

(2)	As described above, the equity amounts consist of (i) consistent with all Phantom Units granted to employees of MWE and its subsidiaries, the accelerated vesting of Phantom Units, which is “single-trigger” in that it will occur immediately upon the Effective Time, whether or not employment is terminated, (ii) vesting of the Retention Award, which is “double-trigger” in that it will vest upon any “separation from service” (within the meaning of Section 409A of the Code) (other than for cause in the case of Ms. Buese and Messrs. Bromley, Mollenkopf and Floerke) following the Effective Time, and (iii) accelerated vesting of the Long-Term Incentive and Retention Bonus Awards, which is “double-trigger” but does not apply to a qualifying termination or “separation from service” more generally, where these awards generally remain at risk of forfeiture, and instead acceleration only occurs upon a separation from service due to a Relocation Event or as may otherwise be provided in the applicable award agreement. Since the value of the Common Merger Consideration is not fixed, the value of the Phantom Units is based on the average closing price of MPLX Common Units over the first five business days following the first public announcement of the Merger, or $58.32, per MPLX Common Unit. The values of the Retention Awards, Long-Term Incentive Awards and Retention Bonus Awards are based on the expected grant date fair value of the applicable awards, as specified in the executive officer’s Retention Agreement. In addition, depending on when the Effective Time occurs, certain Phantom Units shown in the table may become vested in accordance with their terms without regard to the Merger. Accordingly, actual payments may be greater or less than those provided for above. As of the date of this proxy statement/prospectus, any distributions that may be declared or made by MWE that would entitle any MWE GP executive officer to any DER Payments are currently expected to be paid in the ordinary course prior to the Effective Time. As a result, no DER Payments are expected to be accelerated as a result of the Merger and no value has been assigned to the outstanding DERs held by MWE GP executive officers for purposes of this table. The amounts in this column do not include payments in respect of any additional grants that may be made following the Effective Time, as described in greater detail above in the section entitled “—Benefit Arrangements Following the Effective Time”, for which vesting may be accelerated upon a qualifying termination of employment, because the value of such grants, if any, is not known at the time of this proxy statement/prospectus.

The following table provides additional information regarding the Phantom Units, which vest upon the Effective Time, and the Retention Awards, which vest upon a separation from service (except for cause, in the case of Ms. Buese and Messrs. Mollenkopf, Bromley and Floerke), and shows the number of Phantom Units underlying the amounts reflected in this column, as well as the value associated with each of the

Phantom Units and Retention Awards. Because the fair market value of an MPLX Common Unit or a share of MPC common stock as of the Grant Date is not known at this time, and therefore the number of MPLX Phantom Units and MPC Units to be granted is not known, the value of each Retention Award is based on the grant date fair value of such award, as specified in the applicable Retention Agreement. Up to 5% of the grant value of the Retention Awards may be paid in cash, rather than equity, to facilitate payment of employment tax obligations.

Name	No. of MWE Common Units Underlying Phantom Units	Estimated Consideration from Phantom Units($)(a)	Estimated Consideration from MPLX Phantom Units ($)	Estimated Consideration from MPC Units ($)
Frank M. Semple	133,340	8,925,620	—	—
C. Corwin Bromley	39,438	2,639,932	1,746,800	—
Nancy K. Buese	56,822	3,803,596	1,808,900	—
John C. Mollenkopf	76,219	5,102,008	1,992,160	—
Randy S. Nickerson	76,219	5,102,008	996,080	996,080
Greg S. Floerke	22,823	1,527,744	1,268,234	—

(a)	As noted above, the amounts in this column assume that the value of a Phantom Unit is equal to $58.32, the average closing price of MPLX Common Units over the first five business days following the first public announcement of the Merger.

The following table provides additional information regarding the Long-Term Incentive Awards and Retention Bonus Awards, which generally remain at risk of forfeiture, except that accelerated vesting occurs upon a separation from service due to a Relocation Event or as may otherwise be provided in the applicable award agreement, and shows the value associated with each of the Long-Term Incentive Awards and Retention Bonus Awards. Because the fair market value of an MPLX Common Unit or a share of MPC common stock as of the Grant Date is not known at this time, and therefore the number of MPLX Phantom Units, MPC Units, and shares of MPC Restricted Stock to be granted is not known, the values of the Long-Term Incentive Awards and Retention Bonus Awards are based on the grant date fair value of such awards, as specified in the applicable Retention Agreement.

Name	Consideration from MPLX Phantom Units ($)	Consideration from MPC Restricted Stock ($)	Consideration from MPC Units ($)
Frank M. Semple	—	—	—
C. Corwin Bromley	855,000	1,000,000	—
Nancy K. Buese	1,462,500	1,000,000	—
John C. Mollenkopf	2,040,000	1,000,000	—
Randy S. Nickerson	1,020,000	1,000,000	1,020,000
Greg S. Floerke	880,000	1,000,000	—

(3)	Represents the estimated value of 18 months of continued medical and dental benefit coverage. Under Mr. Semple’s Executive Agreement, upon a termination of employment without “cause” or for “good reason” (as defined under his Executive Agreement), Mr. Semple is generally entitled to 18 months of continuation of medical and dental benefit coverage. This benefit is “double-trigger”, as it will only be payable in the event of Mr. Semple’s termination of employment without “cause” or for “good reason” following the Effective Time.

No Appraisal Rights

Appraisal rights are not available in connection with the Merger under the Delaware LP Act or under the MWE partnership agreement.

Accounting Treatment of the Merger

In accordance with the accounting principles generally accepted in the United States and in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 805—Business Combinations, MPLX will account for the Merger as an acquisition of a business.

Regulatory Approvals and Clearances Required for the Merger

The following is a summary of the material regulatory requirements for completion of the transactions contemplated by the Merger Agreement. There can be no guarantee if and when any of the consents or approvals required for the transactions contemplated by the Merger Agreement will be obtained or as to the conditions that such consents and approvals may contain.

Under the HSR Act, and related rules, certain transactions, including the Merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. On July 31, 2015, MPLX and MWE filed Notification and Report Forms, which are referred to as HSR Forms, with the Antitrust Division and the FTC. On August 25, 2015 MPLX and MWE announced that they had received notification of early termination of the waiting period under the HSR Act in connection with the Merger.

At any time before or after the Effective Time, the Antitrust Division and the FTC could take action under the antitrust laws, including seeking to prevent the Merger, to rescind the Merger or to conditionally approve the Merger upon the divestiture of assets of MPLX or MWE or subject to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the Merger or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

MPLX, MPLX GP and Merger Sub, on the one hand, and MWE, on the other hand, have agreed to (including to cause their respective subsidiaries to) cooperate with the other and use reasonable best efforts to take or cause to be taken all action, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the consummation of the Merger to be satisfied as promptly as practicable (and in any event no later than the Outside Date). Nothing in the Merger Agreement requires MPLX, MPLX GP, Merger Sub or MWE or any of their respective subsidiaries to sell, divest, dispose of, license, lease, operate, conduct in a specified manner, hold separate or discontinue or restrict or limit, before or after the date of the closing of the Merger, any assets, liabilities, businesses, licenses, operations, or interest in any assets or businesses, if doing so would, individually or in the aggregate, have a material adverse effect on the business of MPLX and its subsidiaries, taken as a whole, or MWE and its subsidiaries, taken as a whole, respectively.

Directors and Executive Officers of MPLX After the Merger

MPLX is managed by the directors and executive officers of MPLX GP. MPC indirectly owns all of the membership interests in MPLX GP and is responsible for appointing all of the members of the board of directors of MPLX GP.

MPLX GP has ten directors and nine executive officers (four of whom also serve as directors). The Merger Agreement provides that MPC and MPLX GP shall take all actions necessary and appropriate to increase the size of the MPLX GP board of directors to twelve members and to appoint two directors identified by MWE to the MPLX GP board of directors, one of whom shall be independent under the independence standards of the NYSE. The Merger Agreement also provides that MPC shall consider, in filling the next vacancy on the MPLX GP board of directors, the nomination of an additional individual who prior to the Merger serves as an independent director of MWE. MWE has identified Frank M. Semple to serve on the boards of directors of MPLX GP and MPC.

Respecting the appointment of executive officers, the Merger Agreement provides that MPC and MPLX GP, as applicable, shall take all actions necessary and appropriate to appoint Frank M. Semple as MPLX GP Vice Chairman; Randy S. Nickerson as MPC Executive Vice President, Corporate Strategy; Nancy K. Buese as MPLX GP Executive Vice President and Chief Financial Officer; John C. Mollenkopf as MPLX GP Executive Vice President and Chief Operating Officer; C. Corwin Bromley as MPLX GP Executive Vice President, General Counsel (CLO) and Secretary; and Gregory Floerke as MPLX GP Executive Vice President and Chief Commercial Officer.

Listing of MPLX Common Units

It is a condition to closing that the MPLX Common Units to be issued in the Merger be approved for listing on the NYSE, subject to official notice of issuance.

Delisting and Deregistration of MWE Common Units

If the Merger is completed, MWE Common Units will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

MPLX Unitholder Approval is Not Required

MPLX unitholders are not required to adopt or approve the Merger Agreement or to approve the Merger or the issuance of MPLX units in connection with the Merger.

Ownership of MPLX After the Merger

Based on the closing price of MPLX Common Units of $38.21 on September 30, 2015 and 195,679,205 MWE Common Units outstanding (assuming all outstanding Phantom Units are converted into MWE Common Units net of the number of MWE Common Units equivalent to the dollar value of applicable withholding taxes) on such date, MPLX expects to issue approximately 213 million MPLX Common Units, approximately 26 million MPLX Class A Units and approximately 8 million MPLX Class B Units to former MWE unitholders upon consummation of the Merger. The number of MPLX Common Units outstanding will increase after the date of this proxy statement/prospectus if MPLX sells additional MPLX Common Units to the public or if equity awards denominated in MPLX Common Units vest. Further, the number of MPLX Common Units, MPLX Class A Units and MPLX Class B Units expected to be issued to former MWE unitholders in connection with the Merger could change based on any increases or decreases in the trading price of MPLX Common Units (solely in the case of the number of MPLX Class A Units to be issued) or the number of MWE Common Units, MWE Class A Units, MWE Class B Units or Phantom Units outstanding immediately prior to the Effective Time. Based on the number of MPLX Common Units outstanding and MWE Common Units and Phantom Units outstanding as of September 30, 2015, immediately following the completion of the Merger, MPLX expects to have approximately 294 million MPLX Common Units outstanding. MWE Common Unitholders are therefore expected to hold approximately 73% of the aggregate number of MPLX Common Units outstanding immediately after the Merger. Holders of MPLX Common Units are not entitled to elect MPLX’s general partner and have only limited voting rights on matters affecting MPLX’s business. Additionally, at the Effective Time, MPLX GP will purchase approximately 5.1 million MPLX general partner units for approximately $193.2 million in cash to maintain its 2% general partner interest in MPLX, based upon the closing price of MPLX Common Units of $38.21 on September 30, 2015.

Restrictions on Sales of MPLX Common Units Received in the Merger

MPLX Common Units issued in the Merger to holders of MWE Common Units (including Canceled Awards) will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for MPLX Common Units issued to any MWE unitholder who may be deemed to be an “affiliate” of MPLX after the completion of the Merger. MPLX Common Units issued in the Merger to holders of MWE Class B Units will be subject to certain restrictions on transfer arising under the Lock-Up Agreement. See “The Lock-Up Agreement”

beginning on page 120 of this proxy statement/prospectus. This proxy statement/prospectus does not cover resales of MPLX Common Units received by any person upon the completion of the Merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Litigation Relating to the Merger

In July 2015, a putative unitholder class action complaint was filed by a single plaintiff who purports to be a unitholder of MWE in the Court of Chancery for the State of Delaware (Case No. 11332-VCG) against the individual members of the MWE GP Board, MWE GP, MPLX, MPC and Merger Sub. The complaint, styled Katsman v. Frank M. Semple, et al., (the “Katsman Complaint”) alleges that the MWE GP Board breached its duties in approving the Merger with MPLX. Generally, the Katsman Complaint alleges that the MWE GP Board breached its duties to the MWE Common Unitholders because the Merger does not provide the MWE Common Unitholders with adequate consideration, the MWE GP Board did not seek to maximize value for the benefit of the MWE Common Unitholders, certain members of MWE’s management team will remain executive officers of MPLX after the consummation of the Merger and the Merger Agreement contains preclusive deal protective devices and does not provide for appraisal rights. The Katsman Complaint also alleges that MPC, MPLX and Merger Sub aided and abetted in such breaches. The Katsman Complaint seeks, among other relief, to enjoin the Merger, or in the event the Merger is consummated, rescission of the Merger or monetary damages.

On August 10, 2015, another purported unitholder of MWE filed a putative class action complaint, captioned Schein v. Semple, et al., No. 11375 in the Court of Chancery of the State of Delaware, advancing substantially similar allegations and claims and seeking substantially the same relief against the same defendants named in the Katsman suit.

On August 14, 2015, another purported unitholder of MWE filed an additional putative class action complaint, captioned Kleinfeldt v. Semple, et al., C.A. No. 11394, in the Court of Chancery of the State of Delaware. The Kleinfeldt suit asserts substantially the same allegations and claims against the same defendants named in the Katsman and Schein suits.

On September 9, 2015, the Katsman, Schein, and Kleinfeldt lawsuits were consolidated into one action pending in the Court of Chancery of the State of Delaware, now captioned In re MarkWest Energy Partners, L.P. Unitholder Litigation, Consolidated C.A. 11332-VCG. The Court’s consolidation order contemplates that any future Delaware class action cases will be consolidated into this action.

On October 1, 2015, the Delaware plaintiffs filed a consolidated complaint against the individual members of the MWE GP Board, MPLX, MPLX GP, MPC and Merger Sub asserting in connection with the merger and related disclosures that, among other things, (i) the MWE GP Board breached its duties in approving the Merger with MPLX and (ii) MPC, MPLX, MPLX GP, and Merger Sub aided and abetted such breaches. The complaint seeks, among other relief, to enjoin the Merger, or in the event the Merger is consummated, rescission of the Merger or monetary damages.

The parties intend to vigorously defend the consolidated lawsuit. However, one of the conditions to the completion of the Merger is that no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority will be in effect enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated by the Merger Agreement or making consummation of such transactions illegal. A preliminary injunction could delay or jeopardize the completion of the Merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the Merger. An adverse judgment for rescission or for monetary damages could have a material adverse effect on MWE and MPLX following the Merger.

THE MERGER AGREEMENT

The following describes the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. MPLX and MWE encourage you to read carefully the Merger Agreement in its entirety before making any decisions regarding the Merger as it is the legal document governing the Merger.

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about MPLX, MWE or any of their respective subsidiaries or affiliates contained in this proxy statement/prospectus or their respective public reports filed with the SEC may supplement, update or modify the factual disclosures about MPLX, MWE or their respective subsidiaries or affiliates contained in the Merger Agreement and described in this summary. The representations, warranties and covenants made in the Merger Agreement by MPLX and MWE were qualified and subject to important limitations agreed to by MPLX and MWE in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to unitholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the Merger Agreement or otherwise publicly disclosed. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement/prospectus. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone.

The Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, the Merger Agreement provides for the merger of Merger Sub with and into MWE. MWE, which is sometimes referred to following the Merger as the surviving entity, will survive the Merger, and the separate limited liability company existence of Merger Sub will cease. After the completion of the Merger, the certificate of limited partnership of MWE in effect immediately prior to the Effective Time will be the certificate of limited partnership of the surviving entity, until amended in accordance with its terms and applicable law, and the MWE partnership agreement in effect immediately prior to the Effective Time will be the agreement of limited partnership of the surviving entity, until amended in accordance with its terms and applicable law.

Effective Time; Closing

The Effective Time will be at such time that MWE files with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with the relevant provisions of the Delaware LP Act and the Delaware Limited Liability Company Act, or at such later date or time as is agreed to by MPLX and MWE and specified in the certificate of merger.

The closing of the Merger will occur at 10:00 a.m., Central time, on the third business day after the satisfaction or (to the extent permitted by law) waiver of the conditions to the Merger provided in the Merger Agreement (other than conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), or at such other place, date or time as MPLX and MWE agree. For further discussion of the conditions to the Merger, see “—Conditions to Consummation of the Merger.”

MPLX and MWE currently expect to complete the Merger shortly following the conclusion of the MWE special meeting, subject to receipt of required unitholder and regulatory approvals and to the satisfaction or waiver of the other conditions to the transactions contemplated by the Merger Agreement described below.

Conditions to Consummation of the Merger

MPLX and MWE may not complete the Merger unless each of the following conditions is satisfied or waived, if waiver is permitted by applicable law:

•	the Merger Agreement and the transactions contemplated thereby must have been approved by the affirmative vote or consent of the holders of a majority of the outstanding units of MWE entitled to vote thereon as determined in accordance with the MWE partnership agreement at the MWE special meeting or any adjournment or postponement thereof;

•	the waiting period applicable to the Merger under the HSR Act, if any, must have been terminated or expired;

•	no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority will be in effect enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated by the Merger Agreement or making the consummation of such transactions illegal;

•	the registration statement of which this proxy statement/prospectus forms a part must have been declared effective by the SEC and must not be subject to any stop order or proceedings for that purpose initiated or threatened by the SEC; and

•	the MPLX Common Units to be issued in the Merger must have been approved for listing on the NYSE, subject to official notice of issuance.

The obligations of MPLX and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of MWE in the Merger Agreement being true and correct both when made and at and as of the date of the closing of the Merger, except to the extent expressly made as of an earlier date, in which case as of such date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to material adverse effect or materiality contained in any individual representation or warranty) does not have and would not have, individually or in the aggregate, a material adverse effect on MWE (apart from certain identified representations and warranties (i) (a) that there will not have been a material adverse effect on MWE from March 31, 2015 through the date of the closing of the Merger, (b) with respect to the authority to execute the Merger Agreement and consummate the transactions contemplated thereby, (c) that the execution and delivery of the Merger Agreement, the consummation of the transactions contemplated thereby and compliance with any of the terms or provisions of the Merger Agreement by MWE does not conflict with or violate the MWE organizational documents or any MWE subsidiary organizational documents and other non-contravention obligations, (d) that the affirmative vote or consent of the holders of a majority of the MWE outstanding voting units entitled to vote thereon at the MWE special meeting or any adjournment or postponement thereof in favor of the approval of the Merger Agreement and the transactions contemplated thereby is the only vote or approval of the holders of any class or series of interests or other partnership interests, any equity interests or capital stock in MWE or any of its subsidiaries which is necessary to approve the Merger Agreement and the transactions contemplated thereby, (e) that Jefferies shall have delivered an opinion that the Common Merger Consideration is fair from a financial point of view to MWE’s Common Unitholders, (f) that no broker, investment banker or other financial advisor, other than Jefferies, is entitled to fees or commission in connection with the transactions contemplated by the Merger Agreement and (g) that MWE GP’s approval of the Merger Agreement and the transactions contemplated thereby is sufficient to render state takeover laws inapplicable, which in each of clauses (a)-(g) must be true and correct in all respects and (ii) that MWE’s represented capitalization, is true and correct in all respects other than immaterial misstatements and omissions);

•	MWE having performed, in all material respects, all obligations required to be performed by it under the Merger Agreement at or prior to the date of the closing of the Merger;

•	the receipt of an officer’s certificate executed by an executive officer of MWE certifying that the two preceding conditions have been satisfied; and

•	MPLX having received from Jones Day, as tax counsel to MPLX, a written opinion dated as of the date of the closing of the Merger to the effect that for U.S. federal income tax purposes (i) none of MPC, MPLX, MPLX GP or Merger Sub will recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code); (ii) no gain or loss will be recognized by holders of MPLX Common Units as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code); and (iii) at least 90% of the combined gross income of each of MPLX and MWE for the most recent four complete calendar quarters ending before the date of the closing of the Merger for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

The obligations of MWE to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of MPLX in the Merger Agreement being true and correct both when made and at and as of the date of the closing of the Merger, except to the extent expressly made as of an earlier date, in which case as of such date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to material adverse effect or materiality contained in any individual representation or warranty), does not have and would not have, individually or in the aggregate, a material adverse effect on MPLX (apart from certain identified representations and warranties (i) (a) that there will not have been a material adverse effect on MPLX from March 31, 2015 through the date of the closing of the Merger, (b) with respect to the authority to execute the Merger Agreement and consummate the transactions contemplated thereby, (c) that the execution of the Merger Agreement and the consummation of the transactions contemplated thereby does not conflict with or violate the organizational documents of MPC, MPLX or any MPLX subsidiary and other non-contravention obligations, (d) that except for UBS no other broker, investment banker or financial advisor is entitled to any fee or commission in connection with the transactions contemplated by the Merger Agreement, (e) that the action of MPLX GP in approving the Merger Agreement and transactions contemplated thereby is sufficient to render any state takeover laws inapplicable and (f) that the affirmative vote or consent of MPLX as sole member of Merger Sub is the only approval of the holders of any equity interests in Merger Sub that is required for the approval of the transactions contemplated by the Merger Agreement, which in each case must be true and correct in all respects, and (ii) that MPLX’s represented capitalization is true and correct in all respects other than immaterial misstatements and omissions);

•	MPLX, MPLX GP, MPC and Merger Sub having performed, in all material respects, all obligations required to be performed by them under the Merger Agreement at or prior to the date of the closing of the Merger;

•	the receipt of an officer’s certificate executed by an executive officer of MPLX certifying that the two preceding conditions have been satisfied; and

•

MWE having received from Vinson & Elkins LLP, as tax counsel to MWE, a written opinion dated as of the date of the closing of the Merger to the effect that for U.S. federal income tax purposes, (i) MWE will not recognize any income or gain as a result of the Merger; (ii) holders of MWE Common Units will not recognize any income or gain as a result of the Merger (other than any gain resulting from the receipt of the Cash Consideration, the receipt of cash in lieu of fractional MPLX Common Units or any constructive distribution of cash as a result of any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code) and (iii) at least 90% of the combined gross income of each of MPLX and MWE for the most recent four complete calendar quarters ending before the date of the closing of the Merger for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

For purposes of the Merger Agreement, the term “material adverse effect” means, when used with respect to a party to the Merger Agreement, any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of such party and its subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following will be disregarded in determining whether there has been a material adverse effect: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such party operates; (ii) the execution, announcement or pendency of the Merger Agreement or the consummation of the transactions contemplated thereby (provided that the exception in this clause (ii) will not apply to any representation or warranty in the Merger Agreement that addresses the consequences of the execution, announcement or pendency of the Merger Agreement or the consummation of the transactions contemplated thereby); (iii) any change in the market price or trading volume of the limited partnership interests of such party (it being understood that the foregoing will not preclude any other party to the Merger Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect); (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other acts of God; (v) changes in any laws or regulations applicable to such party or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced by or involving any current or former holder of equity interests in MWE (on their own or on behalf of such person) arising out of or related to the Merger Agreement or the transactions contemplated thereby; and (vii) changes, effects, events or occurrences generally affecting the prices of oil, NGLs or coal; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above will be considered for purposes of determining whether there has been or would reasonably be expected to be a material adverse effect if and to the extent such state of affairs, changes, effects, events or occurrences have had or would reasonably be expected to have a disproportionate adverse effect on such party and its subsidiaries, as compared to other companies operating in the industries in which such party and its subsidiaries operate.

MWE Unitholder Approval

MWE has agreed to hold a special meeting of its unitholders as soon as reasonably practicable following the registration statement of which this proxy statement/prospectus forms a part being declared effective by the SEC for the purpose of such unitholders voting on the approval of the Merger Agreement and the transactions contemplated thereby. Subject to the terms of the provisions of the Merger Agreement described under “—Change in MWE GP Recommendation,” the Merger Agreement requires MWE to submit the Merger Agreement to a unitholder vote (i) even if MWE GP no longer recommends the approval of the Merger Agreement and (ii) irrespective of the commencement, public proposal, public disclosure or communication to MWE of any alternative proposal (as described below). MWE GP has approved the Merger Agreement and the transactions contemplated thereby and authorized that the Merger Agreement be submitted to the unitholders of MWE for their consideration.

For purposes of the Merger Agreement, the term “alternative proposal” means any inquiry, proposal or offer from any person or “group” (as defined in Section 13(d) of the Exchange Act), other than MPLX and its subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of MWE and its subsidiaries (including securities of MWE’s subsidiaries) equal to 25% or more of MWE’s consolidated assets or to which 25% or more of MWE’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 25% or more of the voting power of the securities of MWE, (iii) tender offer or exchange offer that if consummated would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 25% or more of the voting power of the securities of MWE or (iv) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving MWE which is structured to permit such person or group to acquire beneficial ownership of at least 25% of MWE’s consolidated assets or voting securities; in each case, other than the transactions contemplated by the Merger Agreement.

No Solicitation by MWE of Alternative Proposals

The Merger Agreement contains detailed provisions prohibiting MWE from seeking an alternative proposal to the Merger. Under these “no solicitation” provisions, MWE has agreed that, except as permitted under the Merger Agreement it will not, and will cause its subsidiaries, and will direct its and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives not to, directly or indirectly:

•	solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce any inquiries or any proposals that constitute the submission of an alternative proposal; or

•	except as permitted by the Merger Agreement, enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to an alternative proposal.

In addition, the Merger Agreement requires MWE and its subsidiaries to and direct its and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives to (i) cease and cause to be terminated any discussions or negotiations with any persons conducted prior to the execution of the Merger Agreement regarding an alternative proposal, (ii) request the return or destruction of all confidential information previously provided to any such persons by or on behalf of MWE or its subsidiaries and (iii) immediately prohibit any access by any persons (other than MPLX and its representatives) to any physical or electronic data room relating to a possible alternative proposal.

Notwithstanding these restrictions, the Merger Agreement provides that, at any time prior to obtaining the MWE Unitholder Approval, MWE may furnish information, including confidential information, with respect to it and its subsidiaries to, and participate in discussions or negotiations with, any third party that makes a written alternative proposal that MWE GP determines is bona fide so long as (after consultation with its financial advisors and outside legal counsel) MWE GP determines in good faith that (i) such alternative proposal constitutes or would reasonably be expected to lead to or result in a superior proposal and (ii) such alternative proposal did not result from a breach of the no solicitation provisions in the Merger Agreement.

MWE has also agreed in the Merger Agreement that it (i) will promptly, and in any event within 24 hours after receipt, notify MPLX orally and in writing if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, MWE in respect of any alternative proposal and will indicate the identity of the person making any such proposal, offer, inquiry or other contact and (ii) will provide MPLX with the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and will include with such notice copies of any substantive written materials received from or on behalf of such person relating to such proposal, offer, inquiry or request). In addition, MWE agreed to keep MPLX reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and promptly provide MPLX with copies of any additional substantive written materials received by it or that it has delivered to any third party making an alternative proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

The Merger Agreement permits MWE or MWE GP to issue a “stop, look and listen” communication pursuant to Rule 14d-9(f) or comply with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an alternative proposal or to make any legally required disclosure; provided that any adverse recommendation change may only be made in accordance with the Merger Agreement. For the avoidance of doubt, a public statement that describes MWE’s receipt of an alternative proposal and the operation of the Merger Agreement with respect thereto will not be deemed an adverse recommendation change.

For purposes of the Merger Agreement, a superior proposal means a bona fide written offer, obtained after the date of the Merger Agreement to acquire, directly or indirectly, more than 50% of the outstanding equity securities of MWE or assets of MWE and its subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which MWE GP determines in its good faith, after consultation with outside counsel and its financial advisors, to be more favorable to MWE’s unitholders from a financial point of view than the transactions contemplated by the Merger Agreement, taking into account at the time of such determination any changes to the terms of the Merger Agreement that as of that time had been committed to by MPLX in writing.

Change in MWE GP Recommendation

The Merger Agreement provides that MWE will not, and will cause its subsidiaries, and will direct its and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives to not, withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to MPLX, the recommendation of MWE GP that MWE’s unitholders approve the Merger Agreement or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any alternative proposal. In addition, if MWE receives an alternative proposal that has been publicly disclosed or otherwise been made public, it will, within five business days of receipt of a written request from MPLX, publicly reconfirm the recommendation of MWE GP that MWE’s unitholders approve the Merger Agreement; provided, that, in the event MPLX requests public reconfirmation from MWE GP, MWE may not unreasonably withhold, delay (beyond the five business day period) or condition such public reconfirmation and provided, further that MPLX is not permitted to make such request on more than one occasion in respect of each alternative proposal and each material modification to an alternative proposal, if any.

MWE’s taking or failing to take, as applicable, any of the actions described in the immediately preceding paragraph is referred to as an “adverse recommendation change.”

Notwithstanding the terms described above, MWE GP may, at any time prior to obtaining the MWE Unitholder Approval, effect an adverse recommendation change in response to the receipt by MWE of a bona fide written alternative proposal that (i) constitutes a superior proposal and (ii) did not result from a breach of the no solicitation provisions of the Merger Agreement; provided, however, that MWE GP may not effect an adverse recommendation change pursuant to the foregoing unless:

•	MWE has provided prior written notice to MPLX at least five business days in advance of its intention to take any such action (unless there are less than five business days prior to the MWE special meeting, in which case MWE will provide as much notice as reasonably practicable), specifying in reasonable detail the reasons for such action (including a description of the material terms of the superior proposal and delivering to MPLX a copy of (1) the acquisition agreement for such superior proposal in the form to be entered into and (2) any other relevant proposed transaction agreements). Any material amendment to the terms of a superior proposal will require a new notice pursuant to the Merger Agreement and a new notice period, except that such new notice period will be for three business days from the time MPLX receives such notice, rather than five business days; and

•	During that notice period, MWE has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with MPLX in good faith (to the extent MPLX desires to negotiate) to make adjustments to the Merger Agreement so that the superior proposal ceases to constitute a superior proposal.

Additionally, notwithstanding the terms described above, MWE GP may, at any time prior to obtaining the MWE Unitholder Approval, effect an adverse recommendation change in response to an intervening event if MWE GP or the MWE GP Board concludes in good faith, after consultation with outside counsel and its financial advisors, that the failure to take such action would be inconsistent with its obligations and the exercise of its duties under applicable law or the MWE partnership agreement. An “intervening event” means, with respect to MWE, a material event, circumstance, state of facts, occurrence, development or change that arises or occurs after the date of the Merger Agreement and was not, prior to the date of the Merger Agreement, known or reasonably foreseeable (or, if known, the consequences of which were not reasonably foreseeable as of the date of the Merger Agreement); provided, however, that in no event will the receipt, existence or terms of an alternative proposal or any matter relating thereto or consequence thereof constitute an intervening event.

Merger Consideration

The Merger Agreement provides that (i) each MWE Common Unit issued and outstanding as of immediately prior to the Effective Time will be converted into the right to receive 1.09 MPLX Common Units and cash in an amount obtained by dividing (x) $675,000,000 by (y) the number of common units (including all Canceled Awards) plus the number of MWE Class B Units, in each case outstanding immediately prior to the Effective Time, (ii) each MWE Class A Unit issued and outstanding as of immediately prior to the Effective Time will be converted into the right to receive (x) 1.09 MPLX Class A Units plus (y) the number of MPLX Class A Units equal to a fraction, the numerator of which is the Fully Diluted Cash Consideration and the denominator of which is the closing trading price of MPLX Common Units on the trading day immediately preceding the date of the closing of the Merger and (iii) each MWE Class B Unit issued and outstanding as of immediately prior to the Effective Time will be converted into the right to receive one MPLX Class B Unit.

For purposes of the Merger Agreement, Fully Diluted Cash Consideration means a fraction, the numerator of which is $675,000,000 and the denominator of which is the number of MWE Common Units (including all Canceled Awards) plus the number of MWE Class A Units plus the number of MWE Class B Units, in each case outstanding immediately prior to the Effective Time.

Any MWE securities that are owned by MPLX or any of its subsidiaries immediately prior to the Effective Time (other than any such securities deemed to be beneficially owned by MPLX due to its rights under the Voting Agreement or the Lock-Up Agreement) will be automatically canceled and will cease to exist and no consideration will be delivered in exchange therefor.

MPLX will not issue any fractional units in the Merger. Instead, each holder of MWE Common Units (including Canceled Awards) that are converted pursuant to the Merger who otherwise would have received a fraction of an MPLX Common Unit will be entitled to receive a cash payment, without interest, in lieu of such fractional units representing such holder’s proportionate interest, if any, in the proceeds from the sale by the exchange agent (reduced by reasonable and customary fees of the exchange agent attributable to the sale) of such fractional MPLX Common Units in one or more transactions.

Treatment of Equity-Based Awards

Under the Merger Agreement, equity-based awards outstanding under the MWE Equity Plans as of the Effective Time will be treated as described in this section. Prior to the Effective Time, MWE and MWE GP will take such actions as are necessary (including obtaining any resolutions of the MWE GP Board or, if appropriate, any committee administering the applicable MWE Equity Plan) to ensure that:

•	each Phantom Unit that is outstanding immediately prior to the Effective Time will, contingent upon the consummation of the Merger and effective as of immediately prior to the Effective Time, automatically, and without any action on the part of the holders thereof become fully vested and converted into an equivalent number of MWE Common Units, and such MWE Common Units will be canceled and converted into the right to receive the Common Merger Consideration, with any fractional MPLX Common Units converted into cash in accordance with the Merger Agreement;

•	each DER that is outstanding immediately prior to the Effective Time (all of which relate to MWE Phantom Units) will, at the Effective Time, be canceled and the holder of such canceled DER will cease to have any rights with respect to such canceled DER except the right to receive any DER Payments.

As of the Effective Time, each holder of a canceled Phantom Unit will cease to have any rights with respect thereto, except the right to receive the Common Merger Consideration and, if applicable, any DER Payments with respect to such Phantom Units.

Adjustments to Prevent Dilution

Prior to the Effective Time, the exchange ratios in respect of Common Merger Consideration, Class A Consideration and Class B Consideration to be paid to MWE equity holders will be appropriately adjusted to reflect fully the effect of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction with respect to MWE Common Units, MWE Class A Units, MWE Class B Units, Phantom Units or MPLX Common Units to provide the holders of MWE Common Units, MWE Class A Units, MWE Class B Units and Phantom Units the same economic effect as contemplated by the Merger Agreement prior to such event.

Withholding

MPLX, MWE, any of MWE’s affiliates (including the surviving entity) and the exchange agent may deduct and withhold from the consideration otherwise payable to a holder of MWE Common Units, MWE Class A Units, MWE Class B Units or Canceled Awards such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code, or under any provision of applicable U.S. state, local or foreign tax law. To the extent that deduction and withholding is required, such deduction and withholding will be taken to the maximum extent possible in MPLX Common Units. To the extent withheld, such withheld amounts will be treated as having been paid to the former holder of MWE Common Units, MWE Class A Units, MWE Class B Units and Canceled Awards, as applicable, in respect of whom such withholding was made.

Distributions in Connection with the Merger

No distributions with respect to MPLX Common Units or MPLX Class A Units issued in the Merger will be paid to the holder of any unsurrendered certificates until such certificates are surrendered. Following such surrender (or immediately in the case of MPLX units held in “book-entry” form, referred to herein as book-entry units, and Canceled Awards) subject to the effect of escheat, tax or other applicable law, there will be paid, without interest, to the record holder of the MPLX Common Units or MPLX Class A Units, if any, issued in exchange therefor (i) at the time of such surrender (or immediately in the case of the book-entry units and Canceled Awards), all distributions payable in respect of any such MPLX Common Units or MPLX Class A Units with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and

(ii) at the appropriate payment date, the distributions payable with respect to such MPLX Common Units or MPLX Class A Units with a record date after the Effective Time but with a payment date subsequent to such surrender (in the case of MWE securities evidenced by certificates). For purposes of distributions in respect of MPLX Common Units or MPLX Class A Units, all MPLX Common Units and MPLX Class A Units to be issued pursuant to the Merger will be entitled to distributions, if any, as if issued and outstanding as of the Effective Time.

Regulatory Matters

See “Proposal 1: The Merger—Regulatory Approvals and Clearances Required for the Merger” for a description of the material regulatory requirements for the completion of the Merger.

Each of MPLX, Merger Sub and MPLX GP, on the one hand, and MWE, on the other hand, agreed to cooperate with the other and use (and agreed to cause each of their respective subsidiaries to use) its reasonable best efforts to (i) take or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the closing of the Merger to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filing under antitrust laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement and (iv) obtain all necessary consents, approvals or waivers from third parties.

Each of MPLX, Merger Sub, MPLX GP and MWE agreed to use (and agreed to cause each of their respective subsidiaries to use) its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a governmental authority in connection with the transactions contemplated by the Merger Agreement and in connection with any investigation or other inquiry by or before a governmental authority relating to the transactions contemplated by the Merger Agreement, including any proceeding initiated by a private person, (ii) promptly inform the other party of (and supply to the other party, subject to applicable laws relating to the exchange of any such information) any communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other governmental authority and any material communication received or given in connection with any proceeding by a private person, in each case regarding any of the transactions contemplated by the Merger Agreement, (iii) subject to applicable laws relating to the exchange of any such information, permit the other party to review in advance and incorporate the other party’s reasonable comments in any substantive communication to be given by it to any governmental authority with respect to obtaining any clearances required under any antitrust law in connection with the transactions contemplated by the Merger Agreement and (iv) consult with the other party in advance of any substantive meeting or teleconference with any governmental authority or, in connection with any proceeding by a private person, with any other person, and, to the extent not prohibited by the governmental authority or other person, give the other party the opportunity to attend and participate in such meetings and teleconferences. MPLX and MWE will cooperate to develop and implement the strategy for obtaining any clearances required under any antitrust law in connection with the transactions contemplated by the Merger Agreement and will cooperate in all meetings and communications with any governmental authority in connection with obtaining such clearances.

None of MPLX, Merger Sub, MPLX GP or MWE is required to sell, divest, dispose of, license, lease, operate, conduct in a specified manner, hold separate or discontinue or restrict or limit, before or after the closing of the Merger, any assets, liabilities, businesses, licenses, operations, or interest in any assets or businesses, that would, individually or in the aggregate, have a material adverse effect on the business of MPLX and its subsidiaries, taken as a whole or MWE and its subsidiaries, taken as a whole, respectively.

Employee Benefit Matters

MWE Employee Compensation and Benefits Following the Effective Time of the Merger. The Merger Agreement provides that, at the Effective Time, MPLX or one of its affiliates will continue the employment of each MWE Employee. In addition, for a period of one year following the Effective Time, MPLX or its applicable affiliate will provide each MWE Employee with (i) a base salary or regular hourly wage comparable to those provided to similarly situated employees of MPLX or its applicable affiliate that employs such MWE Employee, but no less favorable than that provided to such MWE Employee immediately before the Effective Time and (ii) eligibility to participate in employee benefit plans sponsored or maintained by MPLX or its applicable affiliate that employs such MWE Employee that are at least comparable in the aggregate to those employee benefit plans (including incentive-based compensation plans) in which such MWE Employee participated immediately prior to the Effective Time.

For purposes of vesting, eligibility to participate and benefit entitlement (but excluding benefit accruals under any defined benefit pension arrangements) under the employee benefit plans of MPLX and its affiliates providing benefits to MWE Employees after the Effective Time, each MWE Employee will be credited with his or her years of service with MWE and its subsidiaries (or any predecessor employee) to the same extent recognized by MWE or its subsidiaries immediately prior to the Effective Time, except to the extent such recognition would result in duplication of benefits.

Subject to certain exceptions, MPLX also will use commercially reasonable efforts to waive any waiting time, pre-existing condition exclusions and actively-at-work requirements under any welfare benefit plans of MPLX or its affiliates in which such MWE Employees (and their dependents) will be eligible to participate from and after the Effective Time, unless such requirements would not have been waived under the applicable welfare benefit plan of MWE or its affiliate, and will use commercially reasonable efforts to give credit for all deductible, coinsurance and maximum out-of-pocket expenses paid by each such MWE Employee (or his or her eligible dependents) prior to the Effective Time under the welfare benefit plans of MWE and its affiliates during the year in which the Effective Time occurs for purposes of satisfying such year’s deductible, coinsurance and maximum out-of-pocket limitations under the relevant welfare benefit plans in which such MWE Employee (or his or her eligible dependents) will be eligible to participate from and after the Effective Time.

MPLX has agreed to provide to each MWE Employee who remains employed through the applicable payment or grant date, as applicable, with (1) a payment in respect of any unpaid portion of his or her 2015 cash bonus, based on actual performance through the Effective Time (annualized for the remainder of 2015) and (2) if such MWE Employee received or would have been eligible to receive Phantom Units in 2015, a Post-Closing Equity Grant. The grant date fair value of the Post-Closing Equity Grants will be no less favorable than what would have been granted under the applicable MWE Equity Plan, based on MWE’s and its subsidiaries’ 2014 and/or annualized 2015 performance, each Post-Closing Equity Grant will include a right to receive cash or other equity awards equal in value to all distributions or other payments paid with respect to the underlying equity in a manner and on terms comparable to the DERs, and the treatment of the Post-Closing Equity Grants upon a termination of employment will be consistent with the terms of the benefit plans and agreements of MWE and its affiliates as in effect immediately prior to the Effective Time.

MWE Benefit Plans. The Merger Agreement requires that, prior to the Effective Time, MWE will take all actions necessary to terminate (i) all of the MWE Equity Plans effective at the Effective Time so that, after the Effective Time, no Phantom Units or other rights with respect to MWE Common Units or other MWE securities will be granted thereunder and (ii) the MarkWest Hydrocarbon 401(k) Savings and Profit Sharing Plan (the “MWE 401(k) Plan”) effective at the Effective Time, in each case contingent upon closing. In connection with the termination of the MWE 401(k) Plan, MPLX will establish or designate a benefit plan to accept direct rollovers of distributions from the MWE 401(k) Plan, and MPLX will take all actions necessary to ensure that such benefit plan also accepts the in-kind rollover of participant loans from the MWE 401(k) Plan and that employees of

MWE have the opportunity to continue to make scheduled loan payments pending the rollover of the notes evidencing such loans.

The Merger Agreement further provides that MPLX and its affiliates will also honor certain employment agreements entered into by MWE or any of its affiliates and that the parties to the Merger Agreement acknowledge that the Merger will constitute (1) a “change of control” for purposes of such employment agreements and (2) a “corporate transaction” for purposes of the MWE 2008 Long-Term Incentive Plan and equity-based awards outstanding thereunder.

Termination of the Merger Agreement

MWE and MPLX may terminate the Merger Agreement at any time prior to the Effective Time by mutual written consent.

In addition, either MWE or MPLX may terminate the Merger Agreement at any time prior to the Effective Time:

•	if the Merger has not occurred on or before the Outside Date; provided, that the right to terminate the Merger Agreement for this reason will not be available if the Merger has not occurred due, in whole or in part, to the failure of the terminating party to perform any of its obligations under the Merger Agreement;

•	if any governmental authority has issued a final and nonappealable law, injunction, judgment or ruling that enjoins or otherwise prohibits the consummation of the transactions contemplated by the Merger Agreement or makes the transactions contemplated by the Merger Agreement illegal; provided, however, that the right to terminate the Merger Agreement for this reason will not be available if the prohibition was due, in whole or in part, to the failure of the terminating party to perform any of its obligations under the Merger Agreement; or

•	if the MWE Unitholder Approval has not been obtained at the MWE special meeting called for such purpose or any adjournment or postponement of such meeting.

In addition, MPLX may terminate the Merger Agreement:

•	if an adverse recommendation change has occurred;

•	if prior to the receipt of the MWE Unitholder Approval, MWE has (a) materially breached or failed to perform any of its obligations to (i) establish a record date for, duly call, give notice of, convene and hold a special meeting of its unitholders for the purpose of obtaining the MWE Unitholder Approval or (ii) subject to the terms of the no solicitation provision of the Merger Agreement and MWE GP’s ability to make an adverse recommendation change, recommend to MWE’s unitholders that they approve the Merger Agreement, or (b) materially breached or failed to perform any of its material obligations described under “—No Solicitation by MWE of Alternative Proposals;” provided that the right to terminate the Merger Agreement for this reason will not be available to MPLX if it is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement; or

•	if there is a breach by MWE of any of its, or MWE fails to perform any of its, representations, warranties, covenants or agreements in the Merger Agreement such that certain closing conditions would not be satisfied, or if capable of being cured, such breach has not been cured within 30 days following receipt of written notice of such breach from MPLX; provided that MPLX will not have the right to terminate the Merger Agreement for this reason if MPLX is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement.

In addition, MWE may terminate the Merger Agreement:

•	if there is a breach by MPLX of any of its, or MPLX fails to perform any of its, representations, warranties, covenants or agreements in the Merger Agreement such that certain closing conditions would not be satisfied, or if capable of being cured, such breach has not been cured within 30 days following receipt of written notice of such breach from MWE; provided that MWE will not have the right to terminate the Merger Agreement for this reason if MWE is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement.

In some cases, termination of the Merger Agreement will require MWE to pay a termination fee to MPLX, as described below under “—Termination Fee and Expenses.”

Termination Fee and Expenses

Generally, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be the obligation of the party incurring such fees and expenses.

The Merger Agreement provides that MWE is required to pay a termination fee to MPLX of $625 million:

•	if (i) an alternative proposal was publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the MWE special meeting called for the purpose of approving the Merger Agreement (or, if the MWE special meeting did not occur, prior to the date on which the Merger Agreement was terminated as a result of the failure to consummate the Merger prior to the Outside Date), (ii) the Merger Agreement is terminated by MWE or MPLX (A) as a result of the failure to consummate the Merger prior to the Outside Date or (B) because the Merger Agreement was not approved at the MWE special meeting called for such purpose and (iii) MWE enters into a definitive agreement with respect to, or consummates, any alternative proposal during the 12-month period following the date on which the Merger Agreement is terminated (whether or not such alternative proposal is the same alternative proposal referred to in clause (i)); provided, that for purposes of the payment of the termination fee described above, the term “alternative proposal” has the meaning provided under “—MWE Unitholder Approval,” except that the references to “25%” will be deemed to be references to “50%”;

•	if MPLX terminates the Merger Agreement due to:

•	an adverse recommendation change having occurred; or

•	prior to the MWE Unitholder Approval being received MWE being in material breach of its obligations to (a) (i) establish a record date for, duly call, give notice of, convene and hold a special meeting of its unitholders for the purpose of obtaining the MWE Unitholder Approval or (ii) subject to the terms of the no solicitation provision of the Merger Agreement and MWE GP’s ability to make an adverse recommendation change, recommend to MWE’s unitholders that they approve the Merger Agreement or (b) perform any of its material obligations under “—No Solicitation by MWE of Alternative Proposals;” or

•	if MWE terminates the Merger Agreement:

•	because the Merger Agreement was not approved by MWE unitholders at a special meeting of MWE unitholders called for such purpose in a case where an adverse recommendation change has occurred.

Conduct of Business Pending the Consummation of the Merger

Under the Merger Agreement, each of MPLX and MWE has undertaken certain covenants that place restrictions on it and its respective subsidiaries from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement in accordance with its terms and the Effective Time, unless the other party gives its prior written consent (which cannot be unreasonably withheld, conditioned or delayed). In general, subject to certain exceptions, each party has agreed to (i) cause its respective business to be conducted in the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to maintain and preserve intact its respective business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees and (iii) use commercially reasonable efforts to comply in all material respects with all applicable laws and the requirements of its respective material contracts.

Subject to certain exceptions set forth in the Merger Agreement and certain disclosures made by MWE to MPLX, unless MPLX consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), MWE will not, and will not permit any of its subsidiaries or certain of its joint ventures to, among other things, undertake the following actions:

•	sell, issue, grant, dispose of, accelerate the vesting of, or modify, as applicable, any of its interests, partnership interests, shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable for or exercisable for, or evidencing the right to subscribe for, interests in MWE; provided that MWE may grant awards pursuant to any MWE Equity Plan in the ordinary course of business to employees below the level of vice president in connection with new hires or off-cycle promotions and may issue MWE Common Units (x) upon the vesting of awards granted pursuant to any MWE Equity Plan outstanding on the execution of the Merger Agreement or granted thereafter in accordance with the terms of the Merger Agreement and any such MWE Equity Plan, (y) upon the conversion of MWE Class B Units to MWE Common Units in accordance with the MWE partnership agreement and (z) pursuant to and in accordance with the terms of MWE’s subsidiaries’ organizational documents, referred to herein as the partnership subsidiary documents;

•	redeem, purchase or otherwise acquire any of its outstanding interests, partnership interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements to acquire any of its interests, partnership interests, shares of capital stock, voting securities or equity interests, other than in connection with the forfeiture of, or tax withholding with respect to, any equity awards granted pursuant to any MWE Equity Plan;

•	declare, set aside for payment or pay any distribution on any MWE Common Units, MWE Class A Units, MWE Class B Units, Phantom Units, DERs or other interests, or otherwise make any payments to its unitholders in their capacity as such, other than (i) distributions by a wholly owned subsidiary to its parent, (ii) distributions by a subsidiary in accordance with the applicable partnership subsidiary documents or (iii) MWE’s regular quarterly distribution in an amount not to exceed $0.92 per MWE Common Unit for the quarter ended June 30, 2015, $0.93 per MWE Common Unit for the quarter ended September 30, 2015 and $0.94 per MWE Common Unit for the quarter ended December 31, 2015;

•	split, combine, subdivide or reclassify any MWE Common Units, MWE Class A Units, MWE Class B Units or other interests;

•	sell, transfer or otherwise dispose of the MWE Class A Units held by MWE’s subsidiaries, including by sale, transfer or disposition to another subsidiary of MWE;

•	incur, refinance or assume any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of MWE or any of its subsidiaries, except that MWE may:

•	borrow under MWE’s existing revolving credit facilities in the ordinary course of business; or

•	borrow from or repay a subsidiary, and MWE’s wholly owned subsidiaries may borrow from or repay MWE or each other;

•	prepay or repurchase any long-term indebtedness for borrowed money or debt securities of MWE or any of its subsidiaries, other than revolving indebtedness, borrowings from MWE or any of its wholly owned subsidiaries or repayments or repurchases required pursuant to the terms of such indebtedness or debt securities;

•

sell, transfer, lease, farmout or otherwise dispose of any properties or assets that (i) do not generate cash on a recurring basis and have a fair market value in excess of $25 million in the aggregate (except (A) dispositions of obsolete or worthless equipment that is replaced with comparable or better equipment, (B) transactions in the ordinary course of business consistent with past practice, (C) sales, transfers, leases, farmouts or other disposals to or among MWE or its subsidiaries or (D) sales, transfers, leases, farmouts or other disposals to any joint ventures or any other entities in which MWE or its subsidiaries owns an interest in the ordinary course of business and does not exceed $10 million in the aggregate) and (ii) generate cash on a recurring basis (including securities of MWE’s subsidiaries) with a fair market value in excess of $25 million;

•	make any capital expenditures (which includes any investments by contribution to capital, property transfers and purchase of securities or otherwise) in excess of 110% of the aggregate capital expenditures contemplated by MWE’s current capital expenditure plans, except (i) as may be reasonably required to conduct emergency operations, repairs or replacements on any well, pipeline or other facility or (ii) to maintain the safety and integrity of any asset or property in response to any unanticipated and subsequently discovered events, occurrences or developments, in each case consistent with good industry practice;

•	except as permitted in the previous bullet point, directly or indirectly acquire (i) any person, division, business or equity interest of any third party (other than transactions solely among MWE and its wholly owned subsidiaries) or (ii) any assets that, in the aggregate, have a purchase price in excess of $50 million, other than acquisitions between or among MWE and its wholly owned subsidiaries;

•	make any loans or advances to any person other than (i) travel, relocation expenses and similar expenses or advances to employees in the ordinary course of business consistent with past practice and (ii) trade credit granted in the ordinary course of business consistent with past practice;

•	except for in connection with certain contracts relating to indebtedness or commodity derivative instruments entered into in compliance with MWE’s risk management policy, (i) enter into, renew or amend any MWE material contract or any contract that would be an MWE material contract if it was in existence as of the execution of the Merger Agreement (other than with respect to certain commercial contracts, in the ordinary course of business; provided that any renewals or amendments would not materially adversely impact MWE or its subsidiaries’ economic interests in such material contract), (ii) terminate any MWE material contract or (iii) (A) waive any material rights under any MWE material contract, (B) enter into or extend the term or scope of any MWE material contract that materially restricts MWE or any of its subsidiaries from engaging in any line of business or in any geographic area or (C) enter into any MWE material contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated by the Merger Agreement;

•	except as required by the terms, as of the date of the Merger Agreement, of any MWE benefit plan, (i) increase the compensation of any executive officer, (ii) pay any bonus or incentive compensation, (iii) grant any new equity, equity-based or non-equity based compensation award, except as otherwise provided in the Merger Agreement, (iv) enter into, establish, amend or terminate any MWE benefit plan or any other agreement or arrangement which would be an MWE benefit plan if it were in effect on the date of the Merger Agreement, (v) fund any MWE benefit plan or related trust, (vi) enter into, establish, amend, renegotiate or terminate any collective bargaining agreement or (vii) hire any individual at or above the level of Vice President;

•	(i) change its taxable year or any method of tax accounting, (ii) make, change or revoke any tax election, (iii) settle or compromise any material liability for taxes or (iv) file any material amended tax return;

•	make any changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable law;

•	amend MWE’s organizational documents;

•	adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions between wholly owned subsidiaries of MWE);

•	except as provided under any agreement entered into prior to the date of the Merger Agreement or reserved against the financial statements of MWE and its subsidiaries contained in certain of MWE’s filings with the SEC documents and dated as of March 31, 2015, pay, discharge, settle or satisfy any suit, action, claims or proceeding, in excess of $25 million in the aggregate; or

•	agree to take any of the foregoing actions, including proposing or undertaking any merger, consolidation or acquisition, which would, or would reasonably be expected to, prevent, or in any material respect impede or delay, the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in the Merger Agreement.

Subject to certain exceptions set forth in the Merger Agreement and certain disclosures made by MPLX to MWE in connection with the Merger Agreement, unless MWE consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), MPLX has agreed to certain restrictions limiting the ability of it and its subsidiaries to, among other things:

•	issue, sell, grant, dispose of, accelerate the vesting of or modify any of its partnership interests, shares of capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for, or evidencing the right to subscribe for, any of its partnership interests, shares of capital stock, voting securities or equity or equity-based interests, or any rights, warrants, options, calls, commitments or any other agreements to purchase or acquire any of its partnership interests, shares of capital stock, voting securities or equity interests or any securities or convertible rights, other than in connection with (i) the vesting or settlement of any equity or equity-based award that is outstanding on, or granted in the ordinary course of business after, the date of the Merger Agreement, (ii) the creation of new MPLX Class A Units and MPLX Class B Units to be issued to holders of existing MWE Class A and MWE Class B Units as part of the Merger and (iii) an election of MPLX GP to maintain its interest following the issuance of additional partner interests;

•	redeem, purchase or otherwise acquire any of its outstanding partnership interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any of its partnership interests, shares of capital stock, voting securities or equity interests, other than tax withholding with respect to equity or equity-based awards outstanding on the date of the Merger Agreement or thereafter granted in the ordinary course of business in accordance with their terms and in connection with an election of MPLX GP to maintain its MPLX GP interest following the issuance of additional partner interests;

•	declare, set aside for payment or pay any distribution on any MPLX Common Units, or otherwise make any payments to MPLX’s unitholders in their capacity as such other than (i) dividends or distributions by a direct or indirect subsidiary to its parent, (ii) MPLX’s regular quarterly distribution, including increases in the ordinary course of business consistent with past practice and associated distributions to MPLX GP or (iii) the creation of new MPLX Class A Units and MPLX Class B Units to be issued to holders of existing MWE Class A and MWE Class B Units as part of the Merger;

•	split, combine, subdivide or reclassify any of its limited partnership units or other interests;

•	incur or assume any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of MPLX or any of its subsidiaries, except that MPLX may:

•	borrow under the ordinary course of business consistent with past practice;

•	borrow under MPLX’s existing credit facility or any replacement thereof;

•	refinance, replace or amend any indebtedness; or

•	borrow from or repay a subsidiary, and MPLX’s subsidiaries may borrow from or repay MPLX;

•

sell, transfer, lease, farmout or otherwise dispose of any properties or assets that (i) do not generate cash on a recurring basis and have a fair market value in excess of $25 million in the aggregate (except (A) dispositions of obsolete or worthless equipment that is replaced with comparable or better equipment, (B) transactions in the ordinary course of business consistent with past practice, (C) sales, transfers, leases, farmouts or other disposals to or among MPLX or its subsidiaries or (D) sales, transfers, leases, farmouts or other disposals to any joint ventures or any other entities in which MPLX or its subsidiaries owns an interest in the ordinary course of business and does not exceed $10 million in the aggregate) and (ii) generate cash on a recurring basis (including securities of MPLX’s subsidiaries) and have a fair market value in excess of $25 million;

•	make any capital expenditures (which includes, among others, any investments by contribution to capital, property transfers and purchase of securities) in excess of 110% of the aggregate capital expenditures contemplated by MPLX’s current capital expenditure plans, except (i) as may be reasonably required to conduct emergency operations, repairs or replacements on any well, pipeline or facility or (ii) to maintain the safety and integrity of any asset or property in response to any unanticipated and subsequently discovered events, occurrences or developments, in each case consistent with good industry practice;

•	except as permitted in the previous bullet point, directly or indirectly acquire (i) any person, division, business or equity interest of any third party (other than transactions solely between or among MPLX and its wholly owned subsidiaries) or (ii) any assets that, in the aggregate, have a purchase price in excess of $50 million, other than acquisitions between or among MPLX and its wholly owned subsidiaries;

•	make any loans or advances to any person other than (i) travel, relocation expenses and similar expenses or advances to employees in the ordinary course of business consistent with past practice and (ii) trade credit granted in the ordinary course of business consistent with past practice;

•	except for in connection with certain contracts relating to indebtedness, (i) enter into, renew or amend any MPLX material contract or any contract that would be an MPLX material contract if it was in existence as of the execution of the Merger Agreement (other than with respect to certain material contracts, in the ordinary course of business; provided that any renewals or amendments would not materially adversely impact MPLX or its subsidiaries’ economic interests in such material contract), (ii) terminate any MPLX material contract or (iii) (A) waive any material rights under any MPLX material contract, (B) enter into or extend the term or scope of any MPLX material contract that materially restricts MPLX or any of its subsidiaries from engaging in any line of business or in any geographic area or (C) enter into any MPLX material contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated by the Merger Agreement;

•	make any changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable law;

•	amend MPLX’s organizational documents other than to provide for the issuance of the MPLX Class A and Class B units;

•	adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions between wholly owned subsidiaries of MPLX);

•	except as provided under any agreement entered into prior to the date of the Merger Agreement or reserved against the financial statements of MPLX and its subsidiaries contained in certain of MPLX’s filings with the SEC documents and dated as of March 31, 2015, pay, discharge, settle or satisfy any suit, action, claims or proceeding, in excess of $25 million in the aggregate;

•	(i) change its taxable year or any method of tax accounting, (ii) make, change or revoke any tax election, (iii) settle or compromise any material liability for taxes or (iv) file any amended tax return;

•	agree to take any of the foregoing actions, including proposing or undertaking any merger, consolidation or acquisition, which would, or would reasonably be expected to, prevent, or in any material respect impede or delay, the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in the Merger Agreement.

Indemnification; Directors’ and Officers’ Insurance

The Merger Agreement provides that, from and after the Effective Time, MPLX and the surviving entity will jointly and severally: (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, employees and officers of MWE or any of its subsidiaries, to the same extent such indemnified persons are indemnified pursuant to MWE’s charter documents and (ii) honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in MWE’s charter documents and MWE subsidiary documents immediately prior to the Effective Time and ensure that the organizational documents of the surviving entity will, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation than are presently set forth in such governing instruments.

In addition, MPLX will cause the surviving entity to, and the surviving entity will, maintain in effect for six years from the Effective Time of the Merger MWE’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to such indemnified persons, so long as the surviving entity may substitute such policies with reputable carriers of at least the same coverage, containing terms and conditions no less favorable to such indemnified persons; provided, however, that in no event will the surviving entity be required to expend more than an amount per year equal to 300% of current annual premiums paid by MWE for such insurance. MWE may, in its sole discretion prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring, or alleged to have occurred, prior to the Effective Time that were committed, or alleged to have been committed by any past and present directors, employees and officers of MWE or any of its subsidiaries in their capacity as such, so long as the cost of such policy does not exceed two times an amount equal to 300% of the current annual premiums paid by MWE for such insurance.

Financing Matters

At the Effective Time, MPLX and Merger Sub will have all funds necessary to consummate the Merger and to pay all cash amounts required in connection with the Merger.

Amendment and Waiver

At any time prior to the Effective Time, the Merger Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the MWE Unitholder Approval, by written agreement of the parties to the Merger Agreement; provided, however, that following approval of the Merger and the other transactions contemplated hereunder by the MWE unitholders, there will be no amendment or change to the Merger Agreement which by law would require further approval by the MWE unitholders.

At any time prior to the Effective Time, any party to the Merger Agreement may, to the extent legally allowed:

•	waive any inaccuracies in the representations and warranties of any other party contained in the Merger Agreement;

•	extend the time for the performance of any of the obligations or acts of any other party provided for in the Merger Agreement; or

•	waive compliance by any other party with any of the agreements or conditions contained in the Merger Agreement, as permitted under the Merger Agreement.

Remedies; Specific Performance

The Merger Agreement provides that, in the event MWE pays the termination fee (described under “—Termination Fee and Expenses”) to MPLX when required, MWE will have no further liability to MPLX,

MPLX GP, MPC or Merger Sub. Notwithstanding any termination of the Merger Agreement, the Merger Agreement provides that nothing in the agreement (other than payment of the termination fee) will relieve any party from any liability for any failure to consummate the transactions when required pursuant to the Merger Agreement or any party from liability for fraud or a willful breach of any covenant or agreement contained in the Merger Agreement. The Merger Agreement also provides that the parties are entitled to obtain an injunction to prevent breaches of the Merger Agreement and to specifically enforce the Merger Agreement.

Representations and Warranties

The Merger Agreement contains representations and warranties made by MWE, MPLX, MPLX GP, MPC and Merger Sub. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement and:

•	may be intended not as statements of fact or of the condition of the parties to the Merger Agreement or their respective subsidiaries, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement, which disclosures may not be reflected in the Merger Agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement and are subject to more recent developments.

The representations and warranties made by MWE, MPLX, MPLX GP, MPC and Merger Sub relate to, among other things:

•	organization, formation, standing, power and similar matters;

•	capital structure;

•	approval and authorization of the Merger Agreement and the transactions contemplated by the Merger Agreement and any conflicts created by such transactions;

•	required consents and approvals of governmental authorities in connection with the transactions contemplated by the Merger Agreement;

•	documents filed with the SEC since December 31, 2013, financial statements included in those documents and regulatory reports filed with governmental authorities;

•	absence of undisclosed liabilities since December 31, 2013;

•	absence of certain changes or events from March 31, 2015 through the date of the Merger Agreement and from the date of the Merger Agreement through the date of the closing of the Merger;

•	legal proceedings;

•	compliance with applicable laws and permits;

•	information supplied in connection with this proxy statement/prospectus;

•	tax matters;

•	environmental matters;

•	contracts of each party;

•	property;

•	brokers and other advisors;

•	state takeover statutes; and

•	regulatory matters.

Additional representations and warranties made only by MWE relate to, among other things:

•	employee benefits;

•	labor matters;

•	intellectual property;

•	insurance; and

•	financial advisor opinion.

Additional representations and warranties made only by MPLX, MPLX GP, Merger Sub and MPC relate to, among other things, financing.

Distributions Prior to the Merger

The Merger Agreement provides that, from the date of the Merger Agreement until the Effective Time, each of MPLX and MWE will coordinate with the other regarding the declaration of any distributions in respect of MPLX Common Units, MWE Common Units, MWE Class A Units and MWE Class B Units and the record dates and payment dates relating thereto. The Merger Agreement also provides that holders of MWE Common Units, MWE Class A Units or MWE Class B Units will receive, for any quarter, either (i) only distributions in respect of their MWE units, or (ii) only distributions with respect to the MPLX units that they receive in exchange therefor in the Merger.

Additional Agreements

The Merger Agreement also contains covenants relating to cooperation in the preparation of this proxy statement/prospectus and additional agreements relating to, among other things, access to information, notice of specified matters and public announcements. The Merger Agreement also obligates MPLX to have MPLX Common Units to be issued in connection with the Merger approved for listing on the NYSE, subject to official notice of issuance, prior to the date of the consummation of the Merger.

THE VOTING AGREEMENT

In connection with the Merger Agreement, M&R, an affiliate of The Energy & Minerals Group which owns 7,352,691 outstanding MWE Common Units entitled to vote at any annual or special meeting and all 7,981,756 of the outstanding MWE Class B Units, entered into the Voting Agreement with MPLX, MPLX GP and Merger Sub. The following description of the Voting Agreement describes the material provisions of the Voting Agreement but does not purport to describe all of the terms of the Voting Agreement. The full text of the Voting Agreement is attached to this proxy statement/prospectus as Annex B and incorporated by reference into this proxy statement/prospectus. You are urged to read the Voting Agreement in its entirety because it is a legal document that relates to the rights among M&R, MPLX, MPLX GP and Merger Sub and may affect whether the vote required to approve the Merger Agreement will be obtained.

Voting Matters

M&R has agreed to vote (or cause to be voted or deliver a written consent with respect to) all of its MWE Common Units for the proposal to approve the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement at any annual or special meeting or any adjournment thereof or in any other circumstance upon which a vote or other approval with respect to the proposal to approve the Merger Agreement is sought or required.

In addition, M&R has agreed (unless otherwise directed by MPLX) to vote (or cause to be voted), at any MWE unitholders meeting or any adjournment thereof or in any other circumstance in which its vote is sought or required, all of its MWE Common Units against:

•	any alternative proposal (see “The Merger Agreement—MWE Unitholder Approval”);

•	any action, agreement or transaction that would, or would reasonably be expected to, prevent, delay, or otherwise impair consummation of the Merger; and

•	any action or agreement that would result in a breach in any respect of any obligation of MWE under the Merger Agreement.

Termination

The Voting Agreement will terminate on the earliest of: (i) the entry without the prior written consent of M&R into any amendment or modification to the Merger Agreement or any waiver of any of MWE’s rights under the Merger Agreement, in each case, that results in a decrease in the Exchange Ratio or Cash Consideration; (ii) the mutual written agreement of M&R and MPLX; (iii) in the event the Merger is consummated, the Effective Time of the Merger; or (iv) the date on which the Merger Agreement is terminated pursuant to its terms. Certain general provisions will survive the termination and no party will be relieved for any breach of the Voting Agreement.

THE LOCK-UP AGREEMENT

In connection with the Merger Agreement, MPLX, MPLX GP, Merger Sub, MWE, EMG Utica and EMG Condensate entered into the Lock-Up Agreement with M&R, which owns 7,352,691 outstanding MWE Common Units and all 7,981,756 of the outstanding MWE Class B Units. The following description of the Lock-Up Agreement describes the material provisions of the Lock-Up Agreement but does not purport to describe all of the terms of the Lock-Up Agreement. The full text of the Lock-Up Agreement is attached to this proxy statement/prospectus as Annex C and incorporated by reference into this proxy statement/prospectus. You are urged to read the Lock-Up Agreement in its entirety because it is a legal document that relates to the rights among M&R, MPLX, MPLX GP, Merger Sub, MWE, EMG Utica and EMG Condensate.

Class B Conversion

MWE and M&R both agreed that they will not elect to convert the MWE Class B Units into MWE Common Units prior to the Merger, which both parties had the option of doing pursuant to the MWE partnership agreement as a result of the Merger. On July 1, 2016 and July 1, 2017 (unless earlier converted upon certain fundamental changes regarding MPLX), each MPLX Class B Unit will automatically convert into 1.09 MPLX Common Units and the right to receive the Cash Consideration. Thereafter, there would be no transfer restrictions (described below) on any of the MPLX Common Units issued upon the conversion of MPLX Class B Units.

Transfer Restrictions

M&R has agreed that, in the six-month period immediately following the date of the closing of the Merger, it will not transfer any MPLX Common Units received in connection with the Merger, provided that the transfer restriction will not prevent M&R from transferring any MPLX Common Units in private sales, block trades or similar transactions (as long as such transaction is not an open market transaction or a transaction resulting in wide distribution of MPLX Common Units).

From and after the six-month anniversary of the date of the closing of the Merger, there will be no transfer restrictions on the MPLX Common Units held by M&R and MPLX shall, among other things:

•	take any actions as requested by M&R to evidence the fact that such MPLX Common Units are freely transferable;

•	promptly direct its transfer agent to remove the restrictive notation on M&R’s MPLX Common Unit certificates; and

•	direct the transfer agent to permit the transfer of the MPLX Common Units to M&R’s brokerage account.

Registration Rights

MPLX and M&R agreed in the Lock-Up Agreement that, prior to the closing of the Merger, they will enter into a registration rights agreement under which M&R will obtain substantially similar registration rights in respect of the MPLX Common Units received by M&R in connection with the Merger as those applicable to M&R’s MWE Common Units as of the date of the Lock-Up Agreement.

Additional Matters

In the Lock-Up Agreement, the parties also agreed to enter into various commercial arrangements on or after the consummation of the Merger, including, but not limited to, a membership interest purchase agreement for MWE to acquire 100% of EMG Condensate’s interest in MarkWest Utica EMG Condensate, L.L.C. at the Effective Time for a purchase price of $83 million.

Termination

The Lock-Up Agreement will terminate automatically with respect to M&R on the date on which the Merger Agreement is terminated pursuant to its terms. Certain general provisions will survive the termination and no party will be relieved for any breach of the Lock-Up Agreement.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

On July 11, 2015, MPLX LP (“MPLX”), MPLX GP LLC, the general partner of MPLX (“MPLX GP”), Marathon Petroleum Corporation, the ultimate parent of MPLX GP (“MPC”), Sapphire Holdco LLC, a wholly owned subsidiary of MPLX (“Merger Sub”), and MarkWest Energy Partners, L.P. (“MWE”) entered into an agreement and plan of merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into MWE, with MWE continuing as the surviving entity and becoming a wholly owned subsidiary of MPLX (the “Merger”).

Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, MPC will contribute $675 million in cash to MPLX, with respect to MPC’s existing interests in MPLX (including incentive distribution rights (“IDRs”)) and not in consideration of new units or other equity interest in MPLX, and, at the effective time of the Merger (the “Effective Time”), (a) each outstanding MWE Common Unit (the “MWE Common Units”) will be converted into the right to receive 1.09 MPLX Common Units (the “MPLX Common Units” and, such consideration, the “Common Unit Merger Consideration”) and an amount in cash obtained by dividing (i) $675 million by (ii) the number of MWE Common Units plus the number of Canceled Awards (as defined below) plus the number of MWE Class B Units (the “MWE Class B Units”), in each case outstanding as of immediately prior to the Effective Time (together with the Common Unit Merger Consideration, the “Common Merger Consideration”) and (b) each Class B Unit will be converted into the right to receive one MPLX Class B Unit (the “MPLX Class B Units”). Under the Merger Agreement, at the Effective Time, the MWE Class A Units (the “MWE Class A Units”), all of which are owned by wholly owned subsidiaries of MWE, will be converted into a specified number of MPLX Class A Units (the “MPLX Class A Units”). Since the MWE Class A Units are all owned by wholly owned subsidiaries of MWE, they are eliminated for purposes of these unaudited pro forma consolidated financial statements.

As a result of the Merger, each phantom unit under MWE’s equity plans that is outstanding immediately prior to the Effective Time will become fully vested and converted into an equivalent number of MWE Common Units, which will be canceled and converted into the right to receive the Common Merger Consideration (the “Canceled Awards”). As of the Effective Time, each MWE distribution equivalent right award will be canceled and the holder thereof will cease to have any rights with respect thereto, other than the right to receive distributions declared or made (but not yet paid) by MWE prior to the Effective Time.

In connection with the Merger, MPLX GP would expect to exercise its right to maintain its 2% general partner (“GP”) interest in MPLX by contributing $193.2 million in cash to MPLX in exchange for approximately 5.1 million common units representing a general partnership interest in MPLX.

Set forth below are the unaudited pro forma consolidated financial statements that give effect to the proposed Merger where MWE will become a wholly owned subsidiary of MPLX. The unaudited pro forma consolidated balance sheet as of June 30, 2015 has been prepared to give effect to the Merger as if it had occurred on June 30, 2015. The unaudited pro forma consolidated statements of income for the six months ended June 30, 2015 and year ended December 31, 2014, have been prepared to give effect to the Merger as if it had occurred on January 1, 2014. The unaudited pro forma consolidated financial information was prepared using the acquisition method of accounting with MPLX as the acquirer. Therefore, the historical basis of MPLX’s assets and liabilities was not affected by the Merger. The unaudited pro forma consolidated financial information has been developed from and should be read in conjunction with the consolidated financial statements and related notes contained in MPLX’s and MWE’s Annual Reports on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q for the six months ended June 30, 2015, respectively, all of which are incorporated by reference into this proxy statement/prospectus, as well as the notes accompanying these unaudited pro forma consolidated financial statements.

For purposes of developing the unaudited pro forma consolidated balance sheet as of June 30, 2015, MWE’s assets, including identifiable intangible assets, and liabilities have been recorded at their estimated fair values and the excess purchase price has been recorded to goodwill. The fair values assigned in these unaudited pro forma consolidated financial statements and accompanying notes are preliminary and represent management’s estimate of fair value and are subject to revision. Pro forma adjustments are included only to the extent they are (i) directly attributable to the Merger, (ii) factually supportable and, (iii) with respect to the statements of income, expected to have a continuing impact on the consolidated results. The accompanying unaudited pro forma consolidated financial information is presented for illustrative purposes only and is based on available information and assumptions MPLX believes are reasonable. It does not purport to represent what the actual consolidated results of operations or the consolidated financial position of MPLX would have been had the Merger occurred on the dates indicated, nor is it necessarily indicative of future consolidated results of operations or consolidated financial position. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, more detailed third-party appraisals and changes in operating results following the date of the unaudited pro forma consolidated financial information.

For purposes of these unaudited pro forma consolidated financial statements, giving effect to the consideration described above and the $4,579 million of debt assumed by MPLX, the estimated aggregate consideration to complete the Merger would have been approximately $13,703.3 million based upon an MPLX per unit price of $38.21 as of the close of trading on September 30, 2015, and 222 million MWE Common Units outstanding on a fully-diluted basis (including MWE Class B Units and Canceled Awards on an as-if converted basis, assuming all outstanding Phantom Units are converted into MWE Common Units net of the number of MWE Common Units equivalent to the dollar value of applicable withholding taxes) outstanding as of September 30, 2015. Accounting Standards Codification (“ASC”) 805, “Business Combinations,” requires that the consideration transferred be measured at the date the Merger is completed at the current market price at the date of the closing of the Merger. This requirement and any changes in the number of MWE fully-diluted units outstanding will likely result in total consideration that is different from the amount assumed in these unaudited pro forma consolidated financial statements.

MPLX LP

Unaudited Pro Forma Consolidated Balance Sheet

as of June 30, 2015

(in millions)	MPLX Historical (Note 5)	MWE Historical (Note 6)	Pro Forma Adjustments (Note 3)		MPLX Pro Forma
Assets
Current assets:
Cash and cash equivalents	$130.4	$45.2	$95.4	(b)	$271.0
Receivables	12.6	273.6	(0.8)	(c)	285.4
Receivables from related parties	52.7	5.3	0.8	(c)	58.8
Inventories	11.7	31.4	—		43.1
Other current assets	7.3	51.8	—		59.1

Total current assets	214.7	407.3	95.4		717.4
Equity method investments	—	888.8	333.3	(a) (d)	1,222.1
Property, plant and equipment, net	1,059.5	9,135.8	86.5	(a)	10,281.8
Intangibles, net	—	780.9	1,533.8	(a)	2,314.7
Goodwill	104.7	79.7	3,020.1	(a)	3,204.5
Deferred financing costs, net	—	8.1	(8.1)	(e)	—
Other noncurrent assets	3.7	11.4	—		15.1

Total assets	$1,382.6	$11,312.0	$5,061.0		$17,755.6

Liabilities
Current liabilities:
Accounts payable	25.9	193.3	—		219.2
Accrued liabilities	39.9	216.6	—		256.5
Payables to related parties	21.1	12.0	—		33.1
Deferred revenue	—	7.2	(6.3)	(f)	0.9
Deferred revenue - related parties	30.0	—	—		30.0
Accrued interest payable	8.4	47.6	—		56.0
Other current liabilities	2.7	7.3	2.4	(a)	12.4

Total current liabilities	128.0	484.0	(3.9)		608.1
Deferred income taxes	—	342.9	68.6	(a)	411.5
Long-term deferred revenue	—	59.6	(49.0)	(f)	10.6
Long-term deferred revenue - related parties	7.8	—	—		7.8
Long-term debt	752.6	4,493.5	12.4	(a)	5,258.5
Deferred credits and other liabilities	1.8	103.2	50.1	(a) (e) (h)	155.1

Total liabilities	890.2	5,483.2	78.2		6,451.6
Equity
Common unitholders - public	647.1	4,355.1	3,782.9	(i) (j)	8,785.1
Class B units	—	451.5	(152.3)	(i)	299.2
Common unitholder - MPC	266.7	—	(10.1)	(j)	256.6
Subordinated unitholder - MPC	227.9	—	(18.6)	(j)	209.3
General partner - MPC	(655.0)	—	867.4	(h) (j) (k)	212.4

Total partners’ capital	486.7	4,806.6	4,469.3		9,762.6
Noncontrolling interests	5.7	1,022.2	513.5	(a)	1,541.4

Total equity	492.4	5,828.8	4,982.8		11,304.0

Total liabilities and equity	$1,382.6	$11,312.0	$5,061.0		$17,755.6

See Notes to Unaudited Pro Forma Consolidated Financial Statements.

MPLX LP

Unaudited Pro Forma Consolidated Statement of Income

for the six months ended June 30, 2015

(in millions, except per unit data)	MPLX Historical (Note 5)	MWE Historical (Note 6)	Pro Forma Adjustments (Note 3)		MPLX Pro Forma
Revenues and other income:
Service revenue	$32.0	$583.4	$(4.7)	(f)	$610.7
Service revenue to related parties	238.0	—	—		238.0
Product sales	—	332.1	(5.0)	(c)	327.1
Product sales to related parties	—	—	5.0	(c)	5.0
Income (loss) from equity method investments	—	3.8	(5.0)	(d) (m)	(1.2)
Other income (loss)	2.6	(1.5)	—		1.1
Other income - related parties	12.5	11.5	—		24.0

Total revenues and other income	285.1	929.3	(9.7)		1,204.7

Costs and expenses:
Cost of revenues (excludes items below)	65.7	180.5	—		246.2
Purchased product costs	—	253.6	—		253.6
Purchases from related parties	48.6	—	—		48.6
Depreciation and amortization	25.4	273.3	(17.9)	(l) (n)	280.8
Impairment expense	—	25.5	—		25.5
Selling, general and administrative expenses	36.6	69.6	(2.9)	(o)	103.3

Total costs and expenses	176.3	802.5	(20.8)		958.0

Income from operations	108.8	126.8	11.1		246.7
Debt retirement expense	—	117.9	—	(p)	117.9
Net interest and other financial costs	11.5	105.3	(3.9)	(p) (q)	112.9

Income (loss) before income taxes	97.3	(96.4)	15.0		15.9
Provision (benefit) for income taxes	—	(15.5)	5.8	(g)	(9.7)

Net income (loss)	97.3	(80.9)	9.2		25.6
Less: Net income attributable to noncontrolling interests	0.5	29.7	(5.2)	(r)	25.0

Net income (loss) attributable to LPs and GP	$96.8	$(110.6)	$14.4		$0.6

Less: General partner’s interest in net income attributable to MPLX LP	10.8		89.9	(s)	100.7

Limited partners’ interest in net income (loss) attributable to MPLX LP	$86.0		$(186.1)		$(100.1)

Per Unit Data (See Note 4)
Net income (loss) attributable to MPLX LP per limited partner unit:
Common-basic	$0.96		$(1.31)		$(0.35)
Common-diluted	0.96		(1.31)		(0.35)
Subordinated-basic and diluted	0.96		(1.32)		(0.36)
Weighted average limited partner units outstanding:
Common-basic	43.4	186.8	16.8		247.0
Common-diluted	43.4	186.8	16.8		247.0
Subordinated-basic and diluted	37.0	—	—		37.0

See Notes to Unaudited Pro Forma Consolidated Financial Statements.

MPLX LP

Unaudited Pro Forma Consolidated Statement of Income

for the year ended December 31, 2014

(in millions, except per unit data)	MPLX Historical (Note 5)	MWE Historical (Note 6)	Pro Forma Adjustments (Note 3)		MPLX Pro Forma
Revenues and other income:
Service revenue	$69.2	$920.9	$(7.0)	(f)	$983.1
Service revenue to related parties	450.9	—	—		450.9
Product sales	—	1,238.8	(45.0)	(c)	1,193.8
Product sales to related parties	—	—	45.0	(c)	45.0
Income (loss) from equity method investments	—	(4.5)	(6.7)	(d) (m)	(11.2)
Other income	5.2	2.4	—		7.6
Other income - related parties	23.0	16.5	—		39.5

Total revenues and other income	548.3	2,174.1	(13.7)		2,708.7

Costs and expenses:
Cost of revenues (excludes items below)	152.5	346.7	—		499.2
Purchased product costs	—	774.0	—		774.0
Purchases from related parties	97.5	—	—		97.5
Depreciation and amortization	50.2	488.3	(27.7)	(l) (m) (n)	510.8
Impairment expense	—	62.4	—		62.4
Selling, general and administrative expenses	64.8	126.5	—		191.3

Total costs and expenses	365.0	1,797.9	(27.7)		2,135.2

Income from operations	183.3	376.2	14.0		573.5
Net interest and other financial costs	5.3	173.7	(8.9)	(p) (q)	170.1

Income before income taxes	178.0	202.5	22.9		403.4
Provision (benefit) for income taxes	(0.1)	42.2	3.1	(g)	45.2

Net income	178.1	160.3	19.8		358.2
Less: Net income attributable to noncontrolling interests	56.8	26.4	(11.3)	(r)	71.9

Net income attributable to LPs and GP	$121.3	$133.9	$31.1		$286.3

Less: General partner’s interest in net income attributable to MPLX LP	5.9		162.0	(s)	167.9

Limited partners’ interest in net income attributable to MPLX LP	$115.4		$3.0		$118.4

Per Unit Data (See Note 4)
Net income attributable to MPLX LP per limited partner unit:
Common-basic	$1.55		$(1.09)		$0.46
Common-diluted	1.55		(1.12)		0.43
Subordinated-basic and diluted	1.50		(1.12)		0.38
Weighted average limited partner units outstanding:
Common-basic	37.4	171.0	15.4		223.8
Common-diluted	37.4	185.7	16.7		239.8
Subordinated-basic and diluted	37.0	—	—		37.0

See Notes to Unaudited Pro Forma Consolidated Financial Statements.

Notes to the Unaudited Pro Forma Consolidated Financial Statements

Except as noted within the context of each footnote, the dollar amounts presented in the tabular data within these footnotes are stated in millions of dollars.

1. Basis of Pro Forma Presentation

The accompanying unaudited pro forma consolidated financial information is intended to reflect the impact of the Merger on MPLX’s consolidated financial statements and presents the pro forma consolidated financial position and results of operations of MPLX based on the historical financial statements of MPLX and MWE, incorporated by reference in this proxy statement/prospectus, after giving effect to the Merger and pro forma adjustments as described in these notes. Pro forma adjustments are included only to the extent they are (i) directly attributable to the Merger, (ii) factually supportable and, (iii) with respect to the statements of income, expected to have a continuing impact on the consolidated results. Certain items included in the historical consolidated financial statements of MPLX and MWE were not adjusted for in these unaudited pro forma consolidated financial statements, as they were not directly related to the Merger, including (i) debt refinancing and other historical changes to the capital structures, (ii) acquisitions of additional interests in consolidated entities, and (iii) recognized impairments of long-lived assets and goodwill. The accompanying unaudited pro forma consolidated financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or benefits that may result from realization of commercial synergies expected to result from the Merger.

The unaudited pro forma consolidated balance sheet as of June 30, 2015 has been prepared to give effect to the Merger as if it had occurred on June 30, 2015. The unaudited pro forma consolidated statements of income for the six months ended June 30, 2015 and year ended December 31, 2014, have been prepared to give effect to the Merger as if it had occurred on January 1, 2014.

Fair Value Adjustments

The Merger will be accounted for using the acquisition method of accounting with MPLX as the acquirer of MWE. The unaudited pro forma consolidated financial information and accompanying notes reflect the preliminary assessment of fair values and useful lives assigned to the assets acquired and liabilities assumed. Fair value estimates were determined based on preliminary discussions between MPLX and MWE management, due diligence efforts and information available in public filings. The fair values assigned in these unaudited pro forma consolidated financial statements and accompanying notes are preliminary and represent management’s estimate of fair value and are subject to revision. The actual fair values of the assets acquired and liabilities assumed may differ materially from the amounts presented below as further analysis is completed. The final valuation of assets acquired and liabilities assumed may result in different adjustments than those shown in the unaudited pro forma consolidated financial statements, and these differences may have a material impact on the accompanying pro forma consolidated financial statements and the consolidated future results of operations and financial position.

2. Purchase Price

The aggregate consideration reflected in the unaudited pro forma consolidated financial information is approximately $13,703.3 million, including the fair value of MPLX Common Units issued of approximately $8,449.3 million, a cash contribution of $675 million, and approximately $4,579 million of debt. This amount was estimated based on the outstanding MWE Common Units at September 30, 2015, on a fully-diluted basis, the Common Merger Consideration and the price per MPLX Common Unit of $38.21, as of the close of trading on September 30, 2015. The actual number of MPLX Common Units issued to MWE unitholders upon closing of the Merger will be based on the number of MWE Common Units outstanding at closing on a fully-diluted basis, and the fair value of those units will be based on the current market price of the MPLX Common Units at the date of the closing of the Merger.

The table below presents the preliminary purchase price, and the table in Note 3 (a) presents the preliminary fair values of the assets acquired and liabilities assumed, as if the Merger had closed on June 30, 2015.

Preliminary Purchase Price and Aggregate Consideration

Purchase price
Fair value of MPLX units issued, as of September 30, 2015	$8,449.3
Cash payment to MWE unitholders	675.0

$9,124.3

Debt outstanding as of June 30, 2015
MWE senior notes due 2023, 2024 and 2025(1)	$4,046.0
MWE credit facility that matures March 2019	447.5

4,493.5
SMR Liability (2)	85.5

$4,579.0

Aggregate consideration	$13,703.3

1)	The MWE senior notes due 2023, 2024 and 2025 include an unamortized discount of $5.4 million, an unamortized premium of $10.2 million and an unamortized discount of $11.6 million, respectively, and a combined $47.2 million of deferred financing costs. Assumes no ratings downgrade of the MWE senior notes due 2023, 2024 and 2025 that would trigger change of control repurchase provisions for such notes.
2)	Includes $0.4 million of deferred financing costs. Refer to Note 3 (q) for information regarding the liability.

As shown in the table below, the fair value of the portion of the consideration attributable to MWE Common Unit and Canceled Awards net of withholding tax included in these unaudited pro forma consolidated financial statements is based on the closing price for MPLX Common Units of $38.21 on September 30, 2015. The fair value of the MPLX Class B Units has been estimated at 90% of the common unit fair value in order to reflect differences from MPLX Common Units related to distribution rights and marketability.

Fair Value of Equity Portion of Consideration

(in millions, except per unit data)	Common Units	Class B	Canceled Awards		Combined
Outstanding MWE units as of September 30, 2015	195.2	8.0	0.5	(1)	203.7
Unit exchange ratio	1.09	1.09	1.09		1.09

Number of MPLX units to be issued	212.8	8.7	0.5		222.0
Fair value per unit as of September 30, 2015	$38.21	$34.39	$38.21

Fair value of MPLX units issued	$8,131.0	$299.2	$19.1		$8,449.3

1)	Includes 0.7 million outstanding Phantom Units on an as-if converted basis, net of applicable withholding taxes.

Registrants are required to use the most recent stock price practicable at the time of filing for determining the value of stock to be issued in a transaction that has not been consummated. The fair value of the equity portion of consideration will fluctuate until the date of the closing of the Merger as a result of fluctuations in the market price of MPLX Common Units and changes to the number of fully-diluted MWE units outstanding. A hypothetical increase/(decrease) of 15% in the MPLX Common Unit price or the number of fully-diluted MWE units outstanding would increase/(decrease) the equity value portion of the consideration by $1,267.4 million.

3. Pro Forma Adjustments to the Unaudited Consolidated Financial Statements

(a)	The unaudited pro forma consolidated balance sheet has been adjusted to reflect the preliminary fair values of the identifiable assets acquired and liabilities assumed with the excess of the consideration over these fair values recorded to goodwill. This preliminary determination is subject to further assessment and adjustments pending additional information sharing between the parties, more detailed third-party appraisals and other potential adjustments.

Preliminary Fair Values of Assets Acquired and Liabilities Assumed

Total current assets (1)(3)	$324.3
Equity method investments (2)(3)	1,222.1
Property, plant and equipment, net (2)(3)	9,222.3
Intangibles, net (2)(3)	2,314.7
Other noncurrent assets (2)	11.4

Total assets acquired	13,094.8

Total current liabilities (1)(2)(3)	480.1
Deferred income taxes (2)(4)	411.5
Long-term debt (2)(3)	4,505.9
Other liabilities assumed (2)(3)	137.1

Total liabilities assumed	5,534.6

Noncontrolling interests (2)(3)	1,535.7

Net assets acquired excluding goodwill	6,024.5
Goodwill (2)	3,099.8

Net assets acquired	$9,124.3

1)	Management anticipates that the fair values of working capital items approximate their carrying value.
2)	The fair values of assets acquired and liabilities assumed are considered preliminary and are based on the information that was available in advance of the date of the Merger Agreement. Therefore, the fair values determined for these items may change significantly as additional information is obtained during the Merger process. The fair value of the debt, which is determined at any given point by third party pricing information, will be updated based on its fair value as of the date of the closing of the Merger.
3)	The preliminary fair value adjustments to historical MWE book values include: (i) an increase to equity method investments of $250.3 as well as an $83 cash adjustment discussed in Note 3 (d); (ii) an increase to property, plant and equipment of $86.5; (iii) an increase to net intangibles related to customer contracts and relationships of $1,553.8; (iv) an increase to other current liabilities of $2.4; (v) an increase to long-term debt of $12.4 (a decrease in fair value of $34.8, offset by write-off of deferred financing costs of $47.2); (vi) an increase to other liabilities assumed of $23.2; and (vii) an increase to noncontrolling interests of $513.5. MWE recognized impairment expenses of $25.5 and $62.4 during the six months ended June 30, 2015 and the year ended December 31, 2014, respectively. These expenses have not been adjusted in this unaudited pro forma consolidated financial information.
4)	Neither MWE nor MPLX is a taxable entity for federal income tax purposes. As such, MWE and MPLX do not directly pay federal income tax. MarkWest Hydrocarbon, Inc. (“MarkWest Hydrocarbon”), a subsidiary of MWE, is a tax paying entity for both federal and state purposes. The deferred income tax component relates to the change in the temporary book to tax difference in the carrying amount of MarkWest Hydrocarbon’s investment in MWE. Adjustment of $68.6 for the deferred tax liabilities is a direct result of the application of the acquisition method of accounting.

Upon completion of the fair value assessment following the Merger, MPLX anticipates the ultimate fair values of the net assets acquired and liabilities assumed will differ from the preliminary assessment outlined above. Generally, changes to the initial estimates in fair values will be recorded as adjustments to those assets and liabilities and any residual amounts will be recorded to goodwill.

(b)	The following table reflects the estimated sources and uses of cash in connection with the Merger.

Sources
Cash received from MPC for one-time payment to MWE unitholders (h)	$675.0
Cash received from MPLX GP to maintain its 2% GP interest (k)	193.2

Total Sources	$868.2
Uses
Cash payment to MWE unitholders (h)	$(648.5)
Cash payment for Merger related fees (j)	(41.3)
Cash payment for Utica Condensate ownership interest (d)	(83.0)

Total Uses	$(772.8)

Net Pro Forma Cash Adjustment	$95.4

(c)	Adjustments to reflect the activity between MWE and MPC, parent of MPLX, as related party transactions. The activity primarily consisted of MPC purchasing feedstocks for its refineries from MWE.
(d)	As of June 30, 2015, MWE owned a 55% ownership interest in MarkWest Utica EMG Condensate L.L.C. (“Utica Condensate”). Under the terms of the Lock-Up Agreement, MWE will purchase the remaining 45% interest in Utica Condensate for $83 million in connection with consummation of the Merger. Utica Condensate’s business is conducted solely through its 60% ownership of Ohio Condensate Company, L.L.C. (“Ohio Condensate”). The owner of the remaining 40% interest in Ohio Condensate has certain participatory rights and as a result Ohio Condensate has been and will continue to be accounted for as an equity method investment. The pro forma consolidated income statement adjustment reflects an increase in equity loss of $1.7 million and $2.4 million for the six months ended June 30, 2015 and the year ended December 31, 2014, respectively, due to MWE’s increased ownership of Utica Condensate as a result of the above.
(e)	Adjustment to reflect the elimination of $8.1 million and $0.4 million of deferred financing costs related to the MWE credit facility reflected in deferred financing costs and the SMR Liability reflected in deferred credits and other liabilities, respectively. At this time, no adjustments have been made with respect to potential costs related to the assumption of MWE’s senior notes by MPLX or any waivers to existing covenants including MPLX’s credit facility.
(f)	Adjustment to reflect the write-off of MWE’s deferred revenue and related amortization associated with reimbursable projects that do not represent legal obligations and therefore have no fair value.
(g)	Neither MWE nor MPLX is a taxable entity for federal income tax purposes. As such, MWE and MPLX do not directly pay federal income tax. MarkWest Hydrocarbon, a subsidiary of MWE, is a tax paying entity for both federal and state purposes. In addition to paying tax on its own earnings, MarkWest Hydrocarbon recognizes a tax expense or a tax benefit on its proportionate share of MWE income or loss resulting from MarkWest Hydrocarbon’s ownership interest in MWE even though for financial reporting purposes such income or loss is eliminated in consolidation. As a result of the Merger, MarkWest Hydrocarbon will also recognize a tax expense or tax benefit on its proportionate share of MPLX income or loss in a similar manner.
(h)	Adjustment to reflect the $675 million contribution from MPC and subsequent cash payment of $648.5 million to MWE common unitholders at closing. The MWE Class B unitholders will receive their cash payment of approximately $26.5 million when their MPLX Class B Units convert to MPLX Common Units in 2016 and 2017. This balance has been reflected in the June 30, 2015 unaudited pro forma consolidated balance sheet in deferred credits and other liabilities.

(i)	Adjustment to reflect the terms of the Merger Agreement. Holders of MWE Common Units, Canceled Awards and MWE Class B Units will receive approximately 222 million MPLX Common Units in total. Holders of MWE Class B Units will receive newly created MPLX Class B Units at a one-for-one exchange ratio at closing. Upon the conversion of the MPLX Class B Units into MPLX Common Units in 2016 and 2017, the holders of MWE Class B Units will receive the Common Merger Consideration. As such, pro forma adjustments include the elimination of MWE’s historical MWE Common Unit and MWE Class B Unit equity accounts of $4,355.1 million and $451.5 million, respectively, and the issuance of $8,149.8 million and $299.2 million of MPLX Common Units and MPLX Class B Units, respectively.
(j)	Adjustment to reflect the estimated acquisition related costs including legal, banking and other Merger-related transaction costs. The transaction costs are included as an adjustment to equity as they reflect non-recurring charges not expected to have a continuing impact on the consolidated results. The estimated $41.3 million of transaction costs were proportionately allocated to the MPLX common and subordinated unitholders and MPLX GP, prior to considering the effects of the Merger, per the percentage of units held compared to the total at June 30, 2015. The table below reflects the allocation of costs to such unitholders.

(in millions, except percentages)	Units Issued and Outstanding	% of Total Units	Allocation of Costs
Common unitholders - public	23.4	28.5%	$11.8
Common unitholder - MPC	20.0	24.4%	10.1
Subordinated unitholder - MPC	37.0	45.1%	18.6
General partner - MPC	1.6	2.0%	0.8

	82.0	100%	$41.3

(k)	Adjustment to reflect the $193.2 million payment from MPLX GP in order to maintain its 2% GP interest in MPLX.
(l)	Adjustment to reflect the net decrease in depreciation expense of $44.4 million for the six months ended June 30, 2015 and $80.7 million for the year ended December 31, 2014, as a result of the acquisition. Although the step-up in fair value of the assets generated additional depreciation expense, the useful lives of three major MWE asset classes, crude oil pipelines, natural gas pipelines and right-of-way for pipelines, were conformed to the lives for the same major asset classes per MPLX’s accounting policy resulting in a decrease in expense. The fair value of the acquired property, plant and equipment is being depreciated over a remaining weighted average period of approximately 27 years in the unaudited pro forma consolidated financial statements.
(m)	Adjustment of $3.3 million and $4.3 million for the six months ended June 30, 2015 and the year ended December 31, 2014, respectively, to reflect the amortization of portions of the $333.3 million incremental fair value adjustment to equity method investments that was allocated to definite lived assets. An adjustment of $2.2 million to depreciation and amortization was also recorded in the year ended December 31, 2014 as MWE had consolidated the financial results of one of its equity investments prior to June 1, 2014.

(n)	Adjustment to reflect the change in depreciation and amortization expense related to intangibles as a result of the acquisition for the six months ended June 30, 2015 and year ended December 31, 2014. For the purposes of these pro forma consolidated financial statements, a straight-line amortization method and assumed estimated life of 20 years was used for intangible assets. The tables below reflect the change in amortization expense over the periods presented as a result of the Merger.

	Estimated Fair Value	Useful Lives (in years)
Intangibles, net	$2,314.7	20

	Six Months Ended June 30, 2015	Year Ended December 31, 2014
Reversal of amortization recorded at MWE	$(31.4)	$(64.9)
Amortization expense based on new book value	57.9	115.7

Change in amortization expense of intangibles	$26.5	$50.8

The identification, value, and amortization period of the intangible assets is preliminary. A five-year change in the estimated useful lives of definite-lived intangible assets would result in a change to the revised pro forma straight-line expense for the year ended December 31, 2014, as shown in the table below.

	Useful Lives
	15 Years	25 Years
Increase (decrease) in amortization expense for year ended December 31, 2014	$38.6	$(23.1)

(o)	Adjustment to reflect the elimination of transaction costs recorded by MPLX and MWE for the six months ended June 30, 2015.
(p)	Adjustment to amortize the fair value of the debt assumed. The amortization of the fair value adjustment resulted in a decrease in net interest and other financial costs of approximately $2.6 million for the six months ended June 30, 2015 and $6.3 million for the year ended December 31, 2014. In conjunction with MWE’s June 2015 redemption of debt, a loss on extinguishment of $117.9 million was recorded in their historical financial statements, which has not been adjusted in this pro forma financial information.
(q)	In 2009, MWE completed the sale of the Steam Methane Reformer (“SMR”), which is located at its Javelina gas processing and fractionation facility. As a result of certain provisions within the related agreements, MWE was deemed to have continuing involvement in the SMR, thus requiring the sale to be treated as a financing arrangement. The fair value adjustment of the resulting SMR liability as a result of the acquisition is reflected in other liabilities assumed in Note 3 (a). The pro forma income statement adjustment reflects reduced interest expense of $1.3 million and $2.6 million for the six months ended June 30, 2015 and year ended December 31, 2014, respectively, as a result of the acquisition.
(r)	Adjustment to net income attributable to noncontrolling interests to reflect the effect of certain pro forma adjustments.
(s)	Adjustment to reflect the net income attributable to the general partner, including distributions related to the general partner’s IDRs, to give effect to the Merger. The adjustment reflects the combined MPLX and MWE historical cash distributions allocated per the terms of MPLX’s partnership agreement.

4. Pro Forma Net Income per Limited Partner Unit

The pro forma basic and diluted net income per limited partner unit is determined by dividing the limited partners’ interests in pro forma net income attributable to MPLX by the weighted-average number of common units outstanding for the period. As there is more than one class of participating securities, the two-class method is used when calculating the net income per unit applicable to limited partners. The classes of securities in the calculation include common units, class B units, subordinated units, general partner units, certain equity-based compensation awards and IDRs. Presented in the tables below, all newly issued units in connection with the acquisition of MWE were assumed to have been outstanding for the entire period, net income attributable to the general partner, IDRs and limited partners was adjusted per the pro forma adjustments and the pro forma basic and diluted weighted average number of common units equals the actual weighted average number of common units outstanding for the six months ended June 30, 2015 and the year ended December 31, 2014, plus the amount of assumed newly issued common units.

(in millions; except exchange ratio)	Six Months Ended June 30, 2015	Year Ended December 31, 2014
MWE weighted average common units outstanding-basic	186.8	171.0
Merger Agreement exchange ratio	1.09	1.09

	203.6	186.4
MPLX weighted average common units outstanding-basic	43.4	37.4

Pro forma MPLX weighted average common units outstanding-basic	247.0	223.8

MWE weighted average common units outstanding-diluted	186.8	185.7
Merger Agreement exchange ratio	1.09	1.09

	203.6	202.4
MPLX weighted average common units outstanding-diluted	43.4	37.4

Pro forma MPLX weighted average common units outstanding-diluted	247.0	239.8

	June 30, 2015
(in millions; except per unit data)	General Partner	Limited Partners’ Common Units	Limited Partners’ Subordinated Units	Total
Basic and diluted earnings per unit:
Allocation of earnings:
Net income attributable to MPLX LP				$0.6
Income allocated to participating securities				(1.0)

Loss available to unitholders				$(0.4)

Pro forma distributions declared (including IDRs)	109.2	275.0	40.7	424.9
Pro forma distributions greater than net income attributable to MPLX LP	(10.2)	(361.1)	(54.0)	(425.3)

Net income (loss) attributable to MPLX LP unitholders-basic	$99.0	$(86.1)	$(13.3)	$(0.4)

Pro forma weighted average units outstanding - basic:		247.0	37.0
Pro forma weighted average units outstanding - diluted:		247.0	37.0
Pro forma net loss attributable to MPLX LP per LP unit-basic		$(0.35)	$(0.36)

Pro forma net loss attributable to MPLX LP per LP unit-diluted		$(0.35)	$(0.36)

	December 31, 2014
(in millions; except per unit data)	General Partner	Limited Partners’ Common Units	Limited Partners’ Subordinated Units	Total
Basic and diluted earnings per unit:
Allocation of earnings:
Net income attributable to MPLX LP				$286.3
Income allocated to participating securities				(1.6)

Income available to unitholders				$284.7

Pro forma distributions declared (including IDRs)	177.1	487.7	77.6	742.4
Pro forma distributions greater than net income attributable to MPLX LP	(9.2)	(384.9)	(63.6)	(457.7)

Net income attributable to MPLX LP unitholders-basic	$167.9	$102.8	$14.0	$284.7

Pro forma weighted average units outstanding - basic:		223.8	37.0
Pro forma weighted average units outstanding - diluted:		239.8	37.0
Pro forma net income attributable to MPLX LP per LP unit-basic		$0.46	$0.38

Pro forma net income attributable to MPLX LP per LP unit-diluted		$0.43	$0.38

5. The MPLX Historical Financial Statements

The historical financial statement information of MPLX was derived from the consolidated financial statements included in MPLX’s Annual Report on Form 10-K for the year ended December 31, 2014 and Form 10-Q for the six months ended June 30, 2015. The MPLX historical financial information as presented includes the following reclassifications to conform to MPLX’s post-merger financial statement presentation.

	MPLX Historical as filed	MPLX Historical as presented
Balance Sheet as of June 30, 2015
Materials and supplies inventories	$11.7	$—
Inventories	—	11.7

Accounts payable	$55.5	$25.9
Accrued taxes	8.6	—
Accrued liabilities	—	39.9
Long-term debt due within one year	0.8	—
Other current liabilities	3.6	2.7

Noncontrolling interest retained by MPC	$5.7	$—
Noncontrolling interests	—	5.7

Income Statement for the six months ended June 30, 2015
Sales and other operating revenues	$32.0	$—
Service revenue	—	32.0

Sales to related parties	$238.0	$—
Service revenue to related parties	—	238.0

Loss on sale of assets	$(0.2)	$—
Other income (loss)	2.8	2.6

Other taxes	$6.2	$—
Cost of revenues (excludes items below)	59.5	65.7

Depreciation	$25.4	$—
Depreciation and amortization	—	25.4

General and administrative expenses	$36.6	$—
Selling, general and administrative expenses	—	36.6

Less: Net income attributable to MPC-related interest	$0.5	$—
Less: Net income attributable to noncontrolling interests	—	0.5

	MPLX Historical as filed	MPLX Historical as presented

Income Statement for the year ended December 31, 2014
Sales and other operating revenues	$69.2	$—
Service revenue	—	69.2

Sales to related parties	$450.9	$—
Service revenue to related parties	—	450.9

Other income	$5.2	$—
Other income (loss)	—	5.2

Other taxes	$7.2	$—
Cost of revenues (excludes items below)	145.3	152.5

Depreciation	$50.2	$—
Depreciation and amortization	—	50.2

General and administrative expenses	$64.8	$—
Selling, general and administrative expenses	—	64.8

Less: Net income attributable to MPC-related interest	$56.8	$—
Less: Net income attributable to noncontrolling interests	—	56.8

6. The MWE Historical Financial Statements

The historical financial statement information of MWE was derived from the consolidated financial statements included in MWE’s Annual Report on Form 10-K for the year ended December 31, 2014 and Form 10-Q for the six months ended June 30, 2015. The MWE historical financial information as presented includes the following reclassifications to conform to MPLX’s post-merger financial statement presentation.

	MWE Historical as filed	MWE Historical as presented
Balance Sheet as of June 30, 2015
Receivables from unconsolidated affiliates, net	$5.3	$—
Receivables from related parties	—	5.3

Restricted cash	$10.0	$—
Fair value of derivative instruments-current	15.2	—
Other current assets	26.6	51.8

Investment in unconsolidated affiliates	$888.8	$—
Equity method investments	—	888.8

Property, plant and equipment	$10,626.4	$—
Less: accumulated depreciation	(1,490.6)	—
Property, plant and equipment, net	—	9,135.8

Intangibles, net of accumulated amortization	$760.9	$—
Deferred contract cost, net of accumulated amortization	20.0	—
Intangibles, net	—	780.9

Deferred financing costs, net of accumulated amortization (1)	$55.6	$—
Deferred financing costs, net	—	8.1
Other long-term liabilities	163.0	—
Fair value of derivative instruments-LT liability	0.1	—
Long-term deferred revenue	—	59.6
Long-term debt	4,540.7	4,493.5
Deferred credits and other liabilities	—	103.2

Fair value of derivative instruments-long-term	$8.0	$—
Other long-term assets	3.4	—
Other noncurrent assets	—	11.4

Payables to unconsolidated affiliates, net	$12.0	$—
Payables to related parties	—	12.0

Accrued liabilities	$277.2	$216.6
Fair value of derivative instruments	1.2	—
Deferred income taxes	0.3	—
Accrued interest payable	—	47.6
Deferred revenue	—	7.2
Other current liabilities	—	7.3

Non-controlling interest in consolidated subsidiaries	$1,022.2	$—
Noncontrolling interests	—	1,022.2

(1)	To reflect early adoption of Accounting Standard Update (“ASU”) 2015-03 “Simplifying the Presentation of Debt Issuance Costs”.

	MWE Historical as filed	MWE Historical as presented
Income Statement for the six months ended June 30, 2015
Service revenue	$594.9	$583.4
Other income-related parties	—	11.5

Derivative gain (loss)	$7.5	$—
Product Sales	324.6	332.1

Equity in earnings (loss) from unconsolidated affiliates	$3.8	$—
Income from equity method investments	—	3.8

Loss on disposal of property, plant and equipment	$1.6	$—
Miscellaneous income, net	0.1	—
Other income (loss)	—	(1.5)

Facility expenses	$180.4	$—
Derivative loss related to facility expenses	0.1	—
Cost of revenues (excludes items below)	—	180.5

Derivative loss related to purchased product costs	$6.8	$—
Purchased product costs	246.8	253.6

Amortization of intangible assets	$31.4	$—
Accretion of asset retirement obligations	0.4	—
Depreciation	241.5	—
Depreciation and amortization	—	273.3

Loss on redemption of debt	$(117.9)	$—
Debt retirement expense	—	117.9

Interest expense	$(102.1)	$—
Amortization of deferred financing costs and debt discount	(3.2)	—
Net interest and other financial costs	—	105.3

Current provision for income tax expense (benefit)	$0.2	$—
Deferred provision for income tax expense (benefit)	(15.7)	—
Provision (benefit) for income taxes	—	(15.5)
Income Statement for the year ended December 31, 2014
Service revenue	$937.4	$920.9
Other income-related parties	—	16.5

Derivative gain (loss)	$40.2	$—
Product sales	1,198.6	1,238.8

(Loss) earnings from unconsolidated affiliates	$(4.5)	$—
Income from equity method investments	—	(4.5)

Loss (gain) on disposal of property, plant and equipment	$1.0	$—
Miscellaneous income, net	3.4	—
Other income/loss	—	2.4

Facility expenses	$343.4	$—
Derivative loss related to facility expenses	3.3	—
Cost of revenues (excludes items below)	—	346.7

Derivative gain related to purchase product costs	$(58.4)	$—
Purchased product costs	832.4	774.0

Amortization of intangible assets	$64.9	$—
Accretion of asset retirement obligations	0.6	—
Depreciation	422.8	—
Depreciation and amortization	—	488.3

Interest expense	$(166.4)	$—
Amortization of deferred financing costs and discount	(7.3)	—
Net interest and other financial costs	—	(173.7)

Current provision for income tax expense (benefit)	$0.6	$—
Deferred provision for income tax expense (benefit)	41.6	—
Provision (benefit) for income taxes	—	42.2

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a discussion of the material U.S. federal income tax consequences of the Merger that may be relevant to MWE Common Unitholders. Except for the Merger Opinions (as defined below), which will be given at the time of the Merger (as discussed in more detail below), and unless otherwise noted, the legal conclusions set forth in the discussion relating to the consequences of the Merger to MWE and MWE Common Unitholders are the opinion of Vinson & Elkins LLP, tax counsel to MWE, as to the material U.S. federal income tax consequences relating to those matters. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

This discussion does not purport to be a complete discussion of all U.S. federal income tax consequences of the Merger. Moreover, the discussion focuses on MWE Common Unitholders who are individual citizens or residents of the United States (for U.S. federal income tax purposes) and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, employee benefit plans, financial institutions, insurance companies, real estate investment trusts, individual retirement accounts, mutual funds, traders in securities that elect mark-to-market, persons who hold MWE Common Units or MPLX Common Units as part of a hedge, straddle or conversion transaction, persons who acquired MWE Common Units or MPLX Common Units by gift and directors and employees of MWE or MPLX that received (or are deemed to receive) MPLX Common Units as compensation under an MWE or MPLX equity incentive plan. Also, the discussion assumes that the MWE Common Units and MPLX Common Units are held as capital assets (generally, property held for investment) at the time of the Merger.

Neither MPLX nor MWE has sought a ruling from the IRS with respect to any of the tax consequences discussed below, and the IRS is not precluded from taking positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and tax consequences described below. Some tax aspects of the Merger are not certain, and no assurance can be given that the below described opinions and/or the statements contained herein with respect to tax matters would be sustained by a court if contested by the IRS. Furthermore, the tax treatment of the Merger may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

Accordingly, MPLX and MWE strongly urge each MWE Common Unitholder to consult with such unitholder’s own tax advisor in analyzing the U.S. federal, state, local and foreign tax consequences to the unitholder of the Merger.

Tax Opinions Required as a Condition to Closing

No ruling has been or will be requested from the IRS with respect to the tax consequences of the Merger. Instead, MPLX and MWE are relying on the opinions of their respective counsel as to the U.S. federal income tax consequences of the Merger.

It is a condition of MPLX’s obligation to complete the Merger that MPLX receives an opinion of its counsel, Jones Day, at the time of the Merger to the effect that for U.S. federal income tax purposes:

•	None of MPC, MPLX, MPLX GP and Merger Sub will recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code);

•	no gain or loss will be recognized by MPLX Common Unitholders as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code); and

•	at least 90% of the combined gross income of each of MPLX and MWE for the most recent four complete calendar quarters ending before the date of the closing of the Merger for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code (collectively, the “Jones Day Merger Opinions”).

These Jones Day Merger Opinions are in addition to the matters for which an opinion is given in this Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of MPLX Common Unit Ownership.”

It is a condition of MWE’s obligation to complete the Merger that MWE receives an opinion of its tax counsel, Vinson & Elkins LLP, at the time of the Merger to the effect that for U.S. federal income tax purposes:

•	MWE will not recognize any income or gain as a result of the Merger;

•	MWE Common Unitholders will not recognize any income or gain as a result of the Merger (other than any gain resulting from the receipt of the Cash Consideration, the receipt of cash in lieu of fractional MPLX Common Units or any constructive distribution of cash as a result of any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code); and

•	at least 90% of the combined gross income of each of MPLX and MWE for the most recent four complete calendar quarters ending before the date of the closing of the Merger for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code (collectively, the “Vinson & Elkins Merger Opinions” and, together with the Jones Day Merger Opinions, the “Merger Opinions”).

These Vinson & Elkins Merger Opinions are in addition to the matters for which an opinion is given in this Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger.”

For the avoidance of doubt, the Merger Opinions will be given at the time of the Merger, based on the facts and law at such time.

The opinions of counsel (including the Merger Opinions) will assume that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement and described in this proxy statement/prospectus. In addition, the Merger Opinions delivered to MWE and MPLX at the time of the Merger will be based upon certain factual assumptions, representations and covenants made by the officers of MWE, MWE GP, MPLX, MPLX GP and MPC and any of their respective affiliates. An opinion of counsel does not bind the IRS or the courts and, accordingly, no assurance can be given that the above-described opinions would be sustained by a court if contested by the IRS.

Assumptions Related to the U.S. Federal Income Tax Treatment of the Merger

The expected tax treatment of the Merger to MWE Common Unitholders, as described herein, is dependent upon MPLX and MWE each being treated as a partnership for U.S. federal income tax purposes. If MPLX or MWE were treated as a corporation for U.S. federal income tax purposes, the consequences of the Merger would be materially different. If MPLX were treated as a corporation, the Merger would likely be a fully taxable transaction to MWE Common Unitholders.

The discussion below assumes that MWE will be classified as a partnership for U.S. federal income tax purposes immediately prior to the Merger. Please read the discussion of the opinion of Vinson & Elkins LLP that MWE is classified as a partnership for U.S. federal income tax purposes under “U.S. Federal Income Tax Treatment of the Merger” below. The discussion below also assumes that MPLX will be classified as a partnership for U.S. federal income tax purposes immediately prior to the Merger. Please read the discussion of the opinion of Jones Day that MPLX is classified as a partnership for U.S. federal income tax purposes under “Material U.S. Federal Income Tax Consequences of MPLX Common Unit Ownership—Partnership Status” below.

U.S. Federal Income Tax Treatment of the Merger

Although for state law purposes MWE will become a wholly owned subsidiary of MPLX in the Merger, for U.S. federal income tax purposes, the Merger is intended to be a “merger” of MPLX and MWE within the meaning of Treasury Regulations promulgated under Section 708 of the Internal Revenue Code, pursuant to which MWE is expected to be treated as the continuing partnership and MPLX is expected to be treated as the terminated partnership. As a result, the following will be deemed to occur in connection with the Merger for U.S. federal income tax purposes:

(1)	MWE Common Unitholders will be deemed to have made a taxable sale of a portion of their MWE Common Units to MPC in exchange for the Cash Consideration;

(2)	MPLX will be deemed to contribute its assets (subject to its liabilities) to MWE in exchange for the issuance to MPLX of equity interests in MWE that correspond to the existing equity structure of MPLX and the assumption of MPLX’s liabilities;

(3)	MPLX will be deemed to liquidate, distributing (a) all of its MWE Common Units to the MPLX Common Unitholders in exchange for such MPLX Common Units and (b) general partner interests and incentive distribution rights to MPLX GP in exchange for such MPLX interests;

(4)	MPC will be deemed to recapitalize the MWE Common Units it was deemed to acquire from the MWE Common Unitholders into the partnership interest of MPC in the continuing partnership (including the general partner interest held through MPLX GP and the incentive distribution rights);

(5)	MWE Common Unitholders will be treated as receiving a partnership distribution equal to the amount of any net reduction in such unitholders’ respective shares of nonrecourse liabilities as a result of the Merger; and

(6)	Any MWE Common Unitholder that receives cash in lieu of fractional units will be treated as having sold those fractional units in exchange for the cash received.

Except as otherwise noted, the remainder of this discussion assumes that the Merger and the transactions contemplated thereby will be treated for U.S. federal income tax purposes in the manner described above. For the purposes of the discussion under “U.S. Federal Income Tax Treatment of the Merger” with respect to MWE and MWE Common Unitholders and based upon the factual representations made by MWE and MWE GP, Vinson & Elkins LLP is of the opinion that MWE will be treated as a partnership for U.S. federal income tax purposes immediately preceding the Merger. The representations made by MWE and MWE GP upon which Vinson & Elkins LLP has relied in rendering this opinion and in determining the consequences of the Merger described above include, without limitation: (a) neither MWE nor any of its operating subsidiaries has elected to be treated as a corporation for U.S. federal income tax purposes; (b) for each taxable year, more than 90% of MWE’s gross income has been and will be income of a character that Vinson & Elkins LLP has opined is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code; (c) representations regarding the manner in which MWE operates its business and ownership of MPLX after the merger; and (d) each hedging transaction that MWE treats as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations and has been and will be associated with oil, natural gas or products thereof that are held or to be held by MWE in activities that Vinson & Elkins LLP has opined result in qualifying income.

Tax Consequences of the Merger to MWE and MWE Common Unitholders

Although for state law purposes MWE will become a wholly owned subsidiary of MPLX in the Merger, for U.S. federal income tax purposes MWE (rather than MPLX) will be treated as the continuing partnership following the Merger pursuant to Treasury Regulations promulgated under Section 708 of the Internal Revenue Code. As a result, MWE will not recognize any income, gain or loss for U.S. federal income tax purposes as a result of the Merger, and MWE Common Unitholders will not recognize any income, gain or loss with respect to the MPLX

Common Units that they receive as part of the exchange. However, MWE Common Unitholders may recognize income, gain or loss as a result of (a) receipt of the Cash Consideration, (b) receipt of any cash in lieu of fractional units or (c) a net reduction in the share of nonrecourse liabilities allocated to such unitholder as a result of the Merger. Each of these situations is discussed in more detail below.

Taxation of the Cash Consideration Received by MWE Common Unitholders

Because MPC is the source of the Cash Consideration that will be distributed to the MWE Common Unitholders as a result of the Merger, the Cash Consideration received by MWE Common Unitholders will be treated as received in a taxable exchange by the MWE Common Unitholders for part of their MWE interests. As a result, an MWE Common Unitholder will recognize gain or loss equal to the difference between the Cash Consideration received in the Merger and such unitholder’s tax basis allocable to the MWE interest treated as exchanged for that cash. If an existing MWE Common Unitholder has suspended passive losses with respect to his or her units, such unitholder may be able to offset all or a portion of any gain attributable to the Cash Consideration. Please read “Material U.S. Federal Income Tax Consequences of MPLX Common Unit Ownership—Tax Consequences of Partnership Common Unit Ownership—Limitations on Deductibility of Losses.”

Potential Taxable Gain with respect to Cash Received in Lieu of Fractional Units

The Merger Agreement provides that our exchange agent will aggregate any fractional units that result from the Merger, cause the whole units obtained thereby to be sold on behalf of the MWE Common Unitholders that would otherwise have received fractional units, and provide the cash proceeds to the recipients in lieu of such fractional units. As a result, an MWE Common Unitholder that receives cash in lieu of fractional units may recognize gain or loss equal to the difference between the amount of such cash received and such unitholder’s tax basis allocable to the fractional units treated as being sold on behalf of such unitholder. If an existing MWE Common Unitholder has suspended passive losses with respect to his or her units, such unitholder may be able to offset all or a portion of any gain resulting from the receipt of such cash in lieu of fractional units with such suspended passive losses.

Potential Taxable Gain to Certain MWE Common Unitholders from Reallocation of Nonrecourse Liabilities

As a partner in MWE, an MWE Common Unitholder must include the nonrecourse liabilities of MWE allocable to his or her MWE Common Units in the tax basis of such MWE Common Units. The amount of nonrecourse liabilities allocable to each unitholder is determined under complex regulations under Section 752 of the Internal Revenue Code. As a result of the Merger, the allocable share of nonrecourse liabilities allocated to existing MWE Common Unitholders will be recalculated to take into account the combination of MPLX and MWE into a single partnership for U.S. federal income tax purposes. Therefore, the Merger may cause a net reduction in the allocable share of nonrecourse liabilities of an existing MWE Common Unitholder, which is referred to as a “reducing debt shift.” If an existing MWE Common Unitholder experiences a net reduction in such unitholder’s share of nonrecourse liabilities as a result of the Merger, such unitholder will be deemed to have received a cash distribution equal to the amount of the reduction and a corresponding basis reduction in such unitholder’s units.

A reducing debt shift and the resulting deemed cash distribution may, under certain circumstances, result in the recognition of taxable gain by an MWE Common Unitholder to the extent the amount of the resulting deemed cash distribution exceeds such unitholder’s tax basis in his or her MWE Common Units. However, an MWE Common Unitholder would not recognize taxable gain if such unitholder’s tax basis in his or her MWE Common Units is positive without regard to any amount of basis associated with the unitholder’s share of nonrecourse liabilities. Although MWE has not received an opinion with respect to the shift of nonrecourse liabilities, with limited exceptions, based on the prices at which MWE Common Units have been issued and traded, the expected size of the reducing debt shift, if any, as a result of the Merger and allocations made to MWE Common Unitholders, MWE does not expect unitholders to recognize taxable gain as a result of any reducing debt shift. If an existing MWE Common Unitholder has suspended passive losses with respect to his or her MWE Common

Units, such unitholder may be able to offset all or a portion of any gain resulting from a reducing debt shift with such losses. Please read “Material U.S. Federal Income Tax Consequences of MPLX Common Unit Ownership—Tax Consequences of Partnership Common Unit Ownership—Limitations on Deductibility of Losses.”

Tax Basis and Holding Period of MPLX Common Units Received by MWE Common Unitholders

Immediately prior to the Merger, an MWE Common Unitholder’s tax basis in his or her MWE Common Units should equal the amount the unitholder paid for the MWE Common Units, (a) decreased by distributions received by such unitholder from MWE and the aggregate amount of deductions, losses and nondeductible expenses (that are not required to be capitalized) that have been allocated by MWE to such unitholder and (b) increased by such unitholder’s share of MWE’s nonrecourse liabilities and the aggregate amount of income and gain allocated by MWE to such unitholder.

An MWE Common Unitholder’s initial aggregate tax basis in the MPLX Common Units received in the Merger will be equal to the unitholder’s adjusted tax basis in the MWE Common Units exchanged therefor, (a) decreased by the amount of the unitholder’s tax basis allocable to the MWE interests treated as exchanged for the Cash Consideration, the amount of any cash received in lieu of fractional MPLX Common Units and the amount of any reduction in the unitholder’s allocable share of nonrecourse liabilities as a result of the Merger and (b) increased by the amount of any increase in the unitholder’s allocable share of nonrecourse liabilities as a result of the Merger.

An MWE Common Unitholder’s holding period in the MPLX Common Units received in the Merger will include the period during which such unitholder held the MWE Common Units exchanged therefor.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF MPLX COMMON UNIT OWNERSHIP

This section is a summary of the material U.S. federal income tax considerations that may be relevant to prospective MPLX Common Unitholders who are individual citizens or residents of the U.S. Except for the Merger Opinions, which will be given at the time of the Merger (as discussed in more detail below and in “Material U.S. Federal Income Tax Consequences of the Merger”), and unless otherwise noted, the legal conclusions set forth in this summary with respect to matters of U.S. federal income tax law are the opinion of Jones Day, counsel to MPLX GP and MPLX. This section is based upon the Internal Revenue Code, the Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

The following discussion does not comment on all U.S. federal income tax matters affecting MPLX or MPLX Common Unitholders. Moreover, the discussion focuses on MPLX Common Unitholders who are individual citizens or residents of the U.S. and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other MPLX Common Unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), IRAs, real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Internal Revenue Code. In addition, the discussion only comments to a limited extent on state, local and foreign tax consequences. Accordingly, MPLX encourages each prospective MPLX Common Unitholder to consult his or her own tax advisor in analyzing the federal state, local and foreign tax consequences particular to him or her of the ownership or disposition of MPLX Common Units and potential changes in applicable tax laws.

The IRS has issued MPLX a private letter ruling confirming that a portion of MPLX’s operations (which MPLX estimates accounts for less than 5% of MPLX’s gross income and less than 2% of the gross income on a pro forma basis after giving effect to the Merger) generates “qualifying income” under Section 7704 of the Internal Revenue Code. Otherwise, the IRS has made no determination as to MPLX’s status or the status of MPLX’s operating subsidiaries for U.S. federal income tax purposes or whether MPLX’s operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, MPLX has in the past relied upon opinions of counsel on such matters. In the Merger, Jones Day (as counsel to MPLX) and Vinson & Elkins LLP (as tax counsel to MWE) will issue their respective Merger Opinions as discussed in more detail in “Material U.S. Federal Income Tax Consequences of the Merger.” For the avoidance of doubt, the Jones Day Merger Opinions and the Vinson & Elkins Merger Opinions will be given at the time of the Merger, based on facts and law at such time.

Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for MPLX Common Units and the prices at which MPLX Common Units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to MPLX Common Unitholders and MPLX GP and thus will be borne indirectly by MPLX Common Unitholders and MPLX GP. Furthermore, the tax treatment of MPLX, or of an investment in MPLX, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of U.S federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, except for the Merger Opinions, which will be given at the time of the Merger (as discussed in more detail above), and unless otherwise noted, are the opinion of Jones Day and are based on the accuracy of the representations made by MPLX.

For the reasons described below, Jones Day has not rendered an opinion with respect to the following specific U.S federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales”); (ii) whether MPLX’s monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Common Units—Allocations Between Transferors and Transferees”); (iii) whether MPLX’s method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election,” “—Disposition of Common Units” and “Uniformity of Units”); and (iv) the availability or the extent of a Section 199 deduction, if any, to MPLX Common Unitholders (please read “—Tax Treatment of Operations—Deduction for U.S. Production Activities.”)

Partnership Status

A partnership is not a taxable entity and incurs no U.S federal income tax liability. Instead, each partner of a partnership is required to take into account his or her share of items of income, gain, loss and deduction of the partnership in computing his or her U.S federal income tax liability, regardless of whether cash distributions are made to him or her by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him or her is in excess of the partner’s adjusted tax basis in his or her partnership interest. Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90.0% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, processing, storage and marketing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. MPLX estimates that less than 5.0% (and approximately less than 2% on a pro forma basis after giving effect to the Merger) of MPLX’s current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by MPLX and MPLX GP and a review of the applicable legal authorities, Jones Day is of the opinion that at least 90.0% of MPLX’s current gross income constitutes qualifying income. The portion of MPLX’s income that is qualifying income may change from time to time.

The IRS has issued MPLX a private letter ruling confirming that a portion of MPLX’s operations (which MPLX estimates account for less than 5% of MPLX’s gross income before the Merger) generates “qualifying income” under Section 7704 of the Internal Revenue Code. Otherwise, the IRS has made no determination as to MPLX’s status or the status of MPLX’s operating subsidiaries for U.S. federal income tax purposes or whether MPLX’s operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, MPLX will rely on the opinion of Jones Day on such matters. MPLX estimates that less than 2% of the gross income of MPLX on a pro forma basis after giving effect to the Merger will generate the type of “qualifying income” under Section 7704 of the Internal Revenue Code described in MPLX’s private letter ruling. It is the opinion of Jones Day that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions, on MPLX’s private letter ruling, and on the representations described below that:

•	MPLX will be classified as a partnership for U.S. federal income tax purposes; and

•	Each of MPLX’s operating subsidiaries will be treated as a partnership or will be disregarded as an entity separate from MPLX for U.S. federal income tax purposes.

In rendering its opinion, Jones Day has relied on factual representations made by MPLX and MPLX GP. The representations made by MPLX and MPLX GP upon which Jones Day has relied include:

•	Neither MPLX nor any of the operating subsidiaries has elected or will elect to be treated as a corporation; and

•	For each taxable year, more than 90.0% of MPLX’s gross income has been and will be income of the type that Jones Day has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

MPLX believes that these representations have been true in the past and expect that these representations will continue to be true in the future.

If MPLX fails to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require MPLX to make adjustments with respect to MPLX’s Common Unitholders or pay other amounts), MPLX will be treated as if MPLX had transferred all of MPLX’s assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which MPLX fails to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the MPLX Common Unitholders in liquidation of their interests in MPLX. This deemed contribution and liquidation should be tax-free to MPLX Common Unitholders and MPLX so long as MPLX, at that time, does not have liabilities in excess of the tax basis of MPLX’s assets. Thereafter, MPLX would be treated as a corporation for U.S. federal income tax purposes.

If MPLX was treated as a corporation for U.S. federal income tax purposes in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, MPLX’s items of income, gain, loss and deduction would be reflected only on MPLX’s corporate income tax return rather than being passed through to MPLX’s Common Unitholders, and MPLX’s net income would be taxed to MPLX at corporate rates. In addition, any distribution made to an MPLX Common Unitholder would be treated as taxable dividend income, to the extent of MPLX’s current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the MPLX Common Unitholder’s tax basis in his or her MPLX Common Units, or taxable capital gain, after the MPLX Common Unitholder’s tax basis in his or her MPLX Common Units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in an MPLX Common Unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Jones Day’s opinion that MPLX will be classified as a partnership for U.S. federal income tax purposes.

Limited Partner Status

MPLX Common Unitholders will be treated as partners of MPLX for U.S. federal income tax purposes. Also, MPLX Common Unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their MPLX Common Units will be treated as partners of MPLX for U.S. federal income tax purposes.

A beneficial owner of MPLX Common Units whose units have been transferred to a short seller to complete a short sale would appear to lose his or her status as a partner with respect to those MPLX Common Units for U.S. federal income tax purposes. Please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales.”

Income, gain, deductions or losses would not appear to be reportable by an MPLX Common Unitholder who is not a partner for U.S. federal income tax purposes, and any cash distributions received by an MPLX Common Unitholder who is not a partner for U.S. federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to their tax consequences of holding MPLX Common Units. The references to “common unitholders” in the discussion that follows are to persons who are treated as partners in MPLX for U.S. federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income

Subject to the discussion below under “—Tax Consequences of Unit Ownership—Entity-Level Collections” MPLX will not pay any U.S. federal income tax. Instead, each MPLX Common Unitholder will be required to report on his or her income tax return his or her share of MPLX’s income, gains, losses and deductions without regard to whether MPLX makes cash distributions to him or her. Consequently, MPLX may allocate income to an MPLX Common Unitholder even if he or she has not received a cash distribution. Each MPLX Common Unitholder will be required to include in income his or her allocable share of MPLX’s income, gains, losses and deductions for MPLX’s taxable year ending with or within his or her taxable year. MPLX’s taxable year ends on December 31.

Treatment of Distributions

Distributions by MPLX to an MPLX Common Unitholder generally will not be taxable to the MPLX Common Unitholder for U.S. federal income tax purposes, except to the extent that the amount of any such cash distribution exceeds his or her tax basis in his or her MPLX Common Units immediately before the distribution. MPLX’s cash distributions in excess of an MPLX Common Unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the MPLX Common Units, taxable in accordance with the rules described under “—Disposition of Common Units.” Any reduction in an MPLX Common Unitholder’s share of MPLX’s liabilities for which no partner, including MPLX GP, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by MPLX of cash to that MPLX Common Unitholder. To the extent that MPLX’s distributions cause an MPLX Common Unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, he or she must recapture any losses deducted in previous years. Please read “—Tax Consequences of Unit Ownership—Limitations on Deductibility of Losses.”

A decrease in an MPLX Common Unitholder’s percentage interest in MPLX because of MPLX’s issuance of additional MPLX Common Units will decrease his or her share of MPLX’s nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to an MPLX Common Unitholder, regardless of his or her tax basis in his or her MPLX Common Units, if the distribution reduces the MPLX Common Unitholder’s share of MPLX’s “unrealized receivables,” including depreciation recapture and/or substantially appreciated “inventory items,” each as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, the MPLX Common Unitholder will be treated as having been distributed his or her proportionate share of the Section 751 Assets and then having exchanged those assets with MPLX in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the MPLX Common Unitholder’s realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the MPLX Common Unitholder’s tax basis (often zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Ratio of Taxable Income to Distributions

Prospective purchasers of MPLX Common Units should generally expect that their cash distributions will differ from the U.S. federal taxable income allocable to them, and that the relationship between cash distributions and taxable income will vary depending upon when they acquire their MPLX Common Units. For example, at the time of the MPLX Initial Offering, MPLX estimated that a purchaser of MPLX Common Units in that offering who owned those MPLX Common Units from the date of the closing of the Merger through the record date for distributions for the period ending December 31, 2015, would be allocated, on a cumulative basis, an amount of U.S federal taxable income for that period that would be 20% or less of the cash distributed with respect to that period, and MPLX reported that MPLX anticipated that such ratio of allocable taxable income to cash distributions for such holders would increase after that initial period. These estimates for purchasers in the MPLX Initial Offering were necessarily based on assumptions that are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond MPLX’s control, and on tax reporting positions with which the IRS could disagree. Moreover, these projections were limited to initial purchasers in the MPLX Initial Offering, and results would be different for subsequent purchasers. MPLX may also make similar projections to those above regarding the ratio of cash distributions to U.S federal taxable income with respect to additional future offering of MPLX Common Units; however, the details of any such projections will be particular to the purchasers at that time and may vary from the distributions and allocations of existing holders of MPLX Common Units and other future purchasers. With respect to the Merger, for MWE unitholders who receive MPLX units, because this ratio depends upon the particular tax basis that such unitholders have in their units, which varies widely, as well as the values of the assets of the combined MPLX/MWE business, it is not practical to compute this ratio for all unitholders. MWE unitholders are encouraged to consult with their own tax advisors about this issue.

Tax Basis of Common Units

An MPLX Common Unitholder’s initial tax basis for his or her MPLX Common Units will be the amount he or she paid for the MPLX Common Units plus his or her share of MPLX’s nonrecourse liabilities. That tax basis will be increased by his or her share of MPLX’s income and by any increases in his or her share of MPLX’s nonrecourse liabilities. That tax basis will be decreased, but not below zero, by distributions from MPLX, by the MPLX Common Unitholder’s share of MPLX’s losses, by any decreases in his or her share of MPLX’s nonrecourse liabilities and by his or her share of MPLX’s expenditures that are not deductible in computing taxable income and are not required to be capitalized. An MPLX Common Unitholder will have no share of MPLX’s debt that is recourse to MPLX GP to the extent of MPLX GP’s “net value” as defined in regulations under Section 752 of the Internal Revenue Code, but will have a share, generally based on his or her share of profits, of MPLX’s nonrecourse liabilities. Please read “—Disposition of Common Units—Recognition of Gain or Loss.” An MWE Common Unitholder’s tax basis in the MPLX Common Units received in the Merger will be the same (in the aggregate) as such holder’s basis in his or her MWE Common Units, adjusted to reflect changes in allocations of liabilities arising from the Merger, allocable to the portion of MWE units treated as sold for cash and the amount of income or gain recognized in the Merger, as discussed above in “U.S. Federal Income Tax Consequences of the Merger—Tax Consequences of the Merger to MWE and MWE—Common Unitholders—Tax Basis on Holding Period of MPLX Common Units Received by MWE Common Unitholders.”

Limitations on Deductibility of Losses

The deduction by an MPLX Common Unitholder of his or her share of MPLX’s losses will be limited to the tax basis in his or her units and, in the case of an individual common unitholder, an MPLX Common Unitholder that is an estate or trust, or a corporate MPLX Common Unitholder (if more than 50.0% of the value of the corporate MPLX Common Unitholder’s units is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the MPLX Common Unitholder is considered to be “at risk” with respect to MPLX’s activities, if that is less than his or her tax basis. An MPLX Common Unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his or her at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to an MPLX Common Unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his or her at-risk amount is subsequently increased, provided such losses do not exceed such MPLX Common Unitholder’s tax basis in his or her MPLX Common Units. Upon the taxable disposition of a unit, any gain recognized by an MPLX Common Unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the tax basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, an MPLX Common Unitholder will be at risk to the extent of the tax basis of his or her MPLX Common Units, excluding any portion of that tax basis attributable to his or her share of MPLX’s nonrecourse liabilities, reduced by (i) any portion of that tax basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he or she borrows to acquire or hold his or her units, if the lender of those borrowed funds owns an interest in MPLX, is related to the MPLX Common Unitholder or can look only to the units for repayment. An MPLX Common Unitholder’s at-risk amount will increase or decrease as the tax basis of the MPLX Common Unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his or her share of MPLX’s nonrecourse liabilities.

In addition to the tax basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses MPLX generates will only be available to offset MPLX’s passive income generated in the future and will not be available to offset income from other passive activities or investments, including MPLX’s investments or an MPLX Common Unitholder’s investments in other publicly traded partnerships, or the MPLX Common Unitholder’s salary, active business or other income. Passive losses that are not deductible because they exceed an MPLX Common Unitholder’s share of income MPLX generates may be deducted in full when he or she disposes of his or her entire investment in MPLX in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the tax basis limitation.

An MPLX Common Unitholder’s share of MPLX’s net income may be offset by any of MPLX’s suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	MPLX’s interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of an MPLX Common Unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its common unitholders. In addition, the MPLX Common Unitholder’s share of MPLX’s portfolio income will be treated as investment income.

Entity-Level Collections

If MPLX is required or elects under applicable law to pay any U.S. federal, state, local or foreign income tax on behalf of any MPLX Common Unitholder or MPLX GP or any former MPLX Common Unitholder, MPLX is authorized to pay those taxes from MPLX’s funds. That payment, if made, will be treated as a distribution of cash to the MPLX Common Unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, MPLX is authorized to treat the payment as a distribution to all current MPLX Common Unitholders. MPLX is authorized to amend the MPLX partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the MPLX partnership agreement is maintained as nearly as is practicable. Payments by MPLX as described above could give rise to an overpayment of tax on behalf of an individual common unitholder in which event the MPLX Common Unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

In general, if MPLX has a net profit, MPLX’s items of income, gain, loss and deduction will be allocated among MPLX GP and the MPLX Common Unitholders in accordance with their percentage interests in MPLX. At any time that distributions are made to the common units in excess of distributions to any subordinated units, or incentive distributions are made to MPLX GP, gross income will be allocated to the recipients to the extent of these distributions. If MPLX has a net loss, that loss will be allocated first to MPLX GP and the MPLX Common Unitholders in accordance with their percentage interests in MPLX to the extent of their positive capital accounts and, second, to MPLX GP.

Specified items of MPLX’s income, gain, loss and deduction will be allocated to account for (i) any difference between the tax basis and fair market value of MPLX’s assets at the time of an offering and (ii) any difference between the tax basis and fair market value of any property contributed to MPLX by MPLX GP and its affiliates (or by a third party) that exists at the time of such contribution, together referred to in this discussion as the “Contributed Property.” The effect of these allocations, referred to as “Section 704(c) Allocations,” to a common unitholder purchasing MPLX Common Units in an offering of securities by MPLX will be essentially the same as if the tax bases of MPLX’s assets were equal to their fair market values at the time of an offering of securities hereunder. In the event MPLX issues additional MPLX Common Units or engage in certain other transactions in the future, “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to MPLX GP and all of MPLX’s Common Unitholders immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by MPLX at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the MPLX Common Unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some MPLX Common Unitholders. Finally, although MPLX does not expect that MPLX’s operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of MPLX’s income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

An allocation of items of MPLX’s income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of his or her interest in MPLX, which will be determined by taking into account all the facts and circumstances, including:

•	his or her relative contributions to MPLX;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Jones Day is of the opinion that, with the exception of the issues described in “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Disposition of Common Units—Allocations Between Transferors and Transferees,” allocations under the MPLX partnership agreement will be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales

An MPLX Common Unitholder whose units are loaned to a “short seller” to cover a short sale of MPLX Common Units may be considered as having disposed of those MPLX Common Units. If so, he or she would no longer be treated for tax purposes as a partner with respect to those MPLX Common Units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of MPLX’s income, gain, loss or deduction with respect to those MPLX Common Units would not be reportable by the MPLX Common Unitholder;

•	any cash distributions received by the MPLX Common Unitholder as to those MPLX Common Units would be fully taxable; and

•	while not entirely free from doubt, all of these distributions would appear to be ordinary income.

Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Jones Day has not rendered an opinion regarding the tax treatment of an MPLX Common Unitholder whose MPLX Common Units are loaned to a short seller to cover a short sale of MPLX Common Units; therefore, MPLX Common Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their MPLX Common Units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “—Disposition of Common Units—Recognition of Gain or Loss.”

Alternative Minimum Tax

Each MPLX Common Unitholder will be required to take into account his or her distributive share of any items of MPLX’s income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26.0% on the first $175,000 (as adjusted for inflation under the Internal Revenue Code) of alternative minimum taxable income in excess of the exemption amount and 28.0% on any additional alternative minimum taxable income. Prospective MPLX Common Unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates

Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than 12 months) of individuals is 20.0%. Such rates are subject to change by new legislation at any time.

An additional 3.8% Medicare tax is imposed on certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes an MPLX Common Unitholder’s allocable share of MPLX’s income and gain realized by an MPLX Common Unitholder from a sale of MPLX Common Units. In the case of an individual, the tax will be imposed on the lesser of (1) the MPLX Common Unitholder’s net investment income and (2) the amount by which the MPLX Common Unitholder’s modified adjusted gross income exceeds $250,000 (if the common unitholder is married and filing jointly or a surviving spouse), $125,000 (if the MPLX Common Unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (1) undistributed net investment income and (2) the excess of adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

MPLX has made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read “—Disposition of Common Units—Constructive Termination.” The election will generally permit MPLX to adjust an MPLX Common Unit purchaser’s tax basis in MPLX’s assets (“Inside Basis”) under Section 743(b) of the Internal Revenue Code to reflect his or her purchase price. This election does not apply with respect to a person who purchases common units directly from MPLX. The Section 743(b) adjustment belongs to the purchaser and not to other MPLX Common Unitholders. For purposes of this discussion, the Inside Basis in MPLX’s assets with respect to an MPLX Common Unitholder will be considered to have two components: (i) his or her share of MPLX’s tax basis in MPLX’s assets (“Common Basis”) and (ii) his or her Section 743(b) adjustment to that basis.

MPLX has adopted the remedial allocation method as to all MPLX’s properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property that is subject to depreciation under Section 168 of the Internal Revenue Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150.0% declining balance method. Under the MPLX partnership agreement, MPLX GP is authorized to take a position to preserve the uniformity of MPLX units even if that position is not consistent with these and any other Treasury Regulations. Please read “—Uniformity of Units.”

MPLX is depreciating the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treating that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which does not directly apply to a material portion of MPLX’s assets. To the extent that this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, MPLX has applied (and expects to continue to apply) the rules described in the Treasury Regulations and legislative history. If MPLX determines that this position cannot reasonably be taken, MPLX may take a depreciation or amortization position under which all purchasers acquiring MPLX units in the same month would receive depreciation or amortization, whether attributable to Common Basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in MPLX’s assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some MPLX Common Unitholders. Please read “—Uniformity of Units.” An MPLX Common Unitholder’s tax basis for his or her MPLX Common Units is reduced by his or her share of MPLX’s deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position MPLX takes that understates deductions will overstate the MPLX Common Unitholder’s tax basis in his or her MPLX Common Units, which may cause the MPLX Common Unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Common Units—Recognition of Gain or Loss.” Jones Day is unable to opine as to whether MPLX’s method for taking into account Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Internal Revenue Code or if MPLX uses an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge MPLX’s position with respect to depreciating or amortizing the Section 743(b) adjustment MPLX takes to preserve the uniformity of the MPLX units. If such a challenge were sustained, the gain from the sale of MPLX units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his or her MPLX units is higher than the MPLX units’ share of the aggregate tax basis of MPLX’s assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his or her share of any gain or loss on a sale of MPLX’s assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his or her MPLX units is lower than those units’ share of the aggregate tax basis of MPLX’s assets immediately prior to the transfer. Thus, the fair market value of the MPLX units may be affected either favorably or unfavorably by the election. A tax basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in MPLX if MPLX has a substantial built-in loss immediately after the transfer, or if MPLX distributes property and has a substantial tax basis reduction. Generally, a built-in loss or a tax basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and are made on the basis of assumptions as to the value of MPLX’s assets and other matters. For example, the allocation of the Section 743(b) adjustment among MPLX’s assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by MPLX to MPLX’s tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than MPLX’s tangible assets. MPLX cannot assure you that the determinations MPLX makes will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in MPLX’s opinion, the expense of compliance exceed the benefit of the election, MPLX may seek permission from the IRS to revoke MPLX’s Section 754 election. If permission is granted, a subsequent purchaser of MPLX units may be allocated more income than he or she would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

MPLX uses the year ending December 31 as MPLX’s taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each MPLX Common Unitholder will be required to include in income his or her share of MPLX’s income, gain, loss and deduction for MPLX’s taxable year ending within or with his or her taxable year. In addition, an MPLX Common Unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his or her MPLX Common Units following the close of MPLX’s taxable year but before the close of his or her taxable year must include his or her share of MPLX’s income, gain, loss and deduction in income for his or her taxable year, with the result that he or she will be required to include in income for his or her taxable year his or her share of more than 12 months of MPLX’s income, gain, loss and deduction. Please read “—Disposition of Common Units—Allocations Between Transferors and Transferees.”

Deduction for U.S. Production Activities

Subject to the limitations on the deductibility of losses discussed in this disclosure and the limitation discussed below, MPLX Common Unitholders may be entitled to a deduction, herein referred to as the Section 199 deduction, equal to a percentage of such MPLX Common Unitholder’s qualified production activities income, but not to exceed 50% of the Form W-2 wages actually or deemed paid by the MPLX Common Unitholder during the taxable year and allocable to domestic production gross receipts. MPLX does not believe MPLX is currently engaged in activities generating qualified production activities income, but MPLX may engage in such activities in the future.

Qualified production activities income is generally equal to gross receipts from domestic production activities reduced by cost of goods sold allocable to those receipts, other expenses directly associated with those receipts, and a share of other deductions, expenses, and losses that are not directly allocable to those receipts or to another class of income. The products produced must be manufactured, produced, grown, or extracted in whole or in significant part by the taxpayer in the United States.

For a partnership, the Section 199 deduction, if any, is determined at the partner level. To determine his or her Section 199 deduction, each MPLX Common Unitholder will aggregate his or her share of the qualified production activities income allocated to him from MPLX with the MPLX Common Unitholder’s qualified production activities income from other sources. Each MPLX Common Unitholder must take into account his or her distributive share of the expenses allocated to him or her from MPLX’s qualified production activities regardless of whether MPLX otherwise has taxable income. However, MPLX’s expenses that otherwise would be taken into account for purposes of computing the Section 199 deduction, if any, are taken into account only if and to the extent that the MPLX Common Unitholder’s share of losses and deductions from all of MPLX’s activities is not disallowed by the tax basis rules, the at-risk rules, or the passive activity loss rules. Please read “—Tax Consequences of Unit Ownership—Limitations on Deductibility of Losses.”

The amount of a common unitholder’s Section 199 deduction for each year, if any, is limited to 50% of the IRS Form W-2 wages actually or deemed paid by the common unitholder during the calendar year that are deducted in arriving at qualified production activities income. Each MPLX Common Unitholder is treated as having been allocated IRS Form W-2 wages from MPLX equal to the MPLX Common Unitholder’s allocable share of MPLX’s wages that are deducted in arriving at qualified production activities income for that taxable year. It is not anticipated that MPLX or MPLX’s operating subsidiaries will pay material wages that will be allocated to MPLX Common Unitholders, and thus an MPLX Common Unitholder’s ability to claim the Section 199 deduction, if any, may be limited.

This discussion of the Section 199 deduction does not purport to be a complete analysis of the complex legislation and Treasury authority relating to the calculation of domestic production gross receipts, qualified production activities income, or IRS Form W-2 wages, or how such items are allocated by MPLX to MPLX Common Unitholders. Further, because the Section 199 deduction is required to be computed separately by each MPLX Common Unitholder, no assurance can be given, and Jones Day is unable to express any opinion, as to the availability or extent of the Section 199 deduction, if any, to MPLX Common Unitholders. Each prospective MPLX Common Unitholder is encouraged to consult his or her tax advisor to determine whether any Section 199 deduction would be available to him or her.

Initial Tax Basis, Depreciation and Amortization

The tax basis of MPLX’s assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The U.S. federal income tax burden associated with the difference between the fair market value of MPLX’s assets and their tax basis immediately prior to an offering of securities by MPLX will be borne by MPLX GP and all of MPLX’s common unitholders as of that time. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, MPLX may elect to use the depreciation and cost recovery methods, including bonus depreciation, to the extent available, which will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read “—Uniformity of Units.” Property MPLX subsequently acquires or constructs may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If MPLX disposes of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, an MPLX Common Unitholder who has taken cost recovery or depreciation deductions with respect to property MPLX owns will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his or her interest in MPLX. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Common Units—Recognition of Gain or Loss.”

The costs MPLX incurs in selling MPLX’s units (called “Syndication Expenses”) must be capitalized and cannot be deducted currently, ratably or upon MPLX’s termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by MPLX, and as Syndication Expenses, which may not be amortized by MPLX. The underwriting discounts and commissions MPLX incurs will be treated as Syndication Expenses.

Valuation and Tax Basis of MPLX’s Properties

The U.S. federal income tax consequences of the ownership and disposition of MPLX units will depend in part on MPLX’s estimates of the relative fair market values, and the initial tax bases, of MPLX’s assets. Although MPLX may from time to time consult with professional appraisers regarding valuation matters, MPLX will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determination of tax basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by MPLX Common Unitholders might change, and MPLX Common Unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss

Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the common unitholder’s tax basis for the units sold. An MPLX Common Unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him or her plus his or her share of MPLX’s nonrecourse liabilities. Because the amount realized includes an MPLX Common Unitholder’s share of MPLX’s nonrecourse liabilities, the gain recognized on the sale of MPLX Common Units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from MPLX that in the aggregate were in excess of cumulative net taxable income attributable to an MPLX Common Unit and, therefore, decreased an MPLX Common Unitholder’s tax basis in that MPLX Common Unit will, in effect, become taxable income if the MPLX Common Unit is sold at a price greater than the MPLX Common Unitholder’s tax basis in that MPLX Common Unit, even if the price received is less than his or her original cost.

Except as noted below, gain or loss recognized by an MPLX Common Unitholder, other than a “dealer” in units, on the sale or exchange of an MPLX Common Unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than 12 months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to Section 751 Assets that MPLX owns. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a common unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his or her entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling common unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low tax basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he or she may designate specific common units sold for purposes of determining the holding period of units transferred. A common unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A common unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his or her tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract;

•	in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, MPLX’s taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the MPLX Common Unitholders in proportion to the number of MPLX Common Units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which MPLX refers to in this proxy statement/prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of MPLX’s assets other than in the ordinary course of business will be allocated among the MPLX Common Unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a common unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations as there is no direct or indirect controlling authority on this issue. The Department of the Treasury and the IRS have issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee MPLX Common Unitholders, although such tax items must be prorated on a daily basis. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Jones Day is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee MPLX Common Unitholders because the issue has not been finally resolved by the IRS or the courts. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the MPLX Common Unitholder’s interest, MPLX’s taxable income or losses might be reallocated among the MPLX Common Unitholders. MPLX is authorized to revise MPLX’s method of allocation between transferor and transferee MPLX Common Unitholders, as well as MPLX Common Unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations. An MPLX Common Unitholder who owns MPLX Common Units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of MPLX’s income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements

An MPLX Common Unitholder who sells any of his or her MPLX Common Units is generally required to notify MPLX in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of MPLX Common Units who purchases MPLX Common Units from another MPLX Common Unitholder is also generally required to notify MPLX in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, MPLX is required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify MPLX of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination

MPLX will be considered to have been terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50.0% or more of the total interests in MPLX’s capital and profits within a 12-month period. For purposes of measuring whether the 50.0% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of MPLX’s taxable year for all MPLX Common Unitholders. In the case of an MPLX Common Unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of MPLX’s taxable year may result in more than 12 months of MPLX’s taxable income or loss being includable in his or her taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in MPLX filing two tax returns (and MPLX Common Unitholders could receive two Schedules K-1) for one fiscal year and the cost of the preparation of these returns will be borne by all MPLX Common Unitholders. MPLX would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of MPLX’s deductions for depreciation. A termination could also result in penalties if MPLX was unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject MPLX to, any tax legislation enacted before the termination. As discussed above in “Q: How many Schedules K-1 will I receive for the year in which the Merger occurs if I am an MWE Common Unitholder?”, MWE (rather than MPLX) is expected to be treated as the continuing partnership for U.S. federal income tax purposes following the Merger. As a result, absent a transfer of 50% or more of the capital or profits interest in MWE within a 12-month period in transactions other than the Merger, MWE and MPLX anticipate that an MWE Common Unitholder will receive a single Schedule K-1 with respect to his or her investment in MWE and MPLX for the calendar year in which the Merger occurs. Such unitholders may also be affected by changes in allocations resulting from the combination of MPLX and MWE.

Uniformity of Units

Because MPLX cannot match transferors and transferees of MPLX units, MPLX must maintain uniformity of the economic and tax characteristics of the MPLX units to a purchaser of these MPLX units. In the absence of uniformity, MPLX may be unable to completely comply with a number of U.S. federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the MPLX units.

Please read “—Tax Consequences of Unit Ownership—Section 754 Election.” MPLX intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the Common Basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of MPLX’s assets.

Please read “—Tax Consequences of Unit Ownership—Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, MPLX will apply the rules described in the Treasury Regulations and legislative history. If MPLX determines that this position cannot reasonably be taken, MPLX may adopt a depreciation and amortization position under which all purchasers acquiring MPLX units in the same month would receive depreciation and amortization deductions, whether attributable to Common Basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in MPLX’s assets. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some MPLX Common Unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if MPLX determines that the loss of depreciation and amortization deductions will have a material adverse effect on the MPLX Common Unitholders. If MPLX chooses not to utilize this aggregate method, MPLX may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any MPLX units that would not have a material adverse effect on the MPLX Common Unitholders. In either case, and as stated above under “—Tax Consequences of Unit Ownership—Section 754 Election,” Jones Day has not rendered an opinion with respect to these methods. Moreover, the IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of MPLX units might be affected, and the gain from the sale of MPLX units might be increased without the benefit of additional deductions. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Tax-exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in MPLX Common Units. Employee benefit plans and most other organizations exempt from U.S. federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of MPLX’s income allocated to an MPLX Common Unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the U.S. because of the ownership of units. As a consequence, they will be required to file U.S. federal income tax returns to report their share of MPLX’s income, gain, loss or deduction and pay U.S. federal income tax at regular rates on their share of MPLX’s net income or gain. Moreover, under rules applicable to publicly traded partnerships, MPLX’s quarterly distribution to foreign MPLX Common Unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign MPLX Common Unitholder must obtain a taxpayer identification number from the IRS and submit that number to MPLX’s transfer agent on a Form W-8BEN, Form W-8BEN-E or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require MPLX to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30.0%, in addition to regular U.S.

federal income tax, on its share of MPLX’s earnings and profits, as adjusted for changes in the foreign corporation’s “U.S. net equity,” (as defined in the Section 884(c) Code) that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country in which the foreign corporate common unitholder is a “qualified resident.” In addition, this type of common unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A foreign MPLX Common Unitholder who sells or otherwise disposes of an MPLX Common Unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent that the gain is effectively connected with a U.S. trade or business of the foreign MPLX Common Unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a foreign MPLX Common Unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that MPLX Common Unitholder’s gain would be effectively connected with that MPLX Common Unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign MPLX Common Unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of an MPLX Common Unit if (i) he or she owned (directly or constructively applying certain attribution rules) more than 5.0% of MPLX’s Common Units at any time during the five-year period ending on the date of such disposition and (ii) 50.0% or more of the fair market value of all of MPLX’s assets consisted of U.S. real property interests at any time during the shorter of the period during which such MPLX Common Unitholder held the MPLX Common Units or the five-year period ending on the date of disposition. Currently, more than 50.0% of MPLX’s assets consist of U.S. real property interests and MPLX does not expect that to change in the foreseeable future. Therefore, foreign MPLX Common Unitholders may be subject to U.S. federal income tax on gain from the sale or disposition of their MPLX Common Units.

Recent changes in law may affect certain foreign MPLX Common Unitholders. Please read “—Administrative Matters—Additional Withholding Requirements.”

Administrative Matters

Information Returns and Audit Procedures

MPLX intends to furnish to each MPLX Common Unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his or her share of MPLX’s income, gain, loss and deduction for MPLX’s preceding taxable year. In preparing this information, which will not be reviewed by counsel, MPLX will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each MPLX Common Unitholder’s share of income, gain, loss and deduction. MPLX cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither MPLX nor Jones Day can assure prospective MPLX Common Unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the MPLX Common Units.

The IRS may audit MPLX’s U.S. federal income tax returns. Adjustments resulting from an IRS audit may require each MPLX Common Unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his or her U.S. federal income tax return. Any audit of an MPLX Common Unitholder’s U.S. federal income tax return could result in adjustments not related to MPLX’s U.S. federal income tax returns in addition to those related to MPLX’s U.S. federal income tax returns.

Partnerships generally are treated as separate entities for purposes of U.S. federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The MPLX partnership agreement names MPLX GP as MPLX’s Tax Matters Partner.

The Tax Matters Partner has made and will make some elections on MPLX’s behalf and on behalf of MPLX Common Unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against MPLX Common Unitholders for items in MPLX’s U.S. federal income tax returns. The Tax Matters Partner may bind an MPLX Common Unitholder with less than a 1.0% profits interest in MPLX to a settlement with the IRS unless that MPLX Common Unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the MPLX Common Unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any MPLX Common Unitholder having at least a 1.0% interest in profits or by any group of MPLX Common Unitholders having in the aggregate at least a 5.0% interest in profits. However, only one action for judicial review will go forward, and each MPLX Common Unitholder with an interest in the outcome may participate. The Tax Matters Partner may select the forum for judicial review, and if the Tax Matters Partner selects the Court of Federal Claims or a District Court, rather than the Tax Court, partners may be required to pay any deficiency asserted by the IRS before judicial review is available.

An MPLX Common Unitholder must file a statement with the IRS identifying the treatment of any item on his or her U.S. federal income tax return that is not consistent with the treatment of the item on MPLX’s U.S. federal income tax return. Intentional or negligent disregard of this consistency requirement may subject an MPLX Common Unitholder to substantial penalties.

Additional Withholding Requirements

Additional withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Internal Revenue Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States (“FDAP Income”), or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States paid to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders.

Pursuant to Treasury Regulations and other guidance, the withholding provisions described above will generally apply to all payments of FDAP Income and, after December 31, 2016, to payments of relevant gross proceeds. Each prospective MPLX Common Unitholder should consult his or her own tax advisor regarding the applicability of these withholding provisions to an investment in MPLX Common Units.

Nominee Reporting

Persons who hold an interest in MPLX as a nominee for another person are required to furnish to MPLX:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	information about whether the beneficial owner is:

•	a person that is not a U.S. person;

•	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of MPLX units held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 (or $250 after December 31, 2015) per failure, up to a maximum of $1,500,000 (or $3,000,000 after December 31, 2015) per calendar year, is imposed by the Internal Revenue Code for failure to report that information to MPLX. The nominee is required to supply the beneficial owner of the MPLX units with the information furnished to MPLX.

Accuracy-Related Penalties

A penalty equal to 20.0% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10.0% of the tax required to be shown on the U.S. federal income tax return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the tax return:

•	for which there is, or was, “substantial authority”; or

•	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the tax return.

If any item of income, gain, loss or deduction included in the distributive units of MPLX Common Unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, MPLX must disclose the pertinent facts on MPLX’s U.S. federal income tax return. In addition, MPLX will make a reasonable effort to furnish sufficient information for MPLX Common Unitholders to make adequate disclosure on their U.S. federal income tax returns and to take other actions as may be appropriate to permit MPLX Common Unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which MPLX does not believe includes MPLX, or any of MPLX’s investments, plans or arrangements.

A substantial valuation misstatement exists if (a) the value of any property, or the adjusted tax basis of any property, claimed on a tax return is 150.0% or more of the amount determined to be the correct amount of the valuation or adjusted tax basis, (b) the price for any property or services (or for the use of property) claimed on any such tax return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200.0% or more (or 50.0% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10.0% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a tax return is 200.0% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40.0%. MPLX does not anticipate making any valuation misstatements.

In addition, the 20.0% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40.0%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Reportable Transactions

If MPLX were to engage in a “reportable transaction,” MPLX (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts above certain thresholds (generally in excess of $2.0 million in any single year, or $4.0 million in a combination of years). MPLX’s participation in a reportable transaction could increase the likelihood that MPLX’s U.S. federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “—Administrative Matters—Information Returns and Audit Procedures.”

Moreover, if MPLX was to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “—Administrative Matters—Accuracy-Related Penalties”;

•	for those persons otherwise entitled to deduct interest on U.S. federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.

MPLX does not expect to engage in any “reportable transactions.”

Legislative Developments

The present U.S. federal income tax treatment of publicly traded partnerships, including MPLX, or an investment in MPLX Common Units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. MPLX is unable to predict whether any such U.S. changes will ultimately be enacted. However, it is possible that a change in law could affect MPLX and may be applied retroactively. Any such changes could negatively impact the value of an investment in MPLX’s units.

STATE, LOCAL, FOREIGN AND OTHER TAX CONSIDERATIONS

In addition to U.S. federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which MPLX does business or owns property or in which you are a resident.

Although an analysis of those various taxes is not presented here, each prospective MPLX Common Unitholder should consider their potential impact on his or her investment in MPLX. MPLX currently owns property or does business in Illinois, Indiana, Kentucky, Louisiana, Michigan, Mississippi, Ohio, Pennsylvania, Tennessee, Texas and West Virginia. After completion of the Merger, the combined MWE/MPLX business will own property or do business in Colorado, Illinois, Indiana, Kentucky, Louisiana, Michigan, Mississippi, New Mexico, Ohio, Oklahoma, Pennsylvania, Tennessee, Texas and West Virginia. Other than Ohio, each of those states imposes an income tax on corporations and other entities. Each of those states (other than Texas) also imposes a personal income tax on individuals. MPLX may also own property or do business in other jurisdictions in the future. Although you may not be required to file an income tax return and pay income taxes in some jurisdictions because your income from that jurisdiction falls below the applicable threshold to trigger a filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which MPLX does business or owns property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require MPLX, or MPLX may elect, to withhold an amount equal to a percentage of income from amounts distributed to an MPLX Common Unitholder who is not a resident of the jurisdiction. MPLX’s withholding, whether in an amount which is greater or less than a particular MPLX Common Unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident common unitholder from the obligation to file an income tax return in such jurisdiction. Amounts withheld will be treated as if distributed to MPLX Common Unitholders for purposes of determining the amounts distributed by MPLX. Please read “Material U.S. Federal Income Tax Consequences of MPLX Common Unit Ownership—Tax Consequences of Unit Ownership—Entity-Level Collections.” Based on current law and MPLX’s estimate of future operations, MPLX GP anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each MPLX Common Unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his or her investment in MPLX. Accordingly, each prospective MPLX Common Unitholder is urged to consult his or her own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each MPLX Common Unitholder to file all state, local and foreign, as well as U.S. federal income tax returns that may be required of him or her. Jones Day has not rendered an opinion on the state, local or foreign tax consequences of an investment in MPLX.

INVESTMENT IN MPLX BY EMPLOYEE BENEFIT PLANS

An investment in MPLX by an employee benefit plan is subject to additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) and the restrictions imposed by Section 4975 of the Internal Revenue Code and provisions under any U.S. federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA, collectively, “Similar Laws.” For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension and profit-sharing plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs or annuities established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements, collectively, “Employee Benefit Plans.” Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA or any other applicable Similar Laws;

•	whether in making the investment, the plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA or any other applicable Similar Laws;

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read “Material U.S. Federal Income Tax Consequences of MPLX Common Unit Ownership—Tax-Exempt Organizations and Other Investors”; and

•	whether making such an investment will comply with the delegation of control and prohibited transaction provisions of ERISA and the Internal Revenue Code or any other applicable Similar Laws.

The person with investment discretion with respect to the assets of an Employee Benefit Plan, often called a fiduciary, should determine whether an investment in MPLX is authorized by the appropriate governing instrument and is a proper investment for the plan.

An investor who is considering acquiring the securities that this proxy statement/prospectus describes with the assets of an Employee Benefit Plan must also consider whether the acquisition and holding of the MPLX Common Units will constitute or result in a non-exempt prohibited transaction. Section 406(a) of ERISA and Sections 4975(c)(1)(A), (B), (C) and (D) of the Internal Revenue Code prohibit certain transactions that involve an Employee Benefit Plan and a “party in interest” as defined in Section 3(14) of ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Internal Revenue Code with respect to such plan. Examples of such prohibited transactions include, but are not limited to, sales or exchanges of property (such as the MPLX Common Units) or extensions of credit between an Employee Benefit Plan and a party in interest or disqualified person. Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Internal Revenue Code generally prohibit a fiduciary with respect to an Employee Benefit Plan from dealing with the assets of such plan for its own benefit (for example when a fiduciary of an Employee Benefit Plan uses its position to cause such plan to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration).

ERISA and the Internal Revenue Code contain certain exemptions from the prohibited transactions described above, and the Department of Labor has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Internal Revenue Code. Exemptions include Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Internal Revenue Code pertaining to certain transactions with non-fiduciary service providers; Department of Labor Prohibited Transaction Class Exemption (“PTCE”) 95-60, applicable to transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-

house asset manager. There can be no assurance that any of these exemptions will be available with respect to the acquisition of the MPLX Common Units, even if the specified conditions are met. Under Section 4975 of the Internal Revenue Code, excise taxes or other liabilities may be imposed on disqualified persons who participate in non-exempt prohibited transactions (other than a fiduciary acting only as such).

In addition to considering whether the purchase of the securities that this proxy statement/prospectus describes is a prohibited transaction, a fiduciary should consider whether the Employee Benefit Plan will, by investing in MPLX, be deemed to own an undivided interest in the assets of MPLX, with the result that the general partner of MPLX would also be a fiduciary of such Employee Benefit Plan and its operations would be subject to the regulatory restrictions of ERISA as well as the prohibited transaction rules of the Internal Revenue Code and ERISA or any other applicable Similar Laws.

The Department of Labor regulations and Section 3(42) of ERISA provide guidance with respect to whether, in certain circumstances, the assets of an entity in which Employee Benefit Plans acquire equity interests would be deemed “plan assets.” Under these rules, an entity’s assets would not be considered to be “plan assets” if, among other things:

(a) the equity interests acquired by the Employee Benefit Plan are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, are freely transferable and are registered under certain provisions of the U.S. federal securities laws;

(b) the entity is an “operating company,”—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

(c) there is no significant investment by “benefit plan investors,” which is defined to mean that less than 25.0% of the value of each class of equity interest, disregarding any such interests held by MPLX’s general partner, its affiliates and some other persons, is held generally by Employee Benefit Plans.

The assets of MPLX should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above.

As a general rule, a governmental plan, as defined in Section 3(32) of ERISA (each, a “Governmental Plan”), a church plan, as defined in Section 3(33) of ERISA, that has not made an election under Section 410(d) of the Internal Revenue Code (each, a “Church Plan”) and a plan maintained outside the United States primarily for the benefit of persons substantially all of whom are nonresident aliens (each, a “non-U.S. Plan”) are not subject to Title I of ERISA or Section 4975 of the Internal Revenue Code. Accordingly, assets of such plans may be invested without regard to the fiduciary and prohibited transaction considerations described above. Although a Governmental Plan, a Church Plan or a non-U.S. Plan is not subject to Title I of ERISA or Section 4975 of the Internal Revenue Code, it may be subject to Similar Laws. A fiduciary of a Government Plan, a Church Plan or a non-U.S. Plan should consider whether investing in the MPLX Common Units satisfies the requirements, if any, under any applicable Similar Law.

The foregoing discussion of issues arising for employee benefit plan investments under ERISA and the Internal Revenue Code is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. In light of the serious penalties imposed on persons who engage in prohibited transactions or other violations, plan fiduciaries contemplating a purchase of MPLX Common Units should consult with their own counsel regarding the consequences under ERISA, the Internal Revenue Code and other Similar Laws.

DESCRIPTION OF MPLX COMMON UNITS

MPLX Common Units represent limited partner interests in MPLX. The holders of MPLX Common Units, along with the holders of MPLX subordinated units, if any, are entitled to participate in partnership distributions and are entitled to exercise the rights and privileges available to limited partners under MPLX’s First Amended and Restated Agreement of Limited Partnership, dated as of October 31, 2012, which MPLX refers to as the MPLX partnership agreement, filed as an exhibit hereto. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and “Provisions of the MPLX Partnership Agreement Relating To Cash Distributions.” For a description of the rights and privileges of limited partners under the Partnership Agreement, including voting rights, please read “MPLX’s Partnership Agreement.” MPLX urges you to read the MPLX partnership agreement, as the MPLX partnership agreement, and not this description, governs MPLX’s common units. Unless the context otherwise requires, references in this section to “MPLX” are to MPLX LP only and not any of MPLX LP’s subsidiaries.

Following the consummation of the Merger, the MPLX Class A Units and the MPLX Class B Units will represent limited partnership interests in MPLX. For a description of the relative rights and preferences of holders of common units, MPLX Class A Units and MPLX Class B Units in and to partnership distributions, please read “Provisions of the MPLX Partnership Agreement Relating to Cash Distributions.” For a description of the rights and privileges of limited partners under the MPLX partnership agreement, including voting rights, please read “MPLX Partnership Agreement.”

Number of Common Units

As of September 30, 2015, 80,336,711 MPLX Common Units were outstanding, of which 23,404,577 were held by the public and 56,932,134 were held by MPLX Logistics Holdings LLC, an affiliate of MPC. As of September 30, 2015, the MPLX Common Units represented an aggregate 98.0% limited partner interest in MPLX and the general partner interest held by MPLX GP represented an aggregate 2.0% general partner interest in MPLX.

Exchange Listing

MPLX Common Units are listed on the NYSE under the symbol “MPLX.”

Transfer Agent and Registrar

Computershare Trust Company, N.A. serves as the registrar and transfer agent for the MPLX Common Units. MPLX will pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by MPLX’s unitholders:

•	surety bond premiums to replace lost or stolen certificates, or to cover taxes and other governmental charges in connection therewith;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There will be no charge to MPLX’s unitholders for disbursements of MPLX’s cash distributions. MPLX will indemnify the transfer agent, its agents and each of their respective stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

The transfer agent may resign, by notice to MPLX, or be removed by MPLX. The resignation or removal of the transfer agent will become effective upon MPLX’s appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, MPLX GP may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with the MPLX partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in MPLX’s books and records. Each transferee:

•	automatically becomes bound by the terms and conditions of, and is deemed to have agreed to be bound by, the MPLX partnership agreement;

•	represents and warrants that the transferee has the power, authority and capacity to enter into the MPLX partnership agreement; and

•	gives the consents, acknowledgments and waivers contained in the MPLX partnership agreement.

MPLX GP will cause any transfers to be recorded on MPLX’s books and records no less frequently than quarterly.

MPLX may, at MPLX’s discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

MPLX Common Units are securities and transferable according to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in MPLX’s partnership for the transferred common units.

Until a common unit has been transferred on MPLX’s books, MPLX and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

PROVISIONS OF THE MPLX PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

Set forth below is a summary of the significant provisions of the MPLX partnership agreement that relate to cash distributions. For a description of the rights and privileges of limited partners under the MPLX partnership agreement, including voting rights, please read “MPLX Partnership Agreement.”

Amendment to the MPLX Partnership Agreement

At or prior to the Effective Time, the MPLX partnership agreement will be amended to provide for new classes of MPLX Class A Units and MPLX Class B Units, as required by the Merger Agreement, representing limited partner interests in MPLX having substantially similar rights and obligations as the current MWE Class A Units and MWE Class B Units, respectively. The holders of MPLX Class A Units will generally be entitled to participate in partnership distributions on a pro rata basis with holders of MPLX Common Units and any subordinated units except that the holders of MPLX Class A Units will not be entitled to participate in any distributions of available cash derived from or attributable to MPLX’s ownership interest of MarkWest Hydrocarbon or the disposition of such interest. As of the Effective Time, all of the issued and outstanding MPLX Class A Units will be held by one or more wholly owned subsidiaries of MPLX and therefore will not reduce the amount of available cash distributed to MPLX Common Unitholders and any subordinated unitholders. The holders of MPLX Class B Units will not be entitled to participate in partnership distributions prior to the conversion of the MPLX Class B Units into MPLX Common Units.

Distributions of Available Cash

General

The MPLX partnership agreement requires that, within 60 days after the end of each quarter, MPLX distribute all of MPLX’s available cash to unitholders of record on the applicable record date.

Definition of Available Cash

Available cash generally means, for any quarter, all cash and cash equivalents on hand at the end of that quarter:

•	less, the amount of cash reserves established by MPLX GP to:

•	provide for the proper conduct of MPLX’s business (including reserves for MPLX’s future capital expenditures, anticipated future debt service requirements and refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing related to Federal Energy Regulatory Commission, or FERC, rate proceedings or rate proceedings under applicable law subsequent to that quarter);

•	comply with applicable law, any of MPLX’s debt instruments or other agreements; or

•	provide funds for distributions to MPLX’s unitholders and to MPLX GP for any one or more of the next four quarters (provided that MPLX GP may not establish cash reserves for distributions if the effect of the establishment of such reserves will prevent MPLX from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter);

•	plus, if MPLX GP so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

The purpose and effect of the last bullet point above is to allow MPLX GP, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under the MPLX partnership agreement, working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners and with the intent of the borrower to repay such borrowings within 12 months with funds other than from additional working capital borrowings.

Intent to Distribute the Minimum Quarterly Distribution

Under MPLX’s current cash distribution policy, MPLX intends to make a minimum quarterly distribution to the holders of MPLX Common Units and subordinated units, if any, of $0.2625 per unit, or $1.05 per unit on an annualized basis, to the extent MPLX has sufficient cash from MPLX’s operations after the establishment of cash reserves and the payment of costs and expenses, including reimbursements of expenses to MPLX GP. However, there is no guarantee that MPLX will pay the minimum quarterly distribution on MPLX’s units in any quarter. The amount of distributions paid under MPLX’s policy and the decision to make any distribution is determined by MPLX GP, taking into consideration the terms of the MPLX partnership agreement.

General Partner Interest and Incentive Distribution Rights

MPLX GP is entitled to 2.0% of all quarterly distributions that MPLX makes prior to MPLX’s liquidation based on its 2.0% general partner interest in MPLX, which was represented by 1,639,525 general partner units as of September 30, 2015. MPLX GP has the right, but not the obligation, to contribute a proportionate amount of capital to MPLX to maintain its current general partner interest. The general partner’s 2.0% interest in these distributions will be reduced if MPLX issues additional units in the future and MPLX GP does not contribute a proportionate amount of capital to MPLX to maintain its 2.0% general partner interest.

MPLX GP also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 48.0%, of the cash MPLX distributes from operating surplus (as defined below) in excess of $0.301875 per unit per quarter. The amount distributable to MPLX GP pursuant to the incentive distribution rights does not include any distributions that MPLX GP or its affiliates may receive on common, subordinated or general partner units that they own.

Operating Surplus and Capital Surplus

General

All cash distributed to unitholders will be characterized as either being paid from “operating surplus” or “capital surplus.” MPLX treats distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Operating Surplus

MPLX defines operating surplus as:

•	up to $60.0 million (as described below); plus

•	all of MPLX’s cash receipts after October 31, 2012, the closing of the MPLX Initial Offering, excluding cash from interim capital transactions (as defined below), provided that cash receipts from the termination of a commodity hedge or interest rate hedge prior to its specified termination date shall be included in operating surplus in equal quarterly installments over the remaining scheduled life of such commodity hedge or interest rate hedge; plus

•	working capital borrowings made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus

•

cash distributions (including incremental distributions on incentive distribution rights) paid in respect of equity issued, other than equity issued in the MPLX Initial Offering, to finance all or a portion of expansion capital expenditures in respect of the period from the date that MPLX enters into a binding obligation to commence the construction, development, replacement, improvement or expansion of a capital asset and ending on the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; less

•	all of MPLX’s operating expenditures (as defined below) after the closing of the MPLX Initial Offering; less

•	the amount of cash reserves established by MPLX GP to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within twelve months after having been incurred, or repaid within such 12-month period with the proceeds of additional working capital borrowings.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to MPLX’s unitholders and is not limited to cash generated by operations. For example, it includes a provision that will enable MPLX, if it chooses, to distribute as operating surplus up to $60.0 million of cash MPLX receives in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. As a result, MPLX may also distribute as operating surplus up to the amount of any such cash that MPLX receives from non-operating sources. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures (as described below) and thus reduce operating surplus when repayments are made. However, if working capital borrowings, which increase operating surplus, are not repaid during the 12-month period following the borrowing, they will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowings are in fact repaid, they will not be treated as a further reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

MPLX defines interim capital transactions as (i) borrowings, refinancings or refundings of indebtedness (other than working capital borrowings and items purchased on open account or for a deferred purchase price in the ordinary course of business) and sales of debt securities, (ii) sales of equity securities, and (iii) sales or other dispositions of assets, other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and sales or other dispositions of assets as part of normal asset retirements or replacements.

MPLX defines operating expenditures as all of MPLX’s cash expenditures, including, but not limited to, taxes, reimbursements of expenses of MPLX GP and its affiliates, officer, director and employee compensation, debt service payments, payments made in the ordinary course of business under interest rate hedge contracts and commodity hedge contracts (provided that payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its settlement or termination date specified therein will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract and amounts paid in connection with the initial purchase of a rate hedge contract or a commodity hedge contract will be amortized at the life of such rate hedge contract or commodity hedge contract), maintenance capital expenditures (as discussed in further detail below), and repayment of working capital borrowings; provided, however, that operating expenditures do not include:

•	repayments of working capital borrowings where such borrowings have previously been deemed to have been repaid (as described above);

•	payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than working capital borrowings;

•	expansion capital expenditures;

•	payment of transaction expenses (including taxes) relating to interim capital transactions;

•	distributions to MPLX’s partners;

•	repurchases of partnership interests (excluding repurchases MPLX makes to satisfy obligations under employee benefit plans); or

•	any other expenditures or payments using the proceeds of the MPLX Initial Offering or subsequent offerings that are described in the “Use of Proceeds” section of the prospectus relating to the MPLX Initial Offering or such subsequent offerings.

Capital Surplus

Capital surplus is defined in the MPLX partnership agreement as any distribution of available cash in excess of MPLX’s cumulative operating surplus. Accordingly, except as described above, capital surplus would generally be generated by:

•	borrowings other than working capital borrowings;

•	sales of MPLX’s equity and debt securities;

•	sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets; and

•	capital contributions received.

Characterization of Cash Distributions

All available cash distributed by MPLX on any date from any source will be treated as distributed from operating surplus until the sum of all available cash distributed by MPLX since October 31, 2012, the closing of the MPLX Initial Offering, equals the operating surplus from such date through the end of the quarter immediately preceding that distribution. MPLX anticipates that distributions from operating surplus will generally not represent a return of capital. However, operating surplus, as defined in the MPLX partnership agreement, includes certain components, including a $60.0 million cash basket, that represent non-operating sources of cash. Consequently, it is possible that all or a portion of specific distributions from operating surplus may represent a return of capital. Any available cash distributed by MPLX in excess of MPLX’s cumulative operating surplus will be deemed to be capital surplus under the MPLX partnership agreement. The MPLX partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from the MPLX Initial Offering and as a return of capital. MPLX does not anticipate that it will make any distributions from capital surplus.

Capital Expenditures

Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, MPLX’s operating capacity or operating income. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace pipelines and storage facilities, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations.

Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements that MPLX expects will increase its operating capacity or operating income over the long term. Examples of expansion capital expenditures include the acquisition of equipment, or the construction, development or acquisition of additional pipeline or storage capacity, to the extent such capital expenditures are expected to expand MPLX’s long-term operating capacity or operating income. Expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of expansion capital expenditures in respect of the period from the date that MPLX enters into a binding obligation to commence the construction, development, replacement, improvement or expansion of a capital asset and ending on the earlier to occur of the date that such capital improvement commences commercial service and the date that such capital improvement is abandoned or disposed of. Capital expenditures that are made in part for maintenance capital purposes and in part for expansion capital purposes will be allocated as maintenance capital expenditures or expansion capital expenditures by MPLX GP.

Subordinated Units and Subordination Period

General

The MPLX partnership agreement provides that, during the subordination period (which is defined below), the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.2625 per common unit, which amount is defined in the MPLX partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that, during the subordination period, there will be available cash to be distributed on the common units.

Subordination Period

Except as described below, the subordination period began on October 31, 2012, the closing date of the MPLX Initial Offering, and will extend until the first business day following the distribution of available cash in respect of any quarter beginning after December 31, 2015, that each of the following tests are met:

•	distributions of available cash from operating surplus on each of the outstanding common units, subordinated units and general partner units equaled or exceeded $1.05 (the annualized minimum quarterly distribution), for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•	the adjusted operating surplus (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of $1.05 (the annualized minimum quarterly distribution) on all of the outstanding common units, subordinated units and general partner units during those periods on a fully diluted basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

Early Termination of the Subordination Period

Notwithstanding the foregoing, the subordination period will automatically terminate on the first business day following the distribution of available cash in respect of any quarter that each of the following tests are met:

•	distributions of available cash from operating surplus on each of the outstanding common units, subordinated units and general partner units equaled or exceeded $1.575 (150.0% of the annualized minimum quarterly distribution) for the four-quarter period immediately preceding that date;

•	the adjusted operating surplus (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of (i) $1.575 (150.0% of the annualized minimum quarterly distribution) on all of the outstanding common units, subordinated units and general partner units during that period on a fully diluted basis and (ii) the corresponding distributions on the incentive distribution rights; and

•	there are no arrearages in payment of the minimum quarterly distributions on the common units.

The subordinated units converted to common units on August 17, 2015, the first business day following payment of MPLX’s second-quarter 2015 distribution.

Expiration Upon Removal of the General Partner

In addition, if the unitholders remove MPLX GP other than for cause:

•	the subordinated units (if any are outstanding) held by any person will immediately and automatically convert into common units on a one-for-one basis, provided (i) neither such person nor any of its affiliates voted any of its units in favor of the removal and (ii) such person is not an affiliate of the successor general partner;

•	if all of the subordinated units (if any are outstanding) convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end; and

•	MPLX GP will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Expiration of the Subordination Period

When the subordination period ended on August 17, 2015 each outstanding subordinated unit converted into one common unit and will participate pro rata with the other common units in future distributions of available cash.

Adjusted Operating Surplus

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net drawdowns of reserves of cash established in prior periods. Adjusted operating surplus for a period consists of:

•	operating surplus generated with respect to that period (excluding any amount attributable to the item described in the first bullet of the definition of operating surplus); less

•	any net increase in working capital borrowings with respect to that period; less

•	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•	any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to that period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Distributions of Available Cash from Operating Surplus during the Subordination Period

MPLX will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•	first, 98.0% to the common unitholders, pro rata, and 2.0% to MPLX GP, until MPLX distributes for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•	second, 98.0% to the common unitholders, pro rata, and 2.0% to MPLX GP, until MPLX distributes for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•	third, 98.0% to the subordinated unitholders, if any, pro rata, and 2.0% to MPLX GP, until MPLX distributes for each outstanding subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—General Partner Interest and Incentive Distribution Rights.”

•	The preceding discussion is based on the assumptions that MPLX GP maintains its 2.0% general partner interest and that MPLX does not issue additional classes of equity securities during the subordination period, which concluded with the conversion of the subordinated units to common units on August 17, 2015, the first business day following payment of its second-quarter 2015 distribution.

Distributions of Available Cash from Operating Surplus after the Subordination Period

MPLX will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	first, 98.0% to all common unitholders (and following the consummation of the Merger, the Class A unitholders except that the holders of Class A units will not be entitled to participate in any distributions of available cash derived from or attributable to MPLX’s ownership interest of MarkWest Hydrocarbon or the disposition of such interest), pro rata, and 2.0% to MPLX GP, until MPLX distributes for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—General Partner Interest and Incentive Distribution Rights.”

•	The preceding discussion is based on the assumptions that MPLX GP maintains its 2.0% general partner interest and that MPLX does not issue additional classes of equity securities other than the MPLX Class A Units and MPLX Class B Units expected to be issued in the Merger.

General Partnership Interest and Incentive Distribution Rights

The MPLX partnership agreement provides that MPLX GP initially will be entitled to 2.0% of all distributions that MPLX makes prior to MPLX’s liquidation. MPLX GP has the right, but not the obligation, to contribute a proportionate amount of capital to MPLX in order to maintain its 2.0% general partner interest if MPLX issues additional units. MPLX GP’s 2.0% interest, and the percentage of MPLX’s cash distributions to which it is entitled from such 2.0% interest, will be proportionately reduced if MPLX issues additional units in the future (other than the issuance of common units upon conversion of outstanding subordinated units or the issuance of common units upon a reset of the incentive distribution rights) and MPLX GP does not contribute a proportionate amount of capital to MPLX in order to maintain its 2.0% general partner interest. The MPLX partnership agreement does not require that MPLX GP fund its capital contribution with cash. MPLX GP may instead fund its capital contribution by the contribution to MPLX of common units or other property.

Incentive distribution rights represent the right to receive an increasing percentage (13.0%, 23.0% and 48.0%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. MPLX GP currently holds the incentive distribution rights, but is entitled to transfer these rights separately from its general partner interest, subject to restrictions in the MPLX partnership agreement.

The following discussion assumes that MPLX GP maintains its 2.0% general partner interest, and that MPLX GP continues to own the incentive distribution rights.

If for any quarter:

•	MPLX has distributed available cash from operating surplus to the common unitholders and subordinated unitholders (if any are outstanding) in an amount equal to the minimum quarterly distribution; and

•	MPLX has distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, MPLX will distribute any additional available cash from operating surplus for that quarter among the unitholders and MPLX GP in the following manner:

•	first, 98.0% to all common unitholders and subordinated unitholders, if any (and following the consummation of the Merger, the Class A unitholders except that the holders of Class A units will not be entitled to participate in any distributions of available cash derived from or attributable to MPLX’s ownership interest of MarkWest Hydrocarbon or the disposition of such interest), pro rata, and 2.0% to MPLX GP, until each unitholder receives a total of $0.301875 per unit for that quarter, which MPLX refers to as the first target distribution;

•	second, 85.0% to all common unitholders and subordinated unitholders, if any (and following the consummation of the Merger, the Class A unitholders except that the holders of Class A units will not be entitled to participate in any distributions of available cash derived from or attributable to MPLX’s ownership interest of MarkWest Hydrocarbon or the disposition of such interest), pro rata, and 15.0% to MPLX GP, until each unitholder receives a total of $0.328125 per unit for that quarter, which MPLX refers to as the second target distribution;

•	third, 75.0% to all common unitholders and subordinated unitholders, if any (and following the consummation of the Merger, the Class A unitholders except that the holders of Class A units will not be entitled to participate in any distributions of available cash derived from or attributable to MPLX’s ownership interest of MarkWest Hydrocarbon or the disposition of such interest), pro rata, and 25.0% to MPLX GP, until each unitholder receives a total of $0.393750 per unit for that quarter, which MPLX refers to as the third target distribution; and

•	thereafter, 50.0% to all common unitholders and subordinated unitholders, if any (and following the consummation of the Merger, the Class A unitholders except that the holders of Class A units will not be entitled to participate in any distributions of available cash derived from or attributable to MPLX’s ownership interest of MarkWest Hydrocarbon or the disposition of such interest), pro rata, and 50.0% to MPLX GP.

•	The preceding discussion is based on the assumptions that MPLX GP maintains its 2.0% general partner interest and that MPLX does not issue additional classes of equity securities other than the MPLX Class A Units and MPLX Class B Units expected to be issued in the Merger.

Percentage Allocations of Available Cash from Operating Surplus

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and MPLX GP based on the specified target distribution levels. The amounts set forth under “Marginal percentage interest in distributions” are the percentage interests of MPLX GP and the unitholders in any available cash from operating surplus MPLX distributes up to and including the corresponding amount in the column “Total quarterly distribution per unit target amount.” The percentage interests shown for MPLX’s unitholders and MPLX GP for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for MPLX GP include its 2.0% general partner interest and assume that MPLX GP has contributed any additional capital necessary to maintain its 2.0% general partner interest, MPLX GP has not transferred its incentive distribution rights, that there are no arrearages on common units and that MPLX does not issue additional classes of equity securities other than the MPLX Class A and MPLX Class B Units expected to be issued in the Merger.

			Marginal percentage interest in distributions
	Total quarterly distribution per unit target amount		Unit holders(1)	General Partner
Minimum Quarterly Distribution	$0.2625		98.0%	2.0%
First Target Distribution	above $0.2625	up to $ 0.301875	98.0%	2.0%
Second Target Distribution	above $0.301875	up to $ 0.328125	85.0%	15.0%
Third Target Distribution	above $0.328125	up to $ 0.393750	75.0%	25.0%
Thereafter	above $0.393750		50.0%	50.0%

(1)	The unitholders’ percentage of distributions is paid to common unitholders, subordinated unitholders, if any, and, following the consummation of the Merger, Class A unitholders on a pro rata basis except that Class A units will not be entitled to participate in any distributions of available cash derived from or attributable to MPLX’s ownership interest of MarkWest Hydrocarbon or the disposition of such interest.

General Partner’s Right to Reset Incentive Distribution Levels

MPLX GP, as the initial holder of MPLX’s incentive distribution rights, has the right under the MPLX partnership agreement, subject to certain conditions, to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and target distribution levels upon which the incentive distribution payments to MPLX GP would be set. If MPLX GP transfers all or a portion of the incentive distribution rights in the future, then the holder or holders of a majority of MPLX’s incentive distribution rights will be entitled to exercise this right. The following discussion assumes that MPLX GP holds all of the incentive distribution rights at the time that a reset election is made. MPLX GP’s right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to MPLX GP are based may be exercised, without approval of MPLX’s unitholders or the conflicts committee, at any time when there are no subordinated units outstanding, MPLX has made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for each of the four consecutive fiscal quarters immediately preceding such time and the amount of each such distribution did not exceed adjusted operating surplus for such quarter, respectively. If MPLX GP and its affiliates are not the holders of a majority of the incentive distribution rights at the time an election is made to reset the minimum quarterly distribution amount and the target distribution levels, then the proposed reset will be subject to the prior written concurrence of the general partner that the conditions described above have been satisfied. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that MPLX GP will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event increase as described below. MPLX anticipates that MPLX GP would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to MPLX GP.

In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by MPLX GP of incentive distribution payments based on the target distributions prior to the reset, MPLX GP will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions related to the incentive distribution rights received by MPLX GP for the two quarters immediately preceding the reset event as compared to the average cash distributions per common unit during that two-quarter period. In addition, MPLX GP will be issued the number of general partner units necessary to maintain MPLX GP’s interest in MPLX immediately prior to the reset election.

The number of common units that MPLX GP would be entitled to receive from MPLX in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the average aggregate amount of cash distributions received by MPLX GP in respect of its incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the aggregate amount of cash distributed per common unit during each of these two quarters.

Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election, which amount MPLX refers to as the reset minimum quarterly distribution, and the target distribution levels will be reset to be correspondingly higher such that MPLX would distribute all of MPLX’s available cash from operating surplus for each quarter thereafter as follows:

•	first, 98.0% to all common unitholders and subordinated unitholders, if any (and following the consummation of the Merger, the Class A unitholders except that the holders of Class A units will not be entitled to participate in any distributions of available cash derived from or attributable to MPLX’s ownership interest of MarkWest Hydrocarbon or the disposition of such interest), pro rata, and 2.0% to MPLX GP, until each unitholder receives an amount equal to 115.0% of the reset minimum quarterly distribution for that quarter;

•	second, 85.0% to all common unitholders and subordinated unitholders, if any (and following the consummation of the Merger, the Class A unitholders except that the holders of Class A units will not be entitled to participate in any distributions of available cash derived from or attributable to MPLX’s ownership interest of MarkWest Hydrocarbon or the disposition of such interest), pro rata, and 15.0% to MPLX GP, until each unitholder receives an amount per unit equal to 125.0% of the reset minimum quarterly distribution for the quarter;

•	third, 75.0% to all common unitholders and subordinated unitholders, if any (and following the consummation of the Merger, the Class A unitholders except that the holders of Class A units will not be entitled to participate in any distributions of available cash derived from or attributable to MPLX’s ownership interest of MarkWest Hydrocarbon or the disposition of such interest), pro rata, and 25.0% to MPLX GP, until each unitholder receives an amount per unit equal to 150.0% of the reset minimum quarterly distribution for the quarter; and

•	thereafter, 50.0% to all common unitholders and subordinated unitholders, if any (and following the consummation of the Merger, the Class A unitholders except that the holders of Class A units will not be entitled to participate in any distributions of available cash derived from or attributable to MPLX’s ownership interest of MarkWest Hydrocarbon or the disposition of such interest), pro rata, and 50.0% to MPLX GP.

•	The preceding discussion is based on the assumption that MPLX GP maintains its 2.0% general partner interest and that MPLX does not issue additional classes of equity securities other than the MPLX Class A Units and MPLX Class B Units expected to be issued in the Merger.

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and MPLX GP at various cash distribution levels (i) pursuant to the cash distribution provisions of the MPLX partnership agreement, as well as (ii) following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumption that the average quarterly cash distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $0.50.

			Marginal percentage interest in distributions
Quarterly distribution per unit prior to reset			Unitholders(1)	General partner interest	Incentive distribution rights	Quarterly distribution per unit following hypothetical reset
Minimum Quarterly Distribution	$0.2625		98.0%	2.0%	—	$ 0.500
First Target Distribution	above $0.2625	up to $0.301875	98.0%	2.0%	—	above $0.500		up to $0.575	(2)
Second Target Distribution	above $0.301875	up to $0.328125	85.0%	2.0%	13.0%	above $0.575	(2)	up to $0.625	(3)
Third Target Distribution	above $0.328125	up to $0.393750	75.0%	2.0%	23.0%	above $0.625	(3)	up to $0.750	(4)
Thereafter	above $0.393750		50.0%	2.0%	48.0%	above $0.750	(4)

(1)	The unitholders’ percentage of distributions is paid to common unitholders, subordinated unitholders, if any, and, following the consummation of the Merger, Class A unitholders on a pro rata basis except that Class A units will not be entitled to participate in any distributions of available cash derived from or attributable to MPLX’s ownership interest of MarkWest Hydrocarbon or the disposition of such interest.
(2)	This amount is 115.0% of the hypothetical reset minimum quarterly distribution.
(3)	This amount is 125.0% of the hypothetical reset minimum quarterly distribution.
(4)	This amount is 150.0% of the hypothetical reset minimum quarterly distribution.

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and MPLX GP, including in respect of incentive distribution rights, based on an average of the amounts distributed for the two quarters immediately prior to the reset. The table assumes that immediately prior to the reset there would be 73,903,030 common units outstanding, MPLX GP’s 2.0% interest has been maintained, and the average distribution to each common unit would be $0.50 per quarter for the two consecutive non-overlapping quarters prior to the reset.

			Cash distribution to general partner prior to reset
Quarterly distribution per unit prior to reset			Cash distribution to general partner prior to reset	Common unitholders	2% General partner interest	Incentive distribution rights	Total	Total Distribution
Minimum Quarterly Distribution	$0.2625		$19,399,545	$—	$395,909	$—	$395,909	$19,795,454
First Target Distribution	above $0.2625	up to $0.301875	2,909,932	—	59,386	—	59,386	2,969,318
Second Target Distribution	above $0.301875	up to $0.328125	1,939,955	—	45,646	296,699	342,345	2,282,300
Third Target Distribution	above $0.328125	up to $0.393750	4,849,886	—	129,330	1,487,298	1,616,628	6,466,514
Thereafter	above $0.393750		7,852,197	—	314,088	7,538,109	7,852,197	15,704,394

			$36,951,515	$—	$944,359	$9,322,106	$10,266,465	$47,217,980

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and the general partner, including in respect of incentive distribution rights, with respect to the quarter after the reset occurs. The table reflects that, as a result of the reset, there would be 92,547,243 common units outstanding, MPLX GP has maintained its 2.0% general partner interest, and that the average distribution to each common unit would be $0.50. The number of common units issued as a result of the reset was calculated by dividing (x) 9,322,106 as the average of the amounts received by the general partner in respect of its incentive distribution rights for the two consecutive non-overlapping quarters prior to the reset as shown in the table above, by (y) the average of the cash distributions made on each common unit per quarter for the two consecutive non-overlapping quarters prior to the reset as shown in the table above, or $0.50.

Quarterly distribution per unit prior to reset			Cash distributions to common unitholders after reset	Cash distribution to general partner prior to reset
				Uuitholders(1)	2% General partner interest	Incentive distribution rights	Total	Total Distribution
Minimum Quarterly Distribution	$0.500		$36,951,515	$9,322,106	$944,359	$—	$10,266,465	$47,217,980
First Target Distribution	above $0.500	up to $0.575	—	—	—	—	—	—
Second Target Distribution	above $0.575	up to $0.625	—	—	—	—	—	—
Third Target Distribution	above $0.625	up to $0.750	—	—	—	—	—	—
Thereafter	above $0.750		—	—	—	—	—	—

			$36,951,515	$9,322,106	$944,359	$—	$10,266,465	$47,217,980

(1)	The unitholders’ percentage of distributions is paid to common unitholders, subordinated unitholders, if any, and, following the consummation of the Merger, Class A unitholders on a pro rata basis except that Class A units will not be entitled to participate in any distributions of available cash derived from or attributable to MPLX’s ownership interest of MarkWest Hydrocarbon, or the disposition of such interest.

MPLX GP will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the immediately preceding four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under the MPLX partnership agreement.

The preceding discussion is based on the assumptions that MPLX GP maintains its 2.0% general partner interest and that MPLX does not issue additional classes of equity securities other than the MPLX Class A and MPLX Class B Units expected to be issued in the Merger.

Distributions from Capital Surplus

General

MPLX will make distributions of available cash from capital surplus, if any, in the following manner:

•	first, 98.0% to all common unitholders and subordinated unitholders, if any (and following the consummation of the Merger, the Class A unitholders except that the holders of Class A units will not be entitled to participate in any distributions of available cash derived from or attributable to MPLX’s ownership interest of MarkWest Hydrocarbon, or the disposition of such interest), pro rata, and 2.0% to MPLX GP, until MPLX distributes for each common unit that was issued in the MPLX Initial Offering, an amount of available cash from capital surplus equal to the MPLX Initial Offering price;

•	second, 98.0% to all common unitholders and subordinated unitholders, if any (and following the consummation of the Merger, the Class A unitholders except that the holders of Class A units will not be entitled to participate in any distributions of available cash derived from or attributable to MPLX’s ownership interest of MarkWest Hydrocarbon, or the disposition of such interest), pro rata, and 2.0% to MPLX GP, until MPLX distributes for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the outstanding common units; and

•	thereafter, as if they were from operating surplus.

The preceding discussion is based on the assumptions that MPLX GP maintains its 2.0% general partner interest and that MPLX does not issue additional classes of equity securities other than the Class A units and Class B units expected to be issued in the Merger.

Effect of a Distribution from Capital Surplus

The MPLX partnership agreement treats a distribution of capital surplus with respect to common units and the subordinated units as the repayment of the initial unit price from the MPLX Initial Offering, which is a return of capital. The MPLX Initial Offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution after any of these distributions are made, it may be easier for MPLX GP to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once MPLX distributes capital surplus on a unit issued in the MPLX Initial Offering in an amount equal to the initial unit price, MPLX will reduce the minimum quarterly distribution and the target distribution levels to zero. MPLX will then make all future distributions from operating surplus, with 50.0% being paid to the common unitholders and subordinated unitholders, if any, (and following the consummation of the Merger, the Class A unitholders except that the holders of Class A units will not be entitled to participate in any distributions of available cash derived from or attributable to MPLX’s ownership interest of MarkWest Hydrocarbon, or the disposition of such interest), pro rata, and 2.0% to MPLX GP and 48.0% to the holder of MPLX’s incentive distribution rights, assuming that MPLX GP maintains its 2.0% general partner interest and that MPLX does not issue additional classes of equity securities other than the Class A units and Class B units expected to be issued in the Merger.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if MPLX combines MPLX’s units into fewer units or subdivides MPLX’s units into a greater number of units, MPLX will proportionately adjust:

•	the minimum quarterly distribution;

•	target distribution levels;

•	the unrecovered initial unit price;

•	the number of general partner units comprising the general partner interest; and

•	the arrearages in payment of the minimum quarterly distribution on the common units.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50.0% of its initial level, and each subordinated unit (if any are outstanding) would be split into two subordinated units. MPLX will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if the official interpretation of existing law is modified by a governmental authority, so that MPLX becomes taxable as a corporation or otherwise subject to taxation as an entity for U.S. federal, state or local income tax purposes, the MPLX partnership agreement specifies that the minimum quarterly distribution and the target distribution levels for each quarter may be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter payable by reason of such legislation or interpretation) and the denominator of which is the sum of available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter payable by reason of such legislation or interpretation) plus MPLX GP’s estimate of MPLX’s aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference may be accounted for in subsequent quarters.

Distributions of Cash upon Liquidation

General

If MPLX dissolves in accordance with the MPLX partnership agreement, it will sell or otherwise dispose of its assets in a process called liquidation. MPLX will first apply the proceeds of liquidation to the payment of its creditors. MPLX will distribute any remaining proceeds to the unitholders and MPLX GP, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of MPLX’s assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders, if any, of outstanding subordinated units upon MPLX’s liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon MPLX’s liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of MPLX GP.

Manner of Adjustments for Gain

The manner of the adjustment for gain is set forth in the MPLX partnership agreement. If MPLX’s liquidation occurs before the end of the subordination period, it will allocate any gain to its partners in the following manner:

•	first, to MPLX GP to the extent of any negative balance in its capital account;

•	second, 98.0% to the common unitholders, pro rata, and 2.0% to MPLX GP, until the capital account for each common unit is equal to the sum of:

(1) the unrecovered initial unit price;

(2) the amount of the minimum quarterly distribution for the quarter during which MPLX’s liquidation occurs; and

(3) any unpaid arrearages in payment of the minimum quarterly distribution;

•	third, 98.0% to the subordinated unitholders, if any, pro rata, and 2.0% to MPLX GP, until the capital account for each subordinated unit is equal to the sum of:

(1) the unrecovered initial unit price; and

(2) the amount of the minimum quarterly distribution for the quarter during which MPLX’s liquidation occurs;

•	fourth, 98.0% to all unitholders, pro rata, and 2.0% to MPLX GP, until MPLX allocates under this paragraph an amount per unit equal to:

(1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of MPLX’s existence; less

(2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that MPLX distributed 98.0% to the unitholders, pro rata, and 2.0% to MPLX GP, for each quarter of MPLX’s existence;

•	fifth, 85.0% to all unitholders, pro rata, and 15.0% to MPLX GP, until MPLX allocates under this paragraph an amount per unit equal to:

(1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of MPLX’s existence; less

(2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that MPLX distributed 85.0% to the unitholders, pro rata, and 15.0% to MPLX GP for each quarter of MPLX’s existence;

•	sixth, 75.0% to all unitholders, pro rata, and 25.0% to MPLX GP, until MPLX allocates under this paragraph an amount per unit equal to:

(1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of MPLX’s existence; less

(2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that MPLX distributed 75.0% to the unitholders, pro rata, and 25.0% to MPLX GP for each quarter of MPLX’s existence;

•	thereafter, 50.0% to all unitholders, pro rata, and 50.0% to MPLX GP.

The preceding discussion is based on the assumptions that MPLX GP maintains its 2.0% general partner interest, that MPLX GP has not transferred its incentive distribution rights and that MPLX does not issue additional classes of equity securities other than the Class A units and Class B units expected to be issued in the Merger.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the fourth bullet point above will no longer be applicable. The subordination period ended on August 17, 2015.

If there are any Class A Units at the time of liquidation, the foregoing adjustments will (i) first be performed with respect to any gain of MPLX that is not attributable to MPLX’s ownership interest in MarkWest Hydrocarbon, with the Class A Units sharing as if each Class A Unit were a common unit, and (ii) then performed a second time with respect only to gain of MPLX that is attributable to MPLX’s ownership interest in MarkWest Hydrocarbon, with no sharing by the Class A Units.

Manner of Adjustments for Losses

If MPLX’s liquidation occurs before the end of the subordination period, after making allocations of loss to the general partner and the unitholders in a manner intended to offset in reverse order the allocations of gains that have previously been allocated, MPLX will generally allocate any loss to MPLX GP and unitholders in the following manner:

•	first, 98.0% to the holders of subordinated units, if any, in proportion to the positive balances in their capital accounts and 2.0% to MPLX GP, until the capital accounts of the subordinated unitholders have been reduced to zero;

•	second, 98.0% to the holders of common units in proportion to the positive balances in their capital accounts and 2.0% to MPLX GP, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100.0% to MPLX GP.

The preceding discussion is based on the assumption that MPLX GP maintains its 2.0% general partner interest and that MPLX does not issue additional classes of equity securities other than the Class A units and Class B units to be issued in the Merger.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable. The subordination period ended on August 17, 2015.

If there are any Class A Units at the time of liquidation, the foregoing adjustments will (i) first be performed with respect to any loss of MPLX that is not attributable to MPLX’s ownership interest in MarkWest Hydrocarbon, with the Class A Units sharing as if each Class A Unit were a common unit, and (ii) then performed a second time with respect only to loss of MPLX that is attributable to MPLX’s ownership interest in MarkWest Hydrocarbon, with no sharing by the Class A Units.

Adjustments to Capital Accounts

The MPLX partnership agreement requires that MPLX make adjustments to capital accounts upon the issuance of additional units. In this regard, the MPLX partnership agreement specifies that MPLX allocates any unrealized and, for tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the general partner in the same manner as MPLX allocates gain upon liquidation. In the event that MPLX makes positive adjustments to the capital accounts upon the issuance of additional units, the MPLX partnership agreement requires that MPLX generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon MPLX’s liquidation in a manner that results, to the extent possible, in the partners’ capital account balances equaling the amount that they would have been if no earlier positive adjustments to the capital accounts had been made. In contrast to the allocations of gain, and except as provided above, MPLX generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and MPLX GP based on their respective percentage ownership of MPLX. In this manner, prior to the end of the subordination period, MPLX generally will allocate any such loss equally with respect to MPLX Common Units and subordinated units. If MPLX makes negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in MPLX’s unitholders’ capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

MPLX PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of the MPLX partnership agreement. MPLX will provide prospective investors with a copy of the MPLX partnership agreement upon request at no charge. See “Where You Can Find More Information.”

Unless the context otherwise requires, references in this section to “MPLX” are to MPLX LP only and not to any of its subsidiaries.

MPLX summarizes the following provisions of the MPLX partnership agreement elsewhere in this proxy statement/prospectus:

•	with regard to distributions of available cash, please read “Provisions of the MPLX Partnership Agreement Relating to Cash Distributions”;

•	with regard to the transfer of MPLX Common Units, please read “Description of MPLX Common Units—Transfer of Common Units”; and

•	with regard to allocations of taxable income and taxable loss, please read “Material U.S. Federal Income Tax Consequences of MPLX Common Unit Ownership.”

•	Effective upon the consummation of the Merger, the MPLX partnership agreement will be amended to provide for new classes of Class A units and Class B units representing limited partner interests in MPLX having substantially similar rights and obligations of the current MWE Class A Units and MWE Class B Units as summarized below.

Organization and Duration

MPLX’s partnership was organized on March 27, 2012 and will have a perpetual existence unless terminated pursuant to the terms of the MPLX partnership agreement.

Purpose

MPLX’s purpose under the MPLX partnership agreement is limited to any business activity that is approved by MPLX GP and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that MPLX GP shall not cause MPLX to engage, directly or indirectly, in any business activity that MPLX GP determines would be reasonably likely to cause MPLX to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes.

Although MPLX GP has the ability to cause MPLX and MPLX’s subsidiaries to engage in activities other than the business of owning, operating, developing and acquiring crude oil, refined product and other hydrocarbon-based product pipelines and other midstream assets, MPLX GP has no current plans to do so and may decline to do so free of any duty or obligation whatsoever to MPLX or the limited partners, including any duty to act in the best interests of MPLX’s partnership or MPLX’s limited partners, other than the implied contractual covenant of good faith and fair dealing. MPLX GP is authorized in general to perform all acts it determines to be necessary or appropriate to carry out MPLX’s purposes and to conduct MPLX’s business.

Capital Contributions

MPLX unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.” For a discussion of MPLX GP’s right to contribute capital to maintain its 2.0% general partner interest if MPLX issues additional units, please read “—Issuance of Additional Securities; Preemptive Rights.”

New MPLX Class A Units

The MPLX Class A Units when issued upon the consummation of the Merger will represent limited partner interests in MPLX and have identical rights and obligations of MPLX Common Units except that MPLX Class A Units will not have the right to vote on, approve or disapprove, or otherwise consent to or not consent to any matter (including mergers, share exchanges and similar statutory authorizations) except as otherwise required by any non-waivable provision of law. Further, the MPLX Class A Units will not be entitled to participate in any income, gains, losses, deductions or credits attributable to MPLX’s ownership interest in MarkWest Hydrocarbon or the disposition of such interest or any distribution of available cash from or attributable to such ownership interest or the disposition thereof.

New MPLX Class B Units

The MPLX Class B Units when issued upon the consummation of the Merger will represent limited partner interests in MPLX. The MPLX Class B Units will automatically convert into 1.09 MPLX Common Units and the right to receive the Cash Consideration in two annual installments of 3,990,878 units on each of July 1, 2016 and July 1, 2017 (unless earlier converted upon certain fundamental changes regarding MPLX). Prior to the conversion of the MPLX Class B Units into MPLX Common Units, the MPLX Class B Units will not be entitled to participate in partnership distributions or vote on any matters on which the holders of MPLX Common Units are entitled to vote, other than those matters that disproportionately and adversely affect the rights and preferences of the MPLX Class B Units in relation to other classes of interests in MPLX. In such cases, the holders of MPLX Class B Units will be entitled to vote together as a single class.

Voting Rights

The following is a summary of the MPLX unitholder vote required for the matters specified below. MPLX Class A units will not have the right to vote on any matter, except as otherwise required by any non-waivable provision of law. Prior to the conversion of the MPLX Class B Units into MPLX Common Units, the MPLX Class B Units will not have the right to vote on any matter, other than those matters that disproportionately and adversely affect the rights and preferences of the MPLX Class B Units in relation to other classes of interests in MPLX. Matters that require the approval of a “unit majority” require the approval of holders of a majority of the outstanding MPLX Common Units.

In voting their MPLX Common Units and subordinated units, MPLX GP and its affiliates will have no duty or obligation whatsoever to MPLX or the limited partners, including any duty to act in the best interests of MPLX or the limited partners, other than the implied contractual covenant of good faith and fair dealing.

Issuance of additional units	No approval rights.

Amendment of the MPLX partnership agreement	Certain amendments may be made by the general partner without the approval of the MPLX unitholders. Other amendments generally require the approval of a unit majority. Please read “—Amendments of MPLX’s Partnership Agreement.”

Merger of MPLX’s partnership or the sale of all or substantially all of MPLX’s assets	Unit majority. Please read “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of MPLX’s partnership	Unit majority. Please read “—Termination and Dissolution.”

Continuation of MPLX’s business upon dissolution	Unit majority. Please read “—Termination and Dissolution.”

Withdrawal of the general partner	Under most circumstances, the approval of MPLX unitholders holding at least a majority of the outstanding MPLX Common Units, excluding MPLX Common Units held by MPLX GP and its affiliates, is required for the withdrawal of the general partner prior to December 31, 2022 in a manner which would cause a dissolution of MPLX’s partnership. Please read “—Withdrawal or Removal of MPLX GP.”

Removal of the general partner	Not less than 66 2⁄3% of the outstanding MPLX Common Units and subordinated units (if any are outstanding), voting as a single class, including units held by MPLX GP and its affiliates. Please read “—Withdrawal or Removal of MPLX GP.”

Transfer of the general partner interest	MPLX GP may transfer all, but not less than all, of its general partner interest in MPLX without a vote of MPLX’s unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of holders of a majority of the outstanding MPLX Common Units, excluding MPLX Common Units held by MPLX GP and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to December 31, 2022. Please read “—Transfer of General Partner Interest.”

Transfer of incentive distribution rights	MPLX GP may transfer any or all of its incentive distribution rights to an affiliate or another person without a vote of MPLX’s unitholders. Please read “—Transfer of Incentive Distribution Rights.”

Reset of incentive distribution levels	No approval right.

Transfer of ownership interests in MPLX GP	No approval right. Please read “—Transfer of Ownership Interests in MPLX GP.”

Limited Liability

Assuming that a limited partner does not participate in the control of MPLX’s business within the meaning of the Delaware LP Act, as amended, and that it otherwise acts in conformity with the provisions of the MPLX partnership agreement, its liability under the Delaware LP Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to MPLX for its MPLX Common Units plus its share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right of, by the limited partners as a group:

•	to remove or replace MPLX GP;

•	to approve some amendments to the MPLX partnership agreement; or

•	to take other action under the MPLX partnership agreement;

•	constituted “participation in the control” of MPLX’s business for the purposes of the Delaware LP Act, then the limited partners could be held personally liable for MPLX’s obligations under the laws of Delaware, to the same extent as MPLX GP. This liability would extend to persons who transact business with MPLX who reasonably believe that a limited partner is a general partner. Neither the MPLX partnership agreement nor the Delaware LP Act specifically provides for legal recourse against MPLX GP if a limited partner were to lose limited liability through any fault of MPLX GP. While this does not mean that a limited partner could not seek legal recourse, MPLX knows of no precedent for this type of a claim in Delaware case law.

Under the Delaware LP Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their limited partner interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware LP Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware LP Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware LP Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware LP Act, a substituted limited partner of a limited partnership is liable for the obligations of his or her assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.

MPLX’s subsidiaries conduct business in several states and MPLX may have subsidiaries that conduct business in other states in the future. Maintenance of MPLX’s limited liability as a member of MPLX’s operating company may require compliance with legal requirements in the jurisdictions in which MPLX’s operating company conducts business, including qualifying MPLX’s subsidiaries to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of MPLX’s ownership interests in MPLX’s operating subsidiaries or otherwise, it were determined that MPLX was conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace MPLX GP, to approve some amendments to the MPLX partnership agreement, or to take other action under the MPLX partnership agreement constituted “participation in the control” of MPLX’s business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for MPLX’s obligations under the law of that jurisdiction to the same extent as MPLX GP under the circumstances. MPLX will operate in a manner that MPLX GP considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities; Preemptive Rights

The MPLX partnership agreement authorizes MPLX to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by MPLX GP without the approval of the MPLX unitholders.

It is possible that MPLX will fund acquisitions through the issuance of additional MPLX Common Units, subordinated units or other partnership interests. Holders of any additional MPLX Common Units MPLX issues will be entitled to share equally with the then-existing holders of MPLX Common Units in MPLX’s distributions of available cash. In addition, the issuance of additional MPLX Common Units or other partnership interests may dilute the value of the interests of the then-existing holders of MPLX Common Units in MPLX’s net assets.

In accordance with Delaware law and the provisions of the MPLX partnership agreement, MPLX may also issue additional partnership interests that, as determined by MPLX GP, may have special voting rights to which the MPLX Common Units are not entitled. In addition, the MPLX partnership agreement does not prohibit the issuance by MPLX’s subsidiaries of equity interests, which may effectively rank senior to the MPLX Common Units.

Upon issuance of additional limited partner interests (other than the issuance of MPLX Common Units in connection with a reset of the incentive distribution target levels or the issuance of MPLX Common Units upon conversion of outstanding partnership interests), MPLX GP will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 2.0% general partner interest in MPLX. MPLX GP’s 2.0% interest in MPLX will be reduced if MPLX issues additional units in the future and MPLX GP does not contribute a proportionate amount of capital to MPLX to maintain its 2.0% general partner interest. Moreover, MPLX GP will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase MPLX Common Units, subordinated units or other partnership interests whenever, and on the same terms that, MPLX issues those interests to persons other than MPLX GP and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by MPLX Common Units and subordinated units, that existed immediately prior to each issuance. The other holders of MPLX Common Units will not have preemptive rights to acquire additional MPLX Common Units or other partnership interests. Additionally, at the Effective Time, MPLX GP will purchase approximately 5.1 million MPLX general partner units for approximately $193.2 million in cash to maintain its 2% general partner interest in MPLX, based upon the closing price of MPLX Common Units of $38.21 on September 30, 2015.

Amendments of MPLX’s Partnership Agreement

General

Amendments to the MPLX partnership agreement may be proposed only by MPLX GP. However, MPLX GP will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to MPLX or MPLX’s limited partners, including any duty to act in the best interests of MPLX or the limited partners, other than the implied contractual covenant of good faith and fair dealing. In order to adopt a proposed amendment, other than the amendments discussed below, MPLX GP is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without his or her consent, unless such is deemed to have occurred as a result of an amendment approved by holders of at least a majority of the type or class of limited partner interests so affected; or

•	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by MPLX to MPLX GP or any of its affiliates without its consent, which consent may be given or withheld at its option.

The provisions of the MPLX partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90.0% of the outstanding MPLX Common Units and subordinated units voting together as a single class (including units owned by MPLX GP and its affiliates). As of September 30, 2015, MPLX GP and its affiliates collectively owned approximately 70.9% of the outstanding MPLX Common Units (excluding MPLX Common Units held by officers and directors of MPLX GP or MPC). Based on the closing price of MPLX Common Units of $38.21 on September 30, 2015 and 195,679,205 MWE Common Units outstanding (assuming all outstanding Phantom Units are converted into

MWE Common Units net of the number of MWE Common Units equivalent to the dollar value of applicable withholding taxes) on such date, MPLX expects to issue approximately 213 million MPLX Common Units, approximately 26 million MPLX Class A Units and approximately 8 million MPLX Class B Units to former MWE unitholders in connection with the Merger. Based on the number of MPLX Common Units outstanding and MWE Common Units and Phantom Units outstanding as of the date of this proxy statement/prospectus, immediately following the completion of the Merger, MPLX expects to have approximately 294 million MPLX Common Units outstanding. MWE Common Unitholders are therefore expected to hold approximately 73% of the aggregate number of MPLX Common Units outstanding immediately after the Merger. Additionally, at the Effective Time, MPLX GP will purchase approximately 5.1 million MPLX general partner units for approximately $193.2 million in cash to maintain its 2% general partner interest in MPLX, based upon the closing price of MPLX Common Units of $38.21 on September 30, 2015.

No Unitholder Approval

MPLX GP may generally make amendments to the MPLX partnership agreement without the approval of any limited partner to reflect:

•	a change in MPLX’s name, the location of MPLX’s principal office, MPLX’s registered agent or MPLX’s registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with the MPLX partnership agreement;

•	a change that MPLX GP determines to be necessary or appropriate to qualify or continue MPLX’s qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither MPLX nor any of MPLX’s subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;

•	an amendment that is necessary, in the opinion of MPLX’s counsel, to prevent MPLX or MPLX GP or its directors, officers, agents or trustees, from in any manner, being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

•	an amendment that MPLX GP determines to be necessary or appropriate for the authorization or issuance of additional partnership interests;

•	any amendment expressly permitted in the MPLX partnership agreement to be made by MPLX GP acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the MPLX partnership agreement;

•	any amendment that MPLX GP determines to be necessary or appropriate to reflect and account for the formation by MPLX of, or MPLX’s investment in, any corporation, partnership or other entity, in connection with MPLX’s conduct of activities permitted by the MPLX partnership agreement;

•	a change in MPLX’s fiscal year or taxable year and any other changes that MPLX GP determines to be necessary or appropriate as a result of such change;

•	mergers with, conveyances to or conversions into another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conveyance or conversion other than those it receives by way of the merger, conveyance or conversion; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, MPLX GP may make amendments to the MPLX partnership agreement without the approval of any limited partner if MPLX GP determines that those amendments:

•	do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any U.S. federal or state agency or judicial authority or contained in any U.S. federal or state statute;

•	are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed or admitted to trading;

•	are necessary or appropriate for any action taken by MPLX GP relating to splits or combinations of units under the provisions of the MPLX partnership agreement; or

•	are required to effect the intent expressed in this proxy statement/prospectus or the intent of the provisions of the MPLX partnership agreement or are otherwise contemplated by the MPLX partnership agreement.

Opinion of Counsel and Unitholder Approval

For amendments of the type not requiring MPLX unitholder approval, MPLX GP will not be required to obtain an opinion of counsel to the effect that an amendment will not affect the limited liability of any limited partner under Delaware law. No other amendments to the MPLX partnership agreement will become effective without the approval of holders of at least 90.0% of the outstanding MPLX Common Units and subordinated units voting as a single class unless MPLX first obtains such an opinion of counsel.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will require the approval of holders of at least a majority of the type or class of partnership interests so affected. Any amendment that would reduce the percentage of units required to take any action, other than to remove MPLX GP or call a meeting of MPLX unitholders, must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of units required to remove MPLX GP must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than 90.0% of outstanding MPLX Common Units and subordinated units. Any amendment that would increase the percentage of units required to call a meeting of MPLX unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute at least a majority of the outstanding MPLX Common Units and subordinated units.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of MPLX’s partnership requires the prior consent of MPLX GP. However, MPLX GP will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to MPLX or the limited partners, including any duty to act in the best interest of MPLX or the limited partners, other than the implied contractual covenant of good faith and fair dealing.

In addition, the MPLX partnership agreement generally prohibits MPLX GP, without the prior approval of the holders of a unit majority, from causing MPLX to, among other things, sell, exchange or otherwise dispose of all or substantially all of MPLX’s assets in a single transaction or a series of related transactions. MPLX GP may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of MPLX’s assets without that approval. MPLX GP may also sell any or all of MPLX’s assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, MPLX GP may consummate any merger with another limited liability entity without the prior approval of MPLX’s unitholders if MPLX is the surviving entity in the transaction, MPLX GP has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in an amendment to the MPLX partnership agreement requiring MPLX unitholder approval, each of MPLX’s units will be an identical unit of MPLX’s partnership following the transaction and the partnership interests to be issued by MPLX in such merger do not exceed 20.0% of MPLX’s outstanding partnership interests immediately prior to the transaction.

If the conditions specified in the MPLX partnership agreement are satisfied, MPLX GP may convert MPLX or any of MPLX’s subsidiaries into a new limited liability entity or merge MPLX or any of MPLX’s subsidiaries into, or convey all of MPLX’s assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in MPLX’s legal form into another limited liability entity, MPLX GP has received an opinion of counsel regarding limited liability and tax matters, and MPLX GP determines that the governing instruments of the new entity provide the limited partners and MPLX GP with the same rights and obligations as contained in the MPLX partnership agreement. The MPLX unitholders are not entitled to dissenters’ rights of appraisal under the MPLX partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of MPLX’s assets or any other similar transaction or event.

Termination and Dissolution

MPLX will continue as a limited partnership until dissolved and terminated under the MPLX partnership agreement. MPLX will dissolve upon:

•	the withdrawal or removal of MPLX GP or any other event that results in its ceasing to be the MPLX general partner other than by reason of a transfer of its general partner interest in accordance with the MPLX partnership agreement or withdrawal or removal followed by approval and admission of a successor;

•	the election of MPLX GP to dissolve MPLX, if approved by the holders of units representing a unit majority;

•	the entry of a decree of judicial dissolution of MPLX’s partnership; or

•	there being no limited partners, unless MPLX is continued without dissolution in accordance with the Delaware LP Act.

Upon a dissolution under the first bullet above, the holders of a unit majority may also elect, within specific time limitations, to continue MPLX’s business on the same terms and conditions described in the MPLX partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to MPLX’s receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•	neither MPLX’s partnership nor any of MPLX’s subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon MPLX’s dissolution, unless MPLX is continued as a new limited partnership, the liquidator authorized to wind up MPLX’s affairs will, acting with all of the powers of the MPLX general partner that are necessary or appropriate to, liquidate MPLX’s assets and apply the proceeds of the liquidation as described in “Provisions of the MPLX Partnership Agreement Relating to Cash Distributions—Distributions of Cash upon Liquidation.” The liquidator may defer liquidation or distribution of MPLX’s assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to MPLX’s partners.

Withdrawal or Removal of MPLX GP

Except as described below, MPLX GP has agreed not to withdraw voluntarily as general partner prior to December 31, 2022 without obtaining the approval of the holders of at least a majority of the outstanding MPLX Common Units, excluding MPLX Common Units held by MPLX GP and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2022 MPLX GP may withdraw as general partner without first obtaining approval of any MPLX unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the MPLX partnership agreement. Notwithstanding the information above, MPLX GP may withdraw without MPLX unitholder approval upon 90 days’ written notice to the limited partners if at least 50.0% of the outstanding MPLX Common Units and subordinated units, if any, are held or controlled by one person and its affiliates other than MPLX GP and its affiliates. In addition, the MPLX partnership agreement permits MPLX GP in some instances to sell or otherwise transfer all of its general partner interest in MPLX without the approval of the MPLX unitholders. Please read “—Transfer of General Partner Interest” and “—Transfer of Incentive Distribution Rights.”

Upon voluntary withdrawal of MPLX GP by giving notice to the other partners, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, MPLX will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree to continue MPLX’s business by appointing a successor general partner. Please read “—Termination and Dissolution.”

MPLX GP may not be removed unless that removal is approved by the vote of the holders of not less than 66 2⁄3% of the outstanding MPLX Common Units and subordinated units, if any, voting together as a single class, including units held by MPLX GP and its affiliates, and MPLX receives an opinion of counsel regarding limited liability and tax matters. Any removal of MPLX GP is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding MPLX Common Units, voting as a separate class, and subordinated units, if any, voting as a separate class. The ownership of more than 33 1⁄3% of the outstanding MPLX Common Units and subordinated units, if any, by MPLX GP and its affiliates would give them the practical ability to prevent MPLX GP’s removal. As of September 30, 2015, MPLX GP and its affiliates collectively owned approximately 70.9% of the outstanding MPLX Common Units (excluding MPLX Common Units held by officers and directors of MPLX GP or MPC). Based on the closing price of MPLX Common Units of $38.21 on September 30, 2015 and 195,679,205 MWE Common Units outstanding (assuming all outstanding Phantom Units are converted into MWE Common Units net of the number of MWE Common Units equivalent to the dollar value of applicable withholding taxes) on such date, MPLX expects to issue approximately 213 million MPLX Common Units, approximately 26 million MPLX Class A Units and approximately 8 million MPLX Class B Units to former MWE unitholders in connection with the Merger. Based on the number of MPLX Common Units outstanding and MWE Common Units and Phantom Units outstanding as of the date of this proxy statement/prospectus, immediately following the completion of the Merger, MPLX expects to have approximately 294 million MPLX Common Units outstanding. MWE Common Unitholders are therefore expected to hold approximately 73% of the aggregate number of MPLX Common Units outstanding immediately after the Merger. Additionally, at the Effective Time, MPLX GP will purchase approximately 5.1 million MPLX general partner units for $193.2 million in cash to maintain its 2% general partner interest in MPLX, based upon the closing price of MPLX Common Units of $38.21 on September 30, 2015.

The MPLX partnership agreement also provides that if MPLX GP is removed as the MPLX general partner under circumstances where cause does not exist and units held by MPLX GP and its affiliates are not voted in favor of that removal:

•	the subordination period will end, and all outstanding subordinated units, if any, will immediately convert into MPLX Common Units on a one-for-one basis;

•	any existing arrearages in payment of the minimum quarterly distribution on the MPLX Common Units will be extinguished; and

•	MPLX GP will have the right to convert its general partner interest and its incentive distribution rights into MPLX Common Units or to receive cash in exchange for those interests based on the fair market value of those interests as of the effective date of its removal.

In the event of removal of MPLX GP under circumstances where cause exists or withdrawal of MPLX GP where that withdrawal violates the MPLX partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where MPLX GP withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner will become a limited partner and its general partner interest and its incentive distribution rights will automatically convert into MPLX Common Units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, MPLX will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for MPLX’s benefit.

Transfer of General Partner Interest

Except for transfer by MPLX GP of all, but not less than all, of its general partner interest to (1) an affiliate of MPLX GP (other than an individual), or (2) another entity as part of the merger or consolidation of MPLX GP with or into such entity or the transfer by MPLX GP of all or substantially all of its assets to such entity, MPLX GP may not transfer all or any part of its general partner interest to another person prior to December 31, 2022 without the approval of the holders of at least a majority of the outstanding MPLX Common Units, excluding MPLX Common Units held by MPLX GP and its affiliates. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of the MPLX general partner, agree to be bound by the provisions of the MPLX partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

MPLX GP and its affiliates may at any time transfer MPLX Common Units and subordinated units (if any are outstanding and owned by MPLX GP or its affiliates) to one or more persons, without MPLX unitholder approval, except that they may not transfer subordinated units to MPLX.

Transfer of Ownership Interests in MPLX GP

At any time, MPC and its affiliates may sell or transfer all or part of their membership interest in MPLX GP, or their membership interests in MPC Investment LLC, the sole member of MPLX GP, to an affiliate or third party without the approval of MPLX’s unitholders.

Transfer of Incentive Distribution Rights

At any time, MPLX GP may sell or transfer its incentive distribution rights to an affiliate or third party without the approval of the MPLX unitholders.

Change of Management Provisions

The MPLX partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove MPLX GP as the MPLX general partner or otherwise change MPLX’s management. If any person or group other than MPLX GP and its affiliates acquires beneficial ownership of 20.0% or more of any class of units, that person or group loses voting rights on all units held by such person or group. This loss of voting rights does not apply to any person or group that acquires the units from MPLX GP or its affiliates and any transferees of that person or group who are notified by MPLX GP that they will not lose their voting rights or to any person or group who acquires the units with the prior approval of the board of directors of MPLX GP. Please read “—Withdrawal or Removal of MPLX GP.”

Limited Call Right

If at any time MPLX GP and its affiliates own more than 85.0% of the then-issued and outstanding limited partner interests of any class, MPLX GP will have the right, which it may assign in whole or in part to any of its affiliates or to MPLX, to acquire all, but not less than all, of the limited partner interests of such class held by unaffiliated persons as of a record date to be selected by MPLX GP, on at least 10, but not more than 60, days’ written notice.

The purchase price in the event of this purchase is the greater of:

•	the highest cash price paid by either MPLX GP or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which MPLX GP first mails notice of its election to purchase those limited partner interests; and

•	the current market price calculated in accordance with the MPLX partnership agreement as of the date three business days before the date the notice is mailed.

As a result of MPLX GP’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his or her limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than an MPLX unitholder may anticipate the market price to be in the future. The tax consequences to an MPLX unitholder of the exercise of this call right are the same as a sale by that MPLX unitholder of his MPLX Common Units in the market. Please read “Material U.S. Federal Income Tax Consequences of MPLX Common Unit Ownership—Disposition of Common Units.”

Redemption of Ineligible Holders

In order to avoid any material adverse effect on the maximum applicable rates that can be charged to customers by MPLX’s subsidiaries on assets that are subject to rate regulation by FERC or analogous regulatory body, the general partner at any time can request a transferee or an MPLX unitholder to certify or re-certify:

•	that the transferee or MPLX unitholder is an individual or an entity subject to U.S. federal income taxation on the income generated by MPLX; or

•	that, if the transferee MPLX unitholder is an entity not subject to U.S. federal income taxation on the income generated by MPLX, as in the case, for example, of a mutual fund taxed as a regulated investment company or a partnership, all the entity’s owners are subject to U.S. federal income taxation on the income generated by MPLX.

Furthermore, in order to avoid a substantial risk of cancellation or forfeiture of any property, including any governmental permit, endorsement or other authorization, in which MPLX has an interest as the result of any U.S. federal, state or local law or regulation concerning the nationality, citizenship or other related status of any MPLX unitholder, MPLX GP may at any time request MPLX unitholders to certify as to, or provide other information with respect to, their nationality, citizenship or other related status.

The certifications as to taxpayer status and nationality, citizenship or other related status can be changed in any manner MPLX GP determines is necessary or appropriate to implement its original purpose.

If an MPLX unitholder fails to furnish the certification or other requested information within 30 days or if MPLX GP determines, with the advice of counsel, upon review of such certification or other information that an MPLX unitholder does not meet the status set forth in the certification, MPLX will have the right to redeem all of the MPLX units held by such MPLX unitholder at the market price as of the date three days before the date the notice of redemption is mailed.

The purchase price will be paid in cash or by delivery of a promissory note, as determined by MPLX GP. Any such promissory note will bear interest at the rate of 5.0% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date. Further, the units will not be entitled to any allocations of income or loss, distributions or voting rights while held by such MPLX unitholder.

Meetings; Voting

Except as described below regarding a person or group owning 20.0% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of MPLX’s limited partners and to act upon matters for which approvals may be solicited.

MPLX GP does not anticipate that any meeting of MPLX unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the MPLX unitholders may be taken either at a meeting of the MPLX unitholders or, if authorized by MPLX GP, without a meeting if consents in writing describing the action so taken are signed by holders of the number of units that would be necessary to authorize or take that action at a meeting where all limited partners were present and voted. Meetings of the MPLX unitholders may be called by MPLX GP or by MPLX unitholders owning at least 20.0% of the outstanding units of the class for which a meeting is proposed. MPLX unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the MPLX unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage. The units representing the general partner interest are units for distribution and allocation purposes, but do not entitle MPLX GP to any vote other than its rights as general partner under the MPLX partnership agreement, will not be entitled to vote on any action required or permitted to be taken by the MPLX unitholders and will not count toward or be considered outstanding when calculating required votes, determining the presence of a quorum, or for similar purposes.

Each record holder of a unit has a vote according to his or her percentage interest in MPLX, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Securities; Preemptive Rights.” However, if at any time any person or group, other than MPLX GP and its affiliates, a direct transferee of MPLX GP and its affiliates or a transferee of such direct transferee who is notified by MPLX GP that he or she will not lose its voting rights, acquires, in the aggregate, beneficial ownership of 20.0% or more of any class of units then outstanding, that person or group will lose voting rights on all such units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of MPLX unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. MPLX Common Units held in a nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise. Except as the MPLX partnership agreement otherwise provides, subordinated units (if any are outstanding) will vote together with MPLX Common Units as a single class. Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of MPLX Common Units under the MPLX partnership agreement will be delivered to the record holder by MPLX or by the transfer agent.

Status as a Limited Partner

By transfer of MPLX Common Units in accordance with the MPLX partnership agreement, each transferee of MPLX Common Units shall be admitted as a limited partner with respect to the MPLX Common Units transferred when such transfer and admission is reflected in MPLX’s register. Except as described under “—Limited Liability,” the MPLX Common Units will be fully paid, and MPLX unitholders will not be required to make additional contributions.

Indemnification

Under the MPLX partnership agreement, in most circumstances, MPLX will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	MPLX GP;

•	any departing general partner;

•	any person who is or was an affiliate of MPLX GP or any departing general partner;

•	any person who is or was a director, officer, managing member, manager, general partner, fiduciary or trustee of MPLX or MPLX’s subsidiaries, or any entity set forth in the preceding three bullet points;

•	any person who is or was serving as director, officer, managing member, manager, general partner, fiduciary or trustee of another person owing a fiduciary duty to MPLX or any of MPLX’s subsidiaries at the request of MPLX GP or any departing general partner or any of their affiliates; and

•	any person designated by MPLX GP because such person’s status, service or relationship exposes such person to claims or suits relating to MPLX’s business and affairs.

Any indemnification under these provisions will only be out of MPLX’s assets. Unless it otherwise agrees, MPLX GP will not be personally liable for, or have any obligation to contribute or lend funds or assets to MPLX to enable MPLX to effectuate, indemnification. MPLX will purchase insurance against liabilities asserted against and expenses incurred by persons for MPLX’s activities, regardless of whether MPLX would have the power to indemnify the person against such liabilities under the MPLX partnership agreement.

Reimbursement of Expenses

The MPLX partnership agreement requires MPLX to reimburse MPLX GP for all direct and indirect expenses it incurs or payments it makes on MPLX’s behalf and all other expenses allocable to MPLX or otherwise incurred by MPLX GP in connection with operating MPLX’s business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for MPLX or on MPLX’s behalf and expenses allocated to MPLX GP by its affiliates. MPLX GP is entitled to determine in good faith the expenses that are allocable to MPLX.

Books and Reports

MPLX GP is required to keep appropriate books of MPLX’s business at MPLX’s principal offices. The books will be maintained for financial reporting purposes on an accrual basis. For fiscal and tax reporting purposes, MPLX’s fiscal year is the calendar year.

MPLX will mail or make available to record holders of MPLX Common Units, within 105 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by MPLX’s independent public accountants. Except for MPLX’s fourth quarter, MPLX will also mail or make available summary financial information within 50 days after the close of each quarter.

MPLX will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. MPLX’s ability to furnish this summary information to MPLX unitholders will depend on the cooperation of MPLX unitholders in supplying MPLX with specific information. Every MPLX unitholder will receive information to assist in determining his or her U.S. federal and state tax liability and filing U.S. federal and state income tax returns, regardless of whether he or she supplies MPLX with information.

Right to Inspect MPLX’s Books and Records

The MPLX partnership agreement provides that a limited partner can, for a purpose reasonably related to his or her interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his or her own expense, have furnished to such limited partner:

•	a current list of the name and last known address of each record holder;

•	copies of the MPLX partnership agreement and MPLX’s certificate of limited partnership and all amendments thereto; and

•	certain information regarding the status of MPLX’s business and financial condition.

MPLX GP may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which MPLX GP determines is not in MPLX’s best interests or that MPLX is required by law or by agreements with third parties to keep confidential. The MPLX partnership agreement limits the right to information that a limited partner would otherwise have under Delaware law.

Registration Rights

Under the MPLX partnership agreement, MPLX has agreed to register for resale under the Securities Act and applicable state securities laws any MPLX Common Units, subordinated units (if any are outstanding) or other partnership interests proposed to be sold by MPLX GP or any of its affiliates, other than individuals, or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of MPLX GP as the MPLX general partner. MPLX is obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

Exclusive Forum

The MPLX partnership agreement provides that the Court of Chancery of the State of Delaware shall be the exclusive forum for any claims, suits, actions or proceedings (i) arising out of or relating in any way to the MPLX partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the MPLX partnership agreement or the duties, obligations or liabilities among MPLX’s partners, or obligations or liabilities of MPLX’s partners to MPLX, or the rights or powers of, or restrictions on, MPLX’s partners or MPLX), (ii) brought in a derivative manner on MPLX’s behalf, (iii) asserting a claim of breach of a duty owed by any of MPLX’s, or MPLX GP’s, directors, officers, or other employees, or owed by MPLX GP, to MPLX or MPLX’s partners, (iv) asserting a claim against MPLX arising pursuant to any provision of the Delaware LP Act or (v) asserting a claim against MPLX governed by the internal affairs doctrine. Although MPLX believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against MPLX’s directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or similar governing documents have been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in the MPLX partnership agreement to be inapplicable or unenforceable in such action.

COMPARISON OF RIGHTS OF MPLX UNITHOLDERS AND MWE UNITHOLDERS

The rights of MPLX unitholders are currently governed by MPLX’s First Amended and Restated Agreement of Limited Partnership, which is referred to as the MPLX partnership agreement, and the Delaware Uniform Limited Partnership Act, which is referred to as the Delaware LP Act. The rights of MWE’s unitholders are currently governed by MWE’s Third Amended and Restated Agreement of Limited Partnership, as amended by Amendment No. 1 to the Third Amended and Restated Agreement of Limited Partnership, which together are referred to as the MWE partnership agreement, and the Delaware LP Act. If the Merger is completed, the rights of former MWE unitholders will be governed by the MPLX partnership agreement and the Delaware LP Act.

There are many differences between the rights of MWE unitholders and the rights of MPLX unitholders. Some of these, such as distribution and voting rights, are significant. The following description summarizes the material differences that may affect the rights of MWE Common Unitholders and MPLX Common Unitholders but does not purport to be a complete statement of all those differences or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. MWE unitholders should read carefully the relevant provisions of the MPLX partnership agreement and the MWE partnership agreement. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find More Information.”

Purpose

MPLX	MWE
MPLX’s stated purpose under the MPLX partnership agreement is to engage in any business activities that are approved by its general partner, MPLX GP, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware LP Act. MPLX GP, however, may not cause MPLX to engage in any business activities that MPLX GP determines would be reasonably likely to cause MPLX to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes.

MWE’s stated purpose under the MWE partnership agreement is limited to serving as a member of MWE’s operating company, MarkWest Energy Operating Company, L.L.C. (“MWE Opco”), and engaging in any business activities that may be engaged in by MWE Opco or its subsidiaries or that are approved by MWE GP. All of MWE’s operations are conducted through MWE Opco and its subsidiaries or MarkWest Hydrocarbon. MWE owns 100% of the outstanding membership interest of MWE Opco and 100% of the outstanding common stock of MarkWest Hydrocarbon. The limited liability company agreement of MWE Opco provides that MWE Opco may, directly or indirectly, engage in:

•    its operations as conducted immediately before MWE’s initial public offering;

•    any other activity approved by MWE GP but only to the extent that MWE GP reasonably determines that, as of the date of the acquisition or commencement of the activity, the activity generates “qualifying income” as this term is defined in Section 7704 of the Internal Revenue Code; or

•    any activity that enhances the operations of an activity that is described in either of the two preceding clauses or any other activity provided such activity does not affect MWE’s treatment as a partnership for U.S. federal income tax purposes.

MPLX	MWE
MWE GP is authorized in general to perform all acts deemed necessary to carry out MWE’s purposes and to conduct MWE’s business.

Outstanding Units

MPLX	MWE

As of September 30, 2015, MPLX had outstanding 80,336,711 MPLX Common Units and 1,639,525 general partner units. Following the consummation of the Merger, MPLX expects to have outstanding (a) approximately 294 million MPLX Common Units, based on 195,679,205 MWE Common Units outstanding (assuming all outstanding Phantom Units are converted into MWE Common Units net of the number of MWE Common Units equivalent to the dollar value of applicable withholding taxes) as of September 30, 2015, (b) approximately 26 million MPLX Class A Units based upon 195,195,143 MWE Common Units and 744,711 Phantom Units outstanding on September 30, 2015 and the closing price of MPLX Common Units on such date and (c) approximately 8 million MPLX Class B Units.

The MPLX Class B Units will convert automatically into 1.09 MPLX Common Units and the right to receive the Cash Consideration in two annual installments on July 1, 2016 and July 1, 2017 (unless earlier converted upon certain fundamental changes regarding MPLX).

MPLX Class A Units, which will be held by wholly owned subsidiaries of MPLX, will not be convertible into MPLX Common Units and will not have any redemption or conversion rights.

As of September 30, 2015, MWE had outstanding (a) 195,195,143 MWE Common Units, (b) 22,640,000 MWE Class A Units, (c) 7,981,756 MWE Class B Units and (d) 744,711 Phantom Units.

The MWE Class B Units will convert automatically into MWE Common Units on a one-for-one basis in five annual installments (unless earlier converted upon certain fundamental changes regarding MWE). The first, second and third installments of MWE Class B Units converted into MWE Common Units on July 1, 2013, July 1, 2014 and July 1, 2015, respectively, and the remaining installments will convert into MWE Common Units on July 1 of the next two succeeding years.

MWE Class A Units, which are all held by wholly owned subsidiaries of MWE, are not convertible into MWE Common Units and do not have any other redemption or conversion rights.

Issuance of Additional Securities

MPLX	MWE

The MPLX partnership agreement authorizes MPLX to issue an unlimited number of additional partnership interests (including partnership interests that are senior to existing classes and series of partnership interests) for the consideration and on the terms and conditions determined by MPLX GP without the approval of MPLX’s unitholders.

It is possible that MPLX will fund acquisitions through the issuance of additional MPLX Common Units, subordinated units or other partnership interests. Holders of any additional MPLX Common Units that MPLX issues will be entitled to share equally with the then-existing holders of MPLX Common Units in distributions of available cash. In addition, the issuance

The MWE partnership agreement authorizes MWE to issue an unlimited number of additional partnership securities or appreciation rights with respect to partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions established by MWE GP in its sole discretion without the approval of MWE’s unitholders.

It is possible that MWE will fund acquisitions through the issuance of additional MWE Common Units or other equity securities. Holders of any additional MWE Common Units that MWE issues will be entitled to share equally with the then-existing holders of MWE Common Units in distributions of available cash. In addition, the issuance of additional partnership interests

MPLX	MWE

of additional MPLX Common Units or other partnership interests may dilute the value of the interests of the then-existing holders of MPLX Common Units in MPLX’s net assets.

In accordance with Delaware law and the provisions of the MPLX partnership agreement, MPLX may also issue additional partnership interests that, as determined by MPLX GP, may have special voting rights to which the MPLX Common Units are not entitled. In addition, the MPLX partnership agreement does not prohibit the issuance by MPLX’s subsidiaries of equity interests, which may effectively rank senior to the MPLX Common Units.

may dilute the value of the interest of the then-existing holders of MWE Common Units in MWE’s net assets.

In accordance with Delaware law and the provisions of the MWE partnership agreement, MWE may also issue additional partnership interests that, in the sole discretion of MWE GP, have special voting rights to which holders of MWE Common Units are not entitled.

Distributions of Available Cash

MPLX	MWE

General. The MPLX partnership agreement requires that, within 60 days after the end of each quarter, MPLX distribute all of MPLX’s available cash to MPLX unitholders of record on the applicable record date.

Definition of Available Cash. Available cash is defined in the MPLX partnership agreement, and it generally means, for any quarter:

•    all cash and cash equivalents on hand at the end of that quarter;

•    less, the amount of cash reserves established by MPLX GP to:

•    provide for the proper conduct of MPLX’s business (including reserves for future capital expenditures and for anticipated future credit needs) subsequent to that quarter;

•    comply with applicable law, any of MPLX’s debt instruments or other agreements; or

•    provide funds for distributions to MPLX’s unitholders and to MPLX GP for any one or more of the next four quarters;

•    plus, if MPLX GP so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

Under the MPLX partnership agreement, working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility

General. The MWE partnership agreement requires that within 45 days after the end of each quarter, MWE will distribute all of its Available Cash (as defined below) to MWE unitholders of record on the applicable record date. MWE will make distributions of Available Cash to all common unitholders and Class A unitholders, pro rata and MWE will make distributions of Hydrocarbon Available Cash (as defined below) pro rata to MWE’s common unitholders. Class B unitholders are not entitled to participate in MWE’s distributions of Available Cash or of Hydrocarbon Available Cash prior to their conversion into MWE Common Units.

Definition of Available Cash. Available Cash is defined in the MWE partnership agreement, and it generally means, for each fiscal quarter:

•    all cash and cash equivalents of MWE, MWE Opco and their respective subsidiaries (the “Partnership Group”) on hand at the end of the quarter;

•    less the amount of cash that MWE GP determines in its reasonable discretion is necessary or appropriate to:

•    provide for the proper conduct of the Partnership Group’s businesses;

•    comply with applicable law, any of any member of the Partnership Group’s debt instruments, or other agreements; or

•    provide funds for distributions to MWE’s unitholders for any one or more of the next four quarters;

MPLX	MWE

or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners and with the intent of the borrower to repay such borrowings within twelve months with funds other than from additional working capital borrowings.

Intent to Distribute the Minimum Quarterly Distribution. MPLX intends to make a minimum quarterly distribution to the holders of MPLX Common Units and subordinated units, if any (and MPLX Class A units following the consummation of the Merger), of $0.2625 per unit, or $1.05 per unit on an annualized basis, to the extent MPLX has sufficient cash from its operations after the establishment of cash reserves and the payment of costs and expenses, including reimbursements of expenses to MPLX GP. However, there is no guarantee that MPLX will pay the minimum quarterly distribution in any quarter. The amount of distributions paid under this policy and the decision to make any distribution is determined by MPLX GP, taking into consideration the terms of the MPLX partnership agreement.

General Partner Interest and Incentive Distribution Rights. MPLX GP is entitled to 2.0% of all quarterly distributions made prior to MPLX’s liquidation based on its 2.0% general partner interest in MPLX. MPLX GP has the right, but not the obligation, to contribute a proportionate amount of capital to MPLX to maintain its current general partner interest. MPLX GP’s 2.0% interest in these distributions will be reduced if MPLX issues additional units in the future and MPLX GP does not contribute a proportionate amount of capital to MPLX to maintain its 2.0% general partner interest.

MPLX GP also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 48.0%, of the cash MPLX distributes from operating surplus in excess of $0.301875 per unit per quarter. The amount distributable to MPLX GP pursuant to the incentive distribution rights does not include any distributions that MPLX GP or its affiliates may receive on common, subordinated or general partner units that they own.

•    plus all additional cash and cash equivalents of the Partnership Group (excluding MarkWest Hydrocarbon) on hand on the date of determination of Available Cash for the relevant quarter resulting from working capital borrowings made after the end of that quarter. Working capital borrowings are generally borrowings that are made under MWE’s revolving credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

Notwithstanding the foregoing, “Available Cash” does not include any Hydrocarbon Available Cash.

Definition of Hydrocarbon Available Cash. Generally, Hydrocarbon Available Cash is defined as all cash and cash equivalents on hand derived from or attributable to MWE’s ownership of, or sale or other disposition of, the shares of common stock of MarkWest Hydrocarbon.

MWE’s ability to distribute available cash is contractually restricted by the terms of MWE’s credit agreement and by the terms of MWE’s indentures governing its outstanding notes. MWE’s credit agreement contains covenants requiring MWE to maintain certain financial ratios and a minimum net worth. MWE is prohibited from making any distribution to unitholders if such distribution would cause an event of default or otherwise violate a covenant under MWE’s credit agreement or MWE’s indentures governing its outstanding notes. There is no guarantee that MWE will pay a quarterly distribution.

Distributions of Cash upon Liquidation

MPLX	MWE

If MPLX dissolves in accordance with the MPLX partnership agreement, MPLX will sell or otherwise dispose of MPLX’s assets in a process called liquidation. MPLX will first apply the proceeds of liquidation to the payment of MPLX’s creditors. MPLX will distribute any remaining proceeds to MPLX unitholders and MPLX GP, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of MPLX’s assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding MPLX Common Units to a preference over the holders of outstanding subordinated units, if any, upon MPLX’s liquidation, to the extent required to permit MPLX Common Unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the MPLX Common Units. However, there may not be sufficient gain upon MPLX’s liquidation to enable the holders of MPLX Common Units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units, if any. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of MPLX GP.

If MWE dissolves in accordance with the MWE partnership agreement, MWE will sell or otherwise dispose of MWE’s assets in a process called liquidation. MWE will first apply the proceeds of liquidation to the payment of MWE’s creditors. MWE will distribute any remaining proceeds to MWE’s unitholders, including the holders of MWE Class B Units that convert to MWE Common Units upon liquidation, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of MWE’s assets in liquidation.

Incentive Distribution Rights

MPLX	MWE

MPLX GP is entitled to 2.0% of all quarterly distributions made prior to MPLX’s liquidation based on its 2.0% general partner interest in MPLX. MPLX GP has the right, but not the obligation, to contribute a proportionate amount of capital to MPLX to maintain its current general partner interest. MPLX GP’s initial 2.0% interest in these distributions will be reduced if MPLX issues additional units in the future and MPLX GP does not contribute a proportionate amount of capital to MPLX to maintain its 2.0% general partner interest.

MPLX GP also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 48.0%, of the cash MPLX distributes from operating surplus in excess of $0.301875 per unit

MWE GP is a wholly owned subsidiary of MWE as a result of the ownership structure adopted after the February 2008 merger of MWE and MarkWest Hydrocarbon. MWE’s organizational structure does not currently include any incentive distribution rights representing a general partner’s right to receive a percentage of quarterly distributions of available cash after a minimum quarterly distribution and specified target distribution levels have been achieved.

MPLX	MWE
per quarter. The amount distributable to MPLX GP pursuant to the incentive distribution rights does not include any distributions that MPLX GP or its affiliates may receive on common, subordinated or general partner units that they own.

Merger, Sale or Other Disposition of Assets

MPLX	MWE

The MPLX partnership agreement provides that a merger, consolidation or conversion of MPLX requires the prior consent of MPLX GP. However, MPLX GP will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to MPLX or the limited partners, including any duty to act in the best interest of MPLX or the limited partners, other than the implied contractual covenant of good faith and fair dealing.

In addition, the MPLX partnership agreement generally prohibits MPLX GP, without the prior approval of the holders of a unit majority, from causing MPLX to, among other things, sell, exchange or otherwise dispose of all or substantially all of MPLX’s assets in a single transaction or a series of related transactions. MPLX GP may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of MPLX’s assets without that approval. MPLX GP may also sell any or all of MPLX’s assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, MPLX GP may consummate any merger with another limited liability entity without the prior approval of MPLX’s unitholders if MPLX is the surviving entity in the transaction, MPLX GP has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in an amendment to the MPLX partnership agreement requiring unitholder approval, each of MPLX’s units will be an identical unit of MPLX following the transaction and the partnership interests to be issued by MPLX in such merger do not exceed 20.0% of MPLX’s outstanding partnership interests immediately prior to the transaction.

If the conditions specified in the MPLX partnership agreement are satisfied, MPLX GP may convert MPLX or any of MPLX’s subsidiaries into a new limited liability entity or merge MPLX or any of MPLX’s subsidiaries into, or convey all of MPLX’s assets to, a

The MWE partnership agreement generally prohibits MWE GP, without the prior approval of the holders of a majority of the outstanding MWE Common Units, from causing MWE to, among other things, consummate any single transaction or series of related transactions pursuant to which MWE would sell, exchange or otherwise dispose of all or substantially all of MWE’s assets, including by way of merger, consolidation or other combination, or approving on MWE’s behalf the sale, exchange or other disposition of all or substantially all of the assets of MWE’s subsidiaries as a whole. MWE GP may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of MWE’s assets without that approval. MWE GP may also sell all or substantially all of MWE’s assets under a foreclosure or other realization upon those encumbrances without such approval.

If conditions specified in the MWE partnership agreement are satisfied, MWE GP may, without the approval of the holders of a majority of the outstanding MWE Common Units, merge MWE or any of MWE’s subsidiaries into, or convey some or all of MWE’s assets to, a newly formed entity if the sole purpose of that merger or conveyance is to change MWE’s legal form into another limited liability entity. MWE’s unitholders are not entitled to appraisal rights under the MWE partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of MWE’s assets or any other transaction or event for such purpose.

MPLX	MWE

newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in MPLX’s legal form into another limited liability entity, MPLX GP has received an opinion of counsel regarding limited liability and tax matters, and MPLX GP determines that the governing instruments of the new entity provide the limited partners and MPLX GP with the same rights and obligations as contained in the MPLX partnership agreement.

Unitholders are not entitled to dissenters’ rights of appraisal under the MPLX partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of MPLX’s assets or any other similar transaction or event.

Election of General Partner and Directors of the General Partner

MPLX	MWE
MPLX unitholders have no right to elect the MPLX general partner or the board of directors of MPLX GP on an annual or other continuing basis. The board of directors of MPLX GP is chosen by the members of MPLX GP, which is a wholly owned subsidiary of MPC.

MWE unitholders have no right to elect the general partner.

The number of directors of the board of directors of MWE GP will be between seven and eleven, but the number of the directors may be changed by the majority of the directors of the board of directors of MWE GP so long as the decrease in number does not shorten the term of any incumbent director. Unless otherwise previously elected at a special meeting, at each annual meeting of the limited partners, the directors will be elected by the limited partners to hold office until the next annual meeting. Each director will hold office for the term for which such director is elected or until such director’s earlier death, resignation or removal. Any vacancies may be filled, until the next annual meeting, by a majority of the remaining directors then in office. A director may be removed only for cause and only upon a vote of the majority of the remaining directors then in office. If the SEC promulgates a rule that provides for nomination by the stockholders or the unitholders of publicly traded companies of persons for election to the board of directors, MWE and MWE GP will adopt such rule as applied to a corporation without regard to any exemptions provided to limited partnerships.

Meetings; Voting

MPLX	MWE

Except as described below regarding a person or group owning 20.0% or more of any class of MPLX units then outstanding, record holders of MPLX units on the applicable record date will be entitled to notice of, and to vote at, meetings of MPLX’s limited partners and to act upon matters for which approvals may be solicited.

MPLX GP does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the MPLX unitholders may be taken either at a meeting of the MPLX unitholders or, if authorized by MPLX GP, without a meeting if consents in writing describing the action so taken are signed by holders of the number of MPLX units that would be necessary to authorize or take that action at a meeting where all limited partners were present and voted. Meetings of the MPLX unitholders may be called by MPLX GP or by unitholders owning at least 20.0% of the outstanding units of the class for which a meeting is proposed. MPLX unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the MPLX unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage. The MPLX units representing the general partner interest are units for distribution and allocation purposes, but do not entitle MPLX GP to any vote other than its rights as general partner under the MPLX partnership agreement, will not be entitled to vote on any action required or permitted to be taken by the MPLX unitholders and will not count toward or be considered outstanding when calculating required votes, determining the presence of a quorum, or for similar purposes.

Each record holder of an MPLX unit has a vote according to his or her percentage interest in MPLX, although additional limited partner interests having special voting rights could be issued. However, if at any time any person or group, other than MPLX GP and its affiliates, a direct transferee of MPLX GP and its affiliates or a transferee of such direct transferee who is notified by MPLX GP that such person or group will not lose voting rights, acquires, in the aggregate, beneficial ownership of 20.0% or more of any class of units then outstanding, that person or group will lose

Except as described below regarding a person or group owning 20% or more of any class of MWE units then outstanding and except for MWE Class A Units and MWE Class B Units, unitholders or assignees who are record holders of MWE Common Units on the record date will be entitled to notice of, and to vote at, meetings of MWE’s limited partners and to act upon matters for which approvals may be solicited. MWE Common Units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by MWE GP at the written direction of the record holder. Absent direction of this kind, MWE Common Units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner will not be voted.

Any action that is required or permitted to be taken by MWE unitholders may be taken either at a meeting of MWE’s unitholders or, if authorized by MWE GP, without a meeting if consents in writing describing the action so taken are signed by holders of the number of MWE units necessary to authorize or take that action at a meeting. Special meetings of MWE’s unitholders may be called by MWE GP or by MWE’s unitholders owning at least 20% of the outstanding MWE Common Units. MWE’s unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding MWE Common Units, represented in person or by proxy, will constitute a quorum unless any action by MWE unitholders requires approval by holders of a greater percentage of MWE Common Units, in which case the quorum will be the greater percentage.

However, if at any time any person or group, other than MWE GP and its affiliates, or a direct or subsequently approved transferee of MWE GP or its affiliates, or any person or group who acquires the units with the prior approval of MWE GP, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of such units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. MWE Common Units held in a nominee or street name account will be voted by the broker or other nominee in accordance with the

MPLX	MWE

voting rights on all of such MPLX units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of MPLX unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. MPLX Common Units held in a nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and such nominee provides otherwise. Except as the MPLX partnership agreement otherwise provides, subordinated units (if any are outstanding) will vote together with MPLX Common Units as a single class.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of MPLX Common Units under the MPLX partnership agreement will be delivered to the record holder by MPLX or by the transfer agent.

instruction of the beneficial owner unless the arrangement between the beneficial owner and such nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of MWE Common Units under the MWE partnership agreement will be delivered to the record holder by MWE or by its transfer agent.

The annual meeting of the limited partners holding MWE Common Units will be held in June each year or on such other date and time as may be fixed from time to time by MWE GP. Notice of the annual meeting will be given between ten days and 60 days prior to the meeting date. The limited partners holding MWE Common Units will vote together as a single class. The limited partners entitled to vote will elect by plurality of the votes cast at such meeting the directors of MWE GP. Each MWE Common Unit is entitled to one vote for each MWE Common Unit that is registered in the name of the limited partner on the record date for the meeting. MWE GP, MWE or their affiliates cannot vote their units that they are otherwise entitled to vote, and those units are not considered to be outstanding for purposes of determining a quorum.

Advance Notice Requirements for Nominations and Other Proposals

MPLX	MWE
As discussed above, MPLX unitholders have no right to elect the MPLX general partner or the board of directors of MPLX GP on an annual or other continuing basis. The board of directors of MPLX GP is chosen by the members of MPLX GP, which is a wholly owned subsidiary of MPC.	Not applicable.

Withdrawal or Removal of the General Partner

MPLX	MWE
Except as described below, MPLX GP has agreed not to withdraw voluntarily as the general partner of MPLX prior to December 31, 2022 without obtaining the approval of the holders of at least a majority of the outstanding MPLX Common Units, excluding common units held by MPLX GP and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2022, MPLX GP may withdraw as general partner

MWE’s general partner cannot withdraw and cannot be removed at any time for any reason. Any attempt of withdrawal or removal of MWE’s general partner will be null and void. Nonetheless, if MWE’s general partner withdraws in violation of the MWE partnership agreement:

•    the withdrawing general partner must give 90 days’ notice to the limited partners;

MPLX	MWE

without first obtaining approval of any MPLX unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the MPLX partnership agreement. Notwithstanding the information above, MPLX GP may withdraw without MPLX unitholder approval upon 90 days’ written notice to the limited partners if at least 50.0% of the outstanding MPLX Common Units and subordinated units, if any, are held or controlled by one person and its affiliates other than MPLX GP and its affiliates. In addition, the MPLX partnership agreement permits MPLX GP in some instances to sell or otherwise transfer all of its general partner interest in MPLX without the approval of the MPLX unitholders.

Upon voluntary withdrawal of the general partner by giving notice to the other partners, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, MPLX will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree to continue MPLX’s business by appointing a successor general partner.

MPLX GP may not be removed unless that removal is approved by the vote of the holders of not less than 66 2⁄3% of MPLX’s outstanding MPLX Common Units and subordinated units, if any, voting together as a single class, including units held by MPLX GP and its affiliates, and MPLX receives an opinion of counsel regarding limited liability and tax matters. Any removal of MPLX GP is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding MPLX Common Units, voting as a separate class, and subordinated units, if any, voting as a separate class. The ownership of more than 33 1⁄3% of the outstanding MPLX Common Units and subordinated units, if any, by MPLX GP and its affiliates would give them the practical ability to prevent MPLX GP’s removal. As of September 30, 2015, MPLX GP and its affiliates collectively owned approximately 70.9% of the outstanding MPLX Common Units (excluding common units held by officers and directors of MPLX GP or MPC). Based on the closing price of MPLX Common Units of $38.21 on September 30, 2015 and 195,679,205 MWE Common Units outstanding (assuming all outstanding Phantom Units are converted into MWE Common Units net of the number of MWE Common Units equivalent to the dollar

•    the successor general partner will be elected by a plurality of the votes of MWE’s unitholders at a special meeting or an annual meeting;

•    the successor general partner elected will be admitted to MWE as the general partner effective immediately prior to the withdrawal of the predecessor general partner;

•    the successor general partner elected will automatically become the successor general partner or managing member of MWE’s subsidiaries; and

•    if the successor general partner is elected, MWE will not be dissolved and the successor general partner will continue the business of MWE.

MPLX	MWE

value of applicable withholding taxes) on such date, MPLX expects to issue approximately 213 million MPLX Common Units, approximately 26 million MPLX Class A Units and approximately 8 million MPLX Class B Units to former MWE unitholders in connection with the Merger. Based on the number of MPLX Common Units outstanding and MWE Common Units and Phantom Units outstanding as of the date of this proxy statement/prospectus, immediately following the completion of the Merger, MPLX expects to have approximately 294 million MPLX Common Units outstanding. MWE Common Unitholders are therefore expected to hold approximately 73% of the aggregate number of MPLX Common Units outstanding immediately after the Merger. Additionally, at the Effective Time, MPLX GP will purchase approximately 5.1 million MPLX general partner units for approximately $193.2 million in cash to maintain its 2% general partner interest in MPLX, based upon the closing price of MPLX Common Units of $38.21 on September 30, 2015.

The MPLX partnership agreement also provides that if MPLX GP is removed as MPLX’s general partner under circumstances where cause does not exist and units held by MPLX GP and its affiliates are not voted in favor of that removal:

•    the subordination period will end, and all outstanding subordinated units, if any, will immediately convert into MPLX Common Units on a one-for-one basis;

•    any existing arrearages in payment of the minimum quarterly distribution on the MPLX Common Units will be extinguished; and

•    MPLX GP will have the right to convert its general partner interest and its incentive distribution rights into MPLX Common Units or to receive cash in exchange for those interests based on the fair market value of those interests as of the effective date of its removal.

In the event of removal of MPLX GP under circumstances where cause exists or withdrawal of MPLX GP where that withdrawal violates the MPLX partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing

MPLX	MWE

general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where MPLX GP withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner will become a limited partner and its general partner interest and its incentive distribution rights will automatically convert into MPLX Common Units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, MPLX will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for MPLX’s benefit.

Transfer of General Partner Interests

MPLX	MWE

Except for transfer by MPLX GP of all, but not less than all, of its general partner interest to:

•    an affiliate of MPLX GP (other than an individual), or

•    another entity as part of the merger or consolidation of MPLX GP with or into such entity or the transfer by MPLX GP of all or substantially all of its assets to such entity,

The general partner interests in MWE cannot be transferred to any person for any reason. So long as MWE is a limited partnership, 100% of the general partner interests will be owned by MWE or one or more of its wholly owned subsidiaries.

MPLX	MWE

MPLX GP may not transfer all or any part of its general partner interest to another person prior to December 31, 2022 without the approval of the holders of at least a majority of the outstanding MPLX Common Units, excluding common units held by MPLX GP and its affiliates. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of MPLX GP, agree to be bound by the provisions of the MPLX partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

MPLX GP and its affiliates may at any time transfer MPLX Common Units and subordinated units (if any are outstanding and owned by MPLX GP or its affiliates,) to one or more persons, without MPLX unitholder approval, except that they may not transfer subordinated units to MPLX.

Limited Preemptive Right

MPLX	MWE

Upon issuance of additional limited partner interests (other than the issuance of MPLX Common Units in connection with a reset of the incentive distribution target levels or the issuance of MPLX Common Units upon conversion of outstanding partnership interests), MPLX GP is entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 2.0% general partner interest in MPLX. MPLX GP’s 2.0% interest in MPLX will be reduced if MPLX issues additional units in the future and MPLX GP does not contribute a proportionate amount of capital to MPLX to maintain its 2.0% general partner interest. Moreover, MPLX GP has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase MPLX Common Units, subordinated units or other partnership interests whenever, and on the same terms that, MPLX issues those interests to persons other than MPLX GP and its affiliates, to the extent necessary to maintain the percentage interest of MPLX GP and its affiliates, including such interest represented by MPLX Common Units and subordinated units, that existed immediately prior to each issuance.

The other holders of MPLX Common Units do not have preemptive rights to acquire additional MPLX Common Units or other partnership interests.

Not applicable.

Limited Call Right

MPLX	MWE
If at any time MPLX GP and its affiliates own more than 85.0% of the then-issued and outstanding limited partner interests of any class, MPLX GP will have the right, which it may assign in whole or in part to any of its affiliates or to MPLX, to acquire all, but not less than all, of the limited partner interests of such class held by unaffiliated persons as of a record date to be selected by MPLX GP, on at least 10, but not more than 60, days’ written notice. The purchase price in the event of this purchase is the greater of (a) the highest cash price paid by either MPLX GP or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which MPLX GP first mails notice of its election to purchase those limited partner interests and (b) the current market price calculated in accordance with the MPLX partnership agreement as of the date three business days before the date the notice is mailed.	Not applicable.

Amendment of Partnership Agreement

MPLX	MWE

General. Amendments to the MPLX partnership agreement may be proposed only by MPLX GP. However, MPLX GP has no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to MPLX or the limited partners, including any duty to act in the best interests of MPLX or the limited partners, other than the implied contractual covenant of good faith and fair dealing. In order to adopt a proposed amendment, other than the amendments discussed below, MPLX GP is required to seek written approval of the holders of the number of MPLX units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

General. Amendments to the MWE partnership agreement may be proposed only by or with the consent of MWE GP, which consent may be given or withheld in its sole discretion, except as discussed below. In order to adopt a proposed amendment, other than the amendments discussed below, MWE GP must seek written approval of the holders of the number of MWE Common Units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by holders of a majority of the outstanding MWE Common Units.

MPLX	MWE

Prohibited Amendments. No amendment may be made that would:

•    enlarge the obligations of any limited partner without his or her consent, unless such is deemed to have occurred as a result of an amendment approved by at least a majority of the type or class of limited partner interests so affected; or

•    enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by MPLX to MPLX GP or any of its affiliates without its consent, which consent may be given or withheld at its option.

The provisions of the MPLX partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90.0% of the outstanding MPLX Common Units and subordinated units, if any, voting together as a single class (including units owned by MPLX GP and its affiliates).

No Unitholder Approval. MPLX GP may generally make amendments to the MPLX partnership agreement without the approval of any limited partner to reflect:

•    a change in MPLX’s name, the location of MPLX’s principal office, MPLX’s registered agent or its registered office;

•    the admission, substitution, withdrawal or removal of partners in accordance with the MPLX partnership agreement;

•    a change that MPLX GP determines to be necessary or appropriate to qualify or continue MPLX’s qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither MPLX nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;

•    an amendment that is necessary, in the opinion of MPLX’s counsel, to prevent MPLX or MPLX GP or its directors, officers, agents or trustees, from in any manner, being subjected to the provisions of the Investment Company Act of 1940, the Investment

Prohibited Amendments. No amendment may be made that would:

•    enlarge the obligations of any limited partner without his or her consent, unless approved by holders of a majority of the type or class of limited partner interests so affected;

•    enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by MWE to MWE GP or any of its affiliates without the consent of MWE GP, which may be given or withheld in its sole discretion;

•    change the term of MWE;

•    provide that MWE is not dissolved upon an election to dissolve MWE by MWE GP that is approved by holders of a majority of the outstanding MWE Common Units;

•    give any person the right to dissolve MWE other than MWE GP’s right to dissolve MWE with the approval of holders of a majority of the outstanding MWE Common Units; or

•    have a material adverse effect on the rights or preferences of any class of limited partner interests in relation to other classes of limited partner interests, unless approved by holders of a majority of the class so affected.

The provision of the MWE partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding MWE Common Units voting together as a single class.

In addition, any amendment that disproportionately and adversely affects the rights and preferences of MWE Class B Units in relation to other classes of interests in MWE would require the vote of the holders of MWE Class B Units, voting as a separate class.

No Unitholder Approval. MWE GP may generally make amendments to the MWE partnership agreement without the approval of any limited partner or assignee to reflect:

•    a change in MWE’s name, the location of MWE’s principal place of business, MWE’s registered agent or MWE’s registered office;

MPLX	MWE

Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

•    an amendment that MPLX GP determines to be necessary or appropriate for the authorization or issuance of additional partnership interests;

•    any amendment expressly permitted in the MPLX partnership agreement to be made by MPLX GP acting alone;

•    an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the MPLX partnership agreement;

•    any amendment that MPLX GP determines to be necessary or appropriate to reflect and account for the formation by MPLX of, or its investment in, any corporation, partnership or other entity, in connection with MPLX’s conduct of activities permitted by the MPLX partnership agreement;

•    a change in MPLX’s fiscal year or taxable year and any other changes that MPLX GP determines to be necessary or appropriate as a result of such change;

•    mergers with, conveyances to or conversions into another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conveyance or conversion other than those it receives by way of the merger, conveyance or conversion; or

•    any other amendments substantially similar to any of the matters described in the clauses above.

In addition, MPLX GP may make amendments to the MPLX partnership agreement without the approval of any limited partner if MPLX GP determines that those amendments:

•    do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

•    the admission, substitution, withdrawal, or removal of partners, as applicable, in accordance with the MWE partnership agreement;

•    a change that, in the sole discretion of MWE GP, is necessary or advisable for MWE to qualify or to continue MWE’s qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that none of MWE, MWE Opco or any of MWE Opco’s subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;

•    a change in MWE’s fiscal year or taxable year and related changes;

•    an amendment that is necessary, in the opinion of MWE’s counsel, to prevent MWE or MWE GP or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, or plan asset regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

•    subject to the limitations on the issuance of additional partnership securities described above, an amendment that in the discretion of MWE GP is necessary or advisable in connection with the authorization of the issuance of any class or series of additional partnership securities;

•    any amendment expressly permitted in the MWE partnership agreement to be made by MWE GP acting alone;

•    an amendment effected, necessitated or contemplated by a merger agreement that has been approved in accordance with the terms of the MWE partnership agreement;

•    any amendment that, in the discretion of MWE GP, is necessary or advisable for the formation by MWE of, or MWE’s investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by the MWE partnership agreement;

MPLX	MWE

•    are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any U.S. federal or state agency or judicial authority or contained in any U.S. federal or state statute;

•    are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed or admitted to trading;

•    are necessary or appropriate for any action taken by MPLX GP relating to splits or combinations of units under the provisions of the MPLX partnership agreement; or

•    are required to effect the intent of the provisions of the MPLX partnership agreement or are otherwise contemplated by the MPLX partnership agreement.

Opinion of Counsel and Unitholder Approval. For amendments of the type not requiring MPLX unitholder approval, MPLX GP is not required to obtain an opinion of counsel to the effect that an amendment will not affect the limited liability of any limited partner under Delaware law. No other amendments to the MPLX partnership agreement will become effective without the approval of holders of at least 90.0% of the outstanding MPLX Common Units and subordinated units, if any, voting as a single class unless MPLX first obtains such an opinion of counsel.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will require the approval of holders of at least a majority of the type or class of partnership interests so affected. Any amendment that would reduce the percentage of MPLX units required to take any action, other than to remove MPLX GP or call a meeting of MPLX unitholders, must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of units required to remove MPLX GP must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than 90.0% of

•    a merger or conveyance the sole purpose of which is to effect a change in the legal form of MWE to another limited liability entity; or

•    any other amendments substantially similar to any of the matters described in the clauses above.

In addition, MWE GP may make amendments to the MWE partnership agreement without the approval of any limited partner or assignee if MWE GP determines that those amendments:

•    do not adversely affect the limited partners (or any particular class of limited partners as compared to other classes of limited partners) in any material respect;

•    are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any U.S. federal or state agency or judicial authority or contained in any U.S. federal or state statute;

•    are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which MWE GP deems to be in MWE’s best interest and the best interest of the limited partners;

•    are necessary or advisable for any action taken by MWE GP relating to splits or combinations of units under the provisions of the MWE partnership agreement; or

•    are required to effect the intent of the provisions of the MWE partnership agreement or are otherwise contemplated by the MWE partnership agreement.

Opinion of Counsel and Unitholder Approval. MWE GP will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in MWE being treated as an entity for U.S. federal income tax purposes if one of the amendments described above under “—No Unitholder Approval” should occur. No other amendments to the MWE partnership agreement will become effective without the approval of holders

MPLX	MWE
outstanding MPLX Common Units and subordinated units, if any. Any amendment that would increase the percentage of units required to call a meeting of MPLX unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute at least a majority of the outstanding MPLX Common Units and subordinated units, if any.

of at least 90% of the outstanding MWE Common Units unless MWE obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of MWE’s limited partners or cause MWE, MWE Opco or any of MWE’s or MWE Opco’s subsidiaries to be taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not previously taxed as such).

Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

Amendments requiring 80% of the Outstanding MWE Common Units. Any amendments (except prohibited amendments as discussed above) regarding provisions dealing with amendments to the MWE partnership agreement, limited partner meetings and related to election of the directors of the MWE GP Board at annual meetings, quorum, action without a meeting and voting rights cannot be amended without holders of 80% of the outstanding MWE Common Units voting in favor of such amendments.

Indemnification

MPLX	MWE

Under the MPLX partnership agreement, in most circumstances, MPLX will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•    MPLX GP;

•    any departing general partner;

•    any person who is or was an affiliate of MPLX GP or any departing general partner;

•    any person who is or was a director, officer, managing member, manager, general partner, fiduciary or trustee of MPLX or MPLX’s subsidiaries, or any entity set forth in the preceding three bullet points;

•    any person who is or was serving as director, officer, managing member, manager, general partner, fiduciary or trustee of another person owing a fiduciary duty to MPLX or any of MPLX’s subsidiaries at the request of MPLX

Under the MWE partnership agreement, in most circumstances, MWE will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•    MWE GP;

•    any person who is or was an affiliate of MWE GP;

•    any person who is or was a member, partner, officer, director, employee, agent or trustee of any member of the Partnership Group, MWE GP or any affiliate of any member of the Partnership Group.

•    any person who is or was serving at the request of MWE GP or any affiliate of MWE GP as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person.

MPLX	MWE

GP or any departing general partner or any of their affiliates; and

•    any person designated by MPLX GP because such person’s status, service or relationship expose such person to claims or suits relating to MPLX’s business and affairs.

Any indemnification under these provisions will only be out of MPLX’s assets. Unless it otherwise agrees, MPLX GP will not be personally liable for, or have any obligation to contribute or lend funds or assets to MPLX to enable MPLX to effectuate, indemnification. MPLX purchases insurance against liabilities asserted against and expenses incurred by persons for MPLX’s activities, regardless of whether MPLX would have the power to indemnify the person against such liabilities under the MPLX partnership agreement.

Any indemnification under these provisions will only be out of MWE’s assets. MWE GP and its affiliates will not be personally liable for, or have any obligation to contribute or loan any monies or property to MWE to enable MWE to effectuate indemnification. MWE may purchase insurance against liabilities asserted against and expenses incurred by persons in connection with MWE’s activities, regardless of whether MWE would have the power to indemnify the person against liabilities under the MWE partnership agreement.

Conflicts of Interest

MPLX	MWE

Conflicts of interest exist and may arise in the future as a result of the relationship between MPLX GP and its affiliates on the one hand and MPLX and MPLX unitholders on the other hand. The MPLX partnership agreement contains provisions that modify and limit MPLX GP’s legal duties to MPLX unitholders. The MPLX partnership agreement also restricts the remedies available to MPLX unitholders for actions taken that, without those limitations, might constitute breaches of legal duty.

MPLX GP will not be in breach of its obligations under the MPLX partnership agreement or its duties to MPLX or MPLX’s unitholders if the resolution of the conflict is:

•    approved by the MPLX conflicts committee;

•    approved by the vote of holders of a majority of the outstanding MPLX Common Units, excluding any common units owned by MPLX GP or any of its affiliates;

•    on terms no less favorable to MPLX than those generally being provided to or available from unrelated third parties; or

•    fair and reasonable to MPLX, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to MPLX.

Not applicable.

MPLX	MWE
MPLX GP may, but is not required to, seek the approval of such resolution from the conflicts committee. If MPLX GP does not seek approval from the conflicts committee and MPLX GP’s board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the MPLX GP’s board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or MPLX challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in the MPLX partnership agreement, MPLX GP or the conflicts committee of MPLX GP’s board of directors may consider any factors it determines in good faith to consider when resolving a conflict. When the MPLX partnership agreement requires someone to act in good faith, it requires that person to subjectively believe that he is acting in a manner that is not adverse to the best interests of MPLX or meets the specified standard set forth in the MPLX partnership agreement.

Change of Management Provisions

MPLX	MWE
The MPLX partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove MPLX GP as the general partner of MPLX or otherwise attempting to change MPLX’s management. If any person or group other than MPLX GP and its affiliates acquires beneficial ownership of 20.0% or more of any class of units, that person or group loses voting rights on all such units. This loss of voting rights does not apply to any person or group that acquires the units from MPLX GP or its affiliates and any transferees of that person or group who are notified by MPLX GP that they will not lose their voting rights or to any person or group who acquires the units with the prior approval of the board of directors of MPLX GP.	The MWE partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove MWE GP as the general partner of MWE or otherwise attempting to change MWE’s management. If any person or group other than MWE GP and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all such units. This loss of voting rights does not apply to any person or group that acquires the units with the prior approval of the MWE GP Board.

Termination and Dissolution

MPLX	MWE

MPLX will continue as a limited partnership until dissolved and terminated under the MPLX partnership agreement. MPLX will dissolve upon:

•    the withdrawal or removal of MPLX GP or any other event that results in it ceasing to be the general partner of MPLX other than by reason of a transfer of its general partner interest in accordance with the MPLX partnership agreement or withdrawal or removal followed by approval and admission of a successor;

•    the election of MPLX GP to dissolve MPLX, if approved by the holders of MPLX units representing a unit majority;

•    the entry of a decree of judicial dissolution of MPLX; or

•    there being no limited partners, unless MPLX is continued without dissolution in accordance with the Delaware LP Act.

Upon a dissolution under the first bullet above, the holders of a unit majority may also elect, within specific time limitations, to continue MPLX’s business on the same terms and conditions described in the MPLX partnership agreement by appointing as a successor general partner an entity approved by the holders of MPLX units representing a unit majority, subject to MPLX’s receipt of an opinion of counsel to the effect that:

•    the action would not result in the loss of limited liability of any limited partner; and

•    neither MPLX nor any of MPLX’s subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue.

MWE will continue as a limited partnership until terminated under the MWE partnership agreement. MWE will dissolve upon:

•    the election of MWE GP to dissolve MWE, if approved by the holders of a majority of the outstanding MWE Common Units;

•    the sale, exchange or other disposition of all or substantially all of MWE’s assets and properties and MWE’s subsidiaries;

•    the entry of a decree of judicial dissolution of MWE; or

•    the withdrawal of MWE GP in violation of the MWE partnership agreement and the successor general partner is not admitted.

Liquidation

MPLX	MWE
Upon its dissolution, unless MPLX is continued as a new limited partnership, the liquidator authorized to wind up MPLX’s affairs will, acting with all of the powers of MPLX’s general partner that are necessary	Upon MWE’s dissolution, the liquidator authorized to wind up MWE’s affairs will, acting with all of the powers of the general partner that the liquidator deems necessary or desirable in its judgment, liquidate

MPLX	MWE
or appropriate to, liquidate MPLX’s assets and apply the proceeds of the liquidation. The liquidator may defer liquidation or distribution of MPLX’s assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to MPLX’s partners.	MWE’s assets and apply the proceeds of the liquidation as provided above under “Distributions of Cash upon Liquidation.” The liquidator may defer liquidation of MWE’s assets for a reasonable period or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to MWE’s partners.

Non-Citizen Assignees; Redemption

MPLX	MWE

In order to avoid any material adverse effect on the maximum applicable rates that can be charged to customers by MPLX’s subsidiaries on assets that are subject to rate regulation by the Federal Energy Regulatory Commission or analogous regulatory body, MPLX GP at any time can request a transferee or unitholder to certify or re-certify:

•    that the transferee or unitholder is an individual or an entity subject to U.S. federal income taxation on the income generated by MPLX; or

•    that, if the transferee unitholder is an entity not subject to U.S. federal income taxation on the income generated by MPLX, as in the case, for example, of a mutual fund taxed as a regulated investment company or a partnership, all the entity’s owners are subject to U.S. federal income taxation on the income generated by MPLX.

Furthermore, in order to avoid a substantial risk of cancellation or forfeiture of any property, including any governmental permit, endorsement or other authorization, in which MPLX has an interest as the result of any U.S. federal, state or local law or regulation concerning the nationality, citizenship or other related status of any unitholder, MPLX GP may at any time request unitholders to certify as to, or provide other information with respect to, their nationality, citizenship or other related status.

The certifications as to taxpayer status and nationality, citizenship or other related status can be changed in any manner MPLX GP determines is necessary or appropriate to implement its original purpose.

If an MPLX unitholder fails to furnish the certification or other requested information within 30 days or if

If MWE is or becomes subject to U.S. federal, state or local laws or regulations that, in the reasonable determination of MWE GP, create a substantial risk of cancellation or forfeiture of any property that MWE has an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, MWE may redeem the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, MWE GP may require each limited partner or assignee to furnish information about his or her nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about his or her nationality, citizenship or other related status within 30 days after a request for the information or MWE GP determines, with the advice of counsel, after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee and MWE GP will be substituted for such non-citizen assignee as the limited partner in respect of such limited partner interests. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his or her units and may not receive distributions in kind upon MWE’s liquidation, but shall be entitled to the cash equivalent of such disallowed in kind distribution.

MPLX	MWE

MPLX GP determines, with the advice of counsel, upon review of such certification or other information that an MPLX unitholder does not meet the status set forth in the certification, MPLX has the right to redeem all of the units held by such unitholder at the market price as of the date three days before the date the notice of redemption is mailed.

The purchase price will be paid in cash or by delivery of a promissory note, as determined by MPLX GP. Any such promissory note will bear interest at the rate of 5.0% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date. Further, the units will not be entitled to any allocations of income or loss, distributions or voting rights while held by such unitholder.

Transfer of Common Units; Status as Unitholder or Assignee

MPLX	MWE

By transfer of MPLX Common Units in accordance with the MPLX partnership agreement, each transferee of MPLX Common Units shall be admitted as a limited partner with respect to the MPLX Common Units transferred when such transfer and admission are reflected in MPLX’s books and records. Each transferee:

•    automatically becomes bound by the terms and conditions of, and is deemed to have agreed to be bound by, the MPLX partnership agreement;

•    represents and warrants that the transferee has the right, power, authority and capacity to enter into the MPLX partnership agreement; and

•    gives the consents, waivers and approvals contained in the MPLX partnership agreement.

MPLX GP will cause any transfers to be recorded on MPLX’s books and records no less frequently than quarterly.

MPLX may, at MPLX’s discretion, treat the nominee holder of an MPLX Common Unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that he or she has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

No transfers of an MWE Common Unit will be recorded by MWE’s transfer agent or recognized by MWE unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, the transferee of MWE Common Units:

•    becomes the record holder of the MWE Common Units and is an assignee until admitted into MWE as a substituted limited partner;

•    automatically requests admission as a substituted limited partner in MWE;

•    agrees to be bound by the terms and conditions of, and executes, the MWE partnership agreement;

•    represents that the transferee has the capacity, power and authority to enter into the MWE partnership agreement;

•    grants powers of attorney to officers of MWE GP and any liquidator of MWE as specified in the MWE partnership agreement; and

•    makes the consents and waivers contained in the MWE partnership agreement.

An assignee will become a substituted limited partner of MWE for the transferred MWE Common Units

MPLX	MWE

MPLX Common Units are securities and transferable according to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in MPLX for the transferred MPLX Common Units.

Until an MPLX Common Unit has been transferred on MPLX’s books, MPLX and the transfer agent may treat the record holder of the MPLX Common Unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

upon the consent of MWE GP and the recording of the name of the assignee on MWE’s books and records. MWE GP may withhold its consent in its sole discretion. A transferee’s broker, agent or nominee may complete, execute and deliver a transfer application. MWE is entitled to treat the nominee holder of an MWE Common Unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that he or she has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

MWE Common Units are securities and are transferable according to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in MWE for the transferred MWE Common Units. A purchaser or transferee of MWE Common Units who does not execute and deliver a transfer application obtains only:

•    the right to assign the MWE Common Unit to a purchaser or other transferee; and

•    the right to transfer the right to seek admission as a substituted limited partner in MWE for the transferred MWE Common Units.

Thus, a purchaser or transferee of MWE Common Units who does not execute and deliver a transfer application:

•    will not receive cash distributions or U.S. federal income tax allocations, unless the MWE Common Units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application; and

•    may not receive some U.S. federal income tax information or reports furnished to record holders of MWE Common Units.

The transferor of MWE Common Units has a duty to provide the transferee with all information that may be necessary to transfer the MWE Common Units. The transferor does not have a duty to insure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent.

MPLX	MWE

Until an MWE Common Unit has been transferred on MWE’s books, MWE and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or applicable stock exchange regulations.

Except as described below under “—Limited Liability,” MWE Common Units will be fully paid, and MWE unitholders will not be required to make additional contributions.

An assignee of an MWE Common Unit, after executing and delivering a transfer application, but pending admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from MWE, including liquidating distributions. MWE GP will vote and exercise other powers attributable to MWE Common Units owned by an assignee that has not become a substitute limited partner at the written direction of the assignee. Please read “—Meetings; Voting” above. Transferees that do not execute and deliver a transfer application will not be treated as assignees nor as record holders of MWE Common Units, and will not receive cash distributions, U.S. federal income tax allocations or reports furnished to holders of MWE Common Units.

Limited Liability

MPLX	MWE

Assuming that a limited partner does not participate in the control of MPLX’s business within the meaning of the Delaware LP Act and that he or she otherwise acts in conformity with the provisions of the MPLX partnership agreement, his or her liability under the Delaware LP Act will be limited, subject to possible exceptions, to the amount of capital he or she is obligated to contribute to MPLX for his or her MPLX Common Units plus his or her share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right of, by the limited partners as a group:

•    to remove or replace MPLX GP;

•    to approve some amendments to the MPLX partnership agreement; or

•    to take other action under the MPLX partnership agreement;

Assuming that a limited partner does not participate in the control of MWE’s business within the meaning of the Delaware LP Act and that he or she otherwise acts in conformity with the provisions of the MWE partnership agreement, his or her liability under the Delaware LP Act will be limited, subject to possible exceptions, to the amount of capital he or she is obligated to contribute to MWE for his or her MWE Common Units plus his or her share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right of the limited partners as a group:

•    to approve some amendments to the MWE partnership agreement; or

•    to take other action under the MWE partnership agreement;

MPLX	MWE

constituted “participation in the control” of MPLX’s business for the purposes of the Delaware LP Act, then the limited partners could be held personally liable for MPLX’s obligations under the laws of Delaware, to the same extent as MPLX GP. This liability would extend to persons who transact business with MPLX who reasonably believe that a limited partner is a general partner based on the limited partner’s conduct. Neither the MPLX partnership agreement nor the Delaware LP Act specifically provides for legal recourse against MPLX GP if a limited partner were to lose limited liability through any fault of MPLX GP. While this does not mean that a limited partner could not seek legal recourse, MPLX knows of no precedent for this type of a claim in Delaware case law.

Under the Delaware LP Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of MPLX, would exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware LP Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware LP Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware LP Act will be liable to the limited partnership for the amount of the distribution for three years from the date of distribution. Under the Delaware LP Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his or her assignor to make contributions to MPLX, except the assignee is not obligated for liabilities unknown to him or her at the time he or she became a limited partner and that could not be ascertained from the MPLX partnership agreement.

constituted “participation in the control” of MWE’s business for the purposes of the Delaware LP Act, then the limited partners could be held personally liable for MWE’s obligations under the laws of Delaware, to the same extent as MWE GP. This liability would extend to persons who transact business with MWE who reasonably believe that a limited partner is a general partner based on the limited partner’s conduct. Neither the MWE partnership agreement nor the Delaware LP Act specifically provides for legal recourse against MWE GP if a limited partner were to lose limited liability through any fault of MWE GP. While this does not mean that a limited partner could not seek legal recourse, MWE knows of no precedent for this type of a claim in Delaware case law.

Under the Delaware LP Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of MWE, would exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware LP Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware LP Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware LP Act will be liable to the limited partnership for the amount of the distribution for three years from the date of distribution. Under the Delaware LP Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his or her assignor to make contributions to MWE, except the assignee is not obligated for liabilities unknown to him or her at the time he or she became a limited partner and that could not be ascertained from the MWE partnership agreement.

MPLX	MWE

MPLX’s subsidiaries conduct business in multiple states and MPLX may have subsidiaries that conduct business in other states in the future. Maintenance of MPLX’s limited liability as a member of MPLX’s subsidiaries may require compliance with legal requirements in the jurisdictions in which MPLX’s subsidiaries conduct business, including qualifying MPLX’s subsidiaries to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of MPLX’s ownership interests in MPLX’s subsidiaries or otherwise, it were determined that MPLX was conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace MPLX GP, to approve some amendments to the MPLX partnership agreement, or to take other action under the MPLX partnership agreement constituted “participation in the control” of MPLX’s business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for MPLX’s obligations under the law of that jurisdiction to the same extent as MPLX GP under the circumstances. MPLX will operate in a manner that MPLX GP considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

MWE’s subsidiaries conduct business in multiple states and MWE may have subsidiaries that conduct business in other states in the future. Maintenance of MWE’s limited liability as a member of MWE Opco may require compliance with legal requirements in the jurisdictions in which MWE Opco conducts business, including qualifying MWE’s subsidiaries to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of MWE’s membership interest in MWE Opco or otherwise, it were determined that MWE was conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace MWE GP, to approve some amendments to the MWE partnership agreement, or to take other action under the MWE partnership agreement constituted “participation in the control” of MWE’s business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for MWE’s obligations under the law of that jurisdiction to the same extent as MWE GP under the circumstances. MWE will operate in a manner that MWE GP considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Capital Contributions

MPLX	MWE
MPLX unitholders are not obligated to make additional capital contributions, except as described above under “—Limited Liability.” For a discussion of MPLX GP’s right to contribute capital to maintain its 2.0% general partner interest if MPLX issues additional units, please read “—Limited Preemptive Rights.”	MWE unitholders are not obligated to make additional capital contributions, except as described above under “—Limited Liability.”

Registration Rights

MPLX	MWE
Under the MPLX partnership agreement, MPLX has agreed to register for resale under the Securities Act and applicable state securities laws any MPLX Common Units, subordinated units or other partnership interests proposed to be sold by MPLX GP or any of its affiliates, other than individuals, or their assignees if an	Pursuant to the Registration Rights Agreement, dated December 29, 2011, between MWE and M&R MWE Liberty, LLC, MWE has agreed to register for resale under the Securities Act and applicable state securities laws certain MWE Common Units proposed to be sold by holders of MWE Class B Units. These registration

MPLX	MWE

exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of MPLX GP as MPLX’s general partner. MPLX is obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

MPLX and M&R agreed in the Lock-Up Agreement that, prior to the closing of the Merger, they will enter into a registration rights agreement under which M&R will obtain substantially similar registration rights in respect of the MPLX Common Units received by M&R in connection with the Merger as those applicable to M&R’s MWE Common Units as of the date of the Lock-Up Agreement.

rights expire on July 1, 2019. MWE is obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

Exclusive Forum

MPLX	MWE
The MPLX partnership agreement provides that the Court of Chancery of the State of Delaware shall be the exclusive forum for any claims, suits, actions or proceedings (i) arising out of or relating in any way to the MPLX partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the MPLX partnership agreement or the duties, obligations or liabilities among MPLX’s partners, or obligations or liabilities of MPLX’s partners to MPLX, or the rights or powers of, or restrictions on, MPLX’s partners or MPLX), (ii) brought in a derivative manner on MPLX’s behalf, (iii) asserting a claim of breach of a duty owed by any of MPLX’s, or MPLX GP’s, directors, officers, or other employees, or owed by MPLX GP, to MPLX or MPLX’s partners, (iv) asserting a claim against MPLX arising pursuant to any provision of the Delaware LP Act or (v) asserting a claim against MPLX governed by the internal affairs doctrine. Although MPLX believes this provision benefits MPLX by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against MPLX’s directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or similar governing documents have been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in the MPLX partnership agreement to be inapplicable or unenforceable in such action.	Not applicable.

OWNERSHIP OF MWE COMMON UNITS

The following table sets forth the beneficial ownership of MWE Common Units as of October 5, 2015, held by persons believed to beneficially own more than 5% of the outstanding MWE Common Units based on information previously provided to MWE by such persons as of the dates indicated in the footnotes below; by directors of MWE GP; by each named executive officer of MWE GP; and by all directors and officers of MWE GP as a group.

Name and Address of Beneficial Owner(1)	Common Units Beneficially Owned(2)(3)	Percent of Class
MarkWest Energy GP, L.L.C.	—	—
Kayne Anderson Capital Advisors, L.P.	14,119,551	7.2%
1800 Avenue of the Stars, Third Floor
Los Angeles, CA 90067(4)
Richard A. Kayne	14,119,551	7.2%
1800 Avenue of the Stars, Third Floor
Los Angeles, CA 90067(4)
UBS Group AG	11,287,051	5.8%
Bahnhofstrasse 45
PO Box CH-8021
Zurich, Switzerland(5)
ALPS Advisors, Inc.	11,280,552	5.8%
1290 Broadway, Suite 1100
Denver, CO 80203(6)
Alerian MLP ETF	11,201,829	5.7%
1290 Broadway, Suite 1100
Denver, CO 80203(6)
Tortoise Capital Advisors, L.L.C.	10,243,947	5.2%
11550 Ash Street, Suite 300
Leawood, KS 66211(7)
Frank M. Semple(8)	519,224	*
Donald D. Wolf(9)	70,131	*
Michael L. Beatty	25,111	*
William A. Bruckmann III	3,812	*
Donald C. Heppermann	171,398	*
Randall J. Larson	12,949	*
Anne E. Fox Mounsey(10)	239,980	*
William P. Nicoletti(11)	23,898	*
J. Michael Stice	1,402	*
C. Corwin Bromley	43,242	*
Nancy K. Buese	41,119	*
George S. Floerke	5,472	*
John C. Mollenkopf	229,728	*
Randy S. Nickerson	151,257	*
All Directors and Executive Officers as a Group (15 persons)	1,552,140	*

*	Indicates less than 1.0%.

(1)	Unless otherwise noted, the address for the beneficial owner is c/o MarkWest Energy Partners, L.P., 1515 Arapahoe St., Tower 1, Suite 1600, Denver, Colorado 80202.

(2)	Beneficial ownership for the purposes of the foregoing table is defined by Rule 13d-3 under the Exchange Act. Under that rule, a person is generally considered to be the beneficial owner of a security if he or she shares the power to vote or direct the voting thereof or to dispose or direct the disposition thereof or has the right to acquire either of those powers within sixty days of October 5, 2015 (December 4, 2015).

(3)	Beneficial ownership does not include outstanding Phantom Units that will automatically become fully vested and converted into an equivalent number of MWE Common Units immediately prior to the Effective Time, because such Phantom Units would not otherwise vest within 60 days of October 5, 2015 in the ordinary course. See “Proposal 1: The Merger—Interests of Directors and Executive Officers of MWE GP in the Merger—Treatment of Phantom Units.”

(4)	Information is based on a Schedule 13G/A filed with the SEC by Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne, on January 14, 2015, with respect to units held as of December 31, 2014. The Schedule 13G/A indicates that Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne have shared voting power and dispositive power with respect to 14,119,551 MWE Common Units.

(5)	Information is based on a Schedule 13G filed with the SEC by UBS Group AG on behalf of itself and its wholly owned subsidiaries UBS Securities LLC, UBS AG London Branch and UBS Financial Services Inc., on January 21, 2015.

(6)	Information is based on a Schedule 13G filed with the SEC by ALPS Advisors, Inc., and Alerian MLP ETF, on February 17, 2015. ALPS Advisors, Inc. (“AAI”), an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to investment companies registered under the Investment Company Act of 1940 (collectively referred to as the “Funds”). In its role as investment advisor, AAI has voting and/or investment power over the securities of MWE that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of MWE held by the Funds. However, all securities reported in this schedule are owned by the Funds. AAI disclaims beneficial ownership of such securities.

Alerian MLP ETF is an investment company registered under the Investment Company Act of 1940 and is one of the Funds to which AAI provides investment advice.

(7)	Information is based on a Schedule 13G filed with the SEC by Tortoise Capital Advisors, L.L.C. (“TCA”), on February 10, 2015. TCA acts as an investment adviser to certain investment companies registered under the Investment Company Act of 1940. TCA, by virtue of investment advisory agreements with these investment companies, has all investment and voting power over securities owned of record by these investment companies. However, despite their delegation of investment and voting power to TCA, these investment companies may be deemed to be the beneficial owners under Rule 13d-3 of the Act, of the securities they own of record because they have the right to acquire investment and voting power through termination of their investment advisory agreement with TCA. Thus, TCA has reported that it shares voting power and dispositive power over the securities owned of record by these investment companies. TCA also acts as an investment adviser to certain managed accounts. Under contractual agreements with managed account clients, TCA, with respect to the securities held in the client managed accounts, has investment and voting power with respect to certain client accounts, and has investment power but no voting power with respect to certain other client accounts. TCA has reported that it shares voting and/or investment power over the securities held by these client managed accounts despite a delegation of voting and/or investment power to TCA because the clients have the right to acquire investment and voting power through termination of their agreements with TCA. TCA may be deemed the beneficial owner of these MWE Common Units under Rule 13d-3 of the Act that are held by its clients. TCA has the sole voting and investment power over 34 MWE Common Units, shared voting power over 9,536,568 MWE Common Units, and shared investment power over 10,243,913 MWE Common Units.

(8)	Beneficial ownership includes 127,729 MWE Common Units held directly by Mr. Semple, 150,745 MWE Common Units held directly by the Frank M Semple Revocable Trust, 102,000 MWE Common Units held directly by the Robin Y Semple 2012 Dynasty Trust, 94,000 MWE Common Units held directly by the Frank M Semple Dynasty Trust and 44,750 MWE Common Units held directly by EK Holdings, LLC. Mr. Semple is the trustee of the Frank M Semple Revocable Trust. Mr. Semple is a beneficiary of the Robin Y Semple 2012 Dynasty Trust. Mr. Semple has sole voting and investment power with respect to 127,729 MWE Common Units. Mr. Semple has shared voting and investment power with respect to 391,495 MWE Common Units, which includes 150,745 MWE Common Units held directly by the Frank M Semple Revocable Trust, 102,000 MWE Common Units held directly by the Robin Y Semple 2012 Dynasty Trust, 94,000 MWE Common Units held by the Frank M Semple Dynasty Trust and 44,750 MWE Common Units held by EK Holdings, LLC.

(9)	Beneficial ownership includes 65,131 MWE Common Units held directly by Mr. Wolf, 4,000 MWE Common Units held directly by the Donald D. Wolf 2007 Irrevocable Trust and 1,000 MWE Common Units held directly by the Wolf Family Legacy Partnership, L.L.L.P. Mr. Wolf is the trustee of the Wolf Family Legacy Partnership, L.L.L.P. Mr. Wolf’s spouse is the trustee of the Donald D. Wolf 2007 Irrevocable Trust. Mr. Wolf has sole voting and investment power with respect to 65,131 MWE Common Units. Mr. Wolf has shared voting and investment power with respect to 5,000 MWE Common Units, which includes 4,000 MWE Common Units held directly by the Donald D. Wolf 2007 Irrevocable Trust and 1,000 MWE Common Units held by the Wolf Family Legacy Partnership, L.L.L.P.

(10)	Beneficial ownership includes: (i) 131,311 MWE Common Units held jointly by Ms. Fox Mounsey and her spouse, (ii) 9,681 MWE Common Units held directly by Ms. Fox Mounsey’s spouse, (iii) 11,526 MWE Common Units held in the Anne Elizabeth Fox Mounsey Trust, U/A dated May 31, 2001 (the “2001 Trust”), (iv) 25,724 MWE Common Units held by the Anne Elizabeth Fox Mounsey Irrevocable Trust, dated December 14, 1992 (the “1992 Trust”) and (v) 61,738 MWE Common Units held by the Anne Elizabeth Fox Mounsey Irrevocable Trust, dated October 29, 1998 (the “1998 Trust”). Ms. Fox Mounsey and her spouse are the co-trustees of the 2001 Trust and the 1998 Trust. Ms. Fox Mounsey is a co-trustee of the 1992 Trust. Ms. Fox Mounsey has shared voting and investment power with respect to 239,980 MWE Common Units, which includes the MWE Common Units set forth in (i) and (iii) through (v) above. Beneficial ownership excludes MWE Common Units held by MWHC Holding, Inc., a corporation of which Ms. Fox Mounsey is a stockholder and she and her spouse are officers and directors. Ms. Fox Mounsey and her spouse have advised MWE that neither of them exercise investment control over the MWE Common Units held by MWHC Holding, Inc., and, as a result, both Ms. Fox Mounsey and her spouse have advised MWE that they disclaim beneficial ownership over such MWE Common Units.

(11)	Beneficial ownership includes 20,380 MWE Common Units held directly by Mr. Nicoletti’s spouse.

PROPOSAL 2: ADVISORY VOTE ON MERGER-RELATED NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Exchange Act, MWE is providing MWE Common Unitholders with the opportunity to cast a non-binding advisory vote on the compensation that may be payable to its named executive officers in connection with the Merger. As required by those rules, MWE is asking holders of MWE Common Units to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to MWE GP’s named executive officers in connection with the Merger, as disclosed in the table entitled “Potential Change in Control Payments to MWE GP’s Executive Officers” on page 94, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

THE MWE GP BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THIS PROPOSAL.

The advisory vote on executive compensation payable in connection with the Merger is a vote separate and apart from the vote to approve the Merger Agreement and the transactions contemplated thereby. Accordingly, you may vote to approve the Merger Proposal and vote not to approve the Advisory Compensation Proposal and vice versa. Because the vote is advisory in nature only, it will not be binding on MWE and MWE GP. Accordingly, because MWE is contractually obligated to pay the compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the Merger is consummated and regardless of the outcome of the advisory vote.

To approve, on an advisory, non-binding basis, the Merger-related compensation payments that may be paid or become payable to MWE’s named executive officers in connection with the Merger, holders of a majority of the outstanding MWE Common Units entitled to vote and represented in person or by proxy at the special meeting must vote in favor of the proposal. Accordingly, abstentions will have the same effect as votes “AGAINST” approval and if you fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, bank or other nominee and are otherwise represented in person or by proxy, it will have the same effect as a vote “AGAINST” the proposal.

PROPOSAL 3: ADJOURNMENT OF THE MWE SPECIAL MEETING

Holders of MWE Common Units are being asked to approve a proposal that will give MWE GP authority to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement at the time of the special meeting. If this proposal is approved, the special meeting could be adjourned to any date. If the special meeting is adjourned, holders of MWE Common Units who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the approval of the Merger Agreement but do not indicate a choice on the Adjournment Proposal, your units will be voted in favor of the Adjournment Proposal. If, however, you indicate that you wish to vote against the approval of the Merger Agreement, your units will not be voted in favor of the Adjournment Proposal unless you indicate you wish to vote in favor of the Adjournment Proposal. To approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement at the time of the special meeting, holders of a majority of the outstanding MWE Common Units entitled to vote and represented in person or by proxy at the special meeting must vote in favor of the proposal. Accordingly, abstentions will have the same effect as votes “AGAINST” approval and if you fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, bank or other nominee and are otherwise represented in person or by proxy, it will have the same effect as a vote “AGAINST” the proposal.

The MWE GP Board unanimously recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Merger Agreement at the time of the special meeting.

LEGAL MATTERS

The validity of the MPLX Common Units to be issued in connection with the Merger and being offered hereby, certain tax matters relating to those common units and certain U.S. federal income tax consequences of the Merger will be passed upon for MPLX by Jones Day. Certain U.S. federal income tax consequences of the Merger will be passed upon for MWE by Vinson & Elkins LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to MPLX’s Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements incorporated in this proxy statement/prospectus by reference from the MWE’s annual report on Form 10-K for the year ended December 31, 2014, and the effectiveness of MWE and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

MPLX has filed with the SEC a registration statement under the Securities Act of which this proxy statement/prospectus forms a part, which registers the MPLX Common Units to be issued to MWE unitholders in connection with the Merger. The registration statement, including the exhibits and schedules attached to the registration statement, contains additional relevant information about MPLX and MPLX Common Units, as well as MWE. The rules and regulations of the SEC allow MPLX and MWE to omit certain information that is included in the registration statement from this proxy statement/prospectus.

The SEC allows MPLX and MWE to “incorporate by reference” into this proxy statement/prospectus the information in documents MPLX or MWE has filed with it, which means that MPLX and MWE can disclose important information to you by referring you to those documents. The information MPLX and MWE incorporates by reference is considered to be a part of this proxy statement/prospectus, and information that MPLX or MWE files later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in or omitted from this proxy statement/prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents set forth below that MPLX and MWE have previously filed with the SEC.

MPLX’s Filings (SEC File No. 001-35714)

•	Annual Report on Form 10-K for the year ended December 31, 2014;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015;

•	Current Reports on Form 8-K filed on February 12, 2015, March 9, 2015, May 18, 2015, June 17, 2015, July 13, 2015, July 20, 2015 and September 23, 2015; and

•	the description of the common units representing limited partner interests in MPLX as set forth in MPLX’s Registration Statement on Form 8-A (Registration No. 001-35714), filed with the SEC on October 23, 2012 under the Exchange Act, and all amendments or reports filed with the SEC for the purpose of updating such description.

MWE’s Filings (SEC File No. 001-31239)

•	Annual Report on Form 10-K for the year ended December 31, 2014;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015;

•	Current Reports on Form 8-K filed on January 23, 2015, February 3, 2015, March 3, 2015, May 5, 2015, May 19, 2015, May 28, 2015 (Item 1.01, Item 2.03 and Item 9.01), June 2, 2015, June 8, 2015, July 13, 2015, July 20, 2015, August 5, 2015 (Item 8.01 and Item 9.01) and August 25, 2015; and

•	the description of the common units representing limited partner interests in MWE as set forth in MWE’s Registration Statement on Form 8-A (Registration No. 001-31239), filed with the SEC on April 24, 2007 under the Exchange Act, and all amendments or reports filed with the SEC for the purpose of updating such description.

MPLX and MWE also incorporate by reference any future filings that MPLX or MWE will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the SEC) until the termination of this offering. MPLX and MWE do not and will not, however, incorporate by reference in this proxy statement/prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of MPLX’s or MWE’s Current Reports on Form 8-K unless, and except to the extent, specified in such current reports.

You may have previously received some of the documents incorporated by reference into this proxy statement/prospectus, but you can obtain any of them through MPLX or MWE, as applicable, or the SEC or the SEC’s website as described below. A copy of this proxy statement/prospectus and any of the documents incorporated by reference into this joint proxy statement/prospectus are available from the appropriate company without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this proxy statement/prospectus, the exhibit will also be provided without charge. Unitholders may obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

MPLX LP 200 E. Hardin Street Findlay, Ohio 45840 Attention: Investor Relations Telephone: (419) 672-6500	MarkWest Energy Partners, L.P. 1515 Arapahoe Street, Tower 1, Suite 1600 Denver, Colorado 80202-2137 Attention: Investor Relations Telephone: (303) 925-9200

MPLX and MWE also make available free of charge on their internet websites at www.MPLX.com and www.markwest.com, respectively, the reports and other information filed by MPLX and MWE with the SEC, as soon as reasonably practicable after such material is electronically filed or furnished to the SEC. Neither MPLX’s nor MWE’s websites, nor the information contained on their websites, is part of this proxy statement/prospectus or the documents incorporated by reference.

The SEC maintains an Internet website that contains reports, proxy and information statements and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at www.sec.gov. You can find information that MPLX and MWE file with the SEC by reference to their names or to their SEC file numbers. You also may read and copy any document MPLX or MWE files with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room and its copy charges.

The information concerning MPLX contained in this proxy statement/prospectus or incorporated by reference has been provided by MPLX, and the information concerning MWE contained in this proxy statement/prospectus has been provided by MWE.

In order to receive timely delivery of requested documents in advance of the MWE special meeting, your request should be received no later than November 22, 2015. If you request any documents, MPLX or MWE will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request.

Neither MPLX nor MWE has authorized anyone to give any information or make any representation about the Merger, MPLX or MWE that is different from, or in addition to, the information contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference. Therefore, if any one distributes this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct these types or activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of its date, or in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

Dated as of July 11, 2015

among

MPLX LP,

MPLX GP LLC,

Marathon Petroleum Corporation,

Sapphire Holdco LLC,

and

MarkWest Energy Partners, L.P.

A-i

A-ii

A-iii

A-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 11, 2015 (this “Agreement”), is by and among MarkWest Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), MPLX LP, a Delaware limited partnership (“Parent”), MPLX GP LLC, a Delaware limited liability company and the general partner of Parent (“Parent GP”), solely for purposes of Section 5.15, Marathon Petroleum Corporation, a Delaware corporation and the ultimate parent of Parent GP (“MPC”), and Sapphire Holdco LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub” and, with MPC, Parent and Parent GP, the “Parent Entities”). Certain terms used in this Agreement are defined in Section 8.11.

RECITALS

1. MarkWest Energy GP, LLC, the general partner of the Partnership (the “General Partner”) has (i) determined that it is in the best interests of the Partnership and its limited partners, and declared it advisable, to enter into this Agreement, (ii) consented to and approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby and (iii) resolved to submit the Agreement to a vote of the limited partners of the Partnership and recommend adoption of this Agreement by the limited partners of the Partnership.

2. Parent, in its capacity as the sole member of Merger Sub, and Parent GP, in its capacity as general partner of Parent, have each approved and declared advisable this Agreement and the transactions contemplated hereby.

3. In order to induce the Partnership to enter into this Agreement, and in consideration for the expected economic benefit to be received by MPC in connection with its Incentive Distribution Rights, MPC has agreed to the covenants contained in Section 5.15.

4. Concurrently with the execution of this Agreement, the holders of Class B Units have entered into (a) a voting and support agreement with Parent (the “Support Agreement”), pursuant to which, among other things, such holders have agreed to vote their Common Units in favor of adopting this Agreement, in each case on the terms and subject to the conditions provided in the Support Agreement and (b) a lock-up agreement with Parent (the “Lock-Up Agreement”) pursuant to which, among other things, such holders have agreed to certain transfer restrictions in respect of the Parent Units they will receive in connection with the Merger and to certain terms in respect of the Parent Class B Units.

5. In consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows.

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub will be merged with and into the Partnership (the “Merger”), the separate existence of Merger Sub will cease and the Partnership will continue its existence as a limited partnership under Delaware Law as the surviving entity in the Merger (the “Surviving Entity”).

Section 1.2 Closing. Subject to the provisions of Article VI, the closing of the Merger (the “Closing”) will take place at the offices of Jones Day, 717 Texas Avenue, Suite 3300, Houston, Texas 77002 at 10:00 A.M., Central time, on the third Business Day after the satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, date and time as the Partnership and Parent may agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Partnership will cause a certificate of merger, executed in accordance with the relevant provisions of the DRULPA and the DLLCA (the “Certificate of Merger”) to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger will have the effects set forth in this Agreement and the applicable provisions of the DRULPA and DLLCA.

Section 1.5 Organizational Documents of the Surviving Entity.

(a) At the Effective Time, the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time will remain unchanged and will be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, and thereafter may be amended as provided therein or by applicable Law, in each case consistent with the obligations set forth in Section 5.8.

(b) At the Effective Time, the Partnership Agreement as in effect immediately prior to the Effective Time will remain unchanged (except for any amendments which may be required to effect this Agreement) and will be the Partnership Agreement of the Surviving Entity.

Section 1.6 Admission of Partner. At the Effective Time, by virtue of the Merger, notwithstanding anything to the contrary in the Partnership Agreement, (a) Parent will be admitted as the sole limited partner of the Partnership and will hold all limited partner interests in the Partnership, (b) the New General Partner will be admitted as the general partner of the Partnership, and (c) the Partnership will continue without dissolution.

ARTICLE II

EFFECT ON UNITS

Section 2.1 Effect of Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the Partnership, Parent GP, Parent, Merger Sub or the holder of any securities of the Partnership or Merger Sub:

(a) Merger Consideration. Subject to Section 2.1(d), Section 2.2(h) and Section 2.3, (i) each Common Unit issued and outstanding as of immediately prior to the Effective Time will be converted into the right to receive 1.09 (the “Common Unit Equity Consideration” and such ratio the “Exchange Ratio”) Parent Units and cash in an amount obtained by dividing (A) $675,000,000 by (B) the number of Common Units (including all Canceled Awards) plus the number of Class B Units, in each case outstanding immediately prior to the Effective Time (the “Cash Consideration”, and together with the Common Unit Equity Consideration, the “Common Merger Consideration”), (ii) each Class A Unit issued and outstanding as of immediately prior to the Effective Time will be converted into the right to receive (x) 1.09 Parent Class A Units plus (y) the number of Parent Class A Units equal to a fraction, the numerator of which is the Fully Diluted Cash Consideration and the denominator of which is the closing trading price of Parent Units on the trading day immediately preceding the Closing Date (the “Class A Consideration” and such ratio the “Class A Exchange Ratio”) and (iii) each Class B

Unit issued and outstanding as of immediately prior to the Effective Time will be converted into the right to receive 1 Parent Class B Unit (the “Class B Consideration” and such ratio, the “Class B Exchange Ratio”). As used in this Agreement, “Fully Diluted Cash Consideration” means a fraction, the numerator of which is $675,000,000 and the denominator of which is the number of Common Units (including all Canceled Awards) plus the number of Class A Units plus the number of Class B Units, in each case outstanding immediately prior to the Effective Time.

(b) Equity of Merger Sub; Issuance of Class A Unit. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the membership interests in Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into 99 Common Units of the Partnership (as the Surviving Entity) and, together with the Class A Unit to be issued to and owned by a wholly owned Subsidiary of Parent at the Effective Time, will constitute all of the Partnership Securities after the Effective Time. Immediately following the Effective Time, the Partnership will issue one Class A Unit to a to-be-formed, wholly owned Subsidiary of Parent (the “New General Partner”), which will be the general partner of the Partnership and sole holder of Class A Units immediately after the Effective Time. At the Effective Time, the books and records of the Partnership will be revised to reflect (i) the admission of Parent as the sole limited partner of the Partnership and the simultaneous withdrawal of all other limited partners of the Partnership, (ii) the admission of the New General Partner as the general partner of the Partnership and the simultaneous withdrawal of the General Partner, and (iii) Parent will continue the existence of the Partnership (as the Surviving Entity) without dissolution.

(c) Distribution of Class A Units. Immediately prior to the Effective Time, all Class A Units owned by the General Partner will be distributed to its sole shareholder, MarkWest Hydrocarbon, Inc.

(d) Cancellation of Parent Owned Units and General Partner Interest. Any Partnership Securities owned immediately prior to the Effective Time by Parent or any Subsidiary of Parent (excluding, for the avoidance of doubt, any Partnership Securities deemed to be beneficially owned by Parent due to its rights under the Support Agreement or Lock-Up Agreement), will be automatically canceled and will cease to exist and no consideration will be delivered in exchange for such canceled Partnership Securities, and any Partnership Securities owned by any Subsidiary of the Partnership will be exchanged for the Class A Consideration. Upon the issuance of the Class A Unit to the New General Partner pursuant to Section 2.1(b), the general partnership interest of the Partnership owned by the General Partner will be automatically canceled and will cease to exist and no consideration will be delivered in exchange for such canceled general partnership interest.

(e) Treatment of Phantom Units and DERs. (i) Prior to the Effective Time, the Partnership and the General Partner shall take such actions as are necessary (including obtaining any resolutions of the board of directors of the General Partner or, if appropriate, any committee administering the applicable Partnership Equity Plan) to ensure that each Phantom Unit that is outstanding immediately prior to the Effective Time will, contingent upon the Closing and effective as of immediately prior to the Effective Time, automatically and without any action on the part of the holder thereof, become fully vested and converted into an equivalent number of Common Units, and such Common Units will be canceled and converted into the right to receive the Common Merger Consideration (each Phantom Unit, as so converted, a “Canceled Award”). As of the Effective Time, each DER award will be canceled and the holder of such canceled DER will cease to have any rights with respect to such canceled DER except the right to receive any payment in respect of any distributions, including Regular Distributions as expressly provided in Section 2.1(f), with a record date occurring prior to the Effective Time that may have been declared or made by the Partnership with respect to such DERs in accordance with the terms of the Partnership Equity Plan but not yet paid as of the Effective Time. As of the Effective Time, each holder of a Canceled Award will cease to have any rights with respect thereto, except the right to receive the Common Merger Consideration in accordance with the terms and conditions of this Agreement, and, if applicable, the right to receive any Regular Distributions as expressly provided in Section 2.1(f).

(ii) Notwithstanding any other provision of this Agreement to the contrary, each holder of a Canceled Award entitled to receive a fraction of a Parent Unit (after taking into account all Canceled Awards held by such holder) will be entitled to receive, otherwise in accordance with the provisions of this Section 2.1(e), a cash payment, without interest, in lieu of such fractional units, in accordance with Section 2.2(h).

(iii) Prior to the Effective Time, the Partnership shall be permitted to deliver to each holder of Phantom Units a notice, in a form reasonably acceptable to Parent, explaining the calculation of the Common Merger Consideration and otherwise setting forth such holders’ rights pursuant to the applicable Partnership Equity Plan and equity award agreements and the holders’ rights and obligations under this Agreement.

(iv) The Surviving Entity or a Subsidiary thereof shall pay all amounts payable pursuant to this Section 2.1(e) as soon as reasonably practicable (but in any event no later than 10 Business Days) after the Effective Time; provided that, Parent shall pay the aggregate Common Merger Consideration payable pursuant to this Section 2.1(e) to the Surviving Entity or applicable Subsidiary thereof immediately prior to the Effective Time for purposes of making the payments required pursuant to this Section 2.1(e)(iv), and Parent shall direct the Exchange Agent to pay the aggregate cash amounts payable pursuant to fractional units in respect of such Canceled Awards to the Surviving Entity or applicable Subsidiary thereof in accordance with Section 2.2(h). From and after the Effective Time, Parent and its Affiliates (including the Surviving Entity) shall cooperate in good faith to the extent necessary to give effect to this Section 2.1(e)(iv), including in the event payment is appropriately made through a payroll provider to an entity other than the Surviving Entity.

(f) Certificates. As of the Effective Time, all Common Units (including the Phantom Units converted into Common Units) converted into the right to receive the Common Merger Consideration, all Class A Units converted into the right to receive the Class A Consideration and all Class B Units converted into the right to receive the Class B Consideration, in each case, pursuant to this Article II will no longer be outstanding, will automatically be canceled and will cease to exist, and each holder of (x) a certificate that immediately prior to the Effective Time represented any such Common Unit, Class A Unit or Class B Unit, as applicable (a “Certificate”), and (y) a non-certificated unit represented by book-entry that immediately prior to the Effective Time represented any such Common Unit (but not including any Canceled Award or Phantom Units), Class A Unit or Class B Unit, as applicable (the “Book-Entry Units”) will cease to have any rights with respect thereto, except the right to receive the Common Merger Consideration, Class A Consideration or Class B Consideration, as applicable, any distributions to which such holder is entitled pursuant to Section 2.2(g) and cash in lieu of any fractional Parent Units to which such holder is entitled pursuant to Section 2.2(h), in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(c), without interest, and the right to be admitted as a Parent Limited Partner. In addition, holders as of the relevant record date of Common Units, Class A Units, Class B Units or DERs will have the continued rights to any distribution, without interest, with respect to such Common Units, Class A Units, Class B Units or DERs, as applicable, with a record date occurring prior to the Effective Time that may have been declared or made by the Partnership with respect to such units or DERs in accordance with the terms of the Partnership Agreement or the Partnership Equity Plan, as applicable, and this Agreement and which remains unpaid as of the Effective Time (a “Regular Distribution”). Regular Distributions by the Partnership are not part of the Common Merger Consideration, Class A Consideration or Class B Consideration, and will be paid on the payment date set therefor to such holders of Common Units, Class A Units, Class B Units or DERs, as applicable, whether or not they exchange such units pursuant to Section 2.2, if applicable. Parent GP will perform all actions reasonably required to admit (as a Parent Limited Partner) each Unitholder who is issued Parent Units, Parent Class A Units or Parent Class B Units, in exchange for such Unitholder’s Common Units, Class A Units or Class B Units in accordance with this Article II, upon the proper surrender of the Certificate representing such Common Units, Class A Units or Class B Units (or as promptly as practicable following the Closing in the case of the Book-Entry Units). Upon such surrender of the Certificate (or upon a waiver of the requirement to surrender a Certificate granted by Parent GP in its sole discretion or as promptly as practicable following the Closing in the case of the Book-Entry Units) and the recording of the name of such Person as a limited partner of Parent on the books and records of Parent, such Person will automatically and effective as of the Effective Time be admitted as a Parent Limited Partner and be bound by the Parent Partnership Agreement as such. By its surrender of a Certificate, or by its acceptance of Parent Units, Parent Class A Units or Parent Class B Units, a Unitholder confirms its agreement to be bound by all of the terms and conditions of the Parent Partnership Agreement.

Section 2.2 Exchange of Certificates; Payment of Common Merger Consideration, Class A Consideration and Class B Consideration.

(a) Exchange Agent. Prior to the Closing Date, Parent will appoint an exchange agent reasonably acceptable to the Partnership (the “Exchange Agent”) for the purpose of exchanging Certificates for Common Merger Consideration, Class A Consideration and Class B Consideration, as applicable, and paying Common Merger Consideration, Class A Consideration and Class B Consideration, as applicable, in respect of Book-Entry Units. As soon as reasonably practicable after the Effective Time, but in no event more than three Business Days following the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of Certificates as of the Effective Time, whose Common Units, Class A Units or Class B Units were converted into the right to receive the Common Merger Consideration, Class A Consideration, or Class B Consideration, as applicable, a letter of transmittal (which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent) in such forms as the Partnership and Parent may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent in exchange for the Common Merger Consideration, Class A Consideration or Class B Consideration, as applicable, and cash in lieu of any fractional Common Units or Class A Units payable pursuant to Section 2.2(h).

(b) Deposit. At or prior to the Closing, Parent will cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Common Units, Class A Units and Class B Units, Parent Units, Parent Class A Units and Parent Class B Units (which will be in non-certificated book-entry form) and an amount of cash in U.S. dollars, in each case, sufficient to be issued and paid to the Unitholders as Common Merger Consideration, Class A Consideration and Class B Consideration, as applicable, in accordance with this Article II, payable (i) in the case of Unitholders that hold Certificates, upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) pursuant to the provisions of this Article II and (ii) in the case of holders of Book-Entry Units, as promptly as practicable following the Closing; provided that the amount of cash so deposited shall be limited to the amount of cash payable to holders of Common Units (but not including any Canceled Awards). Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any distributions pursuant to Section 2.2(g) and any Parent Units, Parent Class A Units or any Parent Class B Units sufficient to pay any Common Merger Consideration, Class A Consideration or Class B Consideration, as applicable, in each case, that may be payable from time to time following the Effective Time, other than any Common Merger Consideration payable pursuant to Section 2.1(e) (other than any fractional units which shall be deposited with the Exchange Agent and paid to the holders of Canceled Awards in accordance with Section 2.1(e) and Section 2.2(h)). All cash and book-entry units representing Parent Units, Parent Class A Units and Parent Class B Units deposited with the Exchange Agent or representing Unit Proceeds obtained pursuant to Section 2.2(h) will be referred to in this Agreement as the “Exchange Fund.” The Exchange Agent will, pursuant to irrevocable instructions, deliver the Common Merger Consideration, Class A Consideration or Class B Consideration, as applicable, contemplated to be issued or paid pursuant to this Article II, other than pursuant to Section 2.1(e), out of the Exchange Fund. The Exchange Fund will not be used for any other purpose. The Exchange Agent will invest any cash included in the Exchange Fund as directed by Parent; provided that (x) no such investment or losses thereon will affect the Common Merger Consideration, Class A Consideration or Class B Consideration or other amounts payable to holders of Common Units or Class A Units entitled to receive such Common Merger Consideration or Class A Consideration, other amounts or cash in lieu of fractional Parent Units and Parent will promptly cause to be provided additional funds to the Exchange Agent for the benefit of holders of Common Units or Class A Units entitled to receive such consideration in the amount of any such losses; and (y) such investments will be in short term obligations of the United States of America with maturities of no more than 30 days.

(c) Exchange; Payment. Each holder of (i) Common Units (but not including any Canceled Awards or Phantom Units), Class A Units and Class B Units that have been converted into the right to receive the Common Merger Consideration, Class A Consideration or Class B Consideration, as applicable, upon surrender to the Exchange Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, a Certificate (as applicable) and such other documents as may reasonably be required by the Exchange Agent, and (ii) Book-Entry Units, in each case, will be entitled to receive in exchange therefor (x) the number of Parent Units, Parent Class A Units or Parent Class B Units representing, in the aggregate, the whole number of Parent Units, Parent Class A Units or Parent Class B Units that such holder has the right to receive in accordance with the provisions of this Article II and (y) a check denominated in U.S. dollars in the amount of cash that such holder has the right to receive pursuant to this Article II, if any, including the cash portion of the Common Merger Consideration. The Common Merger Consideration, Class A Consideration and Class B Consideration will be paid (I) as promptly as practicable by mail after receipt by the Exchange Agent of the Certificate and letter of transmittal in accordance with the foregoing, in the case of Unitholders that hold Certificates, (II) in accordance with Section 2.2(b), in the case of holders of Book-Entry Units, and (III) in accordance with Section 2.1(e), in the case of holders of Canceled Awards. No interest will be paid or accrued on any Common Merger Consideration, Class A Consideration, Class B Consideration, cash in lieu of fractional Parent Units or on any unpaid distributions payable to holders of Certificates or Book-Entry Units. Until so surrendered, each such Certificate will, after the Effective Time, represent for all purposes only the right to receive such Common Merger Consideration, Class A Consideration or Class B Consideration, as applicable. The Common Merger Consideration, Class A Consideration or Class B Consideration, as applicable, paid upon surrender of Certificates will be deemed to have been paid in full satisfaction of all rights pertaining to the Common Units, Class A Units or Class B Units, as the case may be, formerly represented by such Certificates. The Common Merger Consideration, Class A Consideration or Class B Consideration paid in respect of Book-Entry Units and Canceled Awards will be deemed to have been paid in full satisfaction of all rights pertaining to the Book-Entry Units and Canceled Awards, as the case may be. Notwithstanding anything to the contrary contained in this Agreement, no holder of Book-Entry Units will be required to deliver an executed letter of transmittal to the Exchange Agent to receive the Common Merger Consideration, Class A Consideration or Class B Consideration, as applicable, that such holder is entitled to receive pursuant to this Article II.

(d) Other Payees. If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it will be a condition of such payment that the Person requesting such payment will pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or will establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Common Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it will be a condition to the registration thereof that the surrendered Certificate will be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Common Merger Consideration will pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) No Further Transfers. From and after the Effective Time, there will be no further registration on the books of the Partnership of transfers of any Partnership Securities. From and after the Effective Time, the holders of Certificates representing Common Units, Class A Units or Class B Units outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Common Units, Class A Units or Class B Units, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates are presented to the Exchange Agent or Parent, they will be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Common Units, Class A Units and Class B Units 12 months after the Effective Time will be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its Common Units, Class A Units or Class B Units for the Common Merger Consideration, Class A Consideration or Class B Consideration, as applicable, in accordance with this Section 2.2 prior to that time will thereafter look only to Parent for delivery of the Common Merger Consideration, Class A Consideration or Class B Consideration, as applicable, plus any cash in lieu of fractional Parent Units or any distributions with respect to Parent Units, to which he, she or it is entitled pursuant to this Article II in respect of such holder’s Common Units, Class A Units or Class B Units. Notwithstanding the foregoing, Parent, Merger Sub and the Partnership will not be liable to any holder of Common Units, Class A Units or Class B Units for any Common Merger Consideration, Class A Consideration or Class B Consideration, as applicable, duly delivered to a public official pursuant to applicable abandoned property Laws. Any Common Merger Consideration, Class A Consideration or Class B Consideration remaining unclaimed by holders of Common Units, Class A Units or Class B Units immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority will, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g) Distributions. No distributions with respect to Parent Units or Parent Class A Units issued in the Merger will be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section 2.2. Following such surrender (or immediately in the case of the Book-Entry Units and Canceled Awards), subject to the effect of escheat, Tax or other applicable Law, there will be paid, without interest, to the record holder of the Parent Units or Parent Class A Units, if any, issued in exchange therefor (i) at the time of such surrender (or immediately in the case of the Book-Entry Units and Canceled Awards), all distributions payable in respect of any such Parent Units or Parent Class A Units with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the distributions payable with respect to such Parent Units or Parent Class A Units with a record date after the Effective Time but with a payment date subsequent to such surrender (in the case of Partnership Securities evidenced by Certificates). For purposes of distributions in respect of Parent Units or Parent Class A Units, all Parent Units and Parent Class A Units to be issued pursuant to the Merger will be entitled to distributions, if any, pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(h) No Fractional Units. No certificates or scrip representing fractional Parent Units or Parent Class A Units or book entry credit of the same will be issued upon the surrender of any Common Units or Class A Units, as applicable. Notwithstanding any other provision of this Agreement, each holder of Common Units (including Canceled Awards) converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Unit (after taking into account all Common Units exchanged by such holder) will be entitled to receive, from the Exchange Agent or the Surviving Entity, as applicable, in accordance with the provisions of this Section 2.2(h) (and Section 2.1(e), if applicable), a cash payment, without interest, in lieu of such fractional units representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by reasonable and customary fees of the Exchange Agent attributable to such sale) (as so reduced, the “Unit Proceeds”) in one or more transactions of a number of Parent Units, such number equal to the excess of (i) the sum of (A) the aggregate number of Parent Units to be delivered to the Exchange Agent by Parent pursuant to Section 2.2(b) and (B) the aggregate number of Parent Units to be delivered to the Surviving Entity pursuant to Section 2.1(e)(iv) over (ii) the sum of (A) the aggregate number of whole Parent Units to be distributed to the holders of Certificates and the holders of Book-Entry Units pursuant to Section 2.2(c) and (B) the aggregate number of whole Parent Units to be distributed to the holders of Canceled Awards pursuant to Section 2.1(e) (such excess being, the “Excess Units”). The parties acknowledge that payment of the Unit Proceeds in cash in lieu of issuing certificates or scrip for fractional units was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional units. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of Common Units (including, in respect of fractional units, Canceled Awards) that would otherwise receive fractional units, will sell the Excess Units at then-prevailing prices on the NYSE in the manner provided in this Section 2.2(h) and will be executed in round lots to the extent practicable. Until the Unit Proceeds of such sale or sales have been distributed to the holders of such Common Units, or the Exchange Fund is terminated, the Exchange Agent will hold such Unit Proceeds in trust for the benefit of the holders of such Common Units (the “Fractional Unit Proceeds”). The Exchange Agent will determine the portion of the Fractional Unit Proceeds to which each holder of such Common Units (including holders of Canceled Awards) will be entitled, if any, by multiplying the amount of the aggregate Unit Proceeds comprising the Fractional Unit Proceeds by a fraction, the numerator of which is the amount of the fractional unit interest to which such holder of such Common Units would otherwise be entitled and the denominator of which is the aggregate amount of fractional unit interests to which all holders of such Common Units would otherwise be entitled. To the extent applicable, each holder of Common Units will be deemed to have consented for U.S. federal income tax purposes (and to the extent applicable, state or local income tax purposes) to report the cash received for fractional Parent Units in the Merger as proceeds for a sale of a portion of the holder’s Common Units to Parent. The Exchange Agent shall promptly pay any Fractional Unit Proceeds in respect of Canceled Awards to the Surviving Entity for payment pursuant to Section 2.1(e). Notwithstanding any other provision of this Agreement, no holder of Class A Units converted pursuant to the Merger will receive any fractional Parent Class A Units.

(i) Lost, Stolen or Destroyed Certificates. If any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Common Merger Consideration, Class A Consideration or Class B Consideration, as applicable, to be paid in respect of the Common Units, Class A Units or Class B Units represented by such Certificate as contemplated by this Article II.

(j) Withholding Taxes. Parent, the Partnership, any of the Partnership’s Affiliates (including the Surviving Entity) or the Exchange Agent, as applicable, will deduct and withhold from the consideration otherwise payable pursuant to this Agreement to a holder of Common Units, Class A Units, Class B Units or Canceled Awards such amounts as are required to be deducted and withheld with respect to the making of such payment (or the conversion of Phantom Units into Canceled Awards) under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign Tax Law (and to the extent deduction and withholding is required, such deduction and withholding will be taken to the maximum extent possible in Parent Units). To the extent amounts are so withheld and paid over to the appropriate Taxing authority, such withheld amounts will be treated for the purposes of this Agreement as having been paid to the former holder of the Common Units, Class A Units, Class B Units and Canceled Awards, as applicable, in respect of whom such withholding was made. If withholding is taken in Parent Units, Parent, the Partnership, any of the Partnership’s Affiliates (including the Surviving Entity) or the Exchange Agent, as applicable, will be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate Taxing authority.

Section 2.3 Adjustments. Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 5.2), if between the date of this Agreement and the Effective Time the number of outstanding Common Units, Class A Units, Class B Units, Phantom Units or Parent Units will have been changed into a different number of units or a different class by reason of the occurrence or record date of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction, the Exchange Ratio, the Class A Exchange Ratio and the Class B Exchange Ratio will be appropriately adjusted to reflect fully the effect of such unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction and to provide the holders of Common Units, Class A Units, Class B Units and Phantom Units the same economic effect as contemplated by this Agreement prior to such event.

Section 2.4 Tax Characterization of Merger and Cash Received. The Partnership and Parent agree for federal (and applicable state and local) income tax purposes (a) to treat the transactions consummated pursuant to this Agreement as a partnership merger within the meaning of Section 708(b)(2)(A) of the Code, and in particular a merger of the “assets-over” type under Treasury Regulations Sections 1.708-1(c)(1) and 1.708-1(c)(3)(i); (b) to treat the Partnership as the continuing or resulting partnership in such merger and Parent as a terminating partnership; (c) to treat the Cash Consideration received under this Agreement (other than in respect of the Canceled Awards) as proceeds for the sale of a portion of the recipient’s units. Each party to this Agreement agrees to prepare and file all U.S. income Tax Returns in accordance with the foregoing and will not take any position inconsistent therewith on any such Tax Return, or in the course of any audit, litigation or other proceeding with respect to such income Taxes, except as otherwise required by applicable Laws following a final determination by a court of competent jurisdiction or other final administrative decision by an applicable Governmental Authority.

Section 2.5 No Dissenters’ Rights. No dissenters’ or appraisal rights will be available with respect to the Merger or the other transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

Except as disclosed in (a) the Partnership SEC Documents filed with the SEC on or after December 31, 2013 and prior to the date of this Agreement (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Partnership to Parent (the “Partnership Disclosure Schedule”) prior to the execution of this Agreement (provided that disclosure in any section of such Partnership Disclosure Schedule will be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section), the Partnership represents and warrants to the Parent Entities as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of the Partnership and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on the Partnership (“Partnership Material Adverse Effect”) or prevent or materially impair the consummation of the transactions contemplated hereby.

(b) Each of the Partnership and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Partnership Material Adverse Effect.

(c) All the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of the Partnership, in each case, that are owned directly or indirectly by the Partnership have been duly authorized and validly issued and are fully paid and nonassessable and, except as set forth in the Partnership Charter Documents or the Partnership Subsidiary Documents, are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”). Except for those of the Partnership Joint Ventures, all such interests and shares of capital stock of each Subsidiary are owned directly or indirectly by the Partnership.

(d) The Partnership has made available to Parent correct and complete copies of its certificate of limited partnership and the Partnership Agreement (the “Partnership Charter Documents”), and correct and complete copies of the certificates of limited partnership and partnership agreements (or comparable organizational documents) of each of the Partnership’s material Subsidiaries, in each case as amended to the date of this Agreement. All such Partnership Charter Documents and organizational documents of such Subsidiaries of the Partnership are in full force and effect and the Partnership is not in violation of any of their provisions.

Section 3.2 Capitalization.

(a) As of the close of business on July 9, 2015, (i) the Partnership has no Interests or other partnership interests or equity interests issued and outstanding, other than: (A) 191,379,512 Common Units, (B) 22,640,000 Class A Units; and (C) 7,981,756 Class B Units; (ii) there are no Common Units held by the Partnership in its treasury and (iii) 746,120 Common Units are issuable upon the settlement of all outstanding Phantom Units. All outstanding Common Units, Class A Units and Class B Units have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Section 3.2(a) of the Partnership Disclosure Schedule sets forth, as of July 9, 2015, (i) the aggregate number of outstanding rights to purchase or receive Common Units or other Partnership Securities granted under the Partnership Equity Plans or otherwise by the Partnership (including outstanding Phantom Units), organized by type of award and exercise or conversion price related thereto and (ii) with respect to each outstanding Phantom Unit, the maximum number of Common Units issuable thereunder, the maximum number of Common Units used as a reference for payment thereunder, the exercise or conversion price relating thereto, the grant date, the settlement date, whether or not it is subject to performance based vesting, the amount vested and outstanding and the Partnership Equity Plan pursuant to which the award was granted. There are no issued and outstanding Class A Units, other than those Class A Units which are owned by a wholly owned Subsidiary of the Partnership. Except as set forth above in this Section 3.2(a) or in Section 3.2(a) of the Partnership Disclosure Schedule, as of the date of this Agreement there are not any Interests or other partnership interests, voting securities or other equity interests of the Partnership issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any Interests or other partnership interests, voting securities or other equity or equity-based interests of the Partnership, including any representing the right to purchase or otherwise receive any of the foregoing.

(b) Since the Balance Sheet Date to the date of this Agreement, the Partnership has not issued any Interests or other partnership interests, voting securities or other equity interests, or any securities convertible into or exchangeable or exercisable for any Interests or other partnership interests, voting securities or other equity interests, other than as set forth above in Section 3.2(a). Except as set forth in the Partnership Charter Documents, the Partnership Registration Rights Agreement or the Partnership Subsidiary Documents, none of the Partnership or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests of any Subsidiary of the Partnership. Except (i) as set forth in the Partnership Agreement, as in effect as of the date of this Agreement or (ii) in connection with the vesting, settlement or forfeiture of, or Tax withholding with respect to, any equity or equity-based awards granted under the Partnership Equity Plans disclosed in Section 3.2(a) and outstanding as of the date of this Agreement, there are no outstanding obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Interests or other partnership interests, shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any Interests or other partnership interests, shares of capital stock, voting securities or equity interests) of the Partnership or any of its Subsidiaries.

Section 3.3 Authority; Noncontravention; Voting Requirements.

(a) The Partnership has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the Partnership Unitholder Approval. The execution, delivery and performance by the Partnership of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the General Partner, which, at a meeting duly called and held, has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated hereby and (ii) resolved to submit the Agreement to a vote of the Limited Partners of the Partnership and to recommend approval of this Agreement by the Limited Partners of the Partnership, and except for obtaining the Partnership Unitholder Approval for the approval of this Agreement, and consummation of the transactions contemplated hereby, no other partnership action on the part of the Partnership is necessary to authorize the execution, delivery and performance by the Partnership of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Partnership and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Partnership, enforceable against it in accordance with its terms.

(b) Neither the execution and delivery of this Agreement by the Partnership nor the consummation by the Partnership of the transactions contemplated hereby, nor compliance by the Partnership with any of the terms or provisions of this Agreement, will (i) conflict with or violate any provision of the Partnership Charter Documents or any of the Partnership Subsidiary Documents, (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Partnership Unitholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Partnership or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Partnership or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or Partnership Permit (including any Environmental Permit), to which the Partnership or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any asset of the Partnership or any of its Subsidiaries, except, in the case of clauses (ii)(x), (ii)(y) and (iii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations, Liens, purchases or acquisitions as, individually or in the aggregate, would not have a Partnership Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated hereby.

(c) The affirmative vote or consent of the holders of a Unit Majority at the Partnership Unitholders Meeting or any adjournment or postponement thereof in favor of the approval of this Agreement and the transactions contemplated hereby (the “Partnership Unitholder Approval”) is the only vote or approval of the holders of any class or series of Interests or other partnership interests, equity interests or capital stock of the Partnership or any of its Subsidiaries which is necessary to approve this Agreement and the transactions contemplated hereby that has not already been obtained.

Section 3.4 Governmental Approvals. Except for (i) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the Securities Act, including the filing of a proxy statement with the SEC in connection with the Merger (the “Proxy Statement”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act or (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially impair the consummation of the transactions contemplated hereby or (B) result in a Partnership Material Adverse Effect.

Section 3.5 Partnership SEC Documents; Undisclosed Liabilities.

(a) The Partnership and its Subsidiaries have filed and furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed by them with the SEC since December 31, 2013 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Partnership SEC Documents”). The Partnership SEC Documents, as of their respective effective dates (in the case of Partnership SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Partnership SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Partnership SEC Documents. To the Knowledge of the Partnership, none of the Partnership SEC Documents is the subject of ongoing SEC review or investigation.

(b) The consolidated financial statements of the Partnership included in the Partnership SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Partnership and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

(c) The Partnership has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Partnership, including its consolidated Subsidiaries, required to be disclosed by the Partnership in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Partnership’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Partnership in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Partnership’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Partnership’s auditors and the audit committee of the General Partner (x) all significant deficiencies in the design or operation of internal controls which could adversely affect the Partnership’s ability to record, process, summarize and report financial data and have identified for the Partnership’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal controls. The principal executive officer and the principal financial officer of the Partnership have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Partnership SEC

Documents, and the statements contained in such certifications were complete and correct when made. The management of the Partnership has completed its assessment of the effectiveness of the Partnership’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes Oxley Act for the year ended December 31, 2014, and such assessment concluded that such controls were effective. To the Knowledge of the Partnership, as of the date of this Agreement there are no facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes Oxley Act, without qualification, when next due.

(d) Except (i) as reflected or otherwise reserved against on the balance sheet of the Partnership and its Subsidiaries as of March 31, 2015 (the “Balance Sheet Date”) (including the notes thereto) included in the Partnership SEC Documents filed by the Partnership and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby, neither the Partnership nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of the Partnership prepared in accordance with GAAP or the notes thereto, other than as have not and would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

(e) Neither the Partnership nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Partnership and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Partnership in the Partnership’s published financial statements or any Partnership SEC Documents.

(f) A true, correct and complete copy of the Risk Management Policy in effect as of the date of this Agreement has been provided to Parent. The Partnership, and any Subsidiary subject to the Risk Management Policy, is in compliance with such Risk Management Policy except where the failure to be in compliance would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 3.6 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date there has not been a Partnership Material Adverse Effect.

(b) Since the Balance Sheet Date to the date of this Agreement, (i) except for this Agreement and the transactions contemplated hereby, the Partnership and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) neither the Partnership nor any of its Subsidiaries has taken any action described in Section 5.2(a) (other than clauses (i), (ii), (vii) and (viii) and, to the extent related to the foregoing, clause (xiv)) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of Parent would violate such provision.

Section 3.7 Legal Proceedings. There are no investigations or proceedings pending (or, to the Knowledge of the Partnership, threatened) by any Governmental Authority with respect to the Partnership or any of its Subsidiaries or actions, suits or proceedings pending (or, to the Knowledge of the Partnership, threatened) against the Partnership or any of its Subsidiaries or any of their respective properties at law or in equity before any Governmental Authority, and there are no orders, judgments or decrees of any Governmental Authority against the Partnership or any of its Subsidiaries, in each case except for those that would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 3.8 Compliance With Laws; Permits.

(a) The Partnership and its Subsidiaries are, and since the later of December 31, 2013 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b) The Partnership and its Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Partnership and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (each, a “Permit” and such Permits, the “Partnership Permits”), except where the failure to have any of the Partnership Permits would not have, individually or in the aggregate, a Partnership Material Adverse Effect. All Partnership Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Partnership Material Adverse Effect. No suspension or cancellation of any of the Partnership Permits is pending or, to the Knowledge of the Partnership, threatened, except where such suspension or cancellation would not have, individually or in the aggregate, a Partnership Material Adverse Effect. The Partnership and its Subsidiaries are not, and since December 31, 2013 have not been, in violation or breach of, or default under, any Partnership Permit, except where such violation, breach or default would not have, individually or in the aggregate, a Partnership Material Adverse Effect. As of the date of this Agreement, to the Knowledge of the Partnership, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Partnership or any of its Subsidiaries under, any Partnership Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew, extend, any Partnership Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) Without limiting the generality of Section 3.8(a), the Partnership, each of its Subsidiaries, and, to the Knowledge of the Partnership, each joint venture partner, joint interest owner, consultant, agent or representative of any of the foregoing (in their respective capacities as such), (i) has not violated the U.S. Foreign Corrupt Practices Act, and any other U.S. and foreign anti-corruption Laws that are applicable to the Partnership or its Subsidiaries; (ii) has not been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such person; and (iii) to the Knowledge of the Partnership, is not being (and has not been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 3.9 Information Supplied. Subject to the accuracy of the representations and warranties of the Parent Entities set forth in Section 4.9, none of the information supplied (or to be supplied) in writing by or on behalf of the Partnership specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Units in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement will, on the date it is first mailed to Unitholders, and at the time of the Partnership Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act.

Notwithstanding the foregoing, the Partnership makes no representation or warranty with respect to information supplied by or on behalf of the Parent Entities for inclusion or incorporation by reference in any of the foregoing documents.

Section 3.10 Tax Matters.

(a) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect: (i) all Tax Returns that were required to be filed by or with respect to the Partnership or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return, have been so included, (iii) all Taxes owed by the Partnership or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established, (iv) all Tax withholding and deposit requirements imposed on or with respect to the Partnership or any of its Subsidiaries have been satisfied in full in all respects, (v) there are no Liens on any of the assets of the Partnership or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, (vi) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Partnership or any of its Subsidiaries, (vii) there is no written claim against the Partnership or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to the Partnership or any of its Subsidiaries, (viii) there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Partnership or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any of the Partnership or any of its Subsidiaries, (ix) none of the Partnership or any of its Subsidiaries will be required to include any amount in income for any taxable period as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period, (x) none of the Partnership or any of its Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by the Partnership or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement, (xi) none of the Partnership or any of its Subsidiaries has been a member of a group filing a consolidated, combined or similar group Tax Return (except for the Texas franchise (margin) Tax Return) (other than any group of which Partnership is the parent) or has any liability for the Taxes of any Person (other than the Partnership or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise, (xii) the Partnership and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code, (xiii) the Partnership is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and has been properly treated as such since its formation, (xiv) at least 90% of the gross income of the Partnership for each taxable year since its formation has been from sources that will be treated as “qualifying income” within the meaning of Section 7704(d) of the Code, and (xv) except for MarkWest Hydrocarbon, Inc., each Partnership Subsidiary is currently (and has been since its respective formation) either (a) properly classified as a partnership for U.S. federal income tax purposes or (b) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b).

(b) As used in this Agreement, (i) “Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, alternative minimum, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, escheat or unclaimed property obligation, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with respect thereto and (ii) “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

Section 3.11 Employee Benefits.

(a) Section 3.11(a) of the Partnership Disclosure Schedule lists all material Partnership Benefit Plans. With respect to each material Partnership Benefit Plan, the Partnership has made available to Parent a true and complete copy of the following items (in each case, only if applicable): (w) each trust or other funding arrangement; (x) each summary plan description and summary of material modifications; (y) the most recently filed annual report on Internal Revenue Service (“IRS”) Form 5500 and all schedules thereto; and (z) the most recently received IRS determination letter or opinion letter.

(b) Neither the Partnership, any of its Subsidiaries, nor any of their respective ERISA Affiliates contributes to, is required to contribute to, or has in the last six years contributed to or been required to contribute to a Multiemployer Plan. Neither the Partnership, any of its Subsidiaries, nor any of their respective ERISA Affiliates has incurred any “withdrawal liability” (within the meaning of Section 4201 of ERISA) with respect to a Multiemployer Plan that has not been satisfied in full or has (or is reasonably expected to have) any other current or contingent liability with respect to any Multiemployer Plan.

(c) Except for such actions, disputes, suits, claims, arbitrations or proceedings or governmental actions which would not have, individually or in the aggregate, a Partnership Material Adverse Effect, no action, dispute, suit, claim, arbitration, or legal, administrative or other proceeding or governmental action is pending or, to the Knowledge of the Partnership, threatened (x) with respect to any Partnership Benefit Plan other than claims for benefits in the ordinary course, (y) alleging any breach of the material terms of any Partnership Benefit Plan or any fiduciary duties with respect thereto or (z) with respect to any violation of any applicable Law with respect to such Partnership Benefit Plan.

(d) Each Partnership Benefit Plan has been established, maintained, funded and administered in compliance with its terms and with applicable Law, including ERISA and the Code, except for such non-compliance which would not have, individually or in the aggregate, a Partnership Material Adverse Effect. Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, (i) neither the Partnership nor any Subsidiary or any “party in interest” or “disqualified person” with respect to a Partnership Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA and (ii) no fiduciary has incurred any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Partnership Benefit Plan. Any Partnership Benefit Plan intended to be qualified under Section 401 of the Code has received a favorable determination letter from the IRS that has not been revoked and, to the Knowledge of the Partnership, no fact or event has occurred since the date of such determination letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Partnership Benefit Plan. Neither the Partnership nor any of its Subsidiaries maintains or contributes to or is required to contribute to any plan, agreement or arrangement which provides post-termination or post-retirement health or life insurance benefits or coverage to any Person, other than for continuation coverage required to be provided pursuant to Section 4980B of the Code.

(e) Neither the Partnership, any of its Subsidiaries, nor any of their respective ERISA Affiliates sponsors, maintains or contributes to or in the last six years has sponsored, maintained, contributed to or been required to contribute to, or has (or is reasonably expected to have) any current or contingent liability with respect to any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, excluding any Multiemployer Plan, or a “multiple employer plan” subject to Sections 4063 or 4064 of ERISA or Section 413(c) of the Code. No material liability under Section 302 or Title IV of ERISA or Section 412 of the Code has been incurred by the Partnership, any of its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full.

(f) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, with respect to any Partnership Benefit Plan, all contributions, premiums and other payments due from any of the Partnership or its Subsidiaries required by Law or any Partnership Benefit Plan have been made under any such plan to any fund, trust or account established thereunder or in connection therewith by the due date thereof.

(g) The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of the Partnership or any of its Subsidiaries (each, a “Partnership Participant”) or individual independent contractor to any severance pay, retention bonuses, incentive compensation, parachute payments, non-competition payments or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due any Partnership Participant or individual independent contractor or (iii) result in any forgiveness of indebtedness or obligation to fund benefits with respect to any Partnership Participant or individual independent contractor. No Partnership Participant is entitled to a gross up, make whole or other similar payment as a result of the imposition of Taxes under Section 280G, Section 4999 or Section 409A of the Code pursuant to any agreement or arrangement with the Partnership or any of its Subsidiaries.

(h) No Partnership Benefit Plan is maintained outside of the United States substantially for the benefit of current and former service providers of the Partnership or any of its Subsidiaries who are situated outside of the United States or otherwise is subject to the Laws of any Governmental Authority other than those of the United States.

Section 3.12 Labor Matters.

(a) None of the employees of the Partnership or any of its Subsidiaries is represented in his or her capacity as an employee of the Partnership or any of its Subsidiaries by any labor organization. Neither the Partnership nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees of the Partnership or any of its Subsidiaries, nor has the Partnership or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees of the Partnership or any of its Subsidiaries.

(b) Except for such matters which would not have, individually or in the aggregate, a Partnership Material Adverse Effect, neither the Partnership nor any of its Subsidiaries has received written notice since December 31, 2013, of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety, workplace safety or insurance/workers compensation laws to conduct an investigation of the Partnership or any of its Subsidiaries with respect to such matters, and, to the Knowledge of the Partnership, no such investigation is in progress. Except for such matters which would not have, individually or in the aggregate, a Partnership Material Adverse Effect, (i) there are no (and have not been during the three-year period preceding the date of this Agreement) strikes or lockouts with respect to any employees of the Partnership or any of its Subsidiaries, (ii) to the Knowledge of the Partnership, there is no (and has not been during the three-year period preceding the date of this Agreement) union organizing effort pending or threatened against the Partnership or any of its Subsidiaries, (iii) there is no (and has not been during the three-year period preceding the date of this Agreement) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding (other than routine individual grievances) pending or, to the Knowledge of the Partnership, threatened against the Partnership or any of its Subsidiaries and (iv) there is no (and has not been during the three-year period preceding the date of this Agreement) slowdown, or work stoppage in effect or, to the Knowledge of the Partnership, threatened with respect to any employees of the Partnership or any of its Subsidiaries. Neither the Partnership nor any of its Subsidiaries has any current or contingent liabilities under the Worker Adjustment and Retraining Notification Act of 1988 as a result of any action taken by the Partnership or any of its Subsidiaries in the two-year period prior to the date of this Agreement. Except for such non-compliance which would not have, individually or in the aggregate, a Partnership Material Adverse Effect, the Partnership and each of its Subsidiaries is, and during the three-year period preceding the date of this Agreement has been, in compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including classifications of service providers as employees and/or independent contractors).

Section 3.13 Environmental Matters.

(a) Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect: (i) each of the Partnership and its Subsidiaries is, and since December 31, 2013 has been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required under Environmental Laws (“Environmental Permits”) and all such Environmental Permits are in good standing, (ii) there has been no release of any Hazardous Substance by the Partnership or any of its Subsidiaries, or to the Knowledge of the Partnership, any other Person, in any manner that would reasonably be expected to give rise to the Partnership or any of its Subsidiaries incurring any obligation to conduct or fund any remediation or corrective action under applicable Environmental Laws, (iii) there are no investigations, actions, suits or proceedings pending or, to the Knowledge of the Partnership, threatened against the Partnership or any of its Subsidiaries or involving any real property currently or, to the Knowledge of the Partnership, formerly owned, operated or leased by or for the Partnership or any Subsidiary alleging noncompliance with or liability under, any Environmental Law and (iv) to the Partnership’s Knowledge, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, from any properties while owned or operated by the Partnership or any of its Subsidiaries or as a result of any operations or activities of the Partnership or any of its Subsidiaries.

(b) As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, or (iii) as it relates to exposure to Hazardous Substances, occupational safety and health.

(c) As used herein, “Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning to the extent regulated by any Governmental Authority with jurisdiction over the environment or natural resources, including petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

Section 3.14 Contracts.

(a) Section 3.14(a) of the Partnership Disclosure Schedule contains a true and complete listing of the following Contracts (which term, for purposes of this Section 3.14, will not include any Partnership Benefit Plan) to which any of the Partnership or its Subsidiaries is a party in effect on the date of this Agreement (each Contract that is described in this Section 3.14(a) being a “Partnership Material Contract”):

(i) each Contract that constitutes a commitment relating to Indebtedness, whether incurred, assumed, guaranteed or secured by any asset in excess of $25,000,000, other than Contracts solely between or among the Partnership and one or more of its wholly owned Subsidiaries;

(ii) each Contract relating to the gathering or gathering and processing of, or fractionation of, natural gas, natural gas liquids, or condensate by the Partnership or its Subsidiaries that, during the year ending December 31, 2015, would reasonably be expected, as of the date of this Agreement, to represent (A) the top seven customers by volume of the Marcellus Segment, (B) the top three customers by volume of the Utica Segment, (C) the top five customers by volume of the Southwest Segment or (D) the top three customers by volume of the Northeast Segment, it being understood that, for purposes of determining whether a Contract is a Partnership Material Contract, if such Contract relates to the gathering or gathering and processing of, or fractionation of, natural gas, natural gas liquids, or condensate, such Contract will only be a Partnership Material Contract to the extent described in this Section 3.14(a)(ii), Section 3.14(a)(v) or Section 3.14(a)(vi), regardless of whether such Contract is otherwise described in any other clause of Section 3.14(a);

(iii) each Contract for lease by the Partnership or its Subsidiaries of personal property or real property (other than hydrocarbon interests) involving aggregate lease payments in excess of $25,000,000 in any calendar year, other than, for the avoidance of doubt, any Contract that exceeds such threshold solely as a result of it being a “master” or “umbrella” Contract, with individual purchase orders or statements of work that do not exceed such threshold;

(iv) each Contract (other than the Partnership Charter Documents) between any of the Partnership or any of its Subsidiaries, on the one hand, and any Unitholder holding 5% or more of the Partnership’s issued and outstanding Common Units as of the date of this Agreement, on the other hand;

(v) each Contract containing a non-compete or similar type of provision that, following the Effective Time, would by its terms materially restrict the ability of Parent or any of its Subsidiaries (including the Surviving Entity and its Subsidiaries) to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing;

(vi) each Contract involving the pending acquisition or sale of any assets or properties outside the ordinary course of business that involves the payment or receipt of an aggregate amount in excess of $25,000,000, other than Contracts solely between or among the Partnership and one or more of its wholly owned Subsidiaries;

(vii) each material Partnership Subsidiary Document and each Contract between a Partnership Joint Venture and the Partnership or one of its other Subsidiaries pursuant to which the Partnership or any such Subsidiary provides personnel services to such Partnership Joint Venture;

(viii) each collective bargaining agreement to which the Partnership or any of the Partnership Subsidiaries is a party or is subject; and

(ix) each Contract under which the Partnership or any of the Partnership’s Subsidiaries has advanced or loaned any amount of money to any of its current or former officers, directors, employees or consultants, in each case with a principal amount in excess of $25,000.

(b) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, (i) each Partnership Material Contract is valid and binding on the Partnership and its Subsidiaries, as applicable, and is in full force and effect, (ii) the Partnership and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Partnership Material Contract, (iii) neither the Partnership nor any of its Subsidiaries has received written notice of, or to the Partnership’s Knowledge, knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of the Partnership or any of its Subsidiaries under any such Partnership Material Contract and (iv) to the Knowledge of the Partnership, as of the date of this Agreement no other party to any Partnership Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder.

Section 3.15 Property.

(a) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, the Partnership or a Subsidiary of the Partnership owns and has good title to all of its owned real property (other than severed oil, gas and/or mineral rights and other hydrocarbon interests) and good title to all its owned personal property, and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, sufficient to conduct their respective businesses as currently conducted (except in all cases for Permitted Liens and Liens arising under (i) any credit facilities, bonds or indentures of the Partnership or any of its Subsidiaries, in each case, as set forth in the Partnership SEC Documents or the Partnership Disclosure Schedule, or (ii) the Partnership Subsidiary Documents).

(b) The Partnership and its Subsidiaries have such consents, easements, rights-of-way, permits or licenses from each person (collectively, “rights-of-way”) as are sufficient to conduct their businesses in all material respects as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not, individually or in the aggregate, have a Partnership Material Adverse Effect. Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, each of the Partnership and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

Section 3.16 Intellectual Property. Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, either the Partnership or a Subsidiary of the Partnership owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the “Partnership Intellectual Property”) used in their respective businesses as currently conducted. Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, (i) there are no pending or, to the Knowledge of the Partnership, threatened claims by any Person alleging infringement or misappropriation by the Partnership or any of its Subsidiaries of such Person’s intellectual property, (ii) to the Knowledge of the Partnership, the conduct of the business of the Partnership and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, (iii) neither the Partnership nor any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the Partnership Intellectual Property, and (iv) to the Knowledge of the Partnership, no Person is infringing or misappropriating any Partnership Intellectual Property.

Section 3.17 Insurance. The Partnership and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses in amounts customary for companies of comparable size in the businesses in which they operate. Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, none of the Partnership or its Subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force.

Section 3.18 Opinion of Financial Advisor. The General Partner has received the opinion of Jefferies LLC (the “Partnership Financial Advisor”), dated the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, the Common Merger Consideration is fair, from a financial point of view, to the Partnership’s Unitholders (the “Partnership Fairness Opinions”). A correct and complete copy of the form of the Partnership Fairness Opinion will be made available to Parent solely for informational purposes promptly following the date of this Agreement. Pursuant to the terms of the Partnership’s engagement letter with the Partnership Financial Advisor, the Partnership has been authorized by the Partnership Financial Advisor to permit the inclusion of the Partnership Fairness Opinion and/or references thereto in the Proxy Statement by the Partnership Financial Advisor.

Section 3.19 Brokers and Other Advisors. Except for the Partnership Financial Advisor, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of the Partnership or any of its Subsidiaries. A correct and complete copy of the Partnership’s engagement letter with each Partnership Financial Advisor and all other agreements under which any fees or any expenses are payable with each Partnership Financial Advisor, in each case, that have been entered into in connection with the transactions contemplated hereby will be made available to Parent promptly following the date of this Agreement.

Section 3.20 State Takeover Statutes. The action of the General Partner in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby any state takeover laws and any applicable provision of the Partnership Agreement.

Section 3.21 Regulatory Matters.

(a) None of the Partnership or any of its Subsidiaries is a “natural gas company” subject to, and as defined in, the Natural Gas Act, 15 U.S.C. § 717, et seq. (the “NGA”), and there are no proceedings pending, or to the Partnership’s Knowledge, threatened, alleging that the Partnership or any of its Subsidiaries is in material violation of the NGA, the Energy Policy Act of 2005, 42 U.S.C. § 15801, et seq., or the Natural Gas Policy Act of 1978, 15 U.S.C. § 3301, et seq.

(b) None of the Partnership or any of its Subsidiaries nor any of the services provided by the Partnership or any of its Subsidiaries are subject to regulation by the Federal Energy Regulatory Commission pursuant to the Interstate Commerce Act, 49 U.S.C. App. § 1, et seq. (1988) (“ICA”), and there are no Proceedings pending, or to the Partnership’s Knowledge, threatened, alleging that the Partnership or any of its Subsidiaries is in material violation of the ICA.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT ENTITIES

Except as disclosed in (a) the Parent SEC Documents filed with the SEC on or after December 31, 2013 and prior to the date of this Agreement (but excluding any disclosure contained in any such Parent SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by Parent to the Partnership (the “Parent Disclosure Schedule”) prior to the execution of this Agreement (provided that disclosure in any section of such Parent Disclosure Schedule will be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section), Parent represents and warrants to the Partnership as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of Parent, Parent GP, their Subsidiaries and MPC is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on Parent (“Parent Material Adverse Effect”) or prevent or materially impair the consummation of the transactions contemplated hereby.

(b) Each of Parent, Parent GP and their Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c) All the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of Parent that are owned directly or indirectly by Parent have been duly authorized and validly issued and are fully paid and nonassessable and are owned free and clear of all Liens. Except for those owned by Affiliates of Parent, all such interests and shares of capital stock of each Subsidiary are owned directly or indirectly by Parent.

(d) Parent has made available to the Partnership correct and complete copies of its certificate of limited partnership and the Parent Partnership Agreement (the “Parent Charter Documents”), correct and complete copies of the certificates of limited partnership and partnership agreements (or comparable organizational documents) of each of its material Subsidiaries (collectively, the “Parent Subsidiary Documents”) and the certificate of incorporation and bylaws of MPC (the “MPC Charter Documents”), in each case as amended to the date of this Agreement. All such Parent Charter Documents, Parent Subsidiary Documents and MPC Charter Documents are in full force and effect and no Parent Entity is in violation of any of its respective organizational documents’ provisions.

Section 4.2 Capitalization.

(a) The authorized equity interests of Parent consist of Parent Units representing limited partner interests in Parent, subordinated units representing limited partner interests in Parent (the “Parent Sub-Units”), and the general partner interest in Parent (which includes the right to receive incentive distribution) (“Parent GP Interest”). At the close of business on July 9, 2015, the issued and outstanding limited partner interests and general partner interests of Parent consisted of (i) 43,385,196 Parent Units, (ii) 36,951,515 Parent Sub-Units, and (iii) the Parent GP Interest. Except (A) as set forth above in this Section 4.2(a) or (B) as otherwise expressly permitted by Section 5.2(b), as of the date of this Agreement there are not any limited partnership interests, voting securities or equity interests of Parent issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any limited partnership interests, voting securities or equity interests of Parent, including any representing the right to purchase or otherwise receive any of the foregoing.

(b) Other than in connection with any equity or equity-based awards outstanding as of the date of this Agreement and that certain distribution agreement dated May 18, 2015, by and among Parent, Parent GP and certain sales agents for the administration of the at-the-market equity offering of Parent Units having an aggregate offering price not to exceed $500,000,000, none of Parent or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests of any Subsidiary of Parent. Except in connection with the exercise of any option to acquire Parent Units or the vesting, settlement or forfeiture of, or Tax withholding with respect to, any equity or equity-based awards outstanding as of the date of this Agreement and the conversion of any Parent Units outstanding as of the date of this Agreement in accordance with the Parent Charter Documents, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any limited partnership interests, shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any limited partnership interests, shares of capital stock, voting securities or equity interests) of Parent or any of its Subsidiaries.

(c) Parent GP is the sole general partner of Parent. Parent GP is the sole record and beneficial owner of the Parent GP Interest, and such Parent GP Interest has been duly authorized and validly issued in accordance with applicable laws and the Parent Partnership Agreement. Parent GP owns such general partner interest free and clear of any Liens.

(d) All of the issued and outstanding limited liability company interests of Merger Sub are owned, beneficially and of record, by Parent. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby. Except for obligations and liabilities incurred in connection with its formation and the Merger and the other transactions contemplated hereby, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

(e) The cash to be utilized by Parent for purposes of paying the Cash Consideration (including with respect to the Canceled Awards) will be received by Parent from MPC, and no new equity interests (or subscriptions, options, warrants, or other rights to acquire any such equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any such equity interests) in Parent or any of its Subsidiaries will be paid to or received by MPC in exchange therefor; provided, however, that for the avoidance of doubt, the foregoing shall not impose any limitations on existing incentive distribution rights, such Cash Consideration being contributed with respect to MPC’s existing interests in Parent (including incentive distribution rights) and not in consideration of new Common Units.

Section 4.3 Authority; Noncontravention; Voting Requirements.

(a) Each of the Parent Entities has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Parent Entities of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by Merger Sub and Parent, as its sole member, by Parent GP, for itself and on behalf of Parent, and by MPC and no other entity action on the part of the Parent Entities is necessary to authorize the execution, delivery and performance by the Parent Entities of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent Entities and, assuming due authorization, execution and delivery of this Agreement by the Partnership, constitutes a legal, valid and binding obligation of each of the Parent Entities, enforceable against each of them in accordance with its terms.

(b) Neither the execution and delivery of this Agreement by the Parent Entities, nor the consummation by the Parent Entities of the transactions contemplated hereby, nor compliance by the Parent Entities with any of the terms or provisions of this Agreement, will (i) conflict with or violate any provision of the MPC Charter Documents, the Parent Charter Documents or any of the Parent Subsidiary Documents, (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 are obtained and the filings referred to in Section 4.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to MPC, Parent or any of Parent’s Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, MPC, Parent or any of Parent’s Subsidiaries under, any of the terms, conditions or provisions of any Contract or Parent Permit (including any Environmental Permit) to which MPC, Parent or any of Parent’s Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any asset of Parent or any of its Subsidiaries, except, in the case of clauses (ii) (x), (ii) (y) and (iii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not have a Parent Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated hereby.

(c) The vote or consent of Parent as the sole member of Merger Sub is the only vote or consent of the members of Merger Sub necessary to adopt this Agreement and approve the transactions contemplated hereby.

(d) None of the Parent Entities or any of their Subsidiaries holds any Interests or other partnership interests, capital stock, voting securities or equity interests of the Partnership or any of its Subsidiaries, or holds any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any such Interests or other partnership interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements to purchase or acquire any such Interests or other partnership interests, shares of capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any such Interests or other partnership interests, shares of capital stock, voting securities or equity interests.

Section 4.4 Governmental Approvals. Except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act and the Securities Act, including the filing of the Registration Statement with the SEC, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act or (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially impair the consummation of the transactions contemplated hereby or (B) result in a Parent Material Adverse Effect.

Section 4.5 Parent SEC Documents; Undisclosed Liabilities.

(a) Parent and its Subsidiaries have filed and furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed by them with the SEC since December 31, 2013 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). The Parent SEC Documents, as of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Parent SEC Documents. To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or investigation.

(b) The consolidated financial statements of Parent included in the Parent SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

(c) Parent has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is accumulated and communicated to Parent’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent’s auditors and the audit committee of Parent GP (x) all significant deficiencies in the design or operation of internal controls which could adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. The principal executive officer and the principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Parent SEC Documents, and the statements contained in such certifications were complete and correct when made. The management of Parent has completed its assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes Oxley Act for the year ended December 31, 2014, and such assessment concluded that such controls were effective. To the Knowledge of Parent, as of the date of this Agreement, there are no facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes Oxley Act, without qualification, when next due.

(d) Except (i) as reflected or otherwise reserved against on the balance sheet of Parent and its Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, other than as have not and would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(e) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Documents.

Section 4.6 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date there has not been a Parent Material Adverse Effect.

(b) Since the Balance Sheet Date to the date of this Agreement, (i) except for this Agreement and the transactions contemplated hereby, Parent and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) neither Parent nor any of its Subsidiaries has taken any action described in Sections 5.2(b) (other than clauses (i), (ii), (vii) and (viii) and, to the extent related to the foregoing, clause (xiv)) that if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of the Partnership would violate such provision.

Section 4.7 Legal Proceedings. There are no investigations or proceedings pending (or, to the Knowledge of Parent, threatened) by any Governmental Authority with respect to Parent or any of its Subsidiaries or actions, suits or proceedings pending (or, to the Knowledge of Parent, threatened) against Parent or any of its Subsidiaries or any of their respective properties at law or in equity before any Governmental Authority, and there are no orders, judgments or decrees of any Governmental Authority against Parent or any of its Subsidiaries, in each case except for those that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8 Compliance With Laws; Permits.

(a) Parent and its Subsidiaries are, and since the later of December 31, 2013 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable Laws, except where such non-compliance, default or violation would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and its Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits would not have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Parent Material Adverse Effect. No suspension or cancelation of any of Parent Permits is pending or, to the Knowledge of Parent, threatened, except where such suspension or cancelation would not have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are not, and since December 31, 2013 have not been, in violation or breach of, or default under, any Parent Permit, except where such violation, breach or default would not have, individually or in the aggregate a Parent Material Adverse Effect. As of the date of this Agreement, to the Knowledge of Parent, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Parent or any of its Subsidiaries under, any Parent Permit or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any Parent Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Without limiting the generality of Section 4.8(a), Parent, each of its Subsidiaries, and, to the Knowledge of Parent, each joint venture partner, joint interest owner, consultant, agent, or representative of any of the foregoing (in their respective capacities as such), (i) has not violated the U.S. Foreign Corrupt Practices Act, and any other U.S. and foreign anti-corruption Laws that are applicable to the Partnership or its Subsidiaries; (ii) has not been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such person; and (iii) to the Knowledge of Parent, is not being (and has not been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.9 Information Supplied. Subject to the accuracy of the representations and warranties of the Partnership set forth in Section 3.9, none of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement will, on the date it is first mailed to Unitholders, and at the time of the Partnership Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Partnership for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.10 Tax Matters. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect: (i) all Tax Returns that were required to be filed by or with respect to Parent or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return, have been so included, (iii) all Taxes owed by Parent or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established, (iv) all Tax withholding and deposit requirements imposed on or with respect to Parent or any of its Subsidiaries have been satisfied in full in all respects, (v) there are no Liens on any of the assets of Parent or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, (vi) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of Parent or any of its Subsidiaries, (vii) there is no written claim against Parent or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to Parent or any of its Subsidiaries, (viii) there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to Parent or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any of Parent or any of its Subsidiaries, (ix) none of Parent or any of its Subsidiaries will be required to include any amount in income for any taxable period as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period, (x) none of Parent or any of its Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by Parent or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement, (xi) since its initial public offering, none of Parent or any of its Subsidiaries has been a member of a group filing a consolidated, combined or similar group Tax Return (except for the Texas franchise (margin) Tax Return in which Parent and its Subsidiaries join in the group return filed by MPC) or has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise, (xii) Parent and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code, (xiii) Parent is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and has been properly treated as such since its formation, (xiv) at least ninety percent (90%) of the gross income of Parent for each taxable year since its formation has been from sources that will be treated as “qualifying income” within the meaning of Section 7704(d) of the Code and (xv) each Subsidiary of Parent is currently (and has been since its respective formation) either (a) properly classified as a partnership for U.S. federal income tax purposes or (b) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b).

Section 4.11 Environmental Matters. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (i) each of Parent and its Subsidiaries is, and since December 31, 2013 has been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits and all such Environmental Permits are in good standing, (ii) there has been no release of any Hazardous Substance by Parent or any of its Subsidiaries, or to the Knowledge of Parent, any other Person, in any manner that would reasonably be expected to give rise to Parent or any of its Subsidiaries incurring any obligation to conduct or fund any remediation or corrective action under applicable Environmental Laws, (iii) there are no investigations, actions, suits or proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or involving any real property currently or, to the Knowledge of Parent, formerly owned, operated or leased by or for Parent or any Subsidiary alleging noncompliance with or liability under, any Environmental Law and (iv) to the Knowledge of Parent no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, from any properties while owned or operated by Parent or any of its Subsidiaries or as a result of any operations or activities of Parent or any of its Subsidiaries.

Section 4.12 Employees and Employee Benefits. Neither Parent nor any of its Subsidiaries sponsors, maintains, contributes to or is required to contribute to, any Benefit Plan or Multiemployer Plan, and neither Parent nor any of its Subsidiaries has any current or contingent liability with respect to any Benefit Plan or Multiemployer Plan. There are no employees or consultants of Parent or any of its Subsidiaries.

Section 4.13 Contracts.

(a) Except for this Agreement, or as filed with the SEC prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to Parent; or (ii) which constitutes a Contract or commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $25,000,000 (all contracts of the type described in this Section 4.13(a) and in Section 4.13(b) being referred to herein as “Parent Material Contracts”).

(b) Section 4.13(b) of the Parent Disclosure Schedule contains a true and complete listing of the following Contracts to which Parent or any of its Subsidiaries is a party in effect on the date of this Agreement: (i) each Contract containing a non-compete provision that, following the Effective Time, would by its terms materially restrict the ability of the Partnership or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing, (ii) each Contract involving the pending acquisition or sale of (or option to purchase or sell) any assets or properties outside the ordinary course of business that involves the payment or receipt of an aggregate amount in excess of $25,000,000 and (iii) each collective bargaining agreement to which Parent or any of its Subsidiaries is a party or is subject.

(c) Except as would not have, either individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Material Contract is valid and binding on Parent and any of its Subsidiaries, as applicable, and is in full force and effect; (ii) Parent and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Parent Material Contract; and (iii) neither Parent nor any of its Subsidiaries has received written notice of, or to the Knowledge of Parent, knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of Parent or any of its Subsidiaries under any such Parent Material Contract.

Section 4.14 Property.

(a) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or a Subsidiary of Parent owns and has title to all of its owned real property (other than severed oil, gas and/or mineral rights and other hydrocarbon interests) and good title to all its owned personal property, and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, sufficient to conduct their respective businesses as currently conducted (except in all cases for Permitted Liens and Liens arising under any credit facilities, bonds or indentures of Parent or any of its Subsidiaries).

(b) Parent and its Subsidiaries have such rights-of-way as are sufficient to conduct their businesses in all material respects as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not, individually or in the aggregate, have a Parent Material Adverse Effect. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, each of Parent and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

Section 4.15 Brokers and Other Advisors. Except for UBS Securities LLC (the “Parent Financial Advisor”), the fees and expenses of which will be paid by Parent, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries. A correct and complete copy of Parent’s engagement letter with each Parent Financial Advisor and all other agreements under which any fees or any expenses are payable with each Parent Financial Advisor, in each case, that have been entered into in connection with the transactions contemplated hereby will be made available to the Partnership promptly following the date of this Agreement.

Section 4.16 State Takeover Statutes. The action of Parent GP in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby any state takeover laws and any applicable provision of the Parent Partnership Agreement.

Section 4.17 Financing. At the Effective Time, Parent and Merger Sub will have available to them all funds necessary to consummate the Merger and to pay all cash amounts required to be paid in connection with the Merger

Section 4.18 Regulatory Matters.

(a) None of Parent or any of its Subsidiaries is a “natural gas company” subject to, and as defined in, the NGA, and there are no proceedings pending, or to Parent’s Knowledge, threatened, alleging that Parent or any of its Subsidiaries is in material violation of the NGA, the Energy Policy Act of 2005, 42 U.S.C. § 15801, et seq., or the Natural Gas Policy Act of 1978, 15 U.S.C. § 3301, et seq.

(b) None of Parent or any of its Subsidiaries nor any of the services provided by Parent or any of its Subsidiaries are subject to regulation by the ICA, and there are no Proceedings pending, or to Parent’s Knowledge, threatened, alleging that Parent or any of its Subsidiaries is in material violation of the ICA.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.1 Preparation of the Registration Statement and the Proxy Statement; Unitholder Meeting.

(a) As soon as practicable following the date of this Agreement, the Partnership will prepare and file with the SEC the Proxy Statement and the Partnership and Parent will prepare and Parent will file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of the Partnership and Parent will use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated hereby. The Partnership will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Unitholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent shall also use reasonable best efforts to take any action required to be taken under any applicable state securities law in connection with the issuance and reservation of the Parent Units, and the Partnership shall furnish all information concerning the Partnership and the Unitholders or a beneficial interest therein as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will be made by the Partnership without providing the other party a reasonable opportunity to review and comment thereon provided, that the Partnership, in connection with an Adverse Recommendation Change, may amend or supplement the Proxy Statement to effect such change if and to the extent such amendment or supplement is required by applicable Law. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information will promptly notify the other parties hereto and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by Law, disseminated to the Unitholders. The parties will notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Registration Statement or for additional information and will supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Registration Statement or the transactions contemplated hereby and (ii) all orders of the SEC relating to the Registration Statement.

(b) The Partnership will, as soon as reasonably practicable following the Registration Statement being declared effective by the SEC, establish a record date for, duly call, give notice of, convene and hold a special meeting of its Unitholders (the “Partnership Unitholders Meeting”) for the purpose of obtaining the Partnership Unitholder Approval. Subject to Section 5.3, the General Partner will recommend to the Unitholders approval of this Agreement (the “General Partner Recommendation”). The Proxy Statement will include a copy of the Partnership Fairness Opinion and (subject to Section 5.3) the General Partner Recommendation. Without limiting the generality of the foregoing, but subject to Section 5.3, the Partnership’s obligations pursuant to the first sentence of this Section 5.1(b) will not be affected by (i) the commencement, public proposal, public disclosure or communication to the Partnership of any Alternative Proposal or (ii) the withdrawal or modification by the General Partner or any committee thereof of the General Partner Recommendation. Notwithstanding anything in this Agreement to the contrary, the Partnership may only postpone or adjourn the Partnership Unitholders Meeting (i) to solicit additional proxies for the purpose of obtaining the Partnership Unitholder Approval, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Partnership has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Unitholders prior to the Partnership Unitholders Meeting, (iv) if the Partnership has delivered any notice contemplated by Section 5.3(d) and the time periods contemplated by Section 5.3(d) have not expired, and (v) with the written consent of Parent, which may be withheld in its sole discretion.

(c) The parties will use their reasonable best efforts to cause their respective independent auditors to render any consent required by the SEC to include its report on the Partnership’s consolidated financial statements or Parent’s consolidated financial statements, as the case may be, in the Registration Statement and to references to said accountants as experts in the Registration Statement with respect to the matters included in said report.

Section 5.2 Conduct of Business.

(a) Except (i) as expressly permitted by this Agreement, (ii) as set forth in the Partnership Disclosure Schedule, (iii) as required by applicable Law, or (iv) as agreed in writing by Parent (which consent will not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, the Partnership will, and will cause each of its Subsidiaries to: (A) conduct its business in the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, and (C) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Partnership Material

Contracts. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as set forth in the Partnership Disclosure Schedule, (iii) as required by applicable Law, or (iv) as agreed in writing by Parent (which consent will not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the Effective Time, the Partnership will not, and will not permit any of its Subsidiaries to:

(i) (A) issue, sell, grant, dispose of, accelerate the vesting of or modify, as applicable, any of its Interests, partnership interests, shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any of its Interests, partnership interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its Interests, partnership interests, shares of capital stock, voting securities or equity or equity-based interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any of the foregoing; provided that the Partnership may grant awards pursuant to any Partnership Equity Plan in the ordinary course of business to employees below the level of Vice President in connection with hiring new employees or off-cycle promotions and may issue Common Units (x) upon the vesting of awards granted pursuant to any Partnership Equity Plan outstanding on the date of this Agreement or granted thereafter in accordance with the terms of this Agreement and in accordance with the terms of any such Partnership Equity Plan, (y) upon the conversion of Class B Units to Common Units in accordance with the Partnership Agreement and (z) pursuant to and in accordance with the terms of the Partnership Subsidiary Documents relating to the Partnership’s Subsidiaries; (B) redeem, purchase or otherwise acquire any of its outstanding Interests, partnership interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any of its Interests, partnership interests, shares of capital stock, voting securities or equity interests, other than in connection with the forfeiture of, or Tax withholding with respect to, any equity awards granted pursuant to any Partnership Equity Plan; (C) declare, set aside for payment or pay any distribution in respect of any outstanding Common Units, Class A Units, Class B Units, Phantom Units, DERs or other Interests, or otherwise make any payments to its Unitholders in their capacity as such (other than (x) distributions by a direct or indirect wholly owned Subsidiary of the Partnership to its parent, (y) distributions by a Subsidiary in accordance with the applicable Partnership Subsidiary Documents or (z) the Partnership’s regular quarterly distribution in an amount not to exceed $0.92 per Common Unit for the quarter ended June 30, 2015, $0.93 per Common Unit for the quarter ended September 30, 2015 and $0.94 per Common Unit for the quarter ended December 31, 2015), (D) split, combine, subdivide or reclassify any Common Units, Class A Units, Class B Units or other Interests, or (E) sell, transfer or otherwise dispose of the Class A Units held by the Partnership’s Subsidiaries, including by sale, transfer or disposition to another Subsidiary of the Partnership;

(ii) (x) incur, refinance or assume any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money (or enter into a “keep well” or similar agreement with respect to such indebtedness) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Partnership or any of its Subsidiaries, other than (A) borrowings under existing revolving credit facilities in the ordinary course of business or (B) borrowings from the Partnership or any of its wholly owned Subsidiaries by the Partnership or any of its wholly owned Subsidiaries, or (y) prepay or repurchase any long-term indebtedness for borrowed money or debt securities of the Partnership or any of its Subsidiaries (other than (i) revolving indebtedness, (ii) borrowing from the Partnership or any of its wholly owned Subsidiaries or (iii) repayments or repurchases required pursuant to the terms of such indebtedness or debt securities);

(iii) sell, transfer, lease, farmout or otherwise dispose of (including pursuant to a sale leaseback transaction or an asset securitization transaction) (x) any of its properties or assets that do not generate cash on a recurring basis with a fair market value in excess of $25,000,000 in the aggregate and (y) any of its properties or assets that generate cash on a recurring basis (including securities of Subsidiaries)

with a fair market value in excess of $25,000,000 except in the case of clause (x), (A) dispositions of obsolete or worthless equipment which is replaced with equipment and materials of comparable or better value and utility, (B) transactions (including sales of oil, natural gas, natural gas liquids, condensate or other liquid or gaseous hydrocarbons or the products therefrom) in the ordinary course of business consistent with past practice, (C) sales, transfers, leases, farmouts or other disposals to or among the Partnership or any of its Subsidiaries or (D) sales, transfers, leases, farmouts or other disposals to or among the Partnership or any of its Subsidiaries, on the one hand, and any other joint ventures or other entities in which the Partnership or any of its Subsidiaries owns an interest, on the other hand, in the ordinary course of business and in an aggregate amount that does not exceed $10,000,000;

(iv) make any capital expenditure or capital expenditures (which will include, any investments by contribution to capital, property transfers, purchase of securities or otherwise) in excess of 110% of the aggregate capital expenditures contemplated by the Partnership’s current capital expenditure plans, except in each case (A) as may be reasonably required to conduct emergency operations, repairs or replacements on any well, pipeline, or other facility or (B) to maintain the safety and integrity of any asset or property in response to any unanticipated and subsequently discovered events, occurrences or developments, in each case consistent with good industry practice;

(v) other than to the extent permitted pursuant to Section 5.2(a)(iv), directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person, other than any such transaction solely among the Partnership and its wholly owned Subsidiaries or among the Partnership’s wholly owned Subsidiaries or (B) any assets that, in the aggregate, have a purchase price in excess of $50,000,000, other than acquisitions between or among the Partnership and its wholly owned Subsidiaries;

(vi) make any loans or advances to any Person (other than (A) travel, relocation expenses and similar expenses or advances to its employees in the ordinary course of business consistent with past practice and (B) trade credit granted in the ordinary course of business consistent with past practice);

(vii) (x) except (A) for Contracts relating to indebtedness permitted under Section 5.2(a)(ii) and (B) for Commodity Derivative Instruments entered into in compliance with the Risk Management Policy, (1) enter into, renew or amend any Partnership Material Contract or any contract or agreement that would be a Partnership Material Contract if in existence as of the date of this Agreement, as applicable (other than in the ordinary course of business with respect to Partnership Material Contracts referred to in Section 3.14(a)(ii); provided that any such renewals or amendments would not materially adversely impact the Partnership or its Subsidiaries’ economic interests in such Partnership Material Contract), (2) terminate any Partnership Material Contract, or (y) (1) waive any material rights under any Partnership Material Contract, (2) notwithstanding Section 5.2(a)(vii)(x)(1), enter into or extend the term or scope of any Partnership Material Contract that materially restricts the Partnership or any of its Subsidiaries from engaging in any line of business or in any geographic area or (3) enter into any Partnership Material Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated hereby;

(viii) except as required by the terms, as of the date hereof, of any Partnership Benefit Plan, (A) increase the compensation of any executive officer, (B) pay any bonus or incentive compensation to any Partnership Participant, (C) grant any new equity, equity-based or non-equity-based compensation award except as otherwise expressly provided in this Agreement, including Section 5.2(a)(i) and Section 5.12, (D) enter into, establish, amend or terminate any Partnership Benefit Plan or any other agreement or arrangement which would be a Partnership Benefit Plan if it were in effect on the date of this Agreement, (E) fund any Partnership Benefit Plan or trust relating thereto, (F) enter into, establish, amend, renegotiate or terminate any collective bargaining agreement, or (G) hire any individual at or above the level of Vice President;

(ix) (A) change its taxable year or any method of Tax accounting, (B) make, change or revoke any Tax election, (C) settle or compromise any material liability for Taxes or (D) file any material amended Tax Return;

(x) make any changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(xi) amend the Partnership Charter Documents;

(xii) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of the Partnership);

(xiii) except as provided under any agreement entered into prior to the date of this Agreement or reserved against the financial statements of the Partnership and its Subsidiaries contained in the Partnership SEC Documents and dated as of the Balance Sheet Date, pay, discharge, settle or satisfy any suit, action, claims or proceeding, in excess of $25,000,000 in the aggregate; or

(xiv) agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation or acquisition, which would, or would reasonably be expected to, prevent or in any material respect impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement.

(b) Except (i) as expressly permitted by this Agreement, (ii) as set forth in the Parent Disclosure Schedule, (iii) as required by applicable Law, or (iv) as agreed in writing by the Partnership (which consent will not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent will, and will cause each of its Subsidiaries to: (w) conduct its business in the ordinary course of business consistent with past practice, (x) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Parent Material Contracts, (y) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, and (z) use commercially reasonable efforts to keep in full force and effect all material insurance policies maintained by Parent and its Subsidiaries, other than changes to such policies made in the ordinary course of business. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as set forth in the Parent Disclosure Schedule, (iii) as required by applicable Law, or (iv) as agreed in writing by the Partnership (which consent will not be unreasonably withheld, delayed or conditioned) during the period from the date of this Agreement to the Effective Time, Parent will not, and will not permit any of its Subsidiaries to:

(i) (A) issue, sell, grant, dispose of, accelerate the vesting of or modify, as applicable, any of its partnership interests, shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any of its partnership interests, shares of capital stock, voting securities or equity or equity based interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its partnership interests, shares of capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of the foregoing, other than (w) in connection with the vesting or settlement of any equity or equity-based award that is outstanding on, or granted in the ordinary course of business after, the date of this Agreement in accordance with the terms thereof; (x) as set forth on Section 5.2(b)(i) of the Parent Disclosure Schedule and (y) in connection with an election of Parent GP to maintain its Parent GP Interest following the issuance of additional partner interests; (B) redeem, purchase or otherwise acquire any of its outstanding partnership interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any of its partnership interests, shares of capital stock, voting securities or equity interests, other than (x) in connection with the forfeiture of, or Tax withholding with respect to, any equity or equity-based award that is outstanding on, or granted in the ordinary course of business after, the date of this Agreement in accordance with the terms thereof and (y) in connection with an election of Parent GP to maintain its Parent GP Interest following the issuance of additional partner interests; (C) declare, set aside for payment or pay any distribution in respect of any Parent Units, or otherwise make any payments to its unitholders in their capacity as such (other than (w) dividends or distributions by a direct or indirect Subsidiary of Parent to its parent, (x) Parent’s regular quarterly distribution, including increases in the ordinary course of business consistent with past practice, and associated distributions to the Parent GP (including in satisfaction of incentive distribution rights) or (y) as provided in Section 5.2(b)(i) of the Parent Disclosure Schedule); or (D) split, combine, subdivide or reclassify any of its limited partnership units or other interests;

(ii) incur or assume any indebtedness for borrowed money or guarantee any indebtedness (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent or any of its Subsidiaries, other than (A) borrowings by Parent or any of its Subsidiaries in the ordinary course of business consistent with past practice, (B) borrowings under Parent’s existing credit facility or any replacement thereof, (C) refinancing, replacement or amendment of any indebtedness, (D) borrowings from Parent or any of its Subsidiaries by Parent or any of its Subsidiaries or (E) repayments of borrowings from Parent or any of its Subsidiaries by Parent or any of its Subsidiaries and guarantees by Parent or any of its Subsidiaries of indebtedness of Parent or any of its Subsidiaries;

(iii) sell, transfer, lease, farmout or otherwise dispose of (including pursuant to a sale leaseback transaction or an asset securitization transaction) (x) any of its properties or assets that do not generate cash on a recurring basis with a fair market value in excess of $25,000,000 in the aggregate and (y) any of its properties or assets that generate cash on a recurring basis (including securities of Subsidiaries) with a fair market value in excess of $25,000,000 except in the case of clause (x), (A) dispositions of obsolete or worthless equipment which is replaced with equipment and materials of comparable or better value and utility, (B) transactions (including sales of oil, natural gas, natural gas liquids, condensate or other liquid or gaseous hydrocarbons or the products therefrom) in the ordinary course of business consistent with past practice, (C) sales, transfers, leases, farmouts or other disposals to or among Parent or any of its Subsidiaries or (D) sales, transfers, leases, farmouts or other disposals to or among Parent or any of its Subsidiaries, on the one hand, and any other joint ventures or other entities in which Parent or any of its Subsidiaries owns an interest, on the other hand, in the ordinary course of business and in an aggregate amount that does not exceed $10,000,000;

(iv) make any capital expenditure or capital expenditures (which will include, any investments by contribution to capital, property transfers, purchase of securities or otherwise) in excess of 110% of the aggregate capital expenditures contemplated by Parent’s current capital expenditure plans, except in each case (A) as may be reasonably required to conduct emergency operations, repairs or replacements on any well, pipeline, or other facility or (B) to maintain the safety and integrity of any asset or property in response to any unanticipated and subsequently discovered events, occurrences or developments, in each case consistent with good industry practice;

(v) other than to the extent permitted pursuant to Section 5.2(b)(iv), directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person, other than any such transaction solely among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries or (B) any assets that, in the aggregate, have a purchase price in excess of $50,000,000, other than acquisitions between or among Parent and its wholly owned Subsidiaries;

(vi) make any loans or advances to any Person (other than (A) travel, relocation expenses and similar expenses or advances to its employees in the ordinary course of business consistent with past practice and (B) trade credit granted in the ordinary course of business consistent with past practice);

(vii) (x) except for Contracts relating to indebtedness permitted under Section 5.2(b)(ii), (1) enter into, renew or amend any Parent Material Contract or any contract or agreement that would be a Parent Material Contract if in existence as of the date of this Agreement (other than in the ordinary course of business with respect to Parent Material Contracts referred to in Section 4.13(a)(i); provided that any such renewals or amendments would not materially adversely impact Parent’s or its Subsidiaries’ economic interests in such Parent Material Contract) or (2) terminate any Parent Material Contract, or (y) (1) waive any material rights under any Parent Material Contract, (2) notwithstanding Section 5.2(b)(vii)(x)(1), enter into or extend the term or scope of any Parent Material Contract that materially restricts Parent or any of its Subsidiaries from engaging in any line of business or in any geographic area or (3) enter into any Parent Material Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated hereby;

(viii) make any changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(ix) amend the Parent Charter Documents;

(x) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of Parent);

(xi) except as provided under any agreement entered into prior to the date of this Agreement or reserved against the financial statements of Parent and its Subsidiaries contained in the Parent SEC Documents and dated as of the Balance Sheet Date, pay, discharge, settle or satisfy any suit, action, claims or proceeding, in excess of $25,000,000 in the aggregate;

(xii) (A) change its taxable year or any method of Tax accounting, (B) make, change or revoke any Tax election, (C) settle or compromise any material liability for Taxes or (D) file any material amended Tax Return; or

(xiii) agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation or acquisition, which would, or would reasonably be expected to, prevent or in any material respect impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement.

Section 5.3 No Solicitation by the Partnership; Etc.

(a) The Partnership will, and will cause its Subsidiaries and will direct its and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Alternative Proposal, request the return or destruction of all confidential information previously provided to such parties by or on behalf of the Partnership or its Subsidiaries and immediately prohibit any access by any Person (other than Parent and its Representatives) to any physical or electronic data room relating to a possible Alternative Proposal. Except as permitted by this Section 5.3, (x) the Partnership will not, and will cause its Subsidiaries and will direct its and their respective Representatives not to, directly or indirectly (i) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce any inquiries or any proposals that constitute the submission of an Alternative Proposal, (ii) except for a confidentiality agreement permitted pursuant to Section 5.3(b), enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to an Alternative Proposal (an “Acquisition Agreement”), or (iii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the General Partner Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Alternative Proposal and (y) within five Business Days of receipt of a written request from Parent following the receipt by the Partnership of any Alternative Proposal that has been publicly disclosed or otherwise been made public, the Partnership will publicly reconfirm the General Partner Recommendation; provided, that, in the event that Parent requests such public reconfirmation of the General Partner Recommendation, then the Partnership may not unreasonably withhold, delay (beyond the five Business Day period) or condition the public reconfirmation of the General Partner Recommendation and provided, further that Parent will not be permitted to make such request on more than one occasion in respect of each Alternative Proposal and each material modification to an Alternative Proposal, if any (the taking of any action described in clause (x)(iii) or the failure to take the action described in clause (y) being referred to as an “Adverse Recommendation Change”). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Partnership’s Subsidiaries or Representatives acting by or on behalf of the Partnership will be deemed to be a breach of this Section 5.3 by the Partnership.

(b) Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date of this Agreement and prior to obtaining the Partnership Unitholder Approval, (i) the Partnership has received a written Alternative Proposal that the General Partner determines is bona fide, (ii) the General Partner, after consultation with its financial advisors and outside legal counsel, determines in good faith that such Alternative Proposal constitutes or would reasonably be expected to lead to or result in a Superior Proposal and (iii) such Alternative Proposal did not result from a breach of this Section 5.3, then the Partnership or the General Partner, as applicable may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to the Partnership and its Subsidiaries to the Person making such Alternative Proposal and (B) participate in discussions or negotiations regarding such Alternative Proposal; provided that (x) the Partnership and its Subsidiaries will not, and will direct their respective Representatives not to, disclose any non-public information to such Person unless the Partnership has, or first enters into, a confidentiality agreement with such Person with confidentiality provisions that are not materially less restrictive taken as a whole to such Person than the provisions of the Confidentiality Agreement are to Parent and (y) the Partnership will provide to Parent non-public information about the Partnership or its Subsidiaries that was not previously provided or made available to Parent substantially concurrently with providing or making available such non-public information to such other Person.

(c) In addition to the other obligations of the Partnership set forth in this Section 5.3, the Partnership will promptly advise Parent, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Partnership in respect of any Alternative Proposal, and will, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and will include with such notice copies of any substantive written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter will promptly keep Parent reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Partnership will promptly provide Parent with copies of any additional substantive written materials received by the Partnership or that the Partnership has delivered to any third party making an Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(d) Notwithstanding the foregoing, if the Partnership receives a bona fide written Alternative Proposal and such Alternative Proposal (i) constitutes a Superior Proposal and (ii) did not result from a breach of this Section 5.3, then the General Partner may, at any time prior to obtaining the Partnership Unitholder Approval, effect an Adverse Recommendation Change; provided, however, that the General Partner may not effect an Adverse Recommendation Change pursuant to the foregoing unless:

(i) the Partnership has provided prior written notice to Parent specifying in reasonable detail the reasons for such action (including a description of the material terms of such Superior Proposal and delivering to Parent a copy of (1) the Acquisition Agreement for such Superior Proposal in the form to be entered into and (2) any other relevant proposed transaction agreements), at least five Business Days in advance of its intention to take any such action, unless at the time such notice is otherwise required to be given there are less than five Business Days prior to the Partnership Unitholders Meeting, in which case the Partnership will provide as much notice as is reasonably practicable (the period inclusive of all such days, the “Notice Period”) (it being understood and agreed that any material amendment to the terms of a Superior Proposal will require a new notice pursuant to this Section 5.3(d) and a new Notice Period, except that such new Notice Period in connection with any material amendment will be for three Business Day from the time Parent receives such notice (as opposed to five Business Days)); and

(ii) during the Notice Period the Partnership has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal.

(e) For purposes of this Agreement:

(i) “Alternative Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of the Partnership and its Subsidiaries (including securities of Subsidiaries) equal to 25% or more of the Partnership’s consolidated assets or to which 25% or more of the Partnership’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 25% or more of the voting power of the securities of the Partnership, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 25% or more of the voting power of the securities of the Partnership or (D) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Partnership which is structured to permit such Person or group to acquire beneficial ownership of at least 25% of the Partnership’s consolidated assets or voting securities; in each case, other than the transactions contemplated hereby.

(ii) “Superior Proposal” means a bona fide written offer, obtained after the date of this Agreement to acquire, directly or indirectly, more than 50% of the outstanding equity securities of the Partnership or assets of the Partnership and its Subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the General Partner determines in its good faith, after consultation with outside counsel and its financial advisors, to be more favorable to the Unitholders from a financial point of view than the transactions contemplated hereby, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been committed to by Parent in writing.

(f) Notwithstanding anything in this Section 5.3 to the contrary, the General Partner may, at any time prior to obtaining the Partnership Unitholder Approval, effect an Adverse Recommendation Change in response to an Intervening Event if the General Partner or its Board of Directors concludes in good faith, after consultation with outside counsel and its financial advisors, that the failure to take such action would be inconsistent with its obligations and the exercise of its duties under applicable Law or the Partnership Agreement. An “Intervening Event” means, with respect to the Partnership, a material event, circumstance, state of facts, occurrence, development or change that arises or occurs after the date of this Agreement and was not, prior to the date of this Agreement, known or reasonably foreseeable (or, if known, the consequences of which were not reasonably foreseeable as of the date of this Agreement); provided, however, that in no event will the receipt, existence or terms of an Alternative Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

(g) Nothing contained in this Agreement will prevent the Partnership or the General Partner from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal or from making any legally required disclosure; provided that any Adverse Recommendation Change may only be made in accordance with Section 5.3(d). For the avoidance of doubt, a public statement that describes the Partnership’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed an Adverse Recommendation Change.

(h) From and after the date of this Agreement until the Effective Time, neither the Partnership nor any of its Subsidiaries shall release any Person from, or modify or waive any provision of, any standstill, confidentiality or similar agreement (other than modifications or waivers required to comply with applicable Law), in each case, related to a sale of the Partnership or any of its material Subsidiaries.

Section 5.4 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement (including Section 5.4(c)), each of Parent, Merger Sub and Parent GP, on the one hand, and the Partnership, on the other hand, will cooperate with the other and use (and will cause each of their respective Subsidiaries to use) its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated hereby, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) obtain all necessary consents, approvals or waivers from third parties, provided, however, that notwithstanding anything to the contrary in this Agreement, none of Parent, Merger Sub, Parent GP or the Partnership shall be required to sell, divest, dispose of, license, lease, operate, conduct in a specified manner, hold separate or discontinue or restrict or limit, before or after the Closing Date, any assets, liabilities, businesses, licenses, operations, or interest in any assets or businesses, that would, individually or in the aggregate, have a Material Adverse Effect on the business of Parent and its Subsidiaries, taken as a whole or the Partnership and its Subsidiaries, taken as a whole, respectively. For purposes of this Agreement, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

(b) In furtherance and not in limitation of the foregoing, (i) each of Parent, Merger Sub and Parent GP, on the one hand, and the Partnership, on the other hand (including by their respective Subsidiaries) agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 15 Business Days after the date of this Agreement (unless a later date is mutually agreed to by the parties hereto) and to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law and use its reasonable best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the Outside Date); and (ii) the Partnership and Parent will each use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated hereby and (y) if any state takeover statute or similar

Law becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transaction.

(c) Each of Parent, Merger Sub and Parent GP, on the one hand, and the Partnership, on the other hand, will use (and will cause each of their respective Subsidiaries to use) its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private Person, (ii) promptly inform the other party of (and supply to the other party, subject to applicable Laws relating to the exchange of any such information) any communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby, (iii) subject to applicable Laws relating to the exchange of any such information, permit the other party to review in advance and incorporate the other party’s reasonable comments in any substantive communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and (iv) consult with the other party in advance of any substantive meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and teleconferences. Parent and the Partnership will cooperate to develop and implement the strategy for obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and will cooperate in all meetings and communications with any Governmental Authority in connection with obtaining such clearances. Subject to Section 5.6(b), each of Parent, Merger Sub and Parent GP, on the one hand, and the Partnership, on the other hand, will take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.4 in a manner so as to preserve the applicable privilege.

Section 5.5 Public Announcements. The initial press release with respect to the execution of this Agreement will be a joint press release to be reasonably agreed upon by Parent and the Partnership. Thereafter, except (x) in connection with the receipt and existence of a bona fide Alternative Proposal and matters related thereto or (y) following an Adverse Recommendation Change and, in each case, solely to the extent related to such Alternative Proposal or Adverse Recommendation Change, neither the Partnership nor Parent will issue or cause the publication of any press release or other public announcement (including to the extent previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party (which consent will not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with the NYSE or other national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party will not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that each party and their respective controlled Affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent or the Partnership in compliance with this Section 5.5.

Section 5.6 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party will, and will cause each of its Subsidiaries to afford to the other party and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, and, to the extent within such party’s control, its accountants, counsel, financial advisors and other Representatives; provided, however, that such access does not unreasonably disrupt the normal operations of such party. Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of April 1, 2015, between Parent and the Partnership (as it may be amended from time to time, the “Confidentiality Agreement”), each party and its Representatives will hold information received from the other party pursuant to this Section 5.6 in confidence in accordance with the terms of the Confidentiality Agreement.

(b) This Section 5.6 will not require either party to permit any access, or to disclose any information, that in the reasonable, good faith judgment (after consultation with counsel) of such party would reasonably be expected to result in (i) any violation of any Contract or Law to which such party or its Subsidiaries is a party or is subject or cause any privilege (including attorney-client privilege) that such party or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in such party’s good faith judgment (after consultation with counsel) adversely affect in any material respect such party’s position in any pending or, what such party believes in good faith (after consultation with counsel) could be, future litigation or (ii) if such party or any of its Subsidiaries, on the one hand, and the other party or any of its Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto; provided that, in the case of clause (i), the parties hereto will cooperate in seeking to find a way to allow disclosure of such information (including by entering into a joint-defense or similar agreement) to the extent doing so (1) would not (in the good faith belief of the party being requested to disclose the information (after consultation with counsel)) reasonably be likely to result in the violation of any such Contract or Law or reasonably be likely to cause such privilege to be undermined with respect to such information or (2) could reasonably (in the good faith belief of the party being requested to disclose the information (after consultation with counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which appropriately designated Representatives of the other party will be provided access to such information; provided, further, that the party being requested to disclose the information will (x) notify the other party that such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any such Contract or Law or are reasonably likely to cause such privilege to be undermined, (y) communicate to the other party in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with the first proviso in this Section 5.6(b)) and (z) in the case where such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any Contract, use reasonable commercial efforts to seek consent from the applicable third party to any such contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such contract).

(c) No investigation, or information received, pursuant to this Section 5.6 will modify any of the representations and warranties of the parties hereto.

Section 5.7 Notification of Certain Matters. The Partnership will give prompt notice to Parent, and Parent will give prompt notice to the Partnership, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent is reasonably likely to be material to the Partnership or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries and that relate to the transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would result in the failure to be satisfied of any of the conditions to the Closing in Article VI and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereby which would result in the failure to be satisfied of any of the conditions to the Closing in Article VI; provided that, in the case of clauses (iii) and (iv), the failure to comply with this Section 5.7 will not result in the failure to be satisfied of any of the conditions to the Closing in Article VI, or give rise to any right to terminate this Agreement under Article VII, if the underlying fact, circumstance, event or failure would not in and of itself give rise to such failure or right.

Section 5.8 Indemnification and Insurance.

(a) For purposes of this Section 5.8, (i) “Indemnified Person” will mean any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Partnership or any of its Subsidiaries and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership) serving at the request of or on behalf of the Partnership or any Subsidiary of the Partnership and together with such Person’s heirs, executors or administrators and (ii) “Proceeding” will mean any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

(b) From and after the Effective Time, Parent and the Surviving Entity jointly and severally agree to (i) indemnify and hold harmless against any cost or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement in connection with any Proceeding, and provide advancement of expenses to, all Indemnified Persons to the same extent such Indemnified Persons are indemnified and held harmless pursuant to the terms of the Partnership Charter Documents and (ii) honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Partnership Charter Documents and the Partnership Subsidiary Documents immediately prior to the Effective Time and ensure that the certificate of limited partnership and partnership agreement of the Surviving Entity will, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Partnership and its Subsidiaries than are presently set forth in the Partnership Charter Documents. Any right of indemnification of an Indemnified Person pursuant to this Section 5.8(b) will not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein.

(c) Parent will cause the Surviving Entity to, and the Surviving Entity will, maintain in effect for six years from the Effective Time the Partnership’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that the Surviving Entity may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event will the Surviving Entity be required to expend pursuant to this Section 5.8(c) more than an amount per year equal to 300% of current annual premiums paid by the Partnership for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, the Surviving Entity would be required to expend more than the Maximum Amount, the Surviving Entity will obtain the maximum amount of such insurance as is available for the Maximum Amount. If the Partnership in its sole discretion elects, then, in lieu of the obligations of Parent under this Section 5.8(c), the Partnership may, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided that in no event will the cost of such policy exceed twice the Maximum Amount.

(d) The rights of any Indemnified Person under this Section 5.8 will be in addition to any other rights such Indemnified Person may have under the organizational documents of the Partnership, the Surviving Entity or any Subsidiary of the Partnership, indemnification or employment agreements with the Partnership or any Subsidiary of the Partnership or under the DRULPA or other applicable Law. The provisions of this Section 5.8 will survive the consummation of the transactions contemplated hereby for a period of six years and are expressly intended to benefit, and be enforceable by, each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification set forth in this Section 5.8 are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims will continue until disposition of all such claims. If Parent and/or the Surviving Entity, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision will be made so that the successors and assigns of Parent and/or the Surviving Entity, as the case may be, will assume the obligations of Parent and the Surviving Entity set forth in this Section 5.8.

Section 5.9 Securityholder Litigation. Other than any Proceeding where Parent is adverse to the Partnership, the Partnership will give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Partnership and/or its General Partner relating to the transactions contemplated hereby, provided that the Partnership will not be required to provide information if doing so would be reasonably expected to threaten the loss of any attorney-client privilege or other applicable legal privilege. The Partnership may not settle any such securityholder litigation without the written consent of Parent, which may not be unreasonably withheld, conditioned or delayed.

Section 5.10 Fees and Expenses. All fees and expenses incurred in connection with the transactions contemplated hereby including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, will be the obligation of the respective party incurring such fees and expenses, except Parent and the Partnership will each bear and pay one-half of the expenses incurred in connection with the filing, printing and mailing of the Registration Statement and Proxy Statement.

Section 5.11 Section 16 Matters. Prior to the Effective Time, Parent and the Partnership will take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Common Units or acquisitions of Parent Units resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12 Employee Benefits.

(a) At the Effective Time, Parent will, or will cause one of its Affiliates (including the Surviving Entity and its Subsidiaries) to, continue the employment of (either automatically or through an offer of employment, as necessary) each employee of the Partnership or any of its Subsidiaries as of immediately prior to the Effective Time (each, a “Partnership Employee”). A Partnership Employee who is offered employment pursuant to this Section 5.12(a) and who performs work at his or her principal place of work on the first Business Day following the Closing Date will be deemed for all purposes of this Agreement to have accepted such offer of employment. For a period of one year following the Effective Time, Parent or its applicable Affiliate (including the Surviving Entity and its Subsidiaries) will cause to be provided to each Partnership Employee, for so long as such Partnership Employee remains an employee of Parent, the Surviving Entity or any of their respective Affiliates (i) a base salary or regular hourly wage which is comparable to those base salaries or regular hourly wages of similarly situated employees of the applicable Parent, Surviving Entity or other Affiliate employer and, in any event, the same as or no less favorable than that provided to such Partnership Employee immediately before the Effective Time and (ii) eligibility to participate in employee benefit plans sponsored or maintained by the applicable Parent, Surviving Entity or other Affiliate employer that are at least comparable in the aggregate to those Partnership Benefit Plans (including incentive-based compensation plans) in which such employee participated immediately prior to the Effective Time.

(b) For purposes of vesting, eligibility to participate and benefit entitlement (but excluding benefit accruals under any defined benefit pension arrangements) under the employee benefit plans of the Parent Entities and their Affiliates (including the Surviving Entity and its Subsidiaries) providing benefits to any Partnership Employees after the Effective Time as required pursuant to Section 5.12(a)(ii) (the “New Plans”), each Partnership Employee will be credited with his or her years of service with the Partnership and its Subsidiaries and their respective predecessors, and his or her years of service with any third parties prior to employment with the Partnership and its Subsidiaries to the extent that he or she received such credit with the Partnership or its Subsidiaries, as applicable, before the Effective Time, to the same extent as such Partnership Employee was entitled, before the Effective Time, to credit for such service under any similar Partnership Benefit Plan in which such Partnership Employee participated or was eligible to participate prior to the Effective Time, except to the extent such credit would result in a duplication of benefits. In addition, to the extent such Partnership Employee is eligible to participate in a New Plan pursuant to Section 5.12(a)(ii), and without limiting the generality of the foregoing, (i) Parent will use commercially reasonable efforts (including by directing its third party insurance providers or third party administrators) to waive or cause to be waived any waiting time in any and all New Plans of the same type as any Partnership Benefit Plans in which such Partnership Employee participated before the consummation of the transactions contemplated hereby (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Partnership Employee, Parent will use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such waiting times or conditions would not have been waived under the comparable plans of the Partnership or its Subsidiaries in which such employee participated immediately prior to the Effective Time. Parent will use commercially reasonable efforts to cause the Partnership Employee to be given credit, under the applicable New Plan providing medical, dental, pharmaceutical and/or vision benefits, for amounts paid prior to the Effective Time during the year in which the Effective Time occurs under a corresponding Old Plan during the same period for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents as though such amounts had been paid in accordance with the terms and conditions of the New Plan.

(c) Prior to the Effective Time, the Partnership will take all actions necessary to terminate (i) all of the Partnership Equity Plans effective at the Effective Time so that, after the Effective Time, no Phantom Units or other rights with respect to Common Units or other Partnership Securities will be granted thereunder and (ii) the MarkWest Hydrocarbon 401(k) Savings and Profit Sharing Plan (the “Partnership 401(k) Plan”) effective at the Effective Time, in each case contingent upon the Closing. Effective as of or as soon as reasonably practicable following the Effective Time, Parent or its applicable Affiliate shall establish or designate a Benefit Plan sponsored by Parent or its applicable Affiliate qualified under Section 401(a) of the Code and containing a Section 401(k) cash arrangements (the “Parent 401(k) Plan”) that shall accept the direct rollover of distributions from the Partnership 401(k) Plan to participants in the Partnership 401(k) Plan, including in-kind distributions of loan notes. Parent and its Affiliates (including the Surviving Entity) shall take all actions necessary to ensure that (A) the Parent 401(k) Plan accepts the in-kind rollover of participant loans from the Partnership 401(k) Plan to the Parent 401(k) Plan, as described in the preceding sentence, and (B) such employees have the opportunity to continue to make scheduled loan payments pending the rollover of the notes evidencing such loans.

(d) From and after the Effective Time, Parent and its Affiliates (including the Surviving Entity and its Subsidiaries) shall honor each Partnership Benefit Plan listed in Section 3.11(g) of the Partnership Disclosure Schedule that is identified as an “Employment Agreement” in accordance with its terms as in effect immediately prior to the Effective Time. For the avoidance of doubt, all parties hereto hereby acknowledge that the consummation of the transactions contemplated hereby constitute (i) a “change of control” for purposes of any Partnership Benefit Plan listed on Section 3.11(g) of the Partnership Disclosure Schedule that is identified as an “Employment Agreement” and (ii) a “corporate transaction” as defined in Section 2.10 of the Partnership 2008 Long-Term Incentive Plan for purposes of such plan and any outstanding awards granted thereunder.

(e) Parent or its applicable Affiliate (including the Surviving Entity and its Subsidiaries) shall provide to each Partnership Employee who remains employed through the applicable payment or grant date, as applicable, with payment or awards with respect to such employee’s annual cash bonus and long-term Phantom Unit award in respect of the Partnership’s 2015 calendar year in accordance with the terms set forth in Section 5.12(e) of the Partnership Disclosure Schedule.

(f) Nothing in this Section 5.12, expressed or implied, will (i) subject to Parent’s or its applicable Affiliate’s (including the Surviving Entity and its Subsidiaries) obligations under Section 5.12(a)(ii) with respect to severance, confer upon any Partnership Employee or any other Person any right to continue in the employ or service of Parent, the Surviving Entity or any Affiliate of Parent, or will interfere with or restrict in any way the rights of Parent, the Surviving Entity or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Partnership Employee or any Person at any time for any reason whatsoever, with or without cause, (ii) constitute an amendment to any Partnership Benefit Plan or any employee benefit or compensation plan of Parent or any of its Affiliates, or (iii) subject to Parent’s or its applicable Affiliate’s (including the Surviving Entity and its Subsidiaries) obligations under Section 5.12, including paragraphs (a), (d) and (e), obligate Parent, the Surviving Entity or any Affiliate of Parent to maintain any particular compensation or benefit plan, program arrangement, policy or contract. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5.12 will create any third party rights in any current or former service provider of the Partnership or its affiliates (or any beneficiaries or dependents thereof).

Section 5.13 Listing. Parent will cause the Parent Units to be issued pursuant to and in accordance with this Agreement to be approved for listing (subject, if applicable, to notice of issuance) for trading on the NYSE prior to the Closing.

Section 5.14 Distributions. After the date of this Agreement until the Effective Time, each of Parent and the Partnership will coordinate with the other regarding the declaration of any distributions in respect of Parent Units, Common Units, Class A Units and Class B Units and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Common Units, Class A Units or Class B Units will not receive, for any quarter, distributions both in respect of Common Units, Class A Units or Class B Units and also distributions in respect of Parent Units that they receive in exchange therefor in the Merger (or fail to receive a distribution in respect of both the Common Units, Class A Units or Class B Units, on the one hand, and the Parent Units, on the other hand), but that they will receive for any such quarter either: (i) only distributions in respect of Common Units, Class A Units or Class B Units or (ii) only distributions in respect of Parent Units that they receive in exchange therefor in the Merger.

Section 5.15 Certain Organizational Matters.

(a) Prior to the Closing, MPC and Parent shall take all actions as are necessary and appropriate to effect the matters set forth on Exhibit A hereto.

(b) MPC shall contribute the cash to be utilized by Parent for purposes of paying the Cash Consideration and no new equity interests (or subscriptions, options, warrants, or other rights to acquire any such equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any such equity interests) in Parent or any of its Subsidiaries will be paid to or received by MPC in exchange therefor; provided, however, that for the avoidance of doubt, the foregoing shall not impose any limitations on existing incentive distribution rights, such Cash Consideration being contributed with respect to MPC’s existing interests in Parent (including incentive distribution rights) and not in consideration of new units or other equity interests in Parent.

(c) Prior to the Closing, MPC and Parent shall take all actions as are necessary and appropriate to amend the Parent Charter Documents to allow for the creation and issuance of the Parent Class A Units and the Parent Class B Units.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Partnership Unitholder Approval. The Partnership Unitholder Approval shall have been obtained in accordance with applicable Law, the certificate of limited partnership of the Partnership and the Partnership Agreement;

(b) Regulatory Approval. Any waiting period applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired;

(c) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal;

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

(e) Unit Listing. The Parent Units deliverable to the Unitholders as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 6.2 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Partnership contained in Section 3.3, Section 3.6(a), Section 3.18, Section 3.19 and Section 3.20 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Partnership contained in Section 3.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of the Partnership set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not have, individually or in the aggregate, a Partnership Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Partnership by an executive officer of the Partnership to such effect.

(b) Performance of Obligations of the Partnership. The Partnership shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Partnership by an executive officer of the Partnership to such effect.

(c) Tax Opinion. Parent shall have received an opinion of Jones Day dated as of the Closing Date to the effect that for U.S. federal income tax purposes (i) no Parent Entity will recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), (ii) no gain or loss will be recognized by holders of Parent Units as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), and (iii) at least 90% of the combined gross income of each of Parent and the Partnership for the most recent four complete calendar quarters ending before the Closing Date for which the necessary financial information is available are from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of the Parent Entities and the Partnership and any of their respective affiliates as to such matters as such counsel may reasonably request.

Section 6.3 Conditions to Obligation of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent contained in Section 4.3(a), Section 4.3(b), Section 4.3(c), Section 4.6(a), Section 4.15 and Section 4.16 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of Parent contained in Section 4.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of Parent set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not have, individually or in the aggregate, a Parent Material Adverse Effect. The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of the Parent Entities. The Parent Entities shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c) Tax Opinion. (i) The Partnership shall have received an opinion of Vinson & Elkins LLP dated as of the Closing Date to the effect that for U.S. federal income tax purposes:

(A) the Partnership will not recognize any income or gain as a result of the Merger;

(B) holders of Common Units will not recognize any income or gain as a result of the Merger (other than any gain resulting from the receipt of Cash Consideration, the receipt of cash in lieu of fractional Parent Units pursuant to Section 2.2(h) or any constructive distribution of cash as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code); and

(C) at least 90% of the combined gross income of each of Parent and the Partnership for the most recent four complete calendar quarters ending before the Closing Date for which the necessary financial information is available are from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

(ii) In rendering such opinions, Vinson & Elkins LLP shall be entitled to receive and rely upon representations of officers of the Parent Entities and the Partnership and any of their respective affiliates as to such matters as such counsel may reasonably request.

Section 6.4 Frustration of Closing Conditions. None of the Partnership or any of the Parent Entities may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was primarily caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, or other breach of or noncompliance with this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time as follows:

(a) by the mutual written consent of the Partnership and Parent.

(b) by either of the Partnership or Parent:

(i) if the Closing has not been consummated on or before December 31, 2015 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) will not be available to Parent, on the one hand, or the Partnership, on the other hand, if the Closing has not been consummated on or before the Outside Date due, in whole or in part, to the failure of a Parent Entity, on the one hand, or the Partnership, on the other hand, to perform any of its obligations under this Agreement;

(ii) if any Restraint having the effect set forth in Section 6.1(c) is in effect and will have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) will not be available to Parent, on the one hand, or the Partnership, on the other hand, if such Restraint was due, in whole or in part, to the failure of a Parent Entity, on the one hand, or the Partnership, on the other hand, to perform any of its obligations under this Agreement; or

(iii) if the Partnership Unitholder Approval has not been obtained at the Partnership Unitholders Meeting duly convened therefor or at any adjournment or postponement thereof.

(c) by Parent:

(i) if an Adverse Recommendation Change has occurred;

(ii) prior to the receipt of the Partnership Unitholder Approval, if the Partnership has (a) materially breached or failed to perform any of its obligations pursuant to the first two sentences of Section 5.1(b) or (b) materially breached or failed to perform any of its material obligations pursuant to Section 5.3; provided that Parent will not have the right to terminate this Agreement pursuant to this Section 7.1(c)(ii) if Parent is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(iii) if the Partnership has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership set forth in this Agreement will fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (B) is incapable of being cured, or is not cured, by the Partnership within 30 days following receipt of written notice from Parent of such breach or failure; provided that Parent will not have the right to terminate this Agreement pursuant to this Section 7.1(c)(iii) if Parent is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(d) by the Partnership:

(i) if Parent has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement will fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (B) is incapable of being cured, or is not cured, by Parent within 30 days following receipt of written notice from the Partnership of such breach or failure; provided that the Partnership will not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if the Partnership is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof must be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement will forthwith become null and void (other than the provisions in Sections 5.10, 7.2 and 7.3, in the first sentence of Sections 3.19 and 4.15, in the last sentence of Section 5.6(a), and the provisions in Article VIII, all of which will survive termination of this Agreement), and there will be no liability on the part of any Parent Entity or the Partnership or their respective directors, officers and Affiliates, except (a) as liability may exist pursuant to the Sections specified in the immediately preceding parenthetical that survive such termination and (b) nothing shall relieve any party from liability for fraud or any Willful Breach of this Agreement.

Section 7.3 Fees and Expenses.

(a) In the event that (A) an Alternative Proposal will have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the Partnership Unitholders Meeting (or, if the Partnership Unitholders Meeting will not have occurred, prior to the termination of this Agreement pursuant to Section 7.1(b)(i)), (B) this Agreement is terminated by the Partnership or Parent pursuant to Section 7.1(b)(i) prior to the satisfaction of the condition set forth in Section 6.1(a), or pursuant to Section 7.1(b)(iii), and (C) the Partnership enters into a definitive agreement with respect to, or consummates, an Alternative Proposal within 12 months after the date this Agreement is terminated, then the Partnership will pay to Parent a termination fee equal to $625,000,000 (the “Termination Fee”), upon the earlier of the public announcement that the Partnership has entered into such definitive agreement or the consummation of any such transaction; provided, that for purposes of clauses (A) and (C) of this Section 7.3(a), the references to “25%” in the definition of Alternative Proposal shall be deemed to be references to “50%”.

(b) In the event this Agreement is terminated (A) by Parent pursuant to Section 7.1(c)(i) or Section 7.1(c)(ii), or (B) by the Partnership pursuant to Section 7.1(b)(iii) in a case where an Adverse Recommendation Change has occurred, then, in the case of both clauses (A) and (B), the Partnership will pay to Parent the Termination Fee within two Business Days after the date of termination.

(c) Any payment of the Termination Fee will be made in cash by wire transfer of same day funds to an account designated in writing by Parent.

(d) In the event that the Partnership fails to pay the Termination Fee required pursuant to this Section 7.3 when due, such fee will accrue interest for the period commencing on the date such fee became past due, at a rate equal to the legal rate of interest provided for in Section 2301 of Title 6 of the Delaware Code. In addition, if the Partnership fails to pay the Termination Fee when due, the Partnership will also pay all of Parent’s reasonable costs and expenses (including reasonable attorneys’ fees) in connection with efforts to collect such fee. The Partnership acknowledges that the provisions of this Section 7.3 are an integral part of the transactions contemplated hereby and that, without these agreements, the Parent Entities would not enter into this Agreement. The parties agree that in the event that the Partnership pays the Termination Fee to Parent, the Partnership will have no further liability to any Parent Entity of any kind in respect of this Agreement and the transactions contemplated hereby, and that in no event will the Partnership be required to pay the Termination Fee on more than one occasion.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival, Etc. The representations, warranties and agreements in this Agreement will terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Sections 5.8, 5.10 and 5.12 and any other agreement in this Agreement that contemplates performance after the Effective Time will survive the Effective Time and those set forth in Sections 5.10, 7.2 and 7.3, in the last sentence of Section 5.6(a) and this Article VIII will survive termination of this Agreement. The Confidentiality Agreement will (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

Section 8.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Unitholder Approval, by written agreement of the parties hereto; provided, however, that following approval of the Merger and the other transactions contemplated hereunder by the Unitholders, there will be no amendment or change to the provisions of this Agreement which by Law would require further approval by the Unitholders without such approval.

Section 8.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Partnership or any Parent Entity in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment will relieve Parent, Parent GP or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section will be null and void.

Section 8.5 Counterparts. This Agreement may be executed in counterparts (each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement) and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Partnership Disclosure Schedule, the Support Agreement, the Lock-Up Agreement, the Parent Disclosure Schedule, and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) will not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 5.8 and Section 8.12 and (ii) the right of the Partnership’s Unitholders and holders of Canceled Awards to receive the Common Merger Consideration, Class A Consideration or Class B Consideration, as applicable after the Closing (a claim by the Unitholders and holders of Canceled Awards with respect to which may not be made unless and until the Closing will have occurred). Except for the representations and warranties set forth (A) in Article III, neither the Partnership nor any other Person makes or has made any express or implied representation or warranty with respect to the Partnership or with respect to any other information provided to Parent or Merger Sub in connection with the Merger or the other transactions contemplated hereby and (B) in Article IV, neither Parent nor any other Person makes or has made any express or implied representation or warranty with respect to the Parent Entities or with respect to any other information provided to the Partnership in connection with the transactions contemplated hereby. Without limiting the generality of the foregoing, (x) neither the Partnership nor any other Person will have or be subject to any liability or other obligation to the Parent Entities or any other Person, nor shall any Parent Entity have any other rights with respect to this Agreement resulting from the distribution to the Parent Entities (including their respective Representatives), or the Parent Entities’ (or such Representatives’) use of, any such information and (y) neither Parent nor any other Person will have or be subject to any liability or other obligation to the Partnership or any other Person, nor shall the Partnership have any other rights with respect to this Agreement resulting from the distribution to the Partnership (including its Representatives), or the Partnership’s (or such Representatives’) use of, any such information, including, in the case of each of clauses (x) and (y), any information, documents, projections, forecasts or other materials made available to the Partnership or the Parent Entities, as applicable, in any “data rooms” or management presentations in expectation of the Merger.

Section 8.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. The parties hereto further agree that the mailing by certified or registered mail, return receipt requested, to the addresses set forth in Section 8.9 of any process required by any such court will constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.8 Specific Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 8.8 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party further agrees that no party will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.9 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder will be in writing and sent by facsimile, by electronic mail, by nationally recognized overnight courier service or by registered mail and will be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via electronic mail at the email address specified in this Section 8.9 or facsimile at the facsimile telephone number specified in this Section 8.9, in either case, prior to 5:00 p.m. (New York City time) on a Business Day and, in each case, a copy is sent on such Business Day by nationally recognized overnight courier service, (b) the Business Day after the date of transmission, if such notice or communication is delivered via electronic mail at the email address specified in this Section 8.9 or facsimile at the facsimile telephone number specified in this Section 8.9, in each case, later than 5:00 p.m. (New York City time) on any date and earlier than 12 midnight (New York City time) on the following date and a copy is sent no later than such date by nationally recognized overnight courier service, (c) when received, if sent by nationally recognized overnight courier service (other than in the cases of clauses (a) and (b) above), or (d) upon actual receipt by the party to whom such notice is required to be given if sent by registered mail. The address for such notices and communications will be as follows:

If to MPC, Parent GP, Parent or Merger Sub, to:

MPLX LP

539 South Main Street

Findlay, OH 45840

Facsimile: (419) 421-3124

Email: jmwilder@marathonpetroleum.com

Attn:     General Counsel

with a copy (which will not constitute notice) to:

Jones Day

717 Texas Ave., Suite 3300

Houston, Texas 77002

Facsimile: (832) 239-3600

Email: jaschlegel@jonesday.com

Attn:         Jeff Schlegel

If to the Partnership, to:

MarkWest Energy Partners, L.P.

1515 Arapahoe Street, Tower 1, Suite 1600

Denver, CO 80202

Facsimile: (303) 925-9308

Email: cbromley@markwest.com

Attn:     General Counsel

with a copy (which will not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Fax: (212) 474-3700

Attention:	Richard Hall
Robert I. Townsend III

Section 8.10 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.11 Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Benefit Plan” means (i) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and (ii) any other compensation or employee benefit plan, program, policy, agreement or other arrangement, whether or not subject to ERISA, including any cash, equity purchase, equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, relocation, loan, fringe benefit, severance, retirement, pension, savings, or termination plan, program, policy, agreement or other arrangement, other than any Multiemployer Plan.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Class A Unit” means a Partnership Security representing a fractional part of the Interests of all limited partners of the Partnership and Assignees (as such term is defined in the Partnership Agreement) (but does not include Common Units), and having the rights and obligations specified with respect to Class A Units in the Partnership Agreement, which will be identical to the rights and obligations of the Common Units except the Class A Units (i) will not have the right to vote on, approve or disapprove, or otherwise consent or not consent with respect to any matter (including mergers, share exchanges and similar statutory authorizations) except as otherwise required by any non-waivable provision of law, and (ii) will not share in any Hydrocarbon Items or any Hydrocarbon Available Cash (as such terms are defined in the Partnership Agreement).

“Class B Unit” means a Partnership Security representing a fractional part of the Interests of all limited partners of the Partnership and Assignees (as such term is defined in the Partnership Agreement) (but does not include Common Units), and having the rights and obligations specified with respect to the Class B Units in the Partnership Agreement. The term “Class B Unit” includes Partnership Securities designated as Class B-1 Units, Class B-2 Units, Class B-3 Units, Class B-4 Units and Class B-5 Units.

“Commodity Derivative Instrument” means each Contract for futures, swap, collar, put, call, floor, cap, option, or other Contract that is intended to reduce or eliminate the fluctuations in the prices of commodities, including oil, natural gas, natural gas liquids, condensate or other liquid or gaseous hydrocarbons or the products therefrom.

“Common Unit” means a Partnership Security (including Converted Common Units (as such term is defined in the Partnership Agreement)) representing a fractional part of the Partnership Interests of all limited partners of the Partnership and Assignees (as such term is defined in the Partnership Agreement) and having the rights and obligations specified with respect to Common Units in the Partnership Agreement, but does not include (a) any Class A Unit or (b) any Class B Unit prior to its conversion into a Converted Common Unit pursuant to the terms of the Partnership Agreement.

“Common Unitholders” mean the holders of the Common Units.

“DER” means an outstanding distribution equivalent right that was granted under the Partnership Equity Plans.

“DLLCA” means the Delaware Limited Liability Partnership Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person, would be deemed, or has in the last six years been deemed, a “single employer” under Section 4001(b) of ERISA or Section 414 of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Distribution Rights” means a Parent Limited Partner Interest having the rights and obligations specified with respect to Incentive Distribution Rights in the Parent Partnership Agreement, as in effect on the date of this Agreement.

“Indebtedness “ means, with respect to any Person, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services (other than in the ordinary course of business and payable in accordance with customary practices), (iii) any obligations of such Person evidenced by a note, bond, debenture or similar instrument, (iv) all obligations, contingent or otherwise, in respect of letters of credit, surety bonds, performance bonds or acceptances issued or created for the account of such Person, (v) obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other similar arrangement designed to provide protection against fluctuations in interest or currency rates and (vi) all indebtedness or obligations of the types referred to in the preceding clauses (i) through (v) to the extent (A) secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof or (B) guaranteed, directly or indirectly, in any manner by such Person.

“Interests” means the ownership interest of a limited partner or the General Partner in the Partnership, which may be evidenced by Common Units, Class A Units, Class B Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such limited partner or General Partner is entitled as provided in the Partnership Agreement, together with all obligations of such limited partner to comply with the terms and provisions of the Partnership Agreement.

“Knowledge” (i) when used with respect to the Partnership, means the actual knowledge of those individuals listed on Section 8.11(a) of the Partnership Disclosure Schedule and (ii) when used with respect to Parent, means the actual knowledge of those individuals listed on Section 8.11(a) of the Parent Disclosure Schedule.

“Marcellus Segment” means the Partnership’s Marcellus operating segment as described in the Partnership’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

“Material Adverse Effect” means, when used with respect to a Person, any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following will be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the execution, announcement or pendency of this Agreement or the consummation of the transactions contemplated hereby (provided that the exception in this clause (ii) will not apply to any representation or warranty set forth in Article III or Article IV that addresses the consequences of the execution, announcement or pendency of this Agreement or the consummation of the transactions contemplated hereby); (iii) any change in the market price or trading volume of the limited partnership interests of such Person (it being understood and agreed that the foregoing will not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other acts of God; (v) changes in any Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced by or involving any current or former holder of equity interests in the Partnership (on their own or on behalf of such Person) arising out of or related to this Agreement or the transactions contemplated hereby and (vii) changes, effects, events or occurrences generally affecting the prices of oil, natural gas liquids or coal; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above will be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such state of affairs, changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, as compared to other companies operating in the industries in which such Person and its Subsidiaries operate.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Northeast Segment” means the Partnership’s Northeast operating segment as described in the Partnership’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

“NYSE” means the New York Stock Exchange.

“Outstanding” means, with respect to Partnership Securities as of any date of determination, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that no Partnership Securities held by the Partnership or any of its wholly owned Subsidiaries will be considered Outstanding.

“Parent Class A Unit” means a new class of units of Parent containing substantially similar rights and obligations as those of the Class A Units.

“Parent Class B Unit” means a new class of units of Parent containing substantially similar rights and obligations as those of the Class B Units, other than as contemplated by the Lock-Up Agreement.

“Parent Limited Partner” a Limited Partner as defined in the Parent Partnership Agreement.

“Parent Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Parent, as amended or supplemented from time to time.

“Parent Unit” means a Common Unit of Parent as defined in the Parent Partnership Agreement.

“Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Partnership, as amended or supplemented from time to time.

“Partnership Benefit Plan” means any Benefit Plan sponsored, maintained, contributed to or required to be contributed to by the Partnership or any of its Subsidiaries for the benefit of any Partnership Participant, or with respect to which the Partnership or its Subsidiaries have any current or contingent liability.

“Partnership Equity Plans” means any plans of the Partnership or its Subsidiaries providing for the compensatory grant of awards of Common Units or awards denominated, in whole or in part, in Common Units, including the Partnership 2008 Long-Term Incentive Plan.

“Partnership Joint Ventures” means MarkWest Utica EMG, L.L.C., Ohio Gathering Company, L.L.C., MarkWest Utica EMG Condensate, L.L.C., Ohio Condensate Company, L.L.C. and MarkWest Pioneer, L.L.C.; provided that, for the avoidance of doubt, such term shall not include any other entity in which the Partnership or any of its Subsidiaries (without reference to the second sentence of the definition thereof) owns an interest, whether or not such entity is operated by the Partnership or any of its Subsidiaries.

“Partnership Registration Rights Agreement” means the Registration Rights Agreement dated as of December 29, 2011 between the Partnership and M&R MWE Liberty, LLC.

“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including Common Units, Class A Units and Class B Units.

“Partnership Subsidiary Documents” means the certificates of limited partnership and partnership agreements (or comparable organizational documents) of each of the Partnership’s Subsidiaries.

“Permitted Liens” means (i) liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, not delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the financial statements of the applicable Person in conformity with GAAP consistently applied, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the ordinary course of business consistent with past practice, in each case securing amounts no more than 30 days past due; (iii) with respect to real property: easements, licenses, covenants rights-of-way and other similar restrictions incurred in the ordinary course of business and appearing in the public record, none of which materially detract from the value of, or marketability of, such real property; (iv) Liens imposed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business; (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) Liens that relate to zoning, entitlement and other land use and environmental Laws; (vii) other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, restrictions and other customary encumbrances on title to or use of real property; (viii) utility easements for electricity, gas, water, sanitary sewer, surface water drainage or other general easements granted to Governmental Authorities in the ordinary course; (viii) any Laws affecting any location where the Company or any Subsidiary of the Company conducts business; (ix) any utility company rights, easements or franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of any real property; and (x) any encroachments of stoops, areas, cellar steps, trim and cornices, if any, upon any street or highway; provided that no Permitted Lien will materially interfere with the current use by the Partnership or any of its Subsidiaries of the assets, properties or rights affected thereby;

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Phantom Unit” means an award of phantom Common Units granted under a Partnership Equity Plan.

“Risk Management Policy” means the Risk Management Policy of the Partnership as adopted by the General Partner and in effect on the date of this Agreement; provided, that the Risk Management Policy may only be amended or modified after the date of this Agreement by the General Partner or a committee thereof with the prior written consent of Parent, unless otherwise required by applicable Law.

“SEC” means the Securities and Exchange Commission.

“Southwest Segment” means the Partnership’s Southwest operating segment as described in the Partnership’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party. For purposes of this Agreement, when used with respect to the Partnership, the term “Subsidiary” will include the Partnership Joint Ventures; provided that with respect to any reference in this Agreement to the Partnership causing any Subsidiary that is not wholly owned to take any action or not to take any action, such reference will only require the Partnership to use reasonable best efforts to cause such Subsidiary to take such action or not take such action to the extent (x) the Partnership or its other Subsidiaries have the power to cause such Subsidiary to take such action or not take such action under the organizational documents and governance arrangements of such Subsidiary, (y) the exercise of such power is not prohibited by the organizational documents and governance arrangements of such Subsidiary or any other contractual arrangements between such Subsidiary and the Partnership and its wholly owned Subsidiaries, and (z) the exercise of such power is not inconsistent with the Partnership’s or its other Subsidiaries’ duties (fiduciary or otherwise) to such Subsidiary or any of their equity holders; provided, further, that, for the avoidance of doubt, when used with respect to the Partnership, the term “Subsidiary” will not include Bright Star Partnership, East Texas Bulldog NGL Pipeline, LLC, Centrahoma Processing LLC, West Relay Gathering Company, L.L.C., MarkWest Poet, L.L.C., Wirth Gathering Partnership or Panola Pipeline Company, LLC.

“Unit Majority” means at least a majority of the Outstanding Voting Units as defined in the Partnership Agreement.

“Unitholder” means the Common Unitholders, holders of Class A Units and holders of Class B Units.

“Utica Segment” means the Partnership’s Utica operating segment as described in the Partnership’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015.

“Willful Breach” means (i) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or intentional omission undertaken by the breaching party (or, in the case of Section 5.3 with respect to the Partnership, the consequence of an act or omission of a Subsidiary of the Partnership, or of a Representative of the Partnership) with the Knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of such covenant or agreement and (ii) the failure by any party to consummate the transactions contemplated hereby after all of the conditions set forth in Article VI have been satisfied or waived (by the party entitled to waive any such applicable conditions).

The following terms are defined on the page of this Agreement set forth after such term below:

Acquisition Agreement	§ 5.3(a)
Adverse Recommendation Change	§ 5.3(a)
Affiliate	§ 8.11(a)
Agreement	Preamble
Alternative Proposal	§ 5.3(e)(i)
Antitrust Laws	§ 5.4(a)
Balance Sheet Date	§ 3.5(d)
Benefit Plan	§ 8.11(a)
Book-Entry Units	§ 2.1(f)
Business Day	§ 8.11(a)
Canceled Award	§ 2.1(e)
Cash Consideration	§ 2.1(a)
Certificate	§ 2.1(f)
Certificate of Merger	§1.3
Class A Consideration	§ 2.1(a)
Class A Exchange Ratio	§ 2.1(a)
Class A Unit	§ 8.11(a)
Class B Consideration	§ 2.1(a)
Class B Exchange Ratio	§ 2.1(a)
Class B Unit	§ 8.11(a)
Closing	§1.2
Closing Date.	§1.2
Code	§ 2.2(j)
Commodity Derivative Instrument	§ 8.11(a)
Common Merger Consideration	§ 2.1(a)
Common Unit	§ 8.11(a)
Common Unit Equity Consideration	§ 2.1(a)
Common Unitholders	§ 8.11(a)
Confidentiality Agreement	§ 5.6(a)
Contract	§ 3.3(b)
DER	§ 8.11(a)
DLLCA	§ 8.11(a)
DRULPA	§ 8.11(a)

Effective Time	§1.3
Environmental Law	§ 3.13(b)
Environmental Permits	§ 3.13(a)
ERISA	§ 8.11(a)
ERISA Affiliate	§ 8.11(a)
Excess Units	§ 2.2(h)
Exchange Act	§3.4
Exchange Agent	§ 2.2(a)
Exchange Fund.	§ 2.2(b)
Exchange Ratio	§ 2.1(a)
Fractional Unit Proceeds	§ 2.2(h)
Fully Diluted Cash Consideration	§ 2.1(a)
GAAP	§ 8.11(a)
General Partner	Recitals
General Partner Recommendation	§ 5.1(b)
Governmental Authority	§ 8.11(a)
Hazardous Substance	§ 3.13(c)
HSR Act	§ 8.11(a)
ICA	§ 3.21(b)
Incentive Distribution Rights	§ 8.11(a)
Indebtedness	§ 8.11(a)
Indemnified Person	§ 5.8(a)
Interests	§ 8.11(a)
Intervening Event	§ 5.3(f)
Knowledge	§ 8.11(a)
Law	§ 3.8(a)
Laws	§ 3.8(a)
Liens	§ 3.1(c)
Lock-Up Agreement	Recitals
Marcellus Segment	§ 8.11(a)
Material Adverse Effect	§ 8.11(a)
Maximum Amount	§ 5.8(c)
Merger	§1.1
Merger Sub	Preamble
MPC	Preamble
MPC Charter Documents	§ 4.1(d)
Multiemployer Plan	§ 8.11(a)
New General Partner	2.1(b)
New Plans	§ 5.12(b)
NGA	§ 3.21(a)
Northeast Segment	§ 8.11(a)
Notice Period	§ 5.3(d)(i)
NYSE	§ 8.11(a)
Old Plans	§ 5.12(b)
Outside Date	§ 7.1(b)(i)
Outstanding	§ 8.11(a)
Parent	Preamble
Parent 401(k) Plan	§ 5.12(c)
Parent Charter Documents	§ 4.1(d)
Parent Class A Unit	§ 8.11(a)
Parent Class B Unit	§ 8.11(a)
Parent Disclosure Schedule	Article IV

Parent Entities	Preamble
Parent Financial Advisor	§4.14
Parent GP	Preamble
Parent GP Interest	§ 4.2(a)
Parent Limited Partner	§ 8.11(a)
Parent Material Adverse Effect	§ 4.1(a)
Parent Material Contracts	§ 4.13(a)
Parent Partnership Agreement	§ 8.11(a)
Parent Permits	§ 4.8(b)
Parent SEC Documents	§ 4.5(a)
Parent Subsidiary Documents	§ 4.1(d)
Parent Sub-Units	§ 4.2(a)
Parent Unit	§ 8.11(a)
Partnership	Preamble
Partnership 401(k) Plan	§ 5.12(c)
Partnership Agreement	§ 8.11(a)
Partnership Benefit Plan	§ 8.11(a)
Partnership Charter Documents	§ 3.1(d)
Partnership Disclosure Schedule	Article III
Partnership Employee	§ 5.12(a)
Partnership Equity Plans	§ 8.11(a)
Partnership Fairness Opinions	§3.18
Partnership Financial Advisor	§3.18
Partnership Intellectual Property	§3.16
Partnership Joint Ventures	§ 8.11(a)
Partnership Material Adverse Effect	§ 3.1(a)
Partnership Material Contract	§ 3.14(a)
Partnership Participant	§ 3.11(g)
Partnership Permits	§ 3.8(b)
Partnership Registration Rights Agreement	§ 8.11(a)
Partnership SEC Documents	§ 3.5(a)
Partnership Security	§ 8.11(a)
Partnership Subsidiary Documents	§ 8.11(a)
Partnership Unitholder Approval	§ 3.3(c)
Partnership Unitholders Meeting	§ 5.1(b)
Permit	§ 3.8(b)
Permitted Liens	§ 8.11(a)
Person	§ 8.11(a)
Phantom Unit	§ 8.11(a)
Proceeding	§ 5.8(a)
Proxy Statement	§3.4
Registration Statement	§3.9
Regular Distribution	§ 2.1(f)
Representatives	§ 5.3(a)
Restraints	§ 6.1(c)
rights-of-way	§ 3.15(b)
Risk Management Policy	§ 8.11(a)
SEC	§ 8.11(a)
Securities Act	§ 3.1(c)
Southwest Segment	§ 8.11(a)
Subsidiary	§ 8.11(a)
Superior Proposal	§ 5.3(e)(ii)

Support Agreement	Recitals
Surviving Entity	§1.1
Tax	§ 3.10(b)
Tax Return	§ 3.10(b)
Taxes	§ 3.10(b)
Termination Fee	§ 7.3(a)
Unit Majority	§ 8.11(a)
Unit Proceeds	§ 2.2(h)
Unitholder	§ 8.11(a)
Utica Segment	§ 8.11(a)
Willful Breach	§ 8.11(a)

Section 8.12 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference will be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. All accounting terms not specifically defined herein will be construed in accordance with GAAP. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” Reference to “dollars” or “$” shall be deemed reference to the lawful money of the United States of America.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

Section 8.13 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or Affiliate of any party hereto or any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) will have any liability (whether in contract or in tort) for any obligations or liabilities of such party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 8.13 will limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

MPLX LP

By:	MPLX GP LLC,
its general partner

By:	/s/ G.R. Heminger
Name: G.R. Heminger
Title: Chairman and Chief Executive Officer

PARENT GP:

MPLX GP LLC

By:	/s/ G.R. Heminger
Name: G.R. Heminger
Title: Chairman and Chief Executive Officer

MERGER SUB:

SAPPHIRE HOLDCO LLC

By:	/s/ P.K.M. Beall
Name: P.K.M. Beall
Title: President

SAPPHIRE PARENT:

MARATHON PETROLEUM CORPORATION

By:	/s/ G.R. Heminger

Name:	G.R. Heminger
Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

PARTNERSHIP:

MARKWEST ENERGY PARTNERS, L.P.,

By:	MARKWEST ENERGY GP, L.L.C.,
its general partner

By:	/s/ Frank M. Semple

Name: Frank M. Semple
Title: Chairman, President and Chief Executive Officer

[Signature Page to Merger Agreement]

Exhibit A

Prior to the Closing, Parent and MPC shall take all actions as are necessary and appropriate (a) to cause the size of the Board of Directors of Parent GP to be increased to 12 and to appoint two directors identified by the Partnership to the Board of Directors of Parent GP, one of which directors shall be independent for purposes of the NYSE, and (b) to appoint one director identified by the Partnership to the Board of Directors of MPC, in each case effective immediately following the Closing. When the next vacancy arises on the Board of Directors of Parent GP, Parent also agrees to fill such vacancy by first considering the nomination of an individual who, as of the date hereof, is an independent director of the General Partner.

Parent shall take all actions as are necessary and appropriate to appoint (a) Randy Nickerson to be Executive Vice President, Corporate Strategy at MPC and (b) the following persons to the positions at Parent GP set forth opposite their names, in each case effective immediately following the Closing:

Officer:	Position
Frank Semple	Vice Chairman
Nancy Buese	Executive Vice President and Chief Financial Officer
John Mollenkopf	Executive Vice President and Chief Operating Officer
Corwin Bromley	Executive Vice President, General Counsel (CLO) and Secretary
Gregory Floerke	Executive Vice President and Chief Commercial Officer

Mr. Semple shall report directly to the Chairman of Parent GP, and Ms. Buese and Messrs. Mollenkopf, Bromley, Nickerson and Floerke shall report directly to Mr. Gary Heminger.

ANNEX B

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of July 11, 2015, is entered into by and among MPLX LP, a Delaware limited partnership (“Parent”), MPLX GP LLC, a Delaware limited liability company and the general partner of Parent (“Parent GP”), and Sapphire Holdco LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub” and, with Parent and Parent GP, the “Parent Entities”), and each of the Persons set forth on Schedule A hereto (each, a “Unitholder”). All terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, each Unitholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act, including all securities as to which such Person has the right to acquire, without regard to the 60-day period set forth in such rule) of the number of Common Units set forth opposite such Unitholder’s name on Schedule A (all such units set forth on Schedule A next to the Unitholder’s name, together with any Common Units that are hereafter issued to or otherwise directly or indirectly acquired or beneficially owned by any Unitholder prior to the occurrence of the Termination Date (as defined below) under this Agreement with respect to such Unitholder, being referred to herein as the “Subject Units”); and

WHEREAS, concurrently with the execution and delivery hereof, the Parent Entities, Marathon Petroleum Corporation, a Delaware corporation and the ultimate parent of Parent GP, and MarkWest Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), are entering into an Agreement and Plan of Merger (as it may be amended pursuant to the terms thereof, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Partnership, upon the terms and subject to the conditions set forth therein (the “Merger”) in accordance with the DRULPA, whereby each issued and outstanding Common Unit will be converted into the right to receive the consideration set forth in the Merger Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO VOTE

1.1. Agreement to Vote. Subject to the terms of this Agreement, each Unitholder hereby irrevocably and unconditionally agrees that, until the Termination Date with respect to such Unitholder, at any annual or special meeting of the unitholders of the Partnership, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the unitholders of the Partnership, such Unitholder shall, in each case to the fullest extent that such Unitholder’s Subject Units are entitled to vote thereon, and unless otherwise directed in writing by Parent: (a) appear at each such meeting or otherwise cause all such Subject Units to be counted as present thereat for purposes of determining a quorum; and (b) vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Subject Units (i) in favor of the (A) approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and, (B) without limitation of the preceding clause (A), approval of any proposal to adjourn or postpone the Partnership Unitholders Meeting to a later date if there are not sufficient votes for approval and adoption of the Merger Agreement on the date on which the Partnership Unitholders

Meeting is held; and (ii) against any Alternative Proposal and against any other action, agreement or transaction involving the Partnership that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone, discourage or otherwise impair the consummation of the Merger or the other transactions contemplated by the Merger Agreement; and (iii) against any other action or agreement that would result in a breach of any obligation of the Partnership in the Merger Agreement. Each Unitholder shall retain at all times the right to vote the Subject Units in such Unitholder’s sole discretion, and without any other limitation, on any matters other than those set forth in this Section 1.1 that are at any time or from time to time presented for consideration to the Partnership’s unitholders generally.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE UNITHOLDERS

Each Unitholder represents and warrants, on its own account with respect to the Subject Units, to the Parent Entities as to such Unitholder on a several basis, that:

2.1. Authorization; Binding Agreement. Such Unitholder is duly organized and validly existing in good standing under the Laws of the jurisdiction in which it is incorporated or constituted and the consummation of the transactions contemplated hereby are within such Unitholder’s entity powers and have been duly authorized by all necessary entity actions on the part of such Unitholder, and such Unitholder has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Unitholder and constitutes a valid and binding obligation of such Unitholder enforceable against such Unitholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

2.2. Non-Contravention. Neither the execution and delivery of this Agreement by such Unitholder nor the consummation by such Unitholder of the transactions contemplated hereby, nor compliance by such Unitholder with any of the terms or provisions of this Agreement, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws (or other similar governing documents), (ii) (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to such Unitholder or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, such Unitholder under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation, to which such Unitholder is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any asset of such Unitholder, except, in the case of clauses (ii)(x), (ii)(y) and (iii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations, Liens, purchases or acquisitions as, individually or in the aggregate, would not prevent or materially impair the consummation of the transactions contemplated hereby.

2.3. Ownership of Subject Units; Total Units. Such Unitholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act, including all securities as to which such Person has the right to acquire, without regard to the 60-day period set forth in such rule) of all such Unitholder’s Subject Units and has good and marketable title to all such Subject Units free and clear of any Liens, except for any such Lien that may be imposed pursuant to (i) this Agreement, (ii) the Partnership Agreemeent and (iii) any applicable restrictions on transfer under the Securities Act or any state securities law (collectively, “Permitted Liens”). The Common Units listed on Schedule A opposite such Unitholder’s name constitute all of the Common Units beneficially owned by such Unitholder as of the date hereof.

2.4. Voting Power. Such Unitholder has full voting power with respect to all such Unitholder’s Subject Units, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Unitholder’s Subject Units. None of such Unitholder’s Subject Units are subject to any unitholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Units, except as provided hereunder.

2.5. Absence of Litigation. With respect to such Unitholder, as of the date hereof, there is no Proceeding pending against, or, to the actual knowledge of such Unitholder, threatened in writing against such Unitholder or any of such Unitholder’s properties or assets (including any Subject Units beneficially owned by such Unitholder) before or by any Governmental Authority that could reasonably be expected to prevent or materially delay or impair the consummation by such Unitholder of the transactions contemplated by this Agreement or otherwise materially impair such Unitholder’s ability to perform its obligations hereunder.

2.6. Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission from the Parent Entities or the Partnership in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Unitholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARENT ENTITIES

The Parent Entities represent and warrant to the Unitholders that:

3.1. Organization and Qualification. Each of the Parent Entities is a duly organized and validly existing entity in good standing under the Laws of the jurisdiction of its organization. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

3.2. Authority for this Agreement. Each of the Parent Entities has all requisite entity power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Parent Entities have been duly and validly authorized by all necessary entity action on the part of each of the Parent Entities, and no other entity proceedings on the part of the Parent Entities are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by the Parent Entities and, assuming the due authorization, execution and delivery by the Unitholders, constitutes a legal, valid and binding obligation of each of the Parent Entities, enforceable against each of the Parent Entities in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

ARTICLE IV

MISCELLANEOUS

4.1. Documentation and Information. Such Unitholder shall not make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law (provided that reasonable notice of any such disclosure will be provided to Parent). Such Unitholder consents to and hereby authorizes the Parent Entities and the Partnership to publish and disclose in all documents and schedules filed with the SEC or other Governmental Authority or applicable securities exchange, to the extent Parent determines such filing is required by applicable Law or regulation, and any press release or other disclosure document that the Parent Entities reasonably determine to be necessary or advisable in connection with the Merger and any other transactions contemplated by the Merger Agreement, such Unitholder’s identity and ownership of the Subject Units, the existence of this Agreement and the nature of such Unitholder’s commitments and obligations under this Agreement, and such Unitholder acknowledges that the Parent Entities and the Partnership may, in their respective sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority or securities exchange; however, prior to the release of any press release or the inclusion in any narrative summary in a public filing that references any Unitholder, Parent shall provide such Unitholder with a copy of such filing or press release and shall use its commercially reasonable efforts to provide such copy to such Unitholder no less than 48 hours prior to the release or filing of same, and such Unitholder shall have an opportunity to review and approve any reference to the Unitholder contained therein. If Unitholder fails to respond within the 48-hour time period (or such shorter time period, if applicable), the reference to such Unitholder shall be deemed to be approved. For the avoidance of doubt, no consent of the Unitholder shall be required to file and accurately describe contracts to which any Unitholder is a party or is otherwise referenced therein in compliance with Parent’s reporting obligations under the Securities Exchange Act of 1934. Such Unitholder agrees to promptly give Parent and the Partnership any information it may reasonably require for the preparation of any such disclosure documents, and such Unitholder agrees to promptly notify Parent and the Partnership, as applicable, of any required corrections with respect to any written information supplied by such Unitholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

4.2. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder will be in writing and sent by facsimile, by electronic mail, by nationally recognized overnight courier service or by registered mail and will be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via electronic mail at the email address specified in Section 8.9 of the Merger Agreement or facsimile at the facsimile telephone number specified in Section 8.9 of the Merger Agreement, in either case, prior to 5:00 p.m. (New York City time) on a Business Day and, in each case, a copy is sent on such Business Day by nationally recognized overnight courier service, (b) the Business Day after the date of transmission, if such notice or communication is delivered via electronic mail at the email address specified in Section 8.9 of the Merger Agreement or facsimile at the facsimile telephone number specified in Section 8.9 of the Merger Agreement, in each case, later than 5:00 p.m. (New York City time) on any date and earlier than 12 midnight (New York City time) on the following date and a copy is sent no later than such date by nationally recognized overnight courier service, (c) when received, if sent by nationally recognized overnight courier service (other than in the cases of clauses (a) and (b) above), or (d) upon actual receipt by the party to whom such notice is required to be given if sent by registered mail. The address for such notices and communications will be as set forth (i) if to any Parent Entity, to the address or facsimile number set forth in Section 8.9 of the Merger Agreement and (ii) if to a Unitholder, to such Unitholder’s address or facsimile number set forth on a signature page hereto, or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto.

4.3. Termination. This Agreement shall terminate automatically with respect to a Unitholder, without any notice or other action by any Person, upon the first to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) the entry without the prior written consent of such Unitholder into any amendment or modification to the Merger Agreement or any waiver of any of the Partnership’s rights under the Merger Agreement, in each case, that results in a decrease in the Exchange Ratio or Cash Consideration (in each case, as defined in the Merger Agreement on the date hereof), or (d) the mutual written consent of Parent and such Unitholder (the date of termination with respect to any Unitholder being referred to herein as the “Termination Date”). Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 4.3 shall relieve any party from liability for any breach of this Agreement prior to termination hereof and (y) the provisions of this Article Iv shall survive any termination of this Agreement.

4.4. Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right.

4.5. Expenses. All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

4.6. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment will relieve Parent, Parent GP or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 4.6 will be null and void.

4.7. Counterparts. This Agreement may be executed in counterparts (each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement) and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

4.8. Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with Schedule A, and the other documents and certificates delivered pursuant hereto, (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) will not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder.

4.9. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. The parties hereto further agree that the mailing by certified or registered mail, return receipt requested, (i) if to any Parent Entity, to the address or facsimile number set forth in Section 8.9 of the Merger Agreement and (ii) if to a Unitholder, to such Unitholder’s address set forth on a signature page hereto, or to such other address as such party may hereafter specify for the purpose by notice to each other party hereto, of any process required by any such court will constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR

OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

4.10. Specific Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 4.10 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party further agrees that no party will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4.10, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

4.11. Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

4.12. Interpretation.

(a) The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

4.13. Further Assurances. Each Unitholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform its obligations under this Agreement.

4.14. Unitholder Obligation Several and Not Joint. The obligations of each Unitholder hereunder shall be several and not joint, and no Unitholder shall be liable for any breach of the terms of this Agreement by any other Unitholder.

[Remainder of Page Intentionally Left Blank. Signature Pages Follow.]

The parties are executing this Agreement on the date set forth in the introductory clause.

PARENT:
MPLX LP

By:	MPLX GP LLC,
its general partner

By:	/s/ G.R. Heminger

Name: G.R. Heminger
Title: Chairman and Chief Executive Officer

PARENT GP:
MPLX GP LLC

By:	/s/ G.R. Heminger

Name: G.R. Heminger
Title: Chairman and Chief Executive Officer

MERGER SUB:
SAPPHIRE HOLDCO LLC

By:	/s/ P.K.M. Beall

Name: P.K.M. Beall
Title: President

[Signature Page to Voting Agreement]

UNITHOLDER

M&R MWE LIBERTY, LLC

By:	/s/ John T. Raymond

Name:	John T. Raymond
Title:	Chief Executive Officer and Managing Partner

[Signature Page to Voting Agreement]

Schedule A

Name of Unitholder	Number of Common Units
M&R MWE Liberty, LLC	7,352,691

Schedule A

ANNEX C

LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT (this “Agreement”), dated as of July 11, 2015, is entered into by and among MPLX LP, a Delaware limited partnership (“Parent”), MPLX GP LLC, a Delaware limited liability company and the general partner of Parent (“Parent GP”), Sapphire Holdco LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub” and, with Parent and Parent GP, the “Parent Entities”), MarkWest Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), EMG Utica, LLC, a Delaware limited liability company (“EMG Utica”), EMG Utica Condensate, LLC, a Delaware limited liability company (“EMG Condensate”), and each of the Persons set forth on Schedule A hereto (each, a “Unitholder”). All terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, each Unitholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act, including all securities as to which such Person has the right to acquire, without regard to the 60-day period set forth in such rule) of the number of Common Units and Class B Units set forth opposite such Unitholder’s name on Schedule A; and

WHEREAS, concurrently with the execution and delivery hereof, the Parent Entities, Marathon Petroleum Corporation, a Delaware corporation and the ultimate parent of Parent GP, and the Partnership are entering into an Agreement and Plan of Merger (as it may be amended pursuant to the terms thereof, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Partnership, upon the terms and subject to the conditions set forth therein (the “Merger”) in accordance with the DRULPA, whereby each issued and outstanding Common Unit and Class B Unit will be converted into the right to receive the consideration set forth in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

CLASS B CONVERSION; COMMON UNIT TRANSFERS; REGISTRATION RIGHTS

1.1. Class B Conversion. Subject to the terms of this Agreement, the Partnership hereby agrees that, in connection with the Merger, it will not make a Partnership Fundamental Change Election (as such term is defined in the Partnership Agreement), and each Unitholder hereby agrees that, in connection with the Merger, it will not make a Class B Fundamental Change Election (as such term is defined in the Partnership Agreement). The parties hereto hereby acknowledge that, subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time each Class B Unit held by the Unitholders as of immediately prior to the Effective Time will be converted into the right to receive one Parent Class B Unit. It is understood and agreed that the Parent Class B Units will be a new class of units of Parent, with each series thereof containing substantially similar rights and obligations, including in respect of transfer restrictions and conversion rights as those of each series of Class B Units; provided, however, that (i) there shall be no transfer restrictions on (and Section 1.2 shall not apply to) any Parent Units issued upon the conversion of the Parent Class B Units and (ii) each Parent Class B Unit shall be convertible into 1.09 Parent Units plus an amount in cash equal to the Cash Consideration. Each Unitholder agrees that the Parent Class B Units constitute “Equivalent Securities” within the meaning of Section 5.7(i) of the Partnership Agreement.

1.2. Parent Unit Transfer Restrictions. Subject to the terms of this Agreement, each Unitholder agrees that, without Parent’s prior written consent, such Unitholder will not Transfer, in the six-month period immediately following the Closing Date, any Parent Units received by it in connection with the Merger; provided that such restriction shall not prevent any Unitholder from Transferring any Parent Units in private sales, “block trades” or similar transactions, so long as no such transaction is an open market transaction or directly results in wide distribution of Parent Units. From and after the date that is six months following the Closing Date, there shall be no restrictions on Transfer applicable to the Parent Units held by the Unitholders and Parent shall take such actions as any Unitholder may reasonably request to evidence the fact that such Parent Units are freely transferable. Parent shall promptly direct its transfer agent to remove the notation of a restrictive legend in such Unitholder’s certificates evidencing the Parent Units or the book-entry account maintained by the transfer agent, and the Parent shall bear all costs associated therewith, so long as such Unitholder or its permitted assigns provide to the Parent any information the Parent deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state laws, including (if there is no effective registration statement) a certification that the Unitholder is not an Affiliate of the Parent and regarding the length of time the Parent Units have been held. Parent shall also direct the transfer agent to permit the transfer of the Parent Units to the Unitholder’s brokerage account. For purposes of this Agreement, “Transfer” shall mean a transaction by which a Unitholder directly or indirectly assigns a Parent Unit to another Person, and includes (a) a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by operation of Law or otherwise and (b) entry into any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another Person, in whole or in part, any of the economic consequences of ownership of such Parent Unit.

1.3. Registration Rights. Parent and the Unitholders hereby agree that, prior to the Closing, Parent and the Unitholders will enter into a registration rights agreement pursuant to which the Unitholders will obtain substantially similar registration rights in respect of the Parent Units received by the Unitholders in connection with the Merger as those applicable to such Unitholders’ Common Units as of the date hereof; provided, however, that the Effectiveness Period (as such term is defined in the Partnership Registration Rights Agreement) shall expire on November 1, 2019, rather than July 1, 2019.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE UNITHOLDERS

Each Unitholder represents and warrants, on its own account with respect to the Common Units and Class B Units held by it, to the Parent Entities and the Partnership as to such Unitholder on a several basis, that:

2.1. Authorization; Binding Agreement. Such Unitholder is duly organized and validly existing in good standing under the Laws of the jurisdiction in which it is incorporated or constituted and the consummation of the transactions contemplated hereby are within such Unitholder’s entity powers and have been duly authorized by all necessary entity actions on the part of such Unitholder, and such Unitholder has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Unitholder and, assuming the due authorization, execution and delivery by the Partnership and the Parent Entities, constitutes a valid and binding obligation of such Unitholder, enforceable against such Unitholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

2.2. Non-Contravention. Neither the execution and delivery of this Agreement by such Unitholder nor the consummation by such Unitholder of the transactions contemplated hereby, nor compliance by such Unitholder with any of the terms or provisions of this Agreement, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws (or other similar governing documents), (ii) (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to such Unitholder or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, such Unitholder under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation, to which such Unitholder is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any asset of such Unitholder, except, in the case of clauses (ii)(x), (ii)(y) and (iii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations, Liens, purchases or acquisitions as, individually or in the aggregate, would not prevent or materially impair the consummation of the transactions contemplated hereby.

2.3. Ownership of Units; Total Units. Such Unitholder is the record and beneficial owner of all Common Units and Class B Units listed opposite such Unitholder’s name on Schedule A and has good and marketable title to all such Common Units and Class B Units free and clear of any Liens, except for any such Lien that may be imposed pursuant to (i) the Partnership Agreement and (ii) any applicable restrictions on transfer under the Securities Act or any state securities law (collectively, “Permitted Liens”). The Common Units and Class B Units listed on Schedule A opposite such Unitholder’s name constitute all of the Common Units and Class B Units respectively, beneficially owned by such Unitholder as of the date hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership represents and warrants to the Unitholders and the Parent Entities that:

3.1. Organization and Qualification. The Partnership is a duly organized and validly existing entity in good standing under the Laws of the jurisdiction of its organization.

3.2. Authority for this Agreement. The Partnership has all requisite entity power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Partnership has been duly and validly authorized by all necessary entity action on the part of the Partnership, and no other entity proceedings on the part of the Partnership are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by the Partnership and, assuming the due authorization, execution and delivery by the Unitholders and the Parent Entities, constitutes a legal, valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT ENTITIES

The Parent Entities represent and warrant to the Unitholders and the Partnership that:

4.1. Organization and Qualification. Each of the Parent Entities is a duly organized and validly existing entity in good standing under the Laws of the jurisdiction of its organization. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

4.2. Authority for this Agreement. Each of the Parent Entities has all requisite entity power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Parent Entities have been duly and validly authorized by all necessary entity action on the part of each of the Parent Entities, and no other entity proceedings on the part of the Parent Entities are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by the Parent Entities and, assuming the due authorization, execution and delivery by the Unitholders and the Partnership, constitutes a legal, valid and binding obligation of each of the Parent Entities, enforceable against each of the Parent Entities in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

ARTICLE V

COVENANTS

5.1. Additional Matters. As promptly as reasonably practicable, but in any event prior to the consummation of the Merger, the parties hereto shall take all actions as are necessary and appropriate to effect the matters set forth on Schedule B hereto.

ARTICLE VI

MISCELLANEOUS

6.1. Documentation and Information. Such Unitholder shall not make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent and the Partnership (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law (provided that reasonable notice of any such disclosure will be provided to Parent and the Partnership). Such Unitholder consents to and hereby authorizes the Parent Entities and the Partnership to publish and disclose in all documents and schedules filed with the SEC or other Governmental Authority or applicable securities exchange, to the extent Parent determines such filing is required by applicable Law or regulation, and any press release or other disclosure document that the Parent Entities reasonably determine to be necessary or advisable in connection with the Merger and any other transactions contemplated by the Merger Agreement, such Unitholder’s identity and ownership of the Common Units and Class B Units set forth on Schedule A hereto, the existence of this Agreement and the nature of such Unitholder’s commitments and obligations under this Agreement, and such Unitholder acknowledges that the Parent Entities and the Partnership may, in their respective sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority or securities exchange. Such Unitholder agrees to promptly give Parent and the Partnership any information it may reasonably require for the preparation of any such disclosure documents, and such Unitholder agrees to promptly notify Parent and the Partnership, as applicable, of any required corrections with respect to any written information supplied by such Unitholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

6.2. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder will be in writing and sent by facsimile, by electronic mail, by nationally recognized overnight courier service or by registered mail and will be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via electronic mail at the email address specified in Section 8.9 of the Merger Agreement or facsimile at the facsimile telephone number specified in Section 8.9 of the Merger Agreement, in either case, prior to 5:00 p.m. (New York City time) on a Business Day and, in each case, a copy is sent on such Business Day by nationally recognized overnight courier service, (b) the Business Day after the date of transmission, if such notice or communication is delivered via electronic mail at the email address specified in Section 8.9 of the Merger Agreement or facsimile at the facsimile telephone number specified in Section 8.9 of the Merger Agreement, in each case, later than 5:00 p.m. (New York City time) on any date and earlier than 12 midnight (New York City time) on the following date and a copy is sent no later than such date by nationally recognized overnight courier service, (c) when received, if sent by nationally recognized overnight courier service (other than in the cases of clauses (a) and (b) above), or (d) upon actual receipt by the party to whom such notice is required to be given if sent by registered mail. The address for such notices and communications will be as set forth (i) if to any Parent Entity or the Partnership, to the address or facsimile number set forth in Section 8.9 of the Merger Agreement and (ii) if to a Unitholder, to such Unitholder’s address or facsimile number set forth on a signature page hereto, or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto.

6.3. Termination. This Agreement shall terminate automatically with respect to a Unitholder, without any notice or other action by any Person, upon the valid termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 6.3 shall relieve any party from liability for any breach of this Agreement prior to termination hereof and (y) the provisions of this Article VI shall survive any termination of this Agreement.

6.4. Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right.

6.5. Expenses. All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

6.6. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment will relieve Parent, Parent GP or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 6.6 will be null and void.

6.7. Counterparts. This Agreement may be executed in counterparts (each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement) and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

6.8. Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with Schedule A, and the other documents and certificates delivered pursuant hereto, (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) will not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder.

6.9. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. The parties hereto further agree that the mailing by certified or registered mail, return receipt requested, (i) if to any Parent Entity or the Partnership, to the address or facsimile number set forth in Section 8.9 of the Merger Agreement and (ii) if to a Unitholder, to such Unitholder’s address set forth on a signature page hereto, or to such other address as such party may hereafter specify for the purpose by notice to each other party hereto, of any process required by any such court will constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.10. Specific Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 6.10 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party further agrees that no party will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.10, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

6.11. Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

6.12. Interpretation.

(a) The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this

Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

6.13. Further Assurances. Each Unitholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform its obligations under this Agreement.

6.14. Unitholder Obligation Several and Not Joint. The obligations of each Unitholder hereunder shall be several and not joint, and no Unitholder shall be liable for any breach of the terms of this Agreement by any other Unitholder.

[Remainder of Page Intentionally Left Blank. Signature Pages Follow.]

The parties are executing this Agreement on the date set forth in the introductory clause.

PARENT: MPLX LP

By: MPLX GP LLC,
its general partner

By:	/s/ G.R. Heminger
Name: G.R. Heminger
Title: Chairman and Chief Executive Officer

PARENT GP: MPLX GP LLC

By:	/s/ G.R. Heminger
Name: G.R. Heminger
Title: Chairman and Chief Executive Officer

MERGER SUB: SAPPHIRE HOLDCO LLC

By:	/s/ P.K.M. Beall
Name: P.K.M. Beall
Title: President

[Signature Page to Lock-Up Agreement]

MARKWEST ENERGY PARTNERS, L.P.,

By:	MARKWEST ENERGY GP, L.L.C.,
its general partner

By:	/s/ Frank M. Semple
Name:	Frank M. Semple
Title:	Chairman, President and Chief Executive Officer

[Signature Page to Lock-Up Agreement]

EMG UTICA, LLC

By:	/s/ John T. Raymond
Name: John T. Raymond
Title: Chief Executive Officer

EMG UTICA CONDENSATE, LLC

By:	/s/ John T. Raymond
Name: John T. Raymond
Title: Chief Executive Officer

[Signature Page to Lock-Up Agreement]

UNITHOLDER

M&R MWE LIBERTY, LLC

By:	/s/ John T. Raymond
	Name:	John T. Raymond
	Title:	Chief Executive Officer and Managing Partner

[Signature Page to Lock-Up Agreement]

Schedule A

Name of Unitholder	Number of Common Units	Number of Class B Units
M&R MWE Liberty, LLC	7,352,691	7,981,756

Schedule A

ANNEX D

[LETTERHEAD OF JEFFERIES LLC]

July 11, 2015

The Board of Directors

MarkWest Energy GP, L.L.C.

1515 Arapahoe Street, Tower 1, Suite 1600

Denver, Colorado 80202

Members of the Board:

We understand that MarkWest Energy Partners, L.P. (the “Partnership”), MPLX LP (“Parent”), MPLX GP LLC (“Parent GP”), the general partner of Parent, Marathon Petroleum Corporation (“MPC”), the ultimate parent of Parent GP, and Sapphire Holdco, LLC, a wholly- owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Partnership (the “Merger”) in a transaction in which each common unit of the Partnership (“Common Units”) will be converted into the right to receive 1.090 common units of Parent (the “Equity Consideration”) and its pro rata portion of $675,000,000 funded by MPC (the “Cash Consideration,” and together with the Equity Consideration, the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of Common Units pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft dated July 10, 2015 of the Merger Agreement;

(ii)	reviewed certain publicly available financial and other information about the Partnership;

(iii)	reviewed certain information furnished to us by the management of the Partnership and the Partnership’s general partner, MarkWest Energy GP, L.L.C. (the “General Partner”, and together with the Partnership, “MarkWest”), including financial forecasts and analyses, relating to the business, operations and prospects of the Partnership;

(iv)	held discussions with members of senior management of MarkWest concerning the matters described in clauses (ii) and (iii) above;

(v)	reviewed certain publicly available financial and other information about Parent;

(vi)	reviewed certain information furnished to us by Parent’s management, including financial forecasts and analyses, relating to the business, operations and prospects of Parent;

(vii)	held discussions with members of senior management of Parent concerning the matters described in clauses (v) and (vi) above;

(viii)	reviewed the trading price history and valuation multiples for the Common Units and the Equity Consideration and compared them with those of certain publicly traded companies that we deemed relevant;

(ix)	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant;

(x)	considered the potential pro forma impact of the Merger; and

(xi)	conducted such other financial studies, analyses and investigations as we deemed appropriate for the purposes of this opinion.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by MarkWest, Parent or that was publicly available to us (including, without limitation, the information described above), or third-party information that was otherwise reviewed by us. We have relied on assurances of the managements of MarkWest and Parent that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, the Partnership or Parent, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. Each of MarkWest and Parent have informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of MarkWest and Parent as to the future financial performance of the Partnership and Parent, respectively. We express no opinion as to either the Partnership’s or Parent’s financial forecasts or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal or accounting matters affecting the Partnership or Parent, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to MarkWest, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to the Partnership and its limited partners. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Common Units. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Partnership, Parent or the contemplated benefits of the Merger.

It is understood that our opinion is for the use and benefit of the Board of Directors of the General Partner in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to MarkWest, nor does it address the underlying business decision by MarkWest to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of Common Units or any other person should vote on or act with respect to the Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Partnership, other than the holders of Common Units. We express no opinion as to the price at which the Common Units or the Equity Consideration will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of MarkWest’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration to be received by holders of Common Units. Our opinion has been authorized by the Fairness Committee of Jefferies LLC.

We have been engaged by MarkWest to act as financial advisor to MarkWest in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Merger. We also will be reimbursed for expenses incurred. MarkWest has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We have, in the past, provided financial advisory and financing services to MarkWest and may continue to do so and have received, and may receive, fees for the rendering of such services. In the ordinary course of our business, we and our affiliates may trade or hold securities of the Partnership or Parent and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to MarkWest, Parent or entities that are affiliated with MarkWest or Parent, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with MarkWest, our opinion may not be used or referred to by MarkWest, or quoted or disclosed to any person in any matter, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Common Units pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Jefferies LLC

JEFFERIES LLC

1515 ARAPAHOE STREET TOWER 1, SUITE 1600 DENVER, CO 80202

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on November 30, 2015. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on November 30, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M96795-S37904	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MARKWEST ENERGY PARTNERS, L.P.

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3:				For	Against	Abstain

1.    Proposal to approve the Agreement and Plan of Merger, dated as of July 11, 2015, as such agreement may be amended from time to time, by and among MPLX LP, MPLX GP LLC, Marathon Petroleum Corporation, Sapphire Holdco LLC and MarkWest Energy Partners, L.P., and the transactions contemplated thereby.

				☐	☐	☐

2.    Proposal to approve, on an advisory, non-binding basis, the merger-related compensation payments that may become payable to MarkWest Energy Partners, L.P.’s named executive officers in connection with the merger.

				☐	☐	☐
3. Proposal to approve the adjournment of the special meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve Proposal 1 at the time of the special meeting.				☐	☐	☐

NOTE: IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. THIS PROXY IS REVOCABLE AND, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED UNITHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS OF THE GENERAL PARTNER.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE MARKWEST ENERGY PARTNERS, L.P. SPECIAL MEETING OF COMMON UNITHOLDERS TO BE HELD ON DECEMBER 1, 2015.

Our Proxy Statement is available at our website at www.markwest.com. Additionally, and in accordance with the SEC rules, you may access these materials at the cookies-free website at www.proxyvote.com.

You may also receive additional copies of our Proxy Statement by mail at no charge by contacting our Investor Relations Department at 1515 Arapahoe Street, Tower 1, Suite 1600, Denver, Colorado 80202 or by telephone at (303) 925-9200.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice of Meeting and Proxy Statement/Prospectus are available at www.proxyvote.com.

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M96796-S37904

MARKWEST ENERGY PARTNERS, L.P.

1515 Arapahoe Street, Tower 1, Suite 1600

Denver, Colorado 80202

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNITHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR EACH OF PROPOSALS 1, 2 AND 3 AND IN THE DISCRETION OF THE PROXIES NAMED BELOW ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The undersigned unitholder(s) of MarkWest Energy Partners, L.P. (the “Partnership”), having duly received the Notice of Special Meeting of Unitholders, hereby appoints Nancy K. Buese and John C. Mollenkopf, or either of them, each with full power of substitution and revocation, as proxy to represent the undersigned and to vote, as designated on the reverse side, and otherwise act in such proxyholders’ sole discretion as to any other matter properly raised before the meeting, in respect of all Partnership common units which the undersigned may be entitled to vote at the Special Meeting of Unitholders to be held on December 1, 2015 at 9:00 a.m., local time, at MarkWest Energy Partners, L.P. at 1515 Arapahoe Street, Tower 1, Suite 1600, Denver, Colorado 80202, and at any adjournments or postponements thereof, with all of the rights and powers the undersigned would possess if personally present. If you need directions to be able to attend the meeting and vote in person, please contact our Investor Relations Department at 1515 Arapahoe Street, Tower 1, Suite 1600, Denver, Colorado 80202, or by telephone at (303) 925-9200.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side